As filed with the Securities and Exchange Commission on April 25, 2007

Registration No. 333-137012

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE

AMENDMENT NO. 1

TO

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

AMERICAN PHYSICIANS SERVICE GROUP, INC.	AMERICAN PHYSICIANS INSURANCE COMPANY
(Exact Name of Co-registrant as Specified in Its Charter)	(Exact Name Of Co-registrant as Specified in Its Charter)

Texas	Texas
(State or Other Jurisdiction of Incorporation or Organization)	(State or Other Jurisdiction of Incorporation or Organization)

8741	6331
(Primary Standard Industrial Classification Code Number)	(Primary Standard Industrial Classification Code Number)

75-1458323	75-1517531
(I.R.S. Employer Identification No.)	(I.R.S. Employer Identification No.)

1301 S. Capital of Texas Highway, Suite C-300 Austin, Texas 78746-6550 (512) 328-0888	1301 S. Capital of Texas Highway, Suite C-300 Austin, Texas 78746-6550 (800) 252-3628
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Co-Registrant’s Principal Executive Offices)	(Address, Including Zip Code, and Telephone Number, Including Area Code, of Co-Registrant’s Principal Executive Offices)

Copies to:
KENNETH S. SHIFRIN American Physicians Service Group, Inc. 1301 S. Capital of Texas Highway, Suite C-300 Austin, Texas 78746-6550 (512) 328-2892	NORRIS C. KNIGHT, JR., M.D. American Physicians Insurance Company 1002 Texas Boulevard, Suite 407 Texarkana, Texas 75501
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Co-Registrant’s Agent for Service)	(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Co-Registrant’s Agent for Service)

TIMOTHY L. LAFREY Akin Gump Strauss Hauer & Feld LLP 300 West Sixth Street, Suite 2100 Austin, Texas 78701 (512) 499-6200 Fax: (512) 499-6290	CLARKE HEIDRICK Graves, Dougherty, Hearon & Moody, P.C. 401 Congress Avenue, Suite 2200 Austin, TX 78701 Tel: (512) 480-5600 Fax: (512) 480-5836

Approximate date of commencement of proposed sale to public:  As soon as practicable after the registration statement becomes effective and the effective date of the proposed merger of APSG ACQCO, Inc., a wholly owned subsidiary of American Physicians Service Group, Inc., referred to as APSG, with and into American Physicians Insurance Company, referred to as APIC, as described in the enclosed joint proxy statement/prospectus.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Explanatory Note:  This registration statement on Form S-4 (Registration No. 333-137012) was originally filed by APSG and American Physicians Insurance Exchange, or APIE, with the Securities and Exchange Commission on August 31, 2006, as Amended by Amendment No. 1, filed October 16, 2006, Amendment No. 2, filed November 17, 2006, Amendment No. 3, filed December 20, 2006, and Amendment No. 4, filed January 26, 2007. Pursuant to the transactions described herein, effective April 1, 2007, APIE converted from a Texas reciprocal insurance exchange into a Texas stock insurance company and changed its name to American Physicians Insurance Company. This Post-Effective Amendment No. 1 is being filed for the purpose of APIC adopting this registration statement.

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered (1)	Amount To Be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration fee
APSG Common Stock ($0.10 par value)	2,380,952 shares	N/A	$30,143,000(2)	$3,225
APSG Series A Redeemable Preferred Stock ($1.00 par value)	10,295 shares	N/A	$10,295,000(3)	$1,102
APIC Common Stock ($1.00 par value)	10,000,000 shares	N/A	$30,143,000(4)	$3,225
APIC Series A Redeemable Preferred Stock ($1.00 par value)	10,295 shares	N/A	$10,295,000(5)	$1,102

(1)	Consists of up to 2,380,952 shares of common stock, par value $.10 per share and up to 15,000 shares of Series A redeemable preferred stock, par value $1.00 per share, of American Physicians Service Group, Inc., or APSG, that may be issued in connection with the merger described in this document; also consists of 10,000,000 shares of common stock, par value $1.00 per share, and up to 15,000 shares of Series A redeemable preferred stock, par value $1.00 per share, of American Physicians Insurance Company, or APIC, that may be issued in connection with the conversion described in this document. The number of shares of APSG common stock to be issued in the merger is based on an exchange ratio to be calculated at the effective time of the merger. The number of shares listed here is an estimate made solely for the purpose of calculating the amount of registration fee pursuant to Rule 457(f)(2) under the Securities Act of 1933, as amended. It is based on the greatest number of shares of APSG common stock that could be issued in the merger in exchange for the 10,000,000 shares of APIC common stock to be issued pursuant to the conversion described herein, before APSG would have a unilateral option right to terminate the merger agreement. This estimate uses an exchange ratio of 0.238 shares of APSG common stock for each share of APIC common stock. The number of shares of APSG and APIC Series A redeemable preferred stock to be issued in the conversion and merger described in this document will be calculated based upon the value of unreturned surplus evidenced by the outstanding balance on APIE’s books as of the closing date of the conversion. The numbers of shares listed here are estimates made solely for the purpose of calculating the amount of registration fee pursuant to Rule 457(f)(2) under the Securities Act of 1933, as amended. They are based upon one-thousandth of $10,295,000, the book value of the unreturned surplus recorded on APIE’s books as of September 30, 2006.
(2)	Estimated solely for the purpose of calculating the amount of registration fee pursuant to Rule 457(f)(2) under the Securities Act of 1933, as amended. Since there is no market for APIC’s common stock, the proposed maximum aggregate offering price is based upon (i) $30,143,000, the book value of the APIC common stock as of September 30, 2006 to be converted into, and exchanged for, APSG common stock in the merger, less (ii) $0, the cash consideration payable by APSG to the holders of APIC’s common stock, pursuant to Rule 457(f)(3) under the Securities Act of 1933, as amended.
(3)	Estimated solely for the purpose of calculating the amount of registration fee pursuant to Rule 457(f)(2) under the Securities Act of 1933, as amended. Since there is no market for APIC’s preferred stock, the proposed maximum aggregate offering price is based upon $10,295,000, the book value of the APIC Series A redeemable preferred stock as of September 30, 2006 to be converted into, and exchanged for, APSG Series A redeemable preferred stock in the merger, pursuant to Rule 457(f)(3) under the Securities Act of 1933, as amended.
(4)	Estimated solely for the purpose of calculating the amount of registration fee pursuant to Rule 457(f)(2) under the Securities Act of 1933, as amended. Since there is no market for APIC’s common stock, the proposed maximum aggregate offering price is based upon $30,143,000, or the value of APIE’s shareholders’ equity as of September 30, 2006.
(5)	Estimated solely for the purpose of calculating the amount of registration fee pursuant to Rule 457(f)(2) under the Securities Act of 1933, as amended. Since there is no market for APIC’s preferred stock, the proposed maximum aggregate offering price is based upon $10,295,000, the book value of refundable surplus deposits as of September 30, 2006 that will be evidenced by the APIC preferred shares.

The registrants hereby amend this registration statement on such date or dates as may be necessary to delay its effective date until the registrants shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said section 8(a), may determine.

PROPOSED MERGER—YOUR VOTE IS VERY IMPORTANT

American Physicians Service Group, Inc., referred to as APSG, its wholly owned subsidiary, APSG ACQCO, Inc., referred to as Merger Sub, and American Physicians Insurance Exchange, referred to as APIE, have agreed on a merger transaction in which, immediately after APIE converts from a Texas reciprocal insurance exchange to a Texas stock insurance company and changes its name to American Physicians Insurance Company, or APIC, Merger Sub will merge with and into APIC, with APIC continuing as the surviving company and wholly owned subsidiary of APSG. Before we can complete the conversion and the merger, we must obtain the approval of APSG shareholders and APIE subscribers. We are sending you this joint proxy statement/prospectus to ask you to vote in favor of the conversion, the merger and other matters. The merger agreement and plan of conversion are attached as Annex A and Annex B, respectively, to this joint proxy statement/prospectus and are incorporated into this joint proxy statement/prospectus by reference.

At the effective time of the conversion, APIE subscribers and other eligible insureds who were as of June 1, 2006 and are at the effective time of the conversion either premium paying policyholders or former subscribers who have earned or paid for an extended reporting endorsement (tail coverage) within the last three years, which we collectively refer to as the APIE policyholders, will receive their portion of 10,000,000 shares of APIC common stock pursuant to a conversion formula based upon both the total number of APIE subscribers and the relative earned premium attributable to the APIE policyholders over the three-year period prior to June 1, 2006. Also pursuant to the conversion, each holder of refundable deposit certificates representing unpaid surplus contributions which have not been fully refunded will receive one share of Series A redeemable preferred stock of APIC for every $1,000 of unreturned surplus evidenced by the outstanding balance on APIE’s books as of the closing date of the conversion. Fractional shares of APIC Series A redeemable preferred stock will be issued as necessary.

At the effective time of the merger, each share of common stock of APIC that would be issued in the conversion will be converted into, and exchanged for, the right to receive that number of shares of APSG common stock based upon an exchange ratio to be calculated upon the occurrence of certain events. The exchange ratio will be equal to a purchase price of $39,000,000 minus the net present value of payments that must be made by APSG to comply with the mandatory redemption features of the APSG Series A redeemable preferred stock issued in exchange for the APIE refundable deposit certificates determined on the basis of a constant discount rate of 5.35%, divided by $14.28, divided by 10,000,000.

Your vote is very important. The merger is an integral aspect of the plan of conversion. We cannot complete the merger unless the APSG common shareholders vote to approve the issuance of APSG common stock and the APIE subscribers vote to approve the plan of conversion and the merger. Approval of each of the proposals set forth above is a prerequisite to the consummation of the conversion and the merger. None of the actions contained in these proposals will become effective unless both the conversion and the merger are approved. The merger will become effective as soon as the certificate of merger is filed with the Secretary of State of the State of Texas. This will be filed as soon as practicable after the transactions are approved by the APSG shareholders and the APIE subscribers, and after all closing conditions to the merger agreement has been satisfied or, where permissible, waived. APIE policyholders and holders of refundable deposit certificates representing unpaid surplus contributions will not be entitled to any dissenters’ rights of appraisal under applicable Texas law, nor will holders of refundable deposit certificates representing unpaid surplus contributions who are not subscribers have an opportunity to vote on the conversion and merger.

The APSG common stock is listed on the Nasdaq Small Cap Market under the symbol “AMPH.” There is no public market for the Series A redeemable preferred stock of APSG or the common stock and Series A redeemable preferred stock of APIC.

This document is a prospectus relating to the shares of APSG common stock and APSG Series A redeemable preferred stock to be issued in the merger and the shares of APIC common stock and APIC Series A redeemable preferred stock to be issued in the conversion, and a joint proxy statement for APSG and APIE to solicit proxies for their respective special meetings of shareholders and subscribers, respectively. It contains answers to frequently asked questions and a summary of the important terms of the merger agreement and the plan of conversion and the related transactions, followed by a more detailed discussion.

Before casting your vote, please take the time to review carefully this joint proxy statement/prospectus, including the section entitled “ Risk Factors” beginning on page 24.

This joint proxy statement/prospectus is dated February 5, 2007 and is first being mailed to APSG shareholders on or about February 14, 2007 and APIE subscribers on or about February 5, 2007.

Sincerely,

Kenneth S. Shifrin Chairman and Chief Executive Officer American Physicians Service Group, Inc.	Norris C. Knight, Jr., M.D. Chairman American Physicians Insurance Exchange

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE COMMON STOCK OR SERIES A REDEEMABLE PREFERRED STOCK OF APSG OR APIC TO BE ISSUED IN THE MERGER OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS JOINT PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

AMERICAN PHYSICIANS SERVICE GROUP, INC.

1301 S. Capital of Texas Highway, Suite C-300

Austin, Texas 78746

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

OF AMERICAN PHYSICIANS SERVICE GROUP, INC.

To the shareholders of American Physicians Service Group, Inc.:

NOTICE IS HEREBY GIVEN that a special meeting of holders of common stock of American Physicians Service Group, Inc., a Texas corporation, referred to as APSG, will be held at 1301 S. Capital of Texas Highway, Suite C-300, Austin, Texas 78746 on March 22, 2007 at 10:00 am local time, for the following purposes:

1. To consider and vote upon a proposal for the APSG shareholders to approve the issuance of APSG common stock to the persons entitled to receive common stock, as a result of the conversion of American Physicians Insurance Exchange, or APIE, into a Texas stock insurance company called American Physicians Insurance Company, or APIC, immediately followed by the merger of a wholly owned subsidiary of APSG with and into APIC, with APIC becoming a wholly owned subsidiary of APSG as a result of the transactions contemplated by the Merger Agreement and Plan of Merger, dated June 1, 2006, as amended;

2. To consider and vote upon a proposed amendment to APSG’s 2005 Incentive and Non-Qualified Stock Option Plan to increase the number of shares of common stock that may be granted under the plan from 350,000 to 650,000;

3. To consider and vote upon a proposed amendment to APSG’s 2005 Incentive and Non-Qualified Stock Option Plan to eliminate the exchange provision allowing APSG to exchange or buy out any previously granted stock option at any time; and

4. To transact such other business incident to the conduct of the meeting as may properly come before the meeting or any adjournments or postponements thereof.

Only shareholders of record at the close of business on February 7, 2007 are entitled to notice of and to vote at the special meeting or at any adjournments or postponements thereof. Each share of APSG common stock is entitled to one vote at the special meeting. Approval of each of the above proposals requires the affirmative vote of a majority of the common shares outstanding, in person or by proxy, at a meeting of shareholders where a quorum exists. A quorum will exist where a majority of the shares of APSG common stock issued and outstanding and entitled to vote are represented in person or by proxy at the special meeting. Abstentions and broker non-votes will be counted for purposes of determining whether a quorum exists. Approval of the proposal to approve the issuance of APSG common stock is a prerequisite to the consummation of the merger. None of Proposals 1, 2 or 3 above will become effective unless the issuance of common shares in Proposal 1 above is approved and effective. Holders of APSG common stock are not entitled to dissenters’ rights. A list of the shareholders entitled to vote will be open for examination by shareholders at APSG’s offices at 1301 S. Capital of Texas Highway, Suite C-300, Austin Texas, during ordinary business hours during the ten-day period prior to the special meeting and also at the special meeting.

The board of directors of APSG has determined that the terms of the merger agreement and the transactions contemplated by it are fair to and in the best interest of APSG and its shareholders. Accordingly, the members of APSG’s board of directors have approved the merger agreement and the transactions contemplated by it, declared their advisability, and recommends that APSG shareholders vote at the special meeting to approve Proposal 1 above relating to the issuance of APSG common stock as a result of the transactions contemplated by the merger agreement. The board of directors also recommends that the shareholders vote to approve Proposals 2 and 3 above relating to the amendments of the 2005 Incentive and Non-Qualified Stock Option Plan, and Proposal 4.

Your vote is important. Even if you plan to attend the special meeting in person, we request that you sign and return the enclosed proxy or voting instruction card to ensure that your shares will be represented at the special meeting if you are unable to attend. If you do attend the special meeting and wish to vote in person, you may withdraw your proxy and vote in person.

By order of the Board of Directors

W. H. HAYES
Secretary

February 5, 2007

AMERICAN PHYSICIANS INSURANCE EXCHANGE

1301 S. Capital of Texas Highway, Suite C-300

Austin, Texas 78746

NOTICE OF SPECIAL MEETING OF SUBSCRIBERS

OF AMERICAN PHYSICIANS INSURANCE EXCHANGE

To the subscribers of American Physicians Insurance Exchange:

NOTICE IS HEREBY GIVEN that a special meeting of subscribers of American Physicians Insurance Exchange, a Texas reciprocal insurance exchange, referred to as APIE, will be held at 1301 S. Capital of Texas Highway, Suite C-300, Austin, Texas 78746 on March 22, 2007 at 8:00 am local time, for the following purposes:

1. To consider and vote upon a proposal for the APIE subscribers to approve and adopt the Plan of Conversion of APIE, as amended, which includes the form of the articles of incorporation, referred to herein as the certificate of formation, of APIC, in which APIE will be converted from a Texas reciprocal insurance exchange into a Texas stock insurance company called American Physicians Insurance Company, or APIC;

2. To consider and vote upon a proposal for the APIE subscribers to approve and adopt the Merger Agreement and Plan of Merger, dated June 1, 2006, as amended; and

3. To transact such other business as may properly come before the special meeting or any adjournments or postponements thereof.

Only APIE subscribers who were subscribers of record both as of June 1, 2006 and on March 22, 2007, are entitled to vote at the special meeting or at any adjournments or postponements thereof. Each APIE subscriber is entitled to one vote at the special meeting. Approval of each of Proposals 1 and 2 set forth above requires the affirmative vote of at least two-thirds of the subscribers. Approval of each of Proposals 1 and 2 set forth above is a prerequisite to the consummation of the conversion and the merger. The merger is an integral aspect of the plan of conversion. None of the actions contained in Proposals 1 or 2 will become effective unless both the conversion and the merger are approved. APIE subscribers are not entitled to dissenters’ rights under applicable Texas law. A list of the subscribers entitled to vote will be open for examination by subscribers at APIE’s offices at American Physicians Insurance Exchange; Attn: Sharon Stripling; 1301 S. Capital of Texas Highway, Suite C-300, Austin, Texas 78746, during ordinary business hours during the ten-day period prior to the special meeting and also at the special meeting.

The board of directors of APIE has determined that the terms of the plan of conversion and the merger agreement and the transactions contemplated by them are fair to and in the best interest of APIE, its subscribers, policyholders and holders of refundable deposit certificates. Accordingly, the members of APIE’s board of directors have approved the plan of conversion, including the form of the certificate of formation of APIC included therein, and the merger agreement, and the transactions contemplated by them, declared their advisability, and recommends that APIE subscribers vote at the special meeting to approve all of the proposals described above.

Your vote is important. Even if you plan to attend the special meeting in person, we request that you sign and return the enclosed proxy or voting instruction card to ensure that you will be represented at the special meeting if you are unable to attend. If you do attend the special meeting and wish to vote in person, you may withdraw your proxy and vote in person.

By order of the Board of Directors

GREGORY M. JACKSON, M.D.
Secretary

February 5, 2007

ADDITIONAL INFORMATION

This joint proxy statement/prospectus incorporates important business and financial information about APSG and APIE from documents that are not included in or delivered with this joint proxy statement/prospectus. See “Where You Can Find More Information” on page 156. This information is available to you without charge upon written or oral request.

APSG files reports, proxy statements and other information with the Securities and Exchange Commission, under the Securities Exchange Act of 1934, as amended. You may read and copy any reports, statements or other information that APSG files with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E. Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an internet site that contains reports, proxy and information statements and other information about issuers that file electronically with the SEC. The address of the SEC’s internet site is www.sec.gov.

Copies of the APSG documents may also be obtained without charge from APSG on the internet at www.amph.com, under the “Investor Relations” section, or by contacting American Physicians Service Group, Inc., 1301 S. Capital of Texas Highway, Suite C-300, Austin, Texas 78746, (512) 328-0888.

If you wish to obtain any of these documents from APSG, you should, to ensure timely delivery, make your request no later than March 15, 2007.

APIE is subject to the laws and regulations of the State of Texas applicable to reciprocal insurance exchanges and, in accordance therewith, files financial reports and other public information with the Texas Department of Insurance. The publicly available financial reports and other information regarding APIE can be inspected at the offices of the Texas Department of Insurance at Financial Monitoring Section, Hobby Building Tower 3, 3rd Floor, 333 Guadalupe Street, Austin, Texas 78701, during normal business hours.

APIE filed a Plan of Conversion to convert to a stock insurance company with the Commissioner of Insurance of the State of Texas that describes the conversion and merger and contains other information required by the Texas Insurance Code, including such information requested by the commissioner and other public materials submitted to the commissioner concerning the application.

Copies of certain APIE documents, including financial reports, the merger agreement, the plan of conversion and other public information, are available at no cost upon request by contacting APIE at American Physicians Insurance Exchange; Attn: Sharon Stripling; 1301 S. Capital of Texas Highway, Suite C-300, Austin, Texas 78746, (800) 252-3628, or may be obtained on the internet at www.apie.us. Such documents include the bylaws, as amended, of APIE, the proposed amended and restated bylaws of APIC and the articles of incorporation, referred to herein as the certificate of formation, of APIC.

If you wish to obtain any of these documents from APIE, you should, to ensure timely delivery, make your request no later than March 15, 2007.

All website addresses given in this document are for information only and are not intended to be an active link or to incorporate any website information into this document.

i

QUESTIONS AND ANSWERS ABOUT THE CONVERSION AND MERGER

Set forth below are commonly asked questions and answers about the conversion and the merger, including parenthetical page references to the more complete discussion in this document of the questions answered in this section. For a more complete description of the legal and other terms of the conversion and merger, please read carefully this entire document and the other available information referred to in “Where You Can Find More Information” on page 156.

Q:	Why are APSG and APIE proposing the merger? (see pages 115 to 117)

A:	APSG believes that the merger will create positive opportunities that outweigh potential negative consequences. In reaching its decision to approve the merger, the APSG board of directors considered positive and negative factors which could have an impact on the APSG shareholders, including the following:

APSG Positive Merger Attributes:

•	Common Goals and Objectives. It is the natural evolution of two companies founded simultaneously with similar goals and purposes of providing services to physicians.

•

Increased Financial Strength. The combined APSG/APIC entity will have greater revenues, assets and equity than the separate companies, which should make it more visible in the public markets, increase its borrowing, buying, marketing and recruitment power, and enhance its ability to compete in a consolidating industry.

•	Growth Potential. The merger is consistent with plans to grow APSG within its areas of existing expertise.

•

Smooth Transition. With a thirty year history of managing the operations of APIE and with a close working relationship with its directors, a smooth transition, without corporate culture differences or risk and expense associated with a typical due diligence analysis, is likely.

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Shareholder Value. As shown in the Unaudited Pro Forma financial statements as of and for the period ending September 30, 2006 and the notes thereto on pages 139 through 149, diluted net income per share is $0.53 before the merger and $2.66 afterward. Book value per share is $9.92 before the merger and $11.99 afterward. The unaudited pro forma condensed consolidated financial statements are presented for illustrative purposes only and are based on the estimates and assumptions set forth in the notes accompanying those statements, which should be read in conjunction with these unaudited pro forma condensed consolidated financial statements. The companies may have performed differently had they always been combined. You should not rely on this information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that the combined company will experience after the merger.

APSG Negative Merger Attributes:

•

Market Price Fluctuations. The market price of APSG common stock may fluctuate, and sales of APSG common stock, including sales of shares issued in the merger, could lower the market price of APSG common stock.

•

Earnings Volatility. While the board believes that the merger will increase shareholder value, it considered the potential negative year-to-year impact that could result from earnings volatility between years. Presently, APSG collects a base management fee from APIE which is not dependent on APIE’s profitability. This partly insulates APSG from the years in which APIE could have lower earnings. Similarly, APSG’s profit sharing in the earnings of APIE are capped at 3% of earned premium. This prevents APSG from recognizing additional profits in years when APIE’s earnings are above the cap. After the merger, APSG will consolidate the net income or loss of APIC and thus, without the above limits on APIC’s minimum or maximum performance, APSG’s earnings will be impacted by the full range of APIC’s earnings.

•

Uncertainties in APIE Estimates. The estimate of loss and loss adjustment expense reserves and reinsurance premiums and reserves at APIE are inherently uncertain and could materially affect the value of APIE. APIE periodically reviews its established reserves and may adjust reserves based on the results of these reviews. These adjustments could be significant. If APIE changes its estimates, these changes are reflected in results of operations during the period in which they are made and could negatively impact APSG results of operations.

A:	In reaching its decision to approve the conversion and the merger, the APIE board of directors considered positive and negative factors which could have an impact on the APIE policyholders, including the following:

APIE Positive Merger Attributes:

•	Common Goals and Objectives. It is the natural evolution of two companies founded simultaneously with similar goals and purposes of providing services to physicians.

•

Increased Financial Strength. The combined APSG/APIC entity will have greater revenues, assets and equity than the separate companies, which should make it more visible in the public markets, increase its borrowing, buying, marketing and recruitment power, and enhance its ability to compete in a consolidating industry.

•

Increased Access to Capital. The conversion and merger will allow APIE to continue to prosper through the ability to access capital through public markets, in terms of the ability to increase the Company’s net worth, in addition to what is being generated by its stand-alone financial performance.

•	Growth Potential. Growth opportunities would be enhanced for APIE due to its improved financial strength and ability to access capital for additional underwriting capacity.

•

Ownership. Each subscriber will receive publicly traded common stock as part of the combination, in contrast to the illiquid nature of subscriber membership interests in a reciprocal exchange. In addition, APIE policyholders, collectively will own approximately 43% of APSG’s common stock upon closing.

•

A.M. Best and Other Rating Agencies. The conversion and merger will allow the company to pursue and eventually achieve meaningful ratings with A.M. Best and other rating agencies. APIC’s ability to achieve a meaningful A.M. Best rating will further enhance its ability to write insurance for more medical professionals, including those who may be required to purchase insurance from a Best rated carrier.

•

Continued Physician Involvement. The current physician members of APIE’s board of directors will continue to be very involved in an advisory capacity in all areas of the insurance business including claims, underwriting, and risk management. Four members of the board of directors of APIE, Dr. Knight, Dr. Peche, Dr. Shoberg and Dr. Pierce, will serve on the board of directors of APIC, at the discretion of APSG. Additionally, two members of the APIE board of directors, Dr. Norris Knight and Dr. William Peche, will join the APSG board of directors after the merger.

•

Tax Free Status. APSG and APIE each expect that the conversion and the merger should be tax free pursuant to Section 368(a) of the Internal Revenue Code to APSG, APIC, APIE and the APIE policyholders. However, the holders of the refundable deposit certificates may recognize gain or loss on the exchange of those certificates for APIC Series A redeemable preferred shares. Regardless, the receipt of APSG Series A redeemable preferred stock for APIC Series A redeemable preferred stock should not be a separately taxable exchange. Additionally, in the merger, holders of APIC common stock should recognize gain or loss attributable to their receipt of cash instead of fractional shares of APSG common stock (fractional shares of APSG Series A redeemable preferred shares will be issued to holders of APIC Series A redeemable preferred stock in the merger, as necessary).

APIE has received a qualified opinion from Deloitte Tax LLP relating to the material United States federal income tax consequences of the conversion and merger, which are described in detail under “Material United States Federal Income Tax Consequences of the Conversion and Merger.” Please review carefully the information under the caption “Material United States Federal Income Tax

Consequences of the Conversion and Merger” beginning on page 134 for a description of the material United States federal income tax consequences of the merger. Tax matters are very complicated and the tax consequences of the conversion and the merger to you will depend on the facts of your particular situation. You should consult your own tax and legal advisors for a full understanding of the tax consequences of the conversion and the merger to you.

•

Fairness. In its opinion letter, dated August 22, 2006, Raymond James & Associates, Inc. opined to the APIE board of directors that, as of that date and subject to the assumptions, limitations, qualifications and other matters described in the opinion, the consideration to be received by the APIE policyholders pursuant to the conversion and the merger was fair, from a financial point of view. The APIE policyholders consist of (i) subscribers, who are physicians holding medical professional liability insurance contracts underwritten by APIE; (ii) non-physician health care providers who, in the discretion of the APIE board of directors, have the right to obtain professional liability insurance through APIE, such as certified registered nurse anesthetists, physicians’ assistants and nurse midwives; and (iii) certain former subscribers who have obtained an extended reporting endorsement (tail coverage). Raymond James’ opinion does not address the fairness of consideration to be received by holders of refundable deposit certificates.

APIE Negative Merger Attributes:

•

Market Price Fluctuations. Due to potential fluctuations in the market value of APSG common stock prior to the completion of the merger, APIE policyholders cannot be sure of the number of APSG shares that will be issued in the merger.

•

Inability to Benefit from APSG Stock Price Appreciation. APIE policyholders’ ability to benefit from increases in the value of APSG common stock prior to closing of the merger is limited. The exchange ratio under the merger agreement is subject to adjustments that limit the range in the value of APSG common stock to be received by APIE policyholders in the merger. Therefore, the opportunity for APIE policyholders to benefit from any increase in the market value of APSG common stock between the announcement of the merger and the closing of the merger will be limited, which would not have been the case if the consideration had been based on a fixed exchange ratio.

•	Thinly Traded Stock. APSG common stock is currently thinly traded and it may be difficult for APIE policyholders to sell the common stock they receive in the merger.

Q:	How will the conversion and the merger affect APIE’s policyholders and holders of refundable deposit certificates? What will APIC holders of common stock and Series A redeemable preferred stock receive for their shares? (see pages 105 to 107 and pages 123 to 125)

A:	Under the terms of the plan of conversion, APIE subscribers and other eligible insureds who were as of June 1, 2006 and are at the effective time of the conversion either premium paying policyholders or former subscribers who have earned or paid for an extended reporting endorsement (tail coverage) within the last three years will receive shares of APIC common stock based on a conversion formula. Each holder of refundable deposit certificates representing unpaid surplus contributions which have not been fully refunded will receive one share of Series A redeemable preferred stock of APIC for every $1,000 of unreturned surplus evidenced by the outstanding balance on APIE’s books as of the closing date of the conversion. Fractional shares of APIC Series A redeemable preferred stock will be issued as necessary.

Immediately after the conversion is effective, under the terms of the merger, APIC holders of common stock will receive shares of APSG common stock in exchange for shares of APIC common stock they receive in the conversion based upon an exchange ratio to be calculated prior to the consummation of the merger in accordance with the merger agreement. APIC holders of Series A redeemable preferred stock will receive one share of APSG Series A redeemable preferred stock in exchange for each share of APIC Series A redeemable preferred stock they receive in the conversion. Following the merger, APIC common shareholders will own approximately 43% of the issued and outstanding common stock of APSG.

Q:	Why is APSG proposing changes to its 2005 Incentive and Non-Qualified Stock Option Plan? (see pages 152 to 154)

A:	As part of the conversion and merger APSG is granting options to purchase 148,000 shares of its common stock as an inducement to attract and retain physician members of the advisory board and board of directors of APIC and APSG. The issuance of these options will substantially deplete the options available under its 2005 Incentive and Non-Qualified Stock Option Plan, referred to as the 2005 Incentive Plan. The APSG board of directors has long believed that having key employees and directors participate in the ownership of APSG aligns them with its shareholders, enhances their motivation and results in longer retention. Accordingly, the APSG shareholders are being asked to make additional shares available under the 2005 Incentive Plan so that APSG can continue to grant options to attract and retain personnel necessary to carry out its business objectives. The board further believes that option holders should share the same risks and rewards as all other shareholders and is taking this opportunity to remove a provision from the 2005 Incentive Plan that allows the board to alter the terms of the individual option agreements. Though that provision had never been used by the board, provisions of that type in stock option plans have come to be viewed by some investors as giving special advantages to option holders not enjoyed by other shareholders and the board believes that it should be eliminated.

Q:	What will happen at the APSG special meeting? (see pages 99 to 101)

A:	At the APSG special meeting, APSG shareholders will vote on:

•	the issuance of shares of APSG common stock as a result of the merger;

•	an amendment to APSG’s 2005 Incentive and Non-Qualified Stock Option Plan to increase the number of shares of common stock that may be granted under the plan from 350,000 to 650,000; and

•	an amendment to APSG’s 2005 Incentive and Non-Qualified Stock Option Plan to eliminate the exchange provision allowing APSG to exchange or buy out any previously granted stock option at any time.

Q:	What will happen at the APIE special meeting? (see pages 102 to 104)

A:	At the APIE special meeting, APIE subscribers will vote on a proposal to approve and adopt the plan of conversion, which includes the form of the certificate of formation of APIC and a proposal to approve and adopt the merger agreement and the transactions contemplated by the plan of conversion and merger agreement. Neither the proposal to approve the conversion nor the proposal to approve the merger will take effect unless both proposals are approved. The plan of conversion is contingent upon approval of the merger, and the merger is contingent upon approval of the plan of conversion. APIE policyholders and holders of refundable deposit certificates representing unpaid surplus contributions will not be entitled to any dissenters’ rights of appraisal under applicable Texas law, nor will holders of refundable deposit certificates representing unpaid surplus contributions who are not subscribers have an opportunity to vote on the conversion and merger.

Q:	Will APSG shareholders receive any shares in the merger? (see pages 123 to 125)

A:	No. APSG shareholders will continue to hold the APSG common stock they owned prior to the effective time of the merger.

Q:	Where will my shares be traded after the merger? (see page 72 and 125)

A:	APSG common stock is traded on the Nasdaq Small Cap Market under the symbol “AMPH.” APSG Series A redeemable preferred stock will not be traded. The shares of APSG common stock and Series A redeemable preferred stock will be subject to a 180-day “lock-up” period commencing on the closing of the merger during which time the common and preferred shares issued by APSG in the merger will be held in escrow or subject to similar arrangements such that the shares cannot be traded for 180 days.

Q:	When do you expect the merger to be completed?

A:	We expect to complete the merger promptly following the APSG special meeting of shareholders and the APIE special meeting of subscribers and after all regulatory approvals have been obtained.

Q:	How do I vote at my meeting? (see pages 99 to 104)

A:	APSG Shareholders. After carefully reading this document and the information incorporated by reference, indicate on the enclosed proxy how you want to vote, sign it and mail it in the enclosed return envelope as soon as possible so that your shares will be represented at the APSG shareholder meeting. To ensure that we obtain your vote, please vote as instructed on your proxy card, even if you plan to attend the shareholder meeting in person. If you sign and send in your proxy card and do not indicate how you want to vote, your proxy will be counted as a vote in favor of the proposals submitted to APSG shareholders. You may revoke your proxy on or before the day of the shareholder meeting by following the instructions beginning on page 101. You then may either change your vote or attend the shareholder meeting and vote in person.

APIE Subscribers. After carefully reading this document and the information incorporated by reference, indicate on the enclosed proxy how you want to vote, sign it and mail it in the enclosed return envelope as soon as possible so that you will be represented at the APIE subscriber meeting. To ensure that we obtain your vote, please vote as instructed on your proxy card, even if you plan to attend the subscriber meeting in person. If you sign and send in your proxy card and do not indicate how you want to vote, your proxy will be counted as a vote in favor of the proposals submitted to APIE subscribers. You may revoke your proxy on or before the day of the subscriber meeting by following the instructions on page 103 to 104. You then may either change your vote or attend the subscriber meeting and vote in person.

Q:	What happens if I abstain from voting, or do not submit a proxy or vote? (see pages 99 to 104)

A:	APSG Shareholders. Approval of all of the APSG proposals, including the proposal to approve the issuance of the APSG common stock pursuant to the merger, requires the affirmative vote, in person or by proxy, of a majority of the issued and outstanding shares of common stock on the record date at a meeting where a quorum exists. An abstention or failure to submit a properly executed proxy card will have the effect of a negative vote on such proposal. Broker non-votes will also have the effect of a negative vote on any proposal.

APIE Subscribers. Approval of the APIE proposals to adopt the plan of conversion and the merger agreement requires the affirmative vote, in person or by proxy, of at least two-thirds of the subscribers. An abstention or failure to submit a properly executed proxy card will have the effect of a negative vote on the proposals submitted to the APIE subscribers.

Q:	What should I do if I want to change my vote? (see pages 99 to 104)

A:	You can change your vote at any time before your proxy card is voted at your meeting of shareholders or subscribers. You can do this in one of three ways:

•	you can send a written notice to the company of which you are a shareholder or subscriber stating that you revoke your proxy;

•	you can complete and submit a later dated proxy card to that company; or

•	you can attend your special meeting and vote in person.

However, your attendance alone will not revoke your proxy and if you have instructed a broker to vote your shares, you must follow the procedure your broker provides to change those instructions.

Q:	What vote does my board of directors recommend? (see pages 108 and 117)

A:	The APSG board of directors recommends that its shareholders vote at the special meeting to approve all of the proposals, including the issuance of the APSG common stock as a result of the transactions contemplated by the merger agreement.

The APIE board of directors recommends that its subscribers vote at the special meeting to approve all of the proposal including the proposal to adopt the plan of conversion, which includes the form of the certificate of formation of APIC, and the proposal to adopt the merger agreement, and the transactions contemplated by the plan of conversion and merger agreement. Neither the proposal to approve the conversion nor the proposal to approve the merger will take effect unless both proposals are approved. The plan of conversion is contingent upon approval of the merger, and the merger is contingent upon approval of the plan of conversion.

Q:	What votes are required to approve the proposals? (see pages 100 and 103)

A:	APSG Shareholders. Approval of each of the APSG proposals, including the proposal to approve the issuance of the APSG common stock pursuant to the merger, requires the affirmative vote, in person or by proxy, of a majority of the shares of APSG common stock issued and outstanding on the record date at a meeting where a quorum exists. A quorum exists where a majority of the shares entitled to vote are present in person or by proxy at the meeting. If you abstain from voting on a proposal, your abstention will have the effect of a negative vote on such proposal. Broker non-votes will also have the effect of a negative vote on any proposal.

APIE Subscribers. Approval of each of the proposal to adopt the plan of conversion and the proposal to adopt the merger agreement submitted to the APIE subscribers requires the affirmative vote, in person or by proxy, of two-thirds of the APIE subscribers who were subscribers of record both as of June 1, 2006 and on March 22, 2007. If you abstain from voting on the proposals, your abstentions will have the effect of a negative vote.

Q:	If my broker holds my APSG shares in “street name,” will my broker vote them for me without my instructions? (see page 100)

A:	No. Your broker will not be allowed to vote your APSG shares without instructions from you. You should instruct your broker to vote your shares, following the procedure your broker provides.

Q:	Should I send in my APIE refundable deposit certificates now? (see page 106)

A:	No. If you are a holder of APIE refundable deposit certificates, the certificates will be deemed converted into, and exchanged for, shares of APSG Series A redeemable preferred stock upon the effectiveness of the merger and no further action will be required by you.

Q:	Are APSG shareholders or APIE subscribers entitled to appraisal rights? (see page 125)

A:	No. Neither APSG shareholders nor APIE subscribers, policyholders or holders of refundable deposit certificates are entitled to dissenter’s rights of appraisal.

Q:	Are the conversion and merger taxable? (see pages 134 to 137)

A:	APSG and APIE each expect that the conversion and the merger should be tax free pursuant to Section 368(a) of the Internal Revenue Code to APSG, APIC, and APIE. The conversion should be tax free to persons solely receiving APIC common stock but it may be taxable to persons receiving APIC Series A redeemable preferred stock in the conversion. Regardless, the receipt of APSG Series A redeemable preferred stock for APIC Series A redeemable preferred stock should not be a separately taxable exchange. In the merger, holders of APIC common stock should recognize gain or loss attributable to the receipt of cash instead of fractional shares of APSG common stock (fractional shares of APSG Series A redeemable preferred shares will be issued to holders of APIC Series A redeemable preferred stock in the merger, as necessary).

APIE has received a qualified opinion from Deloitte Tax LLP relating to the material United States federal income tax consequences of the conversion and merger, which are described in detail under “Material United States Federal Income Tax Consequences of the Conversion and Merger.” Please review carefully the information under the caption “Material United States Federal Income Tax Consequences of the Conversion and Merger” beginning on page 134. Tax matters are very complicated and the tax consequences of the conversion and the merger to you will depend on the facts of your particular situation.

You should consult your own tax and legal advisors for a full understanding of the tax consequences of the conversion and the merger to you.

Q:	Is the merger contingent on shareholder approval of all the APSG proposals? (see page 100)

A:	No. The only vote required by the APSG shareholders to effect the merger is the approval regarding the issuance of APSG common stock.

Q:	Are the conversion and merger contingent on APIE subscriber approval of the APIE proposals to approve the conversion and merger? (see page 103)

A:	Yes. The merger is an integral aspect of the plan of conversion. If two-thirds of APIE subscribers do not approve both the conversion and merger, neither the conversion nor the merger may be consummated.

Q:	Is the consummation of the merger contingent on the approval of any party other than the APSG shareholders and APIE subscribers? (see page 138)

A:	In addition to shareholder and subscriber approval, the Texas Department of Insurance must have approved the plan of conversion and the merger. APSG and APIE currently expect this condition to be satisfied prior to or promptly after the special meetings.

Q:	Are there any risks in the merger that I should consider? (see pages 24 to 34)

A:	Yes. There are risks associated with all business combinations, including the proposed merger. We have described these risks and other risks in more detail under “Risk Factors” beginning on page 24.

Q:	Where can I find more information about the companies? (see page 156)

A:	APSG files periodic reports and other information with the Securities and Exchange Commission, or the SEC. You may read and copy any reports, statements or other information that APSG files with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E. Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an internet site that contains reports, proxy and information statements and other information about issuers that file electronically with the SEC. The address of the SEC’s internet site is www.sec.gov.

APIE files financial reports and other public information with the Texas Department of Insurance. The publicly available financial reports and other information regarding APIE can be inspected at the offices of the Texas Department of Insurance at Financial Monitoring Section, Hobby Building Tower 3, 3rd Floor, 333 Guadalupe Street, Austin, Texas 78701, during normal business hours.

In addition, you may obtain some of this information directly from the companies. For a more detailed description of the information available, please see “Where You Can Find More Information” on page 156.

Q:	Who can help answer my questions?

A:	If you have more questions about the conversion and merger, please call William H. Hayes of APSG at (512) 328-0888 or Sharon Stripling of APIE at (800) 252-3628.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This document includes “forward-looking statements” within the meaning of Section 27A of the Securities Act, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995 about APSG that are subject to risks and uncertainties. All statements other than statements of historical fact included in this document are forward-looking statements. Forward-looking statements may be found in, among other places, “Questions and Answers About the Conversion and Merger,” “Summary,” “The Companies,” “APSG Management’s Discussion and Analysis of Financial Condition and Results of Operation of APSG,” “Risk Factors” and elsewhere in this document regarding the financial position, business strategy, possible or assumed future results of operations, and other plans and objectives for the future operations of APSG and APIC, and statements regarding integration of the businesses of APSG and APIE and general economic conditions.

Forward-looking statements are subject to risks and uncertainties and include information concerning cost savings from the merger. Although we believe that in making such statements our expectations are based on reasonable assumptions, such statements may be influenced by factors that could cause actual outcomes and results to be materially different from those projected.

Except for their respective obligations to disclose material information under U.S. federal securities laws, neither APSG nor APIE undertakes any obligation to release publicly any revisions to any forward-looking statements, to report events or circumstances after the date of this document, or to report the occurrence of unanticipated events.

Statements that are predictive in nature, that depend upon or refer to future events or conditions, or that include words such as “would,” “should,” “plans,” “likely,” “expects,” “anticipates,” “intends,” “believes,” “estimates,” “thinks,” “may,” and similar expressions, are forward-looking statements. The following important factors, in addition to those discussed under “Risk Factors” and elsewhere in this document, could affect the future results of operations of APSG and APIC after the merger, and could cause those results to differ materially from those expressed in or implied by such forward-looking statements:

•	general economic conditions, either nationally or in APSG’s or APIC’s market area, that are worse than expected;

•	changes in the health care industry which could have a material impact on APSG’s operations;

•	regulatory and legislative actions or decisions that adversely affect business plans or operations;

•	inflation and changes in the interest rate environment, the performance of financial markets and/or changes in the securities markets that adversely affect the fair value of investments or operations;

•	uncertainties inherent in the estimate of loss and loss adjustment expense reserves and reinsurance; and changes in the availability or cost of reinsurance;

•	significantly increased competition among insurance providers;

•	failure of APSG’s trading system resulting in trading and service interruptions, potential loss of revenues or possible litigation; and

•	APSG’s loss of key executives, personnel, accounts or customers.

Risks that could adversely affect the proposed merger of APSG and APIC include but are not limited to the following:

•	the market price of APSG common stock may fluctuate;

•	APSG common stock is currently thinly traded and it may be difficult for APIE policyholders to sell the common stock they receive in the merger;

•	governmental consents needed to complete the merger may not be obtained, may be delayed or may be granted with burdensome conditions;

•	failure to complete the merger could negatively impact the share price of APSG common stock and the future business and financial results of APSG and APIE; and

•	the shareholders of APSG may fail to approve the merger, or the subscribers of APIE may fail to approve the conversion and merger.

SUMMARY

This summary primarily highlights selected information from this document and may not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the terms of the merger, you should read carefully this entire document and the other available information referred to under “Where You Can Find More Information” on page 156. We encourage you to read the merger agreement, the legal document governing the merger, which is included as Annex A to this document and incorporated by reference herein. We also encourage APIE subscribers to read the plan of conversion, the legal document governing the conversion, which is included as Annex B to this document and incorporated by reference herein. We have included page references parenthetically to direct you to more complete descriptions of the topics presented in this summary.

The Companies

(see pages 35 to 98)

American Physicians Service Group, Inc.

1301 S. Capital of Texas Highway, Suite C-300

Austin, Texas 78746

(512) 328-0888

APSG, through its subsidiaries, provides services that include management services to APIE, and brokerage and investment services to individuals and institutions.

APS Facilities Management, Inc., dba APMC Insurance Services, Inc., or FMI, a wholly owned subsidiary of APSG, as the attorney-in-fact for APIE provides management services to APIE under the terms of a management agreement. The management agreement provides for full management by FMI of the affairs of APIE under the direction of APIE’s board of directors. Subject to the direction of the APIE board, FMI, sells and issues policies, investigates, settles and defends claims, and otherwise manages APIE’s day to day operations. FMI pays certain salaries and personnel related expenses, rent and office operations costs and information technology costs, as provided in the management agreement. APIE is responsible for the payment of all claims, claims expenses, peer review expenses, directors’ fees and expenses, legal, actuarial and auditing expenses, its taxes, outside agent commissions and certain other specific expenses.

The management agreement with FMI obligates APIE to pay management fees to FMI based on APIE’s earned premiums before payment of reinsurance premiums. The management fee percentage is 13.5% of earned premium. In addition, any pre tax profits of APIE will be shared equally with FMI (profit sharing) so long as the total amount of profit sharing does not exceed 3% of earned premiums. FMI provides these management services only to APIE. APSG’s revenues from this segment were 46%, 48% and 36% of its total revenues in 2005, 2004 and 2003, respectively, and 48% of its total revenues in the first nine months of 2006.

Brokerage and investment services are provided by APSG’s financial services subsidiaries which provide investment and investment advisory services to institutions and individuals throughout the United States. Financial service revenues are primarily earned on commissions received on both exchange and over-the-counter fixed income securities transactions. In addition, revenues are recorded from fees earned through investment banking transactions, namely, by assisting public and private corporations in raising funds in the capital markets. APSG’s revenues from this segment were 54%, 52% and 64% of its total revenues in 2005, 2004 and 2003, respectively, and 52% of its total revenues in the first nine months of 2006.

APSG was organized in October 1974 under the laws of the State of Texas. Its principal executive office is in Austin, Texas at the address listed above and its website is www.amph.com. APSG makes available free of charge on its website its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and any amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC.

American Physicians Insurance Exchange

1301 S. Capital of Texas Highway, Suite C-300

Austin, Texas 78746

(800) 252-3628

APIE was organized as a reciprocal insurance exchange under the laws of the State of Texas in 1975 for the purpose of providing its policyholders (health care providers) with liability and other insurance coverage. A reciprocal insurance exchange is an association of persons cooperating through an attorney-in-fact for the purpose of insuring themselves and each other. It is so called because policyholders effectively “exchange” insurance contracts and thereby insure each other. From inception of APIE through March 1992, as periodically determined and approved by the APIE’s board of directors, subscribers desiring to purchase insurance through APIE were required from time to time to make contributions to APIE’s surplus through refundable deposits. Subscribers who made refundable deposits received certificates setting forth the terms of the return of refundable deposits. APIE was initially capitalized through deposits made by subscribers and historically used such deposits to offset significant underwriting losses. See “Information about APIE — Refundable Surplus” on page 76. These exchanges generally have a need for few, if any, paid employees and, instead, are required to enter into a contract with an “attorney-in-fact” that provides all management and administrative services for the exchange. FMI is the attorney-in-fact for APIE. The APIE board of directors provides direction to FMI in the management of APIE’s operations. The board of directors is elected by the subscribers pursuant to APIE’s bylaws, which provide that each subscriber has an equal vote in the election of directors, regardless of the amount of premiums paid by the subscriber. See “Management of APIE” beginning on page 94.

APIE specializes in writing medical professional liability insurance for healthcare providers. It writes insurance in Texas primarily through purchasing groups and has not been required to file rates and policy forms for business written through purchasing groups. A purchasing group is a non-profit corporation that has as one of its purposes the purchase of liability insurance on a group basis and obtains coverage only for its group members who are physicians in similar or related specialities with respect to medical professional liability. Federal law, 15 USC Sec. 3905, et. seq, authorized the use of purchasing groups for liability insurance. Texas law, Tex. Ins. Code art. 21.54 Sec. 6, provides that “an insurer shall be exempt from any law of the state that prohibits providing or offering liability insurance to a purchasing group or its members advantages based on their loss and expense experience not afforded to other persons with respect to rates, policy forms, coverages, or other matters.” The Texas Department of Insurance has never required APIE to file rates or forms for business written through purchasing groups.

The policyholders insured by APIE consist of (i) subscribers, who are physicians holding medical professional liability insurance contracts underwritten by APIE; (ii) non-physician health care providers who, in the discretion of the APIE board of directors, have been allowed to obtain professional liability insurance through APIE, such as certified registered nurse anesthetists, physicians’ assistants and nurse midwives; and (iii) certain former subscribers who have obtained an extended reporting endorsement (tail coverage). Subscribers pay, in addition to their annual insurance premiums, a contribution to APIE’s surplus. The surplus contributions made from 1975 to 1992 were refundable. The subscribers who made refundable deposits during this time received certificates reflecting their contribution. Under the terms of these certificates, the deposits do not become refundable until the later of (i) the expiration of a 24-month waiting period from the date of the deposit, or (ii) such time as the APIE board of directors determines that APIE has a surplus that exceeds minimum surplus amounts determined by the board of directors to be necessary for APIE’s operations and pursuant to any agreements with the Texas Department of Insurance. Partial refunds of refundable deposits were made by APIE in 1989, 1990, 1995 and 1999. Effective September 3, 2004, as amended on October 11, 2005, TDI issued a consent order approving a partial refund program for Refundable Deposit Holders and, under the terms of the order, aggregate refund payments were made by APIE of $250,000 in 2004 and $200,000 in 2005. APIE has not refunded any refundable deposits under the partial refund program to date in 2006. As of September 30, 2006, the total balance of refundable deposits outstanding was $10,295,000.

The Conversion

(see pages 105 to 108)

Pursuant to the plan of conversion, upon the effectiveness of the conversion, APIE will convert from a Texas reciprocal insurance exchange into a Texas stock insurance company called American Physicians Insurance Company, or APIC.

APIE subscribers and other eligible insureds who were as of June 1, 2006 and are at the effective time of the conversion either premium paying policyholders or former subscribers who have earned or paid for an extended reporting endorsement (tail coverage) within the last three years, will receive their portion of 10,000,000 shares of APIC common stock pursuant to a conversion formula based upon both the total number of APIE subscribers and the relative earned premium attributable to the APIE policyholders over the three-year period prior to June 1, 2006. Also pursuant to the conversion, each holder of refundable deposit certificates representing unpaid surplus contributions which have not been fully refunded will receive one share of Series A redeemable preferred stock of APIC for every $1,000 of unreturned surplus evidenced by the outstanding balance on APIE’s books as of the date of the closing. Fractional shares of APIC Series A redeemable preferred stock will be issued as necessary.

The Merger

(see pages 109 to 126)

Pursuant to the merger agreement, immediately following the conversion of APIE to APIC, APSG ACQCO, Inc., a newly formed, wholly owned subsidiary of APSG, will merge into APIC with APIC becoming a wholly owned subsidiary of APSG.

At the effective time of the merger, each share of common stock of APIC that would be issued in the conversion will be converted into, and exchanged for, the right to receive that number of shares of APSG common stock based upon an exchange ratio to be calculated upon the occurrence of certain events. The exchange ratio will be equal to a purchase price of $39,000,000 minus the net present value of payments that must be made by APSG to comply with the mandatory redemption features of the APSG Series A redeemable preferred stock issued in exchange for the APIE refundable deposit certificates determined on the basis of a constant discount rate of 5.35%, divided by $14.28, divided by 10,000,000. As required by the terms of the Merger Agreement, the $14.28 conversion price was based on the average closing price of APSG’s common stock for the twenty consecutive trading days immediately prior to the June 7, 2006 announcement of the merger. Under the plan of conversion and merger agreement, the net present value of these redemption payments will be based on a discounted present value of the outstanding balance of unreturned surplus on APIE’s books as of the effective time of the merger. As of September 30, 2006, the outstanding balance was $10,295,000 and the net present value of this amount was determined to be $9,204,000. The exchange ratio may be adjusted, as of the effective time of the merger, in the event the market price for APSG’s common stock fluctuates over or under a certain range. The merger agreement contains an adjustment provision whereby the exchange ratio will be adjusted, as of the effective time of the merger, in the event the market price of the APSG common stock for the twenty consecutive trading days ending on the business day immediately prior to the effective time of the merger, or the closing market price, is more than 15% higher or lower than $14.28, or is greater than $16.42 or less than

$12.14. If the closing market price of APSG common stock is more than 25% higher or lower than $14.28, either party has the unilateral right, but does not have to, terminate the merger agreement altogether. If neither party chooses to terminate, the merger consideration shall be calculated as set forth in this joint proxy statement/prospectus. For example, and purely by way of illustration, if the merger became effective as of October 10, 2006, then the closing market price would be $16.65, or the average closing price of APSG’s common stock for the twenty consecutive trading days ending on the business day immediately prior to October 10, 2006, or 16.6% higher than $14.28. Since the closing market price is more than 15% higher than $14.28, then the exchange ratio will be equal to $39,000,000, the aggregate purchase price, minus $9,204,000, the net present value of payments that must be made by APSG to comply with the mandatory redemption features of the APSG Series A redeemable preferred stock issued in exchange for the APIE refundable deposit certificates, multiplied by 115%, divided by $16.65, the closing market price, divided by 10,000,000. Therefore, in this scenario, holders of APIC common shares would receive 0.205 shares of APSG common stock for each share of APIC common stock. The following is a table showing the number of shares of APSG common shares that could be issued in the merger based on various hypothetical closing market prices of APSG common stock:

Percentage of $14.28	Closing Market Price of APSG Common Shares	Exchange Ratio (# of APSG common shares per APIC common share)	Number of APSG Common Shares to be Issued	% Ownership of APSG Common Shares by APIC Common Shareholders
75%	$10.71	0.236	2,364,762	46.0%
80%	$11.42	0.222	2,217,740	44.4%
85%	$12.14	0.209	2,086,555	42.9%
100%	$14.28	0.209	2,086,555	42.9%
115%	$16.42	0.209	2,086,555	42.9%
120%	$17.14	0.200	1,999,148	41.9%
125%	$17.85	0.192	1,919,630	40.9%

Since the number of APSG common shares to be issued pursuant to the merger is based on the closing market prices of APSG stock up until the close of the business day prior to the merger’s effective time, the actual value of the merger consideration and the number of shares to be issued will not be determined prior to the time that the APSG shareholders and the APIE subscribers will vote on the proposed transaction. Therefore, the actual number of APSG common shares issued in the merger may differ from the examples provided in this joint proxy statement/prospectus. However, APIE policyholders may call APSG at (800) 252-3628 to find out an estimated number of shares of APSG common stock that would be issued for each share of APIC common stock, based on the average closing market price of APSG common stock on the twenty trading days prior to the day of such call. Each share of Series A redeemable preferred stock of APIC that would be issued in the conversion will be converted into, and exchanged for, the right to receive one share of APSG Series A redeemable preferred stock. See “The Merger—Merger Consideration” on page 123 in this joint proxy statement/prospectus. The shares of APSG common stock and Series A redeemable preferred stock issued in the merger will be subject to a 180-day lock-up period in which the holders of such shares are prohibited from transferring their shares. See “The Merger—Merger Consideration” on page 123 and “The Merger—Federal Securities Laws Consequences; Stock Transfer Restrictions” on page 125.

After the merger is completed, APIC common shareholders will own approximately 43% of APSG. Also, at the effective time of the merger, the current members of the APIE board of directors will receive options to purchase an aggregate 148,000 shares of APSG common stock at $13.94 per share as consideration for their anticipated service as advisory directors or directors of APIC and APSG. Dr. Norris Knight and Dr. William Peche, each members of the APIE board of directors, will be appointed as members of the APSG board of directors . See “Interests of Certain Persons in the Merger—Consideration to the APIE Board of Directors” on page 151.

The members of the APIE board of directors will receive additional compensation from APIC for serving as directors or advisory directors of APIC following the merger as provided under the terms of an Advisory Services Agreement between APIC and API Advisory, LLC. Under the terms of the Advisory Services Agreement, compensation for the directors is $2,500 for each board meeting attended in person and $250 per hour if attended by telephone with the same rates applicable to each committee of the board. API Advisory, LLC will be reimbursed for its out of pocket costs incurred in connection with the provision of the services, plus any amount paid to directors for board and committee meetings, medical director, or executive secretary if those are not paid directly by APIC. See “Interests of Certain Persons in the Merger—Advisory Services Agreement” on page 151.

A summary chart showing the post-merger structure, including the relationship between APSG, APIC and API Advisory LLC, as well as other APSG subsidiaries, is shown below. All subsidiaries of APSG will be 100% wholly owned by APSG after the merger. There is no ownership interest of API Advisory LLC by APSG, APIC or any other APSG subsidiary. Under the terms of the Advisory Services Agreement, API Advisory LLC will provide APIC with advisory and consulting services. Its relationship with APIC will be that of an independent contractor, not an attorney-in-fact, subsidiary, partner or other type of relationship.

The Merger Agreement

Merger Consideration

The agreed purchase price for the acquisition of APIE pursuant to the merger is $39,000,000. In the merger, recipients of shares of APIC common stock and Series A redeemable preferred stock received pursuant to the conversion will receive shares of APSG common stock and Series A redeemable preferred stock, respectively, for each share of APIC common stock and Series A redeemable preferred stock that they own immediately prior to the effective time of the merger pursuant to an exchange ratio to be calculated prior to the effectiveness of the merger. APIC common shareholders will receive cash for any fractional shares which they would otherwise receive in the merger. Fractional shares of APSG Series A redeemable preferred stock will be issued in the merger, as necessary.

Conditions to the Completion of the Merger

Each party’s obligation to effect the merger is subject to the satisfaction or waiver of various conditions which include, in addition to other customary closing conditions, the following:

•	the receipt of the requisite approval of the APSG shareholders and APIE subscribers;

•	the approval from the Texas Department of Insurance;

•

the declaration of the effectiveness by the SEC of this registration statement on Form S-4 registering the APIC and APSG common and Series A redeemable preferred stock issuable to APIE policyholders, with no stop orders suspending the effectiveness thereof having been issued;

•

no preliminary injunction or other order, decree or ruling issued by a court of competent jurisdiction or by a governmental regulatory or administrative agency or commission, nor any statute, rule, regulation or executive order promulgated or enacted by any governmental authority, will be in effect that would make the conversion or the merger illegal or otherwise prevent the consummation thereof;

•	the accuracy of each party’s representations and warranties and compliance by each party with its agreements contained in the merger agreement;

•	the execution of the Advisory Services Agreement between APIC and API Advisory, LLC;

•	the election by the APSG board of directors of Norris C. Knight, Jr., M.D. and William J. Peche, M.D. to join the APSG board of directors;

•

the receipt of reasonable assurances from the tax advisors of APSG and APIE that the conversion and the merger should qualify as tax free reorganizations under Section 368(a) of the Internal Revenue Code; and

•	the completion of the conversion.

Fiduciary Duties

The merger agreement contains detailed provisions prohibiting APIE from seeking an alternative transaction. These “no solicitation” provisions prohibit APIE from taking any action to solicit a takeover proposal. These provisions also prohibit APIE from recommending or participating in negotiations with respect to any acquisition of APIE or any merger, consolidation or business combination involving APIE, although this prohibition is subject to some exceptions, which also apply to APSG, including exceptions that permit the directors of APIE and APSG to comply with their respective fiduciary duties, after following specified procedures. In specified circumstances, the merger agreement permits the board of directors of APIE or APSG to accept an alternative takeover proposal such board of directors determines to be superior to the merger, and to terminate the merger agreement in such event by paying a termination fee of $1,500,000 and reimbursing the transaction expenses incurred by the other party in connection with the merger.

Termination

The merger agreement may be terminated and the merger may be abandoned at any time prior to the effective time of the merger in the following manners:

(1) by mutual written consent of APSG and APIE;

(2) by either party if there has been a breach of any representation, warranty, or covenant contained in the merger agreement on the part of the other party in any material respect and the breaching party has not cured the breach within 10 days following receipt of written notice;

(3) by either party if the closing price of APSG common stock for the twenty consecutive trading days ending on the business day immediately prior to the closing date of the merger is greater than $17.85 or less than $10.71;

(4) prior to the approval by the APSG shareholders of the issuance of the APSG common stock, by either APIE (if APIE has not breached its no solicitation obligations) or APSG if the board of directors of the terminating party authorizes a superior proposal and pays the other party the applicable termination fee of $1,500,000 and reimburses the other party’s expenses;

(5) by either party if any judgment, order, decree, statute, law, ordinance, rule, regulation or other legal restraint or prohibition that would make the merger illegal or otherwise prevent the consummation thereof is in effect and has become final and nonappealable; and

(6) automatically without any action by APIE or APSG in the event the merger has not been consummated by March 31, 2007.

If either party chooses to terminate the merger agreement, both APSG and APIE will convene board meetings to consider their options and the possibility of resolicitation. Also, although the merger agreement prohibits APIE from seeking an alternative takeover proposal, in specified circumstances, the merger agreement permits the board of directors of APIE or APSG to accept an alternative takeover proposal such board of directors determines to be superior to the merger, and to terminate the merger agreement in such event by paying a termination fee of $1,500,000 and reimbursing the transaction expenses incurred by the other party in connection with the merger. In deciding whether to exercise such termination rights due to fiduciary duties, the APIE board and the APSG board will consider factors such as the purchase price offered, the consideration offered (cash, stock, debt, etc.) differences in the proposal (including the representations and warranties and the covenants) and differences in the philosophy of the company making the alternative takeover proposal.

Expenses

The parties have agreed that all costs and expenses incurred in connection with the merger agreement and the transactions contemplated thereby, including the conversion, will be paid by the party incurring such expenses, whether or not the merger is consummated. If the merger agreement is terminated and the termination fee is payable as a result thereof, in addition to the payment of the termination fee of $1,500,000, the terminating party will pay the non-terminating party, or reimburse such party for, all out-of-pocket fees and expenses incurred by the non-terminating party (including the fees and expenses of its counsel, financial advisor and financing sources) in connection with the merger agreement and the transactions contemplated thereby, without limitation.

The Advisory Services Agreement

Pursuant to the merger agreement, at the effective time of the merger, APIC will enter into an Advisory Services Agreement with API Advisory, LLC, or API Advisor, an entity to be formed by the current members of the APIE board of directors. API Advisor will be owned solely and equally by the nine current members of the APIE board of directors. Neither APIC nor APSG shall have any ownership in API Advisor. The new agreement will allow APIC to retain physician involvement in APIC, continue APIE’s philosophy of physicians working for physicians, and ensure the provision of consulting services to APIC by advisors with a strong working relationship with APIE. The members of the APIE board of directors will provide advisory services to APIC similar to the services they currently provide to APIE through their membership on the APIE board of directors and the committees of the board of directors. Under the terms of the Advisory Services Agreement, API Advisor will provide APIC with advisory and consulting services. Its relationship with APIC will be that of an independent contractor, not an attorney-in-fact, subsidiary, partner or other type of relationship. API Advisor will provide up to nine persons to serve on an advisory board of directors of APIC, which will meet concurrently with the APIC board of directors. The advisory board will provide advice and counsel to the APIC board on matters coming before the APIC board, but advisory board members do not have the right to vote on matters brought before the APIC board. APSG may elect one or more directors of the advisory board to the APIC board of directors. API Advisor will assign directors on the advisory board to participate on one or more committees of APIC. APIC will compensate the members of the advisory board and the committees directly based on meeting attendance and is expected to be commensurate with their current compensation for service on the APIE board of directors and committees. Under the terms of the API Advisory Services agreement, initial compensation for the advisory directors are $2,500 for each board meeting attended in person and $250 per hour, if attended by telephone, respectively with the same rates applicable to each committee of the board. Total compensation paid to the APIE board of directors in 2005 and for the nine months ended September 30, 2006 was approximately $362,000 and $272,000. In addition, API Advisor will retain, compensate and provide a medical director to APIC. The medical director, who is currently paid an annual salary of $185,000, will be subject to the operational authority of the chief operating officer and the board of APIC. APIC will pay the medical director and one administrative assistant directly. API Advisor will be reimbursed its out of pocket costs incurred in connection with the provision of the services, plus any amount paid to directors, medical director, or executive secretary if those are not paid directly by APIC. Total compensation paid to the APIE medical director in 2005 and for the first nine months ended September 30, 2006 was $210,000 and $150,300; respectively. Under the agreement, APSG shall maintain customary officers and directors’ liability insurance with an endorsement naming the persons designated by API Advisor to provide advisory and consulting services to APIC as additional insureds thereunder, with respect to their services as advisory directors of APIC. See the “Merger Agreement— Advisory Services Agreement” on page 133 and “Interests of Certain Persons in the Merger—Advisory Services Agreement” on page 151.

The Special Meetings and Voting

APSG. A special meeting of APSG shareholders will be held at 1301 S. Capital of Texas Highway, Suite C-300, Austin, Texas 78746 on March 22, 2007 at 10:00 am local time. At the meeting, you will be asked:

(1) To consider and vote upon a proposal for the APSG shareholders to approve the issuance of APSG common stock to the persons entitled to receive common stock, as a result of the conversion of American Physicians Insurance Exchange, or APIE, into a Texas stock insurance company called American Physicians Insurance Company, or APIC, immediately followed by the merger of a wholly owned subsidiary of APSG with and into APIC, with APIC becoming a wholly owned subsidiary of APSG as a result of the transactions contemplated by the Merger Agreement and Plan of Merger, dated June 1, 2006, as amended;

(2) To consider and vote upon a proposed amendment to APSG’s 2005 Incentive and Non-Qualified Stock Option Plan to increase the number of shares of common stock that may be granted under the plan from 350,000 to 650,000;

(3) To consider and vote upon a proposed amendment to APSG’s 2005 Incentive and Non-Qualified Stock Option Plan to eliminate the exchange provision allowing APSG to exchange or buy out any previously granted stock option at any time; and

(4) To transact such other business incident to the conduct of the meeting as may properly come before the meeting or any adjournments or postponements thereof.

Only shareholders of record at the close of business on February 7, 2007 are entitled to notice of and to vote at the special meeting or at any adjournments or postponements thereof. Each share of APSG common stock is entitled to one vote at the special meeting. Approval of each of the above proposals requires the affirmative vote of a majority of the common shares outstanding, in person or by proxy, at a meeting of shareholders where a quorum exists. A quorum will exist where a majority of the shares of APSG common stock issued and outstanding and entitled to vote are represented in person or by proxy at the special meeting. Abstentions and broker non-votes will be counted for purposes of determining whether a quorum exists. Approval of the proposal to approve the issuance of APSG common stock is a prerequisite to the consummation of the merger. None of the proposals above will become effective unless the issuance of common shares in Proposal 1 above is approved and effective. Holders of APSG common stock are not entitled to dissenters’ rights. A list of the shareholders entitled to vote will be open for examination by shareholders at APSG’s offices at 1301 S. Capital of Texas

Highway, Suite C-300, Austin Texas, during ordinary business hours during the ten-day period prior to the special meeting and also at the special meeting.

APIE. A special meeting of APIE subscribers will be held at 1301 S. Capital of Texas Highway, Suite C-300, Austin, Texas 78746 on March 22, 2007 at 8:00 am local time. At the meeting, you will be asked:

(1) To consider and vote upon a proposal for the APIE subscribers to approve and adopt the Plan of Conversion of APIE, as amended, in which APIE will be converted from a Texas reciprocal insurance exchange into a Texas stock insurance company called American Physicians Insurance Company, or APIC, which includes the form of the certificate of formation of APIC;

(2) To consider and vote upon a proposal for the APIE subscribers to approve and adopt the Merger Agreement and Plan of Merger, dated June 1, 2006, as amended; and

(3) To transact such other business as may properly come before the special meeting or any adjournments or postponements thereof.

Only APIE subscribers who were subscribers of record both on June 1, 2006 and at March 22, 2007, are entitled to vote at the special meeting or at any adjournments or postponements thereof. Each APIE subscriber is entitled to one vote at the special meeting. Approval of each of Proposals 1 and 2 set forth above requires the affirmative vote of at least two-thirds of the subscribers. Approval of each of Proposals 1 and 2 set forth above is a prerequisite to the consummation of the conversion and the merger. The merger is an integral aspect of the plan of conversion. None of the actions contained in Proposals 1 or 2 will become effective unless both the conversion and the merger are approved. APIE policyholders and holders of refundable deposit certificates representing unpaid surplus contributions will not be entitled to any dissenters’ rights of appraisal under applicable Texas law, nor will holders of refundable deposit certificates representing unpaid surplus contributions who are not subscribers have an opportunity to vote on the conversion and merger. A list of the subscribers entitled to vote will be open for examination by subscribers at APIE’s offices at American Physicians Insurance Exchange; Attn: Sharon Stripling; 1301 S. Capital of Texas Highway, Suite C-300, Austin, Texas 78746, during ordinary business hours during the ten-day period prior to the special meeting and also at the special meeting.

Mutual Conditions

Approval by the APSG shareholders of the proposal to issue the APSG common stock in the merger and approval by the APIE subscribers to approve and adopt the plan of conversion, which includes the form of the certificate of formation of APIC, and the merger agreement are mutual conditions to the conversion and merger. APIE will not be converted to a stock insurance company unless the merger is consummated and vice versa.

Matters to be Considered in Deciding How to Vote

Board of Directors’ Recommendations to Shareholders and Subscribers (see pages 116 and 117)

APSG. The board of directors of APSG has approved and adopted the merger agreement and the transactions contemplated by it, declared its advisability, and recommends that APSG shareholders vote at the special meeting to approve the issuance of APSG common stock as a result of the transactions contemplated by the merger agreement. See “The Merger—Background of the Merger” beginning on page 109. In addition, the APSG board of directors recommends that APSG shareholders vote to approve both amendments to APSG’s 2005 Incentive and Non-Qualified Stock Option Plan, including the increase in the number of shares of common stock that may be granted under the plan, which will not become effective unless the merger is consummated, and the elimination of the exchange provision allowing APSG to exchange or buy out any previously granted stock option at any time, which will become effective if approved by the affirmative vote of a majority of the APSG common shares outstanding, regardless of whether the issuance of APSG common shares is approved and effective.

APIE. The board of directors of APIE has approved the plan of conversion and the merger agreement, declared the plan of conversion and the merger agreement advisable, determined that the plan of conversion and the merger agreement and the transactions contemplated by them are fair to and in the best interests of APIE and its subscribers, policyholders and holders of refundable deposit certificates, and recommends that APIE subscribers vote at the special meeting in favor of the adoption of the plan of conversion and the merger agreement. See “The Conversion—Background to the Conversion” beginning on page 105 and “The Merger—Background of the Merger” beginning on page 109.

Opinion of APIE Financial Advisor (see pages 117 to 123)

In its opinion letter, dated August 22, 2006, Raymond James & Associates, Inc. opined to the APIE board of directors that, as of that date and subject to the assumptions, limitations, qualifications and other matters described in the opinion, the receipt of APSG common stock by the APIE policyholders, pursuant to the plan of conversion and merger agreement, is fair, from a financial point of view, to the APIE policyholders. See “The Merger—Opinion of APIE’s Financial Advisor” beginning on page 117.

Material United States Federal Income Tax Consequences of the Conversion and Merger (see pages 134 to 137)

The conversion should qualify as a tax free reorganization under Section 368(a) of the Internal Revenue Code, with respect to APIE and APIC. The conversion should be tax free to persons solely receiving APIC common stock but it may be taxable to persons receiving APIC Series A redeemable preferred stock in the conversion. For a full description of the material tax consequences of the conversion, see “Material United States Federal Income Tax Consequences of the Conversion and Merger” beginning on page 134.

The merger should qualify as a tax free reorganization under Section 368(a) of the Internal Revenue Code. Recipients of APIC common stock and Series A redeemable preferred stock in the conversion generally should not recognize any gain or loss for U.S. federal income tax purposes as a result of the exchange of their APIC common stock and Series A preferred stock for APSG common stock and Series A preferred stock in the merger, except that they should recognize gain or loss attributable to their receipt of cash instead of fractional shares of APSG common stock (fractional shares of APSG Series A redeemable preferred stock will be issued in the merger, as necessary). Holders of APSG common stock should not recognize any gain or loss for U.S. federal income tax purposes as a result of the merger. For a full description of the material tax consequences of the merger, see “Material United States Federal Income Tax Consequences of the Conversion and Merger” beginning on page 134.

Tax matters are very complicated and the tax consequences of the conversion and the merger to you will depend on the facts of your particular situation. You should consult your own tax and legal advisors for a full understanding of the tax consequences of the conversion and the merger to you.

Dissenter’s Rights of Appraisal (see page 125)

Holders of APSG common stock are not entitled to dissenters’ rights of appraisal in connection with the merger. APIE policyholders and holders of APIE refundable deposit certificates are not entitled to dissenters’ rights of appraisal under applicable Texas law in connection with the conversion or the merger.

Accounting Treatment (see page 123)

APSG intends to account for the merger under the purchase method of business combinations with APSG having been deemed to have acquired APIC. This means that the assets and liabilities of APIC will be recorded, as of the completion of the merger, at their fair values and added to those of APSG.

Regulatory Matters (see page 138)

As a Texas reciprocal insurance exchange, the conversion and merger must be approved by the Commissioner of the Texas Department of Insurance. APIE has filed an Application to Convert to a Stock Insurance Company with the Commissioner and APIE policyholders, holders of refundable deposit certificates and other interested persons have the right to provide the Commissioner with comments on the plan of conversion and the merger. On September 13, 2006, the Commissioner held a hearing to consider the fairness of the exchange of the APIE policyholders’ interests for shares of APIC common stock and the rights to repayment from APIE’s refundable surplus for shares of APIC Series A redeemable preferred stock, and to consider the testimony presented and information filed by interested parties, APSG and APIE. APIE provided advance written notice of the September 13, 2006 hearing to each APIE policyholder and each holder of a refundable deposit certificate. In addition, public notice of the hearing was made through publication by the Commissioner in the Texas Register. The duly noticed hearing was held on September 13, 2006 in the public hearings room of the Texas Department of Insurance in Austin, Texas. In his opening remarks, the Commissioner indicated for the record that the Texas Department of Insurance would not make a decision on fairness at the conclusion of the hearing, but would solicit input on fairness and allow Texas Department of Insurance staff to ask questions of the representatives of the parties and any other persons who chose to speak. The Commissioner accepted testimony from representatives of the APIE board of directors and their legal counsel. The Commissioner questioned these representatives at some length concerning the rationale for the conversion and the merger and the determination and allocation of the purchase price. The Commissioner also questioned representatives of APIE’s investment advisor, Raymond James & Associates, Inc., concerning the process utilized in analyzing the terms of the conversion and the merger for purposes of rendering their opinion thereon dated August 22, 2006 to the board of directors of APIE. The Commissioner also questioned representatives of APSG and its legal counsel. No one made an appearance to speak in opposition to the conversion and the merger, although Texas Department of Insurance staff indicated for the record that they had received some written comments in that regard. No rulings or indications of a decision were made by the Commissioner during or at the conclusion of the hearing.

The approval of the plan of conversion by the Texas Department of Insurance is a condition of the conversion. APIE is subject to regulation by the Arkansas Insurance Department, but APIE has been advised by legal counsel in Arkansas, Dover Dixon Horne PLLC, that approval by the Arkansas Insurance Department is not required for the conversion or merger.

Market Price Information (see page 72 and 123 to 125)

APSG’s common stock is listed on the Nasdaq Small Cap Market under the symbol “AMPH.” On June 2, 2006, the last full trading day on the Nasdaq Small Cap Market prior to the June 5, 2006 public announcement of the proposed merger, APSG common stock closed at $13.94 per share.

Because the exchange ratio is based upon a number of components, several of which cannot yet be determined, we cannot at this time determine the number of shares of APSG common and Series A redeemable preferred stock that will be issued pursuant to the conversion and the merger. Because APIE is an insurance exchange without issued equity interests and because the exchange ratio cannot be calculated at this time, we cannot provide the pro forma equivalent value of APIE policyholder interests.

There is no public market for APSG’s Series A redeemable preferred stock, APIC’s common stock or APIC’s Series A redeemable preferred stock.

SELECTED HISTORICAL FINANCIAL DATA

APSG and Subsidiaries Selected Financial Data

The following table sets forth selected historical financial and operating data for APSG. The income statement data set forth below for each of the years in the five-year period ended December 31, 2005 and the balance sheet data as of December 31, 2005, 2004, 2003, 2002 and 2001 are derived from the consolidated audited financial statements of APSG included elsewhere herein and should be read in conjunction with, and are qualified by reference to, such statements and the related notes thereto. The income statement data for the nine months ended September 30, 2006 and 2005, and the balance sheet data as of September 30, 2006 and 2005, are derived from consolidated unaudited financial statements of APSG which management believes incorporate all of the adjustments necessary for the fair presentation of the financial condition and results of operations for such periods. All information is presented in accordance with accounting principles generally accepted in the United States of America, or GAAP.

Selected Condensed Consolidated Historical Financial and

Operating Data of American Physicians Service Group, Inc.

	Nine Months Ended September 30, (unaudited)		Year Ended December 31,
SELECTED FINANCIAL DATA	2006	2005	2005	2004	2003	2002	2001
	(In thousands, except per share data)
Selected Income Statement Data:
Revenues	$21,977	$22,877	$33,973	$32,021	$30,449	$23,077	$20,036
Income from continuing operations before interest, income taxes, minority interests and equity in loss of unconsolidated affiliates	1,770	5,104	7,812	3,097	4,090	5,554	851
Income (loss) from continuing operations	1,569	3,615	5,460	2,152	2,772	3,156	(1,568)
Net income (loss)	$1,569	$3,615	$5,460	$2,152	$2,799	$3,411	$(578)

Per Share Amounts:
Basic: Income (loss) from continuing operations	$0.57	$1.36	$2.03	$0.85	$1.26	$1.42	$(0.85)
Net income (loss)	0.57	1.36	2.03	0.85	1.27	1.53	(0.25)
Diluted: Income (loss) from continuing operations	0.53	1.24	1.86	0.76	1.13	1.35	(0.85)
Net income (loss)	$0.53	$1.24	$1.86	$0.76	$1.14	$1.45	$(0.25)
Diluted: weighted average shares outstanding	2,942	2,920	2,931	2,838	2,449	2,345	2,343
Cash dividends	$0.30	$0.25	$0.25	$0.20	$—	$—	$—
Book value per share	$9.92	$9.31	$9.95	$9.23	$7.78	$8.03	$5.37

Selected Balance Sheet Data:
(as of)
Total assets	$34,556	$29,693	$33,505	$30,443	$25,638	$24,981	$21,660
Long-term obligations	—	—	—	1,133	1,576	2,665	4,489
Total liabilities	6,826	4,238	5,783	6,229	6,532	7,455	8,869
Minority interests	20	14	15	1	—	384	124
Total stockholders’ equity	$27,710	$25,441	$27,707	$24,213	$19,106	$17,142	$12,667

APIE Selected Financial Data

The following table sets forth selected historical financial and operating data for APIE. The income statement data set forth below for each of the years in the three-year period ended December 31, 2005 and the balance sheet data as of December 31, 2005 and 2004 are derived from the audited financial statements of APIE included elsewhere herein and should be read in conjunction with, and are qualified by reference to, such statements and the related notes thereto. The income statement data for the years ended 2002 and 2001 and for the nine months ended September 30, 2006 and 2005, and the balance sheet data as of December 31, 2003, 2002 and 2001 and as of September 30, 2006 and 2005, are derived from unaudited financial statements of APIE which management believes incorporate all of the adjustments necessary for the fair presentation of the financial condition and results of operations for such periods. All selected data are presented in accordance with GAAP.

Selected Condensed Consolidated Historical Financial and

Operating Data of American Physicians Insurance Exchange

	Nine Months Ended September 30,		Year Ended December 31,
SELECTED FINANCIAL DATA	2006	2005	2005	2004	2003	2002	2001
	(In thousands)
Selected Income Statement Data
Gross premiums and maintenance fees written	$61,560	$64,821	$79,301	$84,571	$70,994	$58,815	$36,598
Premiums ceded	(5,627)	(11,333)	(12,885)	(12,878)	(10,352)	(7,595)	(3,673)
Net premiums and maintenance fees earned	52,405	48,253	64,183	64,616	52,844	38,168	31,347
Investment income, net of investment expenses	4,624	3,883	5,131	4,089	3,119	3,300	3,366
Realized capital gains (losses), net	265	270	552	608	185	(214)	1,305
Total revenues	57,295	52,407	69,866	69,313	56,148	41,254	36,018
Losses and loss adjustment expenses	29,879	35,535	43,976	48,655	44,546	29,616	26,735
Income from operations	17,235	7,811	13,219	9,237	1,904	1,425	1,706
Net income	$11,403	$5,435	$9,031	$5,815	$692	$1,541	$1,644

Selected Balance Sheet Data
(as of)
Total investments	$135,219	$110,914	$113,233	$97,874	$78,539	$54,664	$44,185
Total assets	204,236	152,672	174,833	145,728	123,520	102,439	86,481
Reserve for losses and loss adjustment expenses	109,414	78,304	95,372	69,445	63,713	54,187	53,543
Refundable subscriber deposits	10,295	10,837	10,568	11,001	11,461	11,578	11,664
Total liabilities	174,094	136,214	155,591	133,827	117,616	97,267	83,143
Total members’ equity	$30,143	$16,458	$19,242	$11,901	$5,904	$5,172	$3,338

SELECTED UNAUDITED PRO FORMA FINANCIAL INFORMATION

The following selected unaudited pro forma consolidated financial data has been derived from and should be read in conjunction with the Unaudited Pro Forma Condensed Consolidated Financial Statements included elsewhere herein and related notes thereto. This information is based on the historical consolidated balance sheets as of September 30, 2006 and the consolidated statements of income of APSG and APIE for the nine months ended September 30, 2006 and the year ended December 31, 2005. The statements include pro forma adjustments as described in the notes accompanying the financial statements. The pro forma data is based on preliminary estimates, available information and certain assumptions, and may be revised as additional information becomes available. The information is for illustrative purposes only. The companies may have performed differently had they always been combined. The selected unaudited pro forma financial data may not be indicative of what the combined company will experience after the merger. The balance sheet data as of the period ended September 30, 2006 is presented as if the merger occurred on September 30, 2006. The income statement data for the year ended December 31, 2005 and the nine months ended September 30, 2006 are presented as if the merger occurred on January 1, 2005. See “Unaudited Pro Forma Condensed Consolidated Financial Statements” beginning on page 139.

Selected Unaudited Pro Forma Financial Information

	Nine Months Ended September 30, 2006	Year Ended December 31, 2005
	(In thousands, except per share data)
Consolidated Income Statement Data:
Net premiums and maintenance fees earned	$52,405	$64,183
Investment income, net of investment expenses	5,418	5,832
Financial services revenues	11,421	18,459
Total revenues	69,778	92,595
Net income per share
Basic	2.75	2.98
Diluted	2.66	2.83

	As of September 30, 2006
	(In thousands, except per share data)
Consolidated Balance Sheet Data:
Investments	$155,617
Total assets	236,920
Reserve for losses and loss adjustment expenses	109,414
Total liabilities	178,405
Minority interests	20
Shareholders’ equity	58,495
Book value per share	11.99

RISK FACTORS

You should carefully consider the following factors in evaluating APSG’s business and acquiring its common stock and in evaluating the other proposals described in this joint proxy statement/prospectus regarding APSG, APIE and APIC. The occurrence of any of the following risks could materially harm APSG’s business. In that case the trading price of APSG’s common stock could decline dramatically, and you may lose all or part of your investment. You should consider this joint proxy statement/prospectus in light of the risks, difficulties and uncertainties prevalent in industries that federal or state authorities heavily regulate, such as the financial services, insurance and medical services industries. It is especially important to keep these risk factors in mind when you read forward-looking statements APSG includes in this prospectus, which are statements that relate to future periods and include statements about APSG’s expected operating results, market opportunities and ability to compete.

Risks Relating to the Merger

THE MARKET PRICE OF APSG COMMON STOCK MAY FLUCTUATE, AND SALES OF APSG COMMON STOCK, INCLUDING SALES OF SHARES ACQUIRED IN THE EXCHANGE, COULD LOWER THE MARKET PRICE OF APSG COMMON STOCK.

The market price of APSG common stock may fluctuate in response to quarter-by-quarter variations in its operating results, variations in the operating results of its competitors, changes in earnings estimates for APSG by analysts, developments in the industries in which it operates, or changes in general economic conditions. Sales of substantial amounts of APSG common stock in the public market following the merger by the APSG shareholders, including by the APIE policyholders who become APSG shareholders in the merger, would adversely affect the market price of APSG common stock.

DUE TO POTENTIAL FLUCTUATIONS IN THE MARKET VALUE OF THE APSG COMMON STOCK PRIOR TO THE COMPLETION OF THE MERGER, APIE POLICYHOLDERS CANNOT BE SURE OF THE NUMBER OF APSG SHARES THAT WILL BE ISSUED IN THE MERGER.

The exchange ratio under the merger agreement is subject to adjustment, as of the effective time of the merger, if the average of the per share closing prices of a share of APSG common stock as reported on the Nasdaq during the twenty trading days ending on the business day immediately prior to the effective date of the merger is more than 15% higher or lower than $14.28 per share. If the closing price as calculated above fluctuates by more than 25%, the parties have the right to terminate the merger agreement and the merger may not actually occur. Therefore, any change in the market price of APSG common stock prior to completion of the merger will affect the value and may possibly affect the amount of APSG shares that the APIE policyholders will receive upon completion of the merger. Share price changes may result from a variety of factors including general market and economic conditions, changes in APSG’s operations and prospects, and regulatory considerations. Many of these factors are beyond both APSG’s and APIE’s control.

Accordingly, at the time of the special meetings of the APSG shareholders and the APIE subscribers, the APSG shareholders and the APIE subscribers will not necessarily know or be able to calculate the value of the number of shares of APSG common stock that will be issued upon the completion of the merger.

Moreover, because stock prices fluctuate, the market value of the shares of APSG common stock that APIE subscribers receive in the merger may increase or decrease following the merger. The 180-day lock-up period to which the shares of APSG common stock and Series A redeemable preferred stock issued in the merger will be subject creates a risk that the shares may decline in value during a period in which the shares may not be sold.

APIE POLICYHOLDERS’ ABILITY TO BENEFIT FROM INCREASES IN THE VALUE OF APSG COMMON STOCK PRIOR TO CLOSING OF THE MERGER IS LIMITED.

The exchange ratio under the merger agreement is subject to adjustments that limit the range in the value of APSG common stock to be received by APIE policyholders in the merger. The exchange ratio under the merger agreement is subject to adjustment if the average of the per share closing prices of a share of APSG common stock as reported on the Nasdaq during the twenty trading days ending on the business day immediately prior to the effective date of the merger is more than 15% higher or lower than $14.28 per share. Therefore, the opportunity for APIE policyholders to benefit from any increase in the market value of APSG common stock between the announcement of the merger and the closing of the merger will be limited, which would not have been the case if the consideration had been based on a fixed exchange ratio.

APSG COMMON STOCK IS CURRENTLY THINLY TRADED AND IT MAY BE DIFFICULT FOR APIE POLICYHOLDERS TO SELL THE COMMON STOCK THEY RECEIVE IN THE MERGER.

APSG common stock is currently thinly traded. As a result, prices quoted for APSG stock may not reflect the actual fair market value of the stock. Also, because of the low volume of trading in APSG common stock, it may be difficult for APIE policyholders to sell the common stock they receive in the exchange. If they are able to sell APSG common stock, the limited trading volume could result in a significantly lower sales price than the sales price quoted by the National Association of Securities Dealers Automated Quotation System at the time of their order to sell. APIE policyholders should consult an experienced investment or financial advisor prior to attempting any sale of APSG common stock.

APIE HAS LIMITED PUBLIC REPORTING REQUIREMENTS.

Although APIE files statutory financial reports and limited other public information with the Texas Department of Insurance and the Arkansas Insurance Department, APIE has never issued any stock or been subject to the reporting requirements of the SEC for a public company. As a result, there is not as much publicly available information about APIE regarding its financial standing, business plans and results of operations, or the value of its interests as there would be for an SEC reporting company. Therefore, it will be difficult to determine the value of the shares of stock of the converted APIE entity to be issued in the conversion and acquired by APSG under the merger agreement.

APSG AND APIE MUST OBTAIN SEVERAL GOVERNMENTAL CONSENTS TO COMPLETE THE MERGER WHICH, IF DELAYED, NOT GRANTED OR GRANTED WITH BURDENSOME CONDITIONS, MAY JEOPARDIZE OR POSTPONE THE MERGER, RESULT IN ADDITIONAL EXPENSE OR REDUCE THE ANTICIPATED BENEFITS OF THE TRANSACTION.

The plan of conversion of APIE from a reciprocal insurance exchange into a stock insurance company must be approved in a timely manner by the Texas Department of Insurance. If the parties do not receive this approval, they will not complete the merger. The Texas Department of Insurance has broad discretion in administering governing regulations. As a condition to approval of the conversion and the merger, the Texas Department of Insurance may impose requirements, limitations or costs that could negatively affect the way APSG conducts business following the merger. These requirements, limitations or costs could jeopardize or delay completion of the merger. If APSG or APIE agree to any material requirements, limitations or costs in order to obtain any approvals required to complete the merger, these requirements, limitations or additional costs could reduce the anticipated benefits of the merger which could result in a material adverse effect on the business and results of operations of APSG following the merger.

FAILURE TO COMPLETE THE MERGER COULD NEGATIVELY IMPACT THE SHARE PRICE OF APSG COMMON STOCK AND THE FUTURE BUSINESS AND FINANCIAL RESULTS OF APSG AND APIE.

If the merger is not completed, the ongoing business of APSG or APIE may be adversely affected and APSG and APIE will be subject to several risks, including the following:

•	Management of each of the companies may be focused on the merger instead of pursuing other opportunities that could be beneficial to the respective companies.

•	The two companies will be required to pay certain costs relating to the merger such as legal, accounting, financial advisor and printing fees and expenses.

•	Either party may be required to pay the other party a termination fee of $1,500,000 plus out-of-pocket fees and expenses under the merger agreement.

•

Any negative impacts on APIE’s premiums will flow through to APSG to some extent through its management agreement with APIE, since approximately half of APSG’s revenue from continuing operations is attributable to the management agreement between FMI and APIE. Failure to close the transaction may result in the market perception of financial weakness of APIE or APSG resulting in a negative impact on APIE premiums through lower retention and more difficulty in obtaining new business.

BOTH THE CONVERSION AND MERGER, AND ANY SUBSEQUENT SALE OF APSG COMMON STOCK OR APSG SERIES A REDEEMABLE PREFERRED STOCK, MAY RESULT IN TAX CONSEQUENCES TO APIE POLICYHOLDERS.

Neither APSG nor APIE has obtained a ruling from the Internal Revenue Service concerning whether the conversion and merger will in fact be treated as tax free transactions. APIE has obtained an opinion from Deloitte Tax LLP which will support the conclusions contained in this registration statement regarding the material federal income tax consequences of the conversion and merger. However, you should understand the tax opinion is subject to several qualifications and is not binding on the Internal Revenue Service, and the Internal Revenue Service could successfully assert a contrary position.

Deloitte Tax LLP, tax advisor to APIE, has issued a qualified opinion concerning the tax consequences of the conversion and merger. The qualified nature of the opinion reflects that the tax consequences of the conversion and merger are not certain. In this case, Deloitte Tax LLP has issued a qualified opinion, rather than an unqualified opinion, because the conversion of a reciprocal insurance exchange into a stock company followed by a merger of the converted company with another corporation is an unusual transaction on which there is no direct authority as to the tax consequences. Both the conversion and merger and any subsequent sale by you of APSG common stock or APSG Series A redeemable preferred stock may result in significant tax liabilities to you.

If the conversion fails to qualify as a tax-free reorganization for federal income tax purposes, the exchange of APIE Policyholder Interests for APIC common stock in the conversion will be taxable to the APIE Policyholders, and the exchange of APIE Refundable Deposit Certificates for APIC preferred stock in the conversion will be taxable to holders of APIE Refundable Deposit Certificates. If the merger fails to qualify as a tax-free reorganization for federal income tax purposes, the exchange of APIC common stock for APSG common stock in the merger will be taxable to holders of APIC common stock, and the exchange of APIC preferred stock for APSG preferred stock in the merger will be taxable to holders of APIC preferred stock. You should review carefully the information under the caption “Material United States Federal Income Tax Consequences of the Conversion and Merger” beginning on page 134. You should also discuss the potential tax consequences of the conversion and merger with your tax and legal advisors.

THE PROPOSED TERMS OF THE SERIES A REDEEMABLE PREFERRED STOCK COULD CHANGE AS A RESULT OF REGULATORY REVIEW PRIOR TO CLOSING OF THE MERGER AND COULD RESULT IN AN INCREASE TO THE PURCHASE PRICE AND JEOPARDIZE THE MERGER.

The current terms of the mandatory redemption obligation under the Series A redeemable preferred stock of APSG or the Series A redeemable preferred stock of APIC are subject to change prior to closing based on review by the appropriate regulatory authorities. An unfavorable change to these terms could result in an increase to the purchase price and jeopardize the merger by allowing either APIE or APSG to terminate the merger agreement.

Risks Relating to the Combined Company’s Operations After the Merger

The eligible APIE policyholders will own shares of APSG common stock upon completion of the merger. In determining whether to approve the merger agreement, both the APSG stockholders and APIE subscribers should consider the following risk factors regarding the business of APSG, including the impact of the merger.

APSG’S RELIANCE ON KEY EXECUTIVES AND KEY ACCOUNTS COULD AFFECT THE RESULTS OF OPERATIONS OF APSG.

APSG believes that its success depends on the efforts and abilities of a relatively small group of executive personnel. The loss of services of one or more of these key executives could have a material adverse effect on its business. APSG has identified its key executives as Kenneth S. Shifrin, Chairman of the Board and Chief Executive Officer, George Conwill, president of APS Investment Services, Maury Magids, president of APS Insurance Services, and William Hayes, Chief Financial Officer. APSG does not maintain key man life insurance on any of its key executives. Additionally, a loss of one or more key accounts is possible and could have a material adverse effect upon earnings.

APSG IS DEPENDENT ON A FEW CUSTOMERS AND THIS DEPENDENCE COULD ADVERSELY AFFECT ITS PROFITABILITY.

APSG’s subsidiaries are highly dependent on a few customers. The loss of any of these customers could have a material adverse effect on APSG’s business and profitability and the value of its common stock. Approximately half of APSG’s revenue from continuing operations is attributable to its management agreement with APIE. After the merger, losing APIE as a customer will no longer be a risk. However, as a wholly owned subsidiary of APSG after the merger, any reduction in premiums written by APIE or profit recorded by APIE would still have a negative effect on APSG’s revenues and net income. The amount of these premiums can also be adversely affected by competition. Substantial underwriting losses might result in a curtailment or cessation of operations by APIE, and would accordingly affect APSG’s consolidated business, financial condition and results of operations.

ANTI-TAKEOVER PROVISIONS IN APSG’S CHARTER DOCUMENTS, APSG’S SHAREHOLDER RIGHTS PLAN AND TEXAS LAW COULD PREVENT OR DELAY A CHANGE IN CONTROL OF APSG.

Certain anti-takeover provisions applicable to the governance of APSG could prevent or delay an acquisition of APSG’s business at a premium price or at all. Some of these provisions are contained in APSG’s articles of incorporation as well as in a shareholder rights plan adopted by APSG. Others are contained in the Texas statutory law governing corporations. These provisions may have the effect of delaying, making more difficult or preventing a change in control or acquisition of APSG by means of a tender offer, a proxy contest or otherwise. These provisions are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of APSG first to negotiate with APSG.

APSG’s articles of incorporation provide that APSG may not engage in certain business combinations with a corporation, subsidiary of a corporation, person, or other entity which is the beneficial owner, directly or indirectly, of twenty percent or more of APSG’s outstanding voting shares unless either certain requirements are first satisfied or the transaction is approved by the affirmative vote of no less than two-thirds of the shares of APSG common stock present in person or by proxy as a meeting where at least 80% of the APSG common shares are represented (in person or by proxy).

Under APSG’s shareholder rights plan, each outstanding share of common stock has attached to it one purchase right. Each purchase right entitles its holder to purchase from APSG a unit consisting of one one-thousandth of a share of Series A junior participating preferred stock at a price subject to adjustment. This could prevent or delay a change in control of APSG.

Articles 13.01 through 13.08 of the Texas Business Corporations Act provide that a Texas corporation may not engage in certain business combinations, including mergers, consolidations, and asset sales, with a person, or an affiliate or associate of such person, who is an “affiliated shareholder” (generally defined as the holder of twenty percent or more of the corporation’s voting shares) for a period of three years from the date such person became an affiliated shareholder unless (i) the business combination or purchase or acquisition of shares made by the affiliate shareholder was approved by the board of directors of the corporation before the affiliated shareholder became an affiliated shareholder; or (ii) the business combination was approved by the affirmative vote of the holders of at least 66 2/3% of the outstanding voting shares of the corporation not beneficially owned by the affiliated shareholder, at a meeting of shareholders called for that purpose (and not by written consent), not less than six months after the affiliated shareholder became an affiliated shareholder. Neither APSG’s articles of incorporation nor its bylaws contain any provision expressly providing that APSG will not be subject to the Texas anti-takeover statute. The Texas anti-takeover statute may have the effect of inhibiting a non-negotiated merger or other business combination involving APSG, even if such event(s) would be beneficial to APSG shareholders.

AS A HOLDING COMPANY, APSG’S FINANCIAL CONDITION AND RESULTS OF OPERATIONS ARE DEPENDENT ON ITS SUBSIDIARIES.

APSG is principally a holding company with assets consisting primarily of cash and investment securities. APSG’s ability to pay its operating expenses and to service its indebtedness is dependent upon the cash and marketable securities of its subsidiaries and its ability to receive funds from such subsidiaries through loans, dividends or otherwise. The subsidiaries are legally distinct entities and have no obligation, contingent or otherwise, to make funds available to APSG for such obligations. In addition, the ability of APSG’s subsidiaries to make such payments is subject to applicable state laws, and claims of the subsidiaries’ creditors will generally have priority as to the assets of such subsidiaries. After the merger, the ability of APIC to pay dividends to APSG or redeem any of the APIC preferred stock that will be held by APSG is subject to regulation by the Texas Department of Insurance, which may limit or prevent payment of any such dividends. Pursuant to such regulatory authority, the Texas Department of Insurance will prohibit APIC from paying dividends to APSG on the APIC common stock, or redeeming any of the APIC preferred stock that will be held by APSG, in any fiscal year unless and until APSG has complied with the redemption and dividend payment obligation to the holders of APSG Series A redeemable preferred stock for that year. APSG has agreed that, without prior approval of the Texas Department of Insurance, aggregate annual dividends on APIC common stock and payments made to redeem APIC preferred stock held by APSG may not exceed the lesser of 10% of APIC’s prior year-end policyholder surplus or APIC’s prior year net income, and in no event may exceed APIC’s earned surplus. By way of illustration, if this dividend and redemption restriction had been in place in 2003, 2004 and 2005, possible dividends for those years would have been limited to $202,305, $357,268 and $870,465, respectively. Accordingly, there can be no assurance that APSG’s subsidiaries will be able to pay funds to it or that such funds, if any, received by it will be sufficient to enable it to meet its obligations.

MANAGEMENT SHAREHOLDERS OF APSG HAVE SIGNIFICANT CONTROL OF APSG AND THE ABILITY TO INFLUENCE THE APPROVAL OF MATTERS FOR WHICH SHAREHOLDER VOTING IS INVOLVED.

Before and after giving effect to the exchange of APSG common stock offered in the merger, APSG’s executive officers and directors and their affiliates will beneficially own approximately 33% and 20%, respectively, of APSG outstanding common stock, assuming full conversion of all options exercisable within 60 days of September 30, 2006, that they may beneficially own. As a result, APSG’s management will be able to influence and possibly control the election of APSG’s board of directors and the outcome of other corporate actions requiring shareholder approval.

APSG’S SUBSIDIARIES AND APIE OPERATE IN HIGHLY COMPETITIVE BUSINESSES AGAINST COMPETITORS WITH GREATER FINANCIAL, MARKETING, TECHNOLOGICAL, PERSONNEL AND OTHER RESOURCES.

The industries in which APSG operates are highly competitive. Many of APSG’s competitors possess greater financial, marketing, technological and other resources. There can be no assurance that APSG will be able to continue to compete successfully.

APSG’s subsidiaries, including APS Financial Corporation, or APS Financial, APS Clearing, Inc., or APS Clearing, and APS Asset Management, Inc., or Asset Management, are each engaged in a highly competitive business. Their competitors include, with respect to one or more aspects of their business, all of the member organizations of the New York Stock Exchange and other registered securities exchanges, all members of the NASD, registered investment advisors, members of the various commodity exchanges and commercial banks and thrift institutions. In many instances, APS Financial and Asset Management compete directly with these organizations. In addition, there is competition for investment funds from the real estate, insurance, banking and thrift industries.

Substantially all of APSG’s revenue from the insurance services segment is currently attributable to FMI providing management services to APIE. Currently, because FMI’s management fee is based on the combination of statutory earned premiums of APIE and a percentage of APIE’s statutory profits subject to a cap based on premium levels, APSG’s revenue attributable to FMI’s operations can be adversely affected by competition faced by APIE. After the merger, APSG’s revenue attributable to APIE’s operations will remain susceptible to being adversely affected by APIE’s competition. APIE competes with several insurance carriers, including Medical Protective Insurance Company, Texas Medical Liability Trust, ProAssurance, The Doctors Company and the Texas Medical Liability Insurance Underwriting Association (JUA). Moreover, with the successful passing of tort reform legislation in late 2003, additional companies have re-entered the Texas market, resulting in further increases in competition.

APSG’S FINANCIAL SERVICES BUSINESS IS SUBJECT TO EXTENSIVE GOVERNMENT REGULATION.

The securities industry is subject to extensive governmental supervision, regulation and control by the SEC, state securities commissions and self-regulatory organizations, which may conduct administrative proceedings that can result in censure, fine, suspension or expulsion of APS Financial or any of its officers or employees. The NASD regulates APSG’s financial services business’ marketing activities. The NASD can impose certain penalties for violations of its advertising regulations, including censures or fines, suspension of all advertising, the issuance of cease-and-desist orders or the suspension or expulsion of a broker-dealer or any of its officers or employees.

APSG’s ability to comply with all applicable laws and rules is largely dependent on its establishment and maintenance of a system to ensure compliance with these laws and rules, as well as its ability to attract and retain qualified compliance personnel. APSG could be subject to disciplinary or other actions due to claimed noncompliance in the future, which could have a material adverse effect on its business, financial condition and operating results.

APSG cannot control whether the federal or state governments or self-regulatory organizations having jurisdiction over APSG’s securities brokerage business will adopt regulations or take other actions, such as the failure to renew or the revocation of required licenses and certifications, that would have a material adverse effect on APSG’s business, financial condition and results of operations. In addition, APSG’s operations and profitability may be affected by additional legislation, changes in rules promulgated by the SEC, NASD, the Board of Governors of the Federal Reserve System, the various stock exchanges and other self-regulatory organizations, and state securities commissions, or changes in the interpretation or enforcement of existing laws or rules.

APSG AND APIE ARE EXPOSED TO INTEREST RATE AND INVESTMENT RISK.

Changes in interest rates could have an impact at APSG’s broker/dealer subsidiary, APS Financial. As interest rates rise bond prices fall and vice-versa. Since revenues at APS Financial are primarily recorded as commissions earned on the trading of fixed income securities, a rise in interest rates will cause a drop in the yield of these securities and will generally result in customers being cautious about committing funds or selling their positions, thus negatively affecting commissions earned. The general level of interest rates may trend higher or lower following the merger, and this move may impact APSG’s level of business in different fixed income sectors. A volatile interest rate environment following the merger could also impact APSG’s business as this type of market condition can lead to investor uncertainty and their corresponding willingness to commit funds.

As of September 30, 2006, APSG’s recorded basis in debt and equity securities was approximately $20,000,000. A material, other than temporary, decline in the value of any of these investments could have a material adverse effect on APSG’s financial condition and results of operations. A decline in the value of equity securities, evidenced by lower prices traded for the common stock of these companies, might occur for several reasons, including poor financial performance, obsolescence of the service or product provided or any other news deemed to be negative by the investing public. A decline in the value of debt securities might occur for the same reasons above as well as due to an increase in interest rates.

APIE is principally exposed to three types of market risk related to its investment operations, including credit risk, interest rate risk and equity price risk.

APIE has exposure to credit risk primarily as a holder of investment grade fixed income securities. However, even investment grade securities can rapidly deteriorate and result in significant losses.

The value of the fixed income securities is also subject to interest rate risk. As market interest rates decrease, the portfolio value increases with the opposite holding true in rising interest rate environments.

Equity securities are subject to equity price risk, which is defined as the potential for loss in market value due to a decline in equity prices. The value of common stock equity investments is dependent upon the general conditions in the securities markets and the business and financial performance of the individual companies in the portfolio. Values are typically based on future economic prospects as perceived by investors in the equity markets.

APSG IS SUBJECT TO MARKET FORCES BEYOND ITS CONTROL WHICH COULD IMPACT IT MORE SEVERELY THAN ITS COMPETITORS.

APSG’s securities brokerage business, like other securities firms, is directly affected by economic and political conditions, broad trends in business and finance and changes in volume and price levels of securities transactions. In recent years, the U.S. securities markets have experienced significant volatility. If APSG’s trading volume decreases, its revenues decline. Also, when trading volume is low, its profitability is adversely affected because its overhead remains relatively fixed, despite lower compensation costs associated with commission revenues. Severe market fluctuations could have a material adverse effect on APSG’s business, financial condition and operating results. Some of APSG’s competitors with more diverse product and service offerings might withstand such a downturn in the securities industry better than APSG would.

APS FINANCIAL’S CUSTOMERS MAY DEFAULT ON THEIR MARGIN ACCOUNTS, EFFECTIVELY PASSING THEIR LOSSES ON TO APSG.

APSG’s securities brokerage customers sometimes purchase securities on margin through APSG’s clearing organization; therefore APSG is subject to risks inherent in extending credit. This risk is especially great when the market is rapidly declining. In such a decline, the value of the collateral securing the margin loans could fall below the amount of a customer’s indebtedness. Specific regulatory guidelines mandate the amount that can be loaned against various security types. APS Financial rigorously adheres to these guidelines and in a number of instances exceeds those requirements. Independent of APSG’s review, its corresponding clearing organization independently maintains a credit review of APSG’s customer accounts. If customers fail to honor their commitments, the clearing organization would sell the securities held as collateral. If the value of the collateral were insufficient to repay the loan, a loss would occur, which APSG may be required to fund. Any such losses could have a material adverse effect on APSG’s business, financial condition and operating results.

APS FINANCIAL MUST MAINTAIN CERTAIN NET CAPITAL REQUIREMENTS THAT COULD SLOW APSG’S EXPANSION PLANS OR PREVENT PAYMENTS OF DIVIDENDS.

The SEC, NASD and various other regulatory agencies have stringent rules with respect to the maintenance of specific levels of net capital by securities broker-dealers. Net capital is the net worth of a broker or dealer (assets minus liabilities), less deductions for certain types of assets. If a firm fails to maintain the required net capital, it may be subject to suspension or revocation of registration by the SEC and suspension or expulsion by the NASD, and could ultimately lead to the firm’s liquidation. If such net capital rules are changed or expanded, or if there is an unusually large charge against net capital, operations, such as trading activities, that require the intensive use of capital would be limited. APSG’s ability to pay dividends on its common stock, repay debt and redeem or purchase shares of its outstanding stock could be severely restricted. A significant operating loss or an extraordinary charge against net capital could adversely affect the ability of APS Financial to expand or even maintain its present levels of business, which could have a material adverse effect on APSG’s business, financial condition and operating results.

APSG’S TRADING SYSTEMS MAY FAIL, RESULTING IN TRADING AND SERVICE INTERRUPTIONS, A POTENTIAL LOSS OF REVENUES OR POSSIBLE LITIGATION.

APSG’s securities brokerage business receives and processes trade orders through internal trading software and touch-tone telephones and depends heavily on the integrity of the electronic systems supporting this type of trading. Heavy stress placed on its systems during peak trading times could cause its systems to operate too slowly or fail. If APSG’s systems or any other systems in the trading process slow down significantly or fail even for a short time, its customers would suffer delays in trading, potentially causing substantial losses and possibly subjecting APSG to claims for such losses or to litigation claiming fraud or negligence. During a systems failure, APSG may be able to take orders by telephone; however, only associates with securities broker’s licenses can accept telephone orders, and an adequate number of associates may not be available to take customer calls in the event of a systems failure. In addition, a hardware or software failure, power or telecommunications interruption or natural disaster could cause a system failure. Any systems failure that interrupts APSG’s operations could negatively impact its business, financial condition and operating results.

FAILURE OF THIRD-PARTY VENDORS TO PROVIDE CRITICAL SERVICES COULD HARM APSG’S BUSINESS.

APSG relies on a number of third parties to assist in the processing of its transactions, including online and internet service providers, back office processing organizations, and market makers. Any problems caused by these third parties, including as a result of their not providing APSG their services for any reason or their performing their services poorly, could have negatively impact APSG’s business, financial condition and operating results.

APIC’S MEDICAL MALPRACTICE INSURANCE BUSINESS WILL BE SUBJECT TO EXTENSIVE GOVERNMENT REGULATION.

Insurance businesses are subject to extensive regulation by state insurance authorities in each state in which they operate. Regulation is intended for the benefit of policyholders rather than stockholders. In addition to the amount of dividends and other payments that can be made by APIC, these regulatory authorities have broad administrative and supervisory power relating to licensing requirements, trade practices, capital and surplus requirements, investment practices and rates charged to insurance customers.

After the merger, these regulations may impede or impose burdensome conditions on rate increases or other actions that APSG may want to take to enhance its operating results, and could affect APSG’s ability to pay dividends on its common stock. In addition, APSG may incur significant costs in the course of complying with regulatory requirements. Also, APSG’s ability to grow APIC through premiums and additional capacity could be limited due to surplus and risk-based capital requirements under the financial regulatory guidelines of the Texas Department of Insurance.

APSG’S REVENUES AND OPERATING PERFORMANCE MAY FLUCTUATE WITH INSURANCE BUSINESS CYCLES.

Growth in premiums written in the medical professional liability industry has fluctuated significantly over the past 10 years as a result of, among other factors, changing premium rates. The cyclical pattern of such fluctuation has been generally consistent with similar patterns for the broader property and casualty insurance industry, due in part to the participation in the medical professional liability industry of insurers and reinsurers which also participate in many other lines of property and casualty insurance and reinsurance. Historically, the financial performance of the property and casualty insurance industry has tended to fluctuate in cyclical patterns characterized by periods of greater competition in pricing and underwriting terms and conditions, followed by periods of capital shortage, lesser competition and increasing premium rates.

MARKET CONDITIONS COULD CAUSE REINSURANCE TO BE MORE COSTLY OR UNAVAILABLE FOR APIC.

As part of APIE’s overall risk management strategy, it currently purchases reinsurance for amounts of risk from $250,000 up to $1,000,000. After the merger, if APIC is unable to maintain its current reinsurance coverage or to obtain other reinsurance coverage in adequate amounts and at favorable rates, APIC may be adversely affected by losses or have to reduce the amount of risk it underwrites. APIC’s inability to maintain, obtain or renew insurance coverage could then have a direct adverse effect on APSG’s results of operations and financial condition. APIE’s current reinsurance contracts do not have a change of control provision and will not have to be renegotiated as a result of the merger.

GEOGRAPHIC CONCENTRATION MEANS THAT APIC’S PERFORMANCE MAY BE AFFECTED BY ECONOMIC, REGULATORY AND DEMOGRAPHIC CONDITIONS OF ITS OPERATIONS WITHIN THE STATE OF TEXAS.

Because APIC’s business will be concentrated primarily in Texas, adverse developments in Texas may have a disproportionately greater affect on APSG’s insurance operations after the merger than they would have if APIC did business in more diverse markets.

CHANGES IN THE HEALTH CARE INDUSTRY COULD HAVE A MATERIAL IMPACT ON APSG’S INSURANCE OPERATIONS.

APIE currently derives, and after the merger APSG’s insurance operations will derive, substantially all of its medical professional liability insurance premiums from physicians and other individual healthcare providers, physician groups and smaller healthcare facilities. Significant attention has recently been focused on reforming the healthcare industry at both the federal and state levels. In recent years, a number of factors related to the emergence of managed care have negatively impacted or threatened to impact the practice of medicine and economic independence of medical professionals. Medical professionals have found it more difficult to conduct a traditional fee-for-service practice and many have been driven to join or contractually affiliate with provider-supported organizations. Such change and consolidation may result in the elimination of, or a significant decrease in, the role of the physician in the medical professional liability insurance purchasing decision and could reduce APIE’s, and after the merger APSG’s, medical professional liability premiums as groups of insurance purchasers may be able to retain more risk.

THE PASSAGE OF TORT REFORM AND THE SUBSEQUENT REVIEW OF SUCH LAWS BY THE COURTS COULD HAVE A MATERIAL IMPACT ON APSG’S INSURANCE OPERATIONS.

Tort reforms generally restrict the ability of a plaintiff to recover damages by imposing one or more limitations, including, among other limitations, eliminating certain claims that may be heard in a court, limiting the amount or types of damages, changing statutes of limitation or the period of time to make a claim, and/or limiting venue or court selection. Texas enacted legislation in 2003 specifically directed at medical malpractice liability insurance reform. Among the more significant aspects of the legislation were caps on non-economic damages and caps on non-economic damages against a single institution and against all health-care institutions combined.

While the effects of tort reform would appear to be generally beneficial to APSG’s insurance business after the merger, there can be no assurance that such reforms will be effective or ultimately upheld by the courts in the various states. Further, if tort reforms are effective, the business of providing professional and other liability insurance may become more attractive, thereby causing an increase in competition for APSG’s insurance business. In addition, there can be no assurance that the benefits of tort reform will not be accompanied by regulatory actions by state insurance authorities that may be detrimental to APSG’s insurance business such as expanded coverage requirements and premium rate limitations or rollbacks. Also, the tort reform legislation, and the caps on non-economic damages, could change as a result of challenges in the courts or by future legislation.

IF APIC IS UNABLE TO OBTAIN A FAVORABLE FINANCIAL STRENGTH RATING, IT MAY BE MORE DIFFICULT FOR APIC TO WRITE NEW BUSINESS OR RENEW ITS EXISTING BUSINESS.

Third party rating agencies assess and rate the claims-paying ability of insurers based upon criteria established by the agencies. The financial strength ratings assigned by rating agencies to insurance companies represent independent opinions of financial strength and ability to meet policyholder obligations and are not directed toward the protection of investors. These ratings are not recommendations to buy, sell, or hold any security and are not applicable to the securities being offered by this prospectus.

Financial strength ratings are used by agents and clients as an important means of assessing the financial strength and quality of insurers. The inability of APIC to obtain a meaningful rating within a reasonable period of time could adversely affect APIC’s ability to sell insurance policies and inhibit it from competing effectively. If market conditions for APIC’s insurance become more competitive, competitors with higher financial strength ratings might have a competitive advantage. These results could have a material adverse effect on APSG’s results of operations and financial condition.

THE UNPREDICTABILITY OF COURT DECISIONS COULD HAVE A MATERIAL IMPACT ON APIC’S RESULTS OF OPERATIONS.

APIC’s results of operations may be adversely affected by court decisions that expand the liability on its policies after they have been issued and priced or by a judiciary’s decision to accelerate the resolution of claims through an expedited court calendar, thereby reducing the amount of investment income APIC would have earned on related reserves. Additionally, a significant jury award, or series of awards, against one or more of APIC’s insureds could require APIC to pay large sums of money in excess of its reserved amounts. APIC’s policy to aggressively litigate claims against its insureds that it considers unwarranted or claims where settlement resolution cannot be achieved may increase the risk that APIC may be required to make such payments.

APIC could become subject to claims for extra-contractual obligations or losses in excess of policy limits in connection with its policyholders’ insurance claims. These claims are sometimes referred to as “bad faith” actions as it is alleged that the insurance company failed to negotiate a settlement of a claim in good faith within the insured’s policy limit. APIE currently maintains insurance in the form of a component of its ceded reinsurance for such occurrences, which serves to mitigate exposure to such claims. However, the assertion of multiple claims for extra-contractual obligations in a single year or one or more large claims in a single year could result in potential exposure materially in excess of insurance coverage or in increased costs of such insurance coverage. Such occurrences could have a material adverse effect on APSG’s results of operations and financial condition.

APIE’S LOSS RESERVES ARE BASED ON ESTIMATES AND MAY BE INADEQUATE TO COVER ACTUAL LOSSES.

As a risk bearing insurance entity, APIE must establish and maintain reserves for its estimated liability for losses and loss adjustment expense. APIE establishes loss reserves in its financial statements that represent an estimate of amounts needed to pay and administer claims with respect to insured events that have occurred, including events that have not yet been reported to APIE. Loss reserves are estimates of the ultimate cost of individual claims based on actuarial estimation techniques and are inherently uncertain. Judgment is required in applying actuarial techniques to determine the relevance of historical payment and claim closure patterns under current facts and circumstances. APIE periodically reviews its established reserves and may adjust reserves based on the results of these reviews. These adjustments could be significant. If APIE changes its estimates, these changes are reflected in results of operations during the period in which they are made. After the merger, if any changes in estimates occur, APSG will record the effects in its financial statements.

IF APIC DOES NOT EFFECTIVELY PRICE ITS INSURANCE POLICIES, FINANCIAL RESULTS WILL BE ADVERSELY AFFECTED.

APIC’s premium rates are established when coverage is initiated and based on factors which include estimates of expected losses generated from the policies APIC underwrites. As do most medical malpractice insurance carriers, APIC analyzes many factors when pricing a policy, including the policyholder’s prior loss history, medical specialty and practicing territory. Inaccurate information regarding a policyholder’s past claims experience puts APIC at risk for mispricing its policies. When initiating coverage on a policyholder, APIC must rely on the claims information provided by the policyholder or previous carriers to properly estimate future claims exposure. If the claims information is not accurately stated, APIC could underprice its policies by using claims estimates that are too low. As a result, actual costs for providing insurance coverage to policyholders may be significantly higher than associated premiums. After the merger, APSG assumes the risk that policies in force were written at inadequate premium rates.

INFORMATION ABOUT APSG

General

APSG, through its subsidiaries, provides services that include management services to APIE and brokerage and investment services to individuals and institutions.

APSG was organized in October 1974 under the laws of the State of Texas. Its principal executive office is at 1301 S. Capital of Texas Highway, Suite C-300, Austin, Texas 78746, and its telephone number is (512) 328-0888. Its website is www.amph.com. APSG makes available free of charge on its website its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and any amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC.

Financial information about APSG’s industry segments is disclosed in Note 16 to its audited consolidated financial statements included herein.

APSG’s Insurance Services

APS Insurance Services, Inc., or Insurance Services, is a wholly owned subsidiary of APSG. Prior to October 1, 2003, APSG owned 80% of Insurance Services. On October 1, 2003, APSG acquired the remaining 20% minority interest in Insurance Services for approximately $2,050,000 in cash (see Note 14 to its audited consolidated financial statements included herein). Insurance Services, through its wholly owned subsidiaries FMI and American Physicians Insurance Agency, Inc. provides management services to APIE. FMI, the attorney-in-fact for APIE provides these services under the terms of a management agreement. The management agreement provides for full management by FMI of the affairs of APIE under the direction of APIE’s board of directors. Subject to the direction of the APIE board, FMI, sells and issues policies, investigates, settles and defends claims, and otherwise manages APIE’s day to day operations. FMI pays certain salaries and personnel related expenses, rent and office operations costs and information technology costs, as provided in the management agreement. APIE is responsible for the payment of all claims, claims expenses, peer review expenses, directors’ fees and expenses, legal, actuarial and auditing expenses, its taxes, outside agent commissions and certain other specific expenses.

The management agreement with FMI obligates APIE to pay management fees to FMI based on APIE’s earned premiums before payment of reinsurance premiums. The management fee percentage is 13.5% of earned premium. In addition, any pre tax profits of APIE will be shared equally with FMI (profit sharing) so long as the total amount of profit sharing does not exceed 3% of earned premiums. FMI provides these management services only to APIE. APSG’s revenues from this segment were 46%, 48% and 36% of its total revenues in 2005, 2004 and 2003, respectively, and 48% of its total revenues in the first nine months of 2006.

See “Revenues and Industry Segment” on page 73 for a discussion of APIE revenues and APIC revenues after the merger.

Substantially all of APSG’s revenue from the insurance services segment was attributable to FMI providing management services to APIE. More information about FMI’s relationship with APIE is available in “Information About APIE—Relationship with Attorney-In-Fact” on page 75.

APSG’s Financial Services

Through its subsidiaries, APS Financial Corporation, or APS Financial, APS Clearing, Inc., or APS Clearing, and APS Asset Management, Inc., or Asset Management, APSG provides investment and investment advisory services to institutions and individuals throughout the United States. APSG’s revenues from this segment were 54%, 52% and 64% of its total revenues in 2005, 2004 and 2003, respectively, and 52% of its total revenues in the first nine months of 2006.

APS Financial is a fully licensed broker/dealer that provides brokerage and investment services primarily to institutional and high net worth individual clients. APS Financial also provides portfolio accounting, analysis, and other services, to insurance companies and banks. Although these other services account for only a small portion of the revenues of APS Financial, they can be instrumental in maintaining the business of some clients. APS Financial has its main office in Austin, Texas.

APS Financial charges commissions on both exchange and over-the-counter, or OTC, transactions in accordance with industry practice. When APS Financial executes OTC transactions as a dealer, it receives, in lieu of commissions, markups or markdowns.

APS Financial is a member of the National Association of Securities Dealers, Inc., or NASD, and the Securities Investor Protection Corporation, or SIPC, and, in addition, is licensed in 44 states and the District of Columbia.

Every registered broker/dealer doing business with the public is subject to stringent rules with respect to net capital requirements promulgated by the SEC. These rules, which are designed to measure the financial soundness and liquidity of broker/dealers, specify minimum net capital requirements. As a registered broker/dealer, APS Financial is subject to these rules. Compliance with applicable net capital requirements could limit APS Financial’s operations, such as limiting or prohibiting trading activities that require the use of significant amounts of capital. A significant operating loss or an extraordinary charge against net capital could adversely affect the ability of APS Financial to expand or even maintain its present levels of business. At September 30, 2006, APS Financial was in compliance with all applicable net capital requirements.

APS Financial clears its transactions through Southwest Securities, Inc., or Southwest, on a fully disclosed basis. Southwest also processes orders and floor reports, matches trades, transmits execution reports to APS Financial and records all data pertinent to trades. APS Financial pays Southwest a fee based on the number and type of transactions that Southwest conducts for APS Financial.

APS Clearing was established in 2005 and is dedicated to the clearing and settlement of trades involving syndicated bank loans, trade claims and distressed private loan portfolios. This company seeks to develop business with clients who trade in the high-yield bond market. In addition to marketing to professional hedge funds and institutional clientele, APSG also may receive referral leads from its affiliate companies.

Asset Management, a registered investment adviser under the Investment Advisers Act of 1940, was formed and registered with the SEC in 1998. APSG formed Asset Management to manage fixed income and equity assets for institutional and individual clients on a fee basis. Asset Management’s mission is to provide clients with investment results within specific client-determined risk parameters.

APSG’s Other Investments

At September 30, 2006, APSG owned less than 1% of the outstanding common stock of HealthTronics, Inc, or HealthTronics (successor by merger to Prime Medical Services, Inc., or Prime Medical), having reduced its ownership from 15% in 2002 with the sale of 1,591,000 shares during 2002. Prior to that sale APSG recorded its pro-rata shares of HealthTronics’ earnings using the equity method of accounting. As a result of its reduced ownership, APSG now accounts for its investment as an available-for-sale equity security, with changes in market value, net of tax, reflected in shareholders’ equity as “accumulated other comprehensive income.” At September 30, 2006, APSG’s investment in HealthTronics common stock has an aggregate fair market value of $600,000 and a cost basis of approximately $488,000.

The common stock of HealthTronics is quoted on the NASDAQ National Market under the symbol “HTRN.” HealthTronics is a Georgia corporation and is required to file annual, quarterly and other reports and documents with the SEC. The summary information in the accompanying consolidated financial statements regarding HealthTronics is qualified in its entirety by reference to such reports and documents. Such reports and documents may be examined and copies may be obtained from the SEC.

At September 30, 2006, APSG owned 385,000, or approximately 4%, of the outstanding shares of Financial Industries Corporation, or FIC. The aggregate purchase price was approximately $5,647,000, which was sourced entirely from APSG’s cash reserves. These shares were not registered when acquired in 2003 but were subject to a registration rights agreement requiring FIC’s best efforts to register them within one year of the transaction. Due to FIC’s delay in filing its Forms 10-K and 10-Q, it has not been able to register these shares and was delisted from the NASDAQ exchange in July 2004.

In 2004, APSG determined that significant declines in FIC’s market price should be considered “other than temporary” as defined in Statements of Financial Accounting Standards (SFAS) No. 115, Accounting for Certain Investments in Debt and Equity Securities, as amended. Consequently, APSG recorded pre-tax charges to earnings totaling $2,567,000 in 2004 and $135,000 in 2005, reducing its cost basis in FIC from $5,647,000, or $14.67 per share, to $2,945,000, or $7.65 per share. During 2006, FIC’s market price has stabilized. As APSG’s adjusted cost basis in FIC is $7.65 and with the stock price above $8.00 per share in 2006, there was no need to take an additional charge in the first nine months of 2006. While APSG currently continues to have the ability and the intent to hold the stock indefinitely, it concluded that the additional uncertainty created by FIC’s late filings, together with the lack of its current financial information, dictated that the 2004 and 2005 declines should be viewed as other than temporary. APSG will continue to monitor and evaluate the situation at FIC and further determine if changes in fair market value of the investment are temporary or “other than temporary.”

Discontinued Operations

Effective November 1, 2002, APSG sold APS Consulting as APSG determined the division’s operations were not consistent with its long-term strategic plan. APSG sold all of its APS Consulting shares for a de minimus amount of cash plus a $250,000 seven-year term note at the prime rate plus 3%. APSG’s existing contract, which was entered into on October 1, 2002, and states that APSG will provide administrative support services to APS Consulting for a period of approximately seven years, remains in effect. The fees that APSG will receive under this contract are dependent on APS Consulting’s pre-tax earnings, but may not be less than $200,000 or more than $518,000 over the life of the agreement. Because APSG was dependent upon the future successful operation of APS Consulting to collect its proceeds from the disposal and because APSG had a security interest in the assets of APS Consulting, its retained risk of loss precluded it from recognizing the divestiture of APS Consulting under the guidance of FASB Interpretation No 46. Accordingly, APSG did not recognize the divestiture of APS Consulting and continued to consolidate the division as an entity in which APSG had a variable interest that would absorb the majority of the entity’s operating losses if they occurred.

Effective November 1, 2003, APS Consulting was able to obtain third party financing and repay its note payable to APSG in exchange for its agreeing to discount the note by $35,000. APSG provided no guarantees or credit enhancements in connection with APS Consulting securing this financing. Accordingly, APSG no longer has a risk of loss related to these operations and have recognized the transaction as a divestiture. As a result, APSG ceased consolidation of APS Consulting financial statements effective November 1, 2003. APSG recognized a gain in 2003 of $27,000, net of tax, and administrative support fees totaling $42,000 in the first nine months of 2006, $103,000 in 2005, $47,000 in 2004 and $98,000 in 2003.

Competition

Insurance Services. Substantially all of APSG’s revenue from this segment was attributable to FMI providing management services to APIE. Because FMI’s management fee is based on the combined earned premiums and profits of APIE, APSG’s revenue can be adversely affected by APIE’s competition. While there is no direct competition with respect to providing management services to APIE, APIE does compete with several insurance carriers, including Medical Protective Insurance Company, Texas Medical Liability Trust, ProAssurance, The Doctors Company and the Texas Medical Liability Insurance Underwriting Association (JUA). These companies are considered APIE’s competitors because they are the companies to whom policyholders who cancel their policies with APIE typically move. APIE competes with these companies on a variety of factors including price, customer service, expertise in claims handling, policy coverage, risk management services and financial strength. In premiums written and asset size, Texas Medical Liability Insurance Underwriting Association (JUA) is of equal size with APIE and Medical Protective Insurance Company, Texas Medical Liability Trust, ProAssurance and The Doctors Company are significantly larger than APIE. With the successful passing of tort reform legislation in late 2003, additional companies have re-entered the Texas market, resulting in increased competition.

Financial Services. APS Financial, APS Clearing and Asset Management are engaged in a highly competitive business. Their competitors include, with respect to one or more aspects of their business, all of the member organizations of the New York Stock Exchange and other registered securities exchanges, all members of the NASD, registered investment advisors, members of the various commodity exchanges and commercial banks and thrift institutions. Many of these organizations are national rather than regional firms and have substantially greater personnel and financial resources than APSG. In many instances APS Financial, APS Clearing and Asset Management compete directly with these organizations. In addition, there is competition for investment funds from the real estate, insurance, banking and thrift industries.

Regulation

Insurance Services. FMI has received certificates of authority from the Texas and Arkansas insurance departments, licensing it on behalf of the subscribers of APIE. APIE, as a reciprocal insurance exchange, is subject to regulation by the insurance departments of the States of Texas and Arkansas. These regulations strictly limit all financial dealings of a reciprocal insurance exchange with its officers, directors, affiliates and subsidiaries. In the case of APIE, these regulations apply to FMI, the attorney-in-fact. Premium rates, advertising, solicitation of insurance, types of insurance issued and general corporate activity are also subject to regulation by the insurance departments of the States of Texas and Arkansas.

Financial Services. APS Financial and Asset Management are subject to extensive regulation under both federal and state laws. The SEC is the federal agency charged with administration of the federal securities and investment advisor laws. Much of the regulation of broker/dealers, however, has been delegated to self-regulatory organizations, principally the NASD and the national securities exchanges. These self-regulatory organizations adopt rules (subject to approval by the SEC) which govern the industry and conduct periodic examinations of member broker/dealers. APS Financial is also subject to regulation by state and District of Columbia securities commissions.

The regulations to which APS Financial is subject cover all aspects of the securities business, including sales methods, trade practices among broker/dealers, uses and safekeeping of customers’ funds and securities, capital structure of securities firms, record keeping and the conduct of directors, officers and employees. Additional legislation, changes in rules promulgated by the SEC and by self-regulatory organizations, or changes in the interpretation or enforcement of existing laws and rules, may directly affect the method of operation and profitability of APS Financial and, accordingly, APSG. The SEC, self-regulatory organizations and state securities commissions may conduct administrative proceedings that can result in censure, fine, suspension or expulsion of APS Financial and/or its officers or employees. The principal purpose of regulation and discipline of broker/dealers is the protection of customers and the securities markets, rather than protection of creditors and shareholders of broker/dealers.

APS Financial, as a registered broker/dealer and NASD member organization, is required by federal law to belong to the SIPC. When the SIPC fund falls below a certain minimum amount, members are required to pay annual assessments in varying amounts not to exceed 0.5% of their adjusted gross revenues to restore the fund. The SIPC fund provides protection for customer accounts up to $500,000 per customer, with a limitation of $100,000 on claims for cash balances.

Revenues and Industry Segments

The information required by Regulation S-K Items 101(b) and 101(d) related to financial information about segments and financial information about sales is contained in Note 16 to its accompanying audited consolidated financial statements included herein.

Employees

As of September 30, 2006, APSG employed, on a full time basis, approximately 109 persons, including 63 by Insurance Services, 38 by APS Financial and APS Clearing, and 8 directly by APSG. APSG considers its employee relations to be good. None of APSG’s employees are represented by a labor union and APSG has experienced no work stoppages.

Properties

APSG leases approximately 23,000 square feet of office space from HealthTronics in an office project at 1301 S. Capital of Texas Highway, Suite C-300, Austin, Texas as its principal executive offices.

APSG also leases approximately 1,200 square feet of office space for its insurance services subsidiary at 5401 North Central Expressway, Suite 316, LB #B4, Dallas, Texas.

Legal Proceedings

APSG is involved in various claims and legal actions that have arisen in the ordinary course of its business. APSG believes that any liabilities arising from these actions will not have an adverse effect on its financial condition or results of operations.

Market for Common Equity and Related Stockholder Matters

APSG. APSG’s common stock is currently listed on the NASDAQ Small Cap Market under the symbol “AMPH.” The following table sets forth the range of the quarterly high and low bid prices for fiscal years 2004 and 2005, and the first three quarters of 2006.

	Price Range of Common Stock
	High	Low	Dividends Paid
2004
First quarter	$14.08	$8.31	$—
Second quarter	14.92	8.51	—
Third quarter	10.24	8.50	0.20
Fourth quarter	10.49	9.51	—

2005
First quarter	$13.24	$10.01	$—
Second quarter	13.80	9.25	—
Third quarter	13.30	11.50	0.25
Fourth quarter	13.25	11.37	—

2006
First quarter	$13.86	$12.15	$—
Second quarter	16.25	13.51	0.30
Third quarter	18.73	12.82	—

As of November 6, 2006, there were approximately 199 holders of record of APSG’s common stock. On such date, the last reported sale price of APSG’s common stock was $16.16.

In 2006, 2005 and 2004, APSG declared cash dividends on its common stock of $0.30, $0.25 and $0.20, respectively, per share of common stock amounting to total cash outlays of approximately $838,000, $671,000 and $518,000, respectively. Prior to 2004, APSG had never declared or paid any cash dividends on its common stock. APSG’s policy has been to retain its earnings to finance growth and development. The declaration and payment of any future dividends on APSG’s common stock would be at the sole discretion of its board of directors, subject to its financial condition, capital requirements, future prospects and other factors deemed relevant.

APIE. As a reciprocal insurance exchange, APIE is not listed on any national stock exchange. Generally, dividends may be paid out of earned surplus after the repayment of all refundable deposits outstanding. No such dividend has been paid by APIE since 1984 and none are expected to be paid in the foreseeable future unless the conversion and merger are consummated. If the conversion and merger are consummated, pursuant to its regulatory authority, the Texas Department of Insurance will prohibit APIC from paying dividends to APSG on the APIC common stock, or redeeming any of the APIC preferred stock that will be held by APSG, in any fiscal year unless and until APSG has complied with the redemption and dividend payment obligation to the holders of APSG Series A redeemable preferred stock for that year. Furthermore, APSG has agreed that, without prior approval of the Texas Department of Insurance, aggregate annual dividends on APIC common stock and payments made to redeem APIC preferred stock held by APSG may not exceed the lesser of 10% of APIC’s prior year-end policyholder surplus or APIC’s prior year net income, and in no event may exceed APIC’s earned surplus. By way of illustration, if this dividend and redemption restriction had been in place in 2003, 2004 and 2005, possible dividends for those years would have been limited to $202,305, $357,268 and $870,465, respectively.

Effect of Merger on Beneficial Owners of more than 5% of APSG’s Common Stock

The following table sets forth certain information as of September 30, 2006, on both a pre-merger and pro forma post-merger basis, regarding the amount and nature of the beneficial ownership of APSG common stock by (a) each person who is known by APSG to be the beneficial owner of more than five percent of the outstanding shares of its common stock, (b) each of APSG’s directors, (c) each of the named executive officers, and (d) all of APSG’s officers and directors as a group:

	Pre Merger		Post Merger
Beneficial Owner	Number of Shares Beneficially Owned (1)	% of Class	Number of Shares Beneficially Owned	% of Class
Hoak Public Equities, LP (2)	138,202	5.0%	138,202	2.9%
Boston Avenue Capital, LLC (3)	263,661	9.6%	263,661	5.5%
Daniel Zeff (4)	274,834	10.0%	274,834	5.7%
First Wilshire Securities Management, Inc. (5)	226,018	8.3%	226,018	4.7%
Kenneth S. Shifrin (6)	657,554	23.3%	657,554	13.4%
Lew N. Little, Jr.	26,500	1.0%	26,500	0.5%
Jackie Majors	41,500	1.5%	41,500	0.9%
William A. Searles	30,000	1.1%	30,000	0.6%
Cheryl Williams	31,063	1.1%	31,063	0.6%
Norris C. Knight, Jr., M.D. (7)	—	—	23,067	0.5%
William J. Peche, M.D. (7)	—	—	29,781	0.6%
W.H. Hayes	60,253	2.2%	60,253	1.2%
Maury L. Magids	91,000	3.2%	91,000	1.9%
Thomas R. Solimine	20,360	0.7%	20,360	0.4%
All officers and directors as a group	1,006,590	32.7%	1,059,438	20.3%

(1)	Includes options exercisable within 60 days of September 30, 2006.
(2)	The address for Hoak Public Equities, LP is 500 Crescent Court, Suite 220, Dallas, TX 75201. We have not been able to determine the person or persons controlling the fund through publicly available information.
(3)	The address for Boston Avenue Capital, LLC is 415 South Boston, 9th Floor, Tulsa, Oklahoma 74103. Charles M. Gillman is the fund manager.
(4)	The address for Daniel Zeff is c/o Zeff Holding Company, LLC, 50 California Street, Suite 1500, San Francisco, CA 94111.
(5)	The address for First Wilshire Securities Management, Inc. is 600 South Lake Street, Suite 100, Pasadena, CA 91106. We have not been able to determine the person or persons controlling the fund through publicly available information.

(6)	The address for Kenneth S. Shifrin is 1301 S. Capital of Texas Highway, Suite C-300, Austin, Texas 78746-6550.
(7)	To be elected to the APSG board of directors at the effective time of the merger. Reflects shares acquirable under options pursuant to the merger agreement and an estimate of the shares received as merger consideration.

Equity Compensation Plan Information as of December 31, 2005

The following table represents securities authorized for issuance under equity compensation plans as of December 31, 2005.

Plan Category	Number of securities to be issued upon exercise of outstanding options, grants and rights.	Weighted-average exercise price of outstanding options, warrants and rights.	Number of securities remaining available for future issuance under equity compensation plans, excluding securities reflected in column (a)
	(a)	(b)	(c)
Equity Compensation plans approved by security holders	621,000	$7.92 Note 1	339,000 Note 2
Equity compensation plans not approved by security holders	none	none	none
Total	621,000	$7.92	339,000

Note 1: Includes 55,963 shares granted under the Deferred Compensation Plan.

Note 2: Excludes shares awarded under the Deferred Compensation Plan, as those are share awards in lieu of cash compensation and have no exercise price.

Share Repurchase Program

APSG announced a share repurchase program on August 17, 2004. It initially authorized the purchase of up to $2,000,000 in common stock, but on December 12, 2005 and June 30, 2006, it was increased by additional increments of $2,000,000 each. In 2005, 139,107 shares were purchased, 45,295 of which were purchased in open market transactions and 93,812 of which were purchased in private transactions. In the first nine months of 2006, 158,010 shares were purchased, all but 39,000 of which were purchased in open market transactions. As of September 30, 2006, APSG had purchased a total of $4,220,000 (324,000 shares) in common stock under the company’s stock repurchase plan since its announcement. APSG’s open market stock repurchases are made in reliance upon the Rule 10b-18 of the Exchange Act safe harbor from certain market manipulation claims for purchases by an issuer of its own common stock. Under this rule, APSG may not open trading in its shares, may not trade in the last thirty minutes of the trading session, may bid no more than the current bid or last trade, and may purchase no more in a single day than 25% of the average daily trading volume for the last four calendar weeks, unless certain rules for larger block trades are followed. APSG’s stock option plan allows it to accept shares owned by an optionee immediately prior to the exercise of an option in payment for the option exercise. Substantially all of the shares acquired in private transactions in 2005 and 2006 were acquired in this manner. Additionally, APSG considers unsolicited offers to sell shares back to APSG and makes a decision on purchasing them based on the price and APSG’s business needs at the time of offer. APSG gives priority in its repurchases to shares offered in option exercises, followed by open market purchases and finally unsolicited offers from shareholders. APSG does not reissue any shares acquired in repurchases, instead canceling them upon acquisition. APSG has suspended its share repurchase program during the time this joint proxy/registration statement is disseminated until the effective time of the merger, in accordance with applicable SEC regulations.

The following table represents stock repurchases under the share repurchase program during 2005 and the first nine months of 2006.

Issuer Purchases of Equity Securities

Period	(a) Total Number of shares Purchased (1)	(b) Average Price Paid per Share	(c) Total Number of Shares Purchased as Part of Publicly Announced Plans or Programs	(d) Maximum Dollar Value of Shares that May yet be Purchased under the Plans or Programs
Jan 1, 2005 – Jan 31, 2005	7,612	$10.43	7,612	$1,654,000
Feb 1, 2005 – Feb 28, 2005	104	11.39	104	1,653,000
Mar 1, 2005 – Mar 31, 2005	14,708	12.07	14,708	1,476,000
Apr 1, 2005 – Apr 30. 2005	7,100	12.94	7,100	1,384,000
May 1, 2005 – May 31, 2005	62,470	12.24	62,470	618,000
Jun 1, 2005 – Jun 30, 2005	—	—	—	618,000
Jul 1, 2005 – Jul 31, 2005	—	—	—	618,000
Aug 1, 2005 – Aug 31, 2005	32,963	12.81	32,963	196,000
Sep 1, 2005 – Sep 30, 2005	3,000	12.55	3,000	158,000
Oct 1, 2005 – Oct 31, 2005	1,450	12.64	1,450	140,000
Nov 1, 2005 – Nov 30, 2005	9,200	12.55	9,200	25,000
Dec 1, 2005 – Dec 31, 2005	500	13.06	500	2,018,000
Jan 1, 2006 – Jan 31, 2006	20,600	13.01	20,600	1,750,000
Feb 1, 2006 – Feb 28, 2006	12,856	12.86	12,856	1,585,000
Mar 1, 2006 – Mar 31, 2006	10,800	13.28	10,800	1,442,000
Apr 1, 2006 – Apr 30, 2006	6,500	14.80	6,500	1,346,000
May 1, 2006 – May 31, 2006	7,710	14.56	7,710	1,234,000
Jun 1, 2006 – Jun 30, 2006	82,431	14.62	82,431	2,029,000
Jul 1, 2006 – Jul 31, 2006	4,711	14.39	4,711	1,961,000
Aug 1, 2006 – Aug 31, 2006	11,402	14.34	11,402	1,797,000
Sep 1, 2006 – Sep 30, 2006	1,000	17.12	1,000	1,780,000

(1)	Of the total shares purchased during these twenty-one months, 164,305 were purchased in open market transactions and 132,812 were purchased in private transactions.

APSG Management’s Discussion and Analysis of Financial Condition and Results of Operations of APSG

General

APSG provides insurance services, including management services to APIE, and financial services, including brokerage and investment services to individuals and institutions.

Insurance Services. APSG provides management services to APIE through its subsidiary, FMI. FMI provides management and administrative services to APIE, a reciprocal insurance exchange that provides medical professional liability insurance. APIE is governed by a board of directors consisting of, as of June 1, 2006, eight physicians and one non-physician. Pursuant to a management agreement and the direction of this board, FMI manages and operates APIE, including performing policy issuance, claims investigation and settlement, and all other management and operational functions. FMI pays certain salaries and personnel related expenses, rent and office operations costs and information technology costs, as provided in the management agreement. APIE is responsible for the payment of all claims, claims expenses, peer review expenses, directors’ fees and expenses, legal, actuarial and auditing expenses, its taxes, outside agent commissions and certain other specific expenses. The management agreement with FMI obligates APIE to pay management fees to FMI based on APIE’s earned premiums before payment of reinsurance premiums. The management fee percentage is 13.5% of earned premium. In addition, any pre tax profits of APIE will be shared equally with FMI (profit sharing) so long as the total amount of profit sharing does not exceed 3% of earned premiums. FMI only provides these management services to APIE. APSG’s revenues from this segment were 46%, 48% and 36% of its total revenues in 2005, 2004 and 2003, respectively, and 48% of its total revenues in the first nine months of 2006. APSG recognizes revenues for the management fee portion based on a percentage of earned premiums on a monthly basis. APSG recognizes revenues for the management fee portion based on profit sharing in the fourth quarter, when it is certain that APIE will have an annual profit. FMI’s assets are not subject to APIE policyholder claims.

Financial Services. APSG provides investment and investment advisory services to institutions and individuals throughout the United States through the following subsidiaries:

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APS Financial. APS Financial is a fully licensed broker/dealer that provides brokerage and investment services primarily to institutional and high net worth individual clients. APS Financial also provides portfolio accounting, analysis, and other services to insurance companies and banks. APSG recognizes commissions revenue, and the related compensation expense, on a trade date basis.

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APS Clearing. APS Clearing facilitates the settlement of trades involving syndicated bank loans, trade claims and distressed private loan portfolios. Trade claims are private debt instruments representing a pre-petition claim on a debtor’s estate. APSG recognized commissions revenue, and the related compensation expense, when the transaction is complete and fully funded.

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Asset Management. Asset Management manages fixed income and equity assets for institutional and individual clients on a fee basis. APSG recognizes fee revenues monthly based on the amount of funds under management.

Other Investments. In addition, as of September 30, 2006, APSG has the following significant investments which are accounted for as available-for-sale securities: (1) APSG owns approximately 97,000 shares of HealthTronics common stock, representing less than 1% of its outstanding common stock, and (2) APSG owns 385,000 shares of FIC, representing approximately 4% of its outstanding common stock. APSG’s policy is to account for investments as available-for-sale securities which requires that APSG assess fluctuations in fair value and determine whether these fluctuations are temporary or “other than temporary” as defined in Statements of Financial Accounting Standards (SFAS) No. 115, Accounting for Certain Investments in Debt and Equity Securities, as amended. Temporary changes in fair value are recognized as unrealized gains or losses excluded from earnings and reported in equity as a component of accumulated other comprehensive income, net of income taxes. Should a decline in an investment be deemed other than temporary, as was the case with APSG’s investment with FIC in both 2004 and 2005, pre-tax charges to earnings will be taken in the period in which the impairment is considered to be other than temporary.

As of September 30, 2006, APSG also had investments totaling $15,318,000 in investment-grade governmental and corporate fixed income securities, which are accounted for as available for sale. These securities are carried at fair value with unrealized gains and losses, net of taxes, reported in equity as a component of accumulated other comprehensive income. As above, APSG would recognize an impairment charge to earnings in the event a decline in fair value below the cost basis if one of these investments is determined to be other than temporary.

Critical Accounting Policies and Estimates

The preparation of APSG’s consolidated financial statements requires it to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses. On an on-going basis, APSG evaluates its estimates, including those related to impairment of assets; bad debts; income taxes; and contingencies and litigation. APSG bases its estimates on historical experience and on various other assumptions that APSG believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

APSG believes the following critical accounting policies and estimates affect its more significant judgments and estimates used in the preparation of its consolidated financial statements. APSG periodically reviews the carrying value of its assets to determine if events and circumstances exist indicating that assets might be impaired. If facts and circumstances support this possibility of impairment, its management will prepare undiscounted and discounted cash flow projections, which require judgments that are both subjective and complex. Management may also obtain independent valuations.

APSG’s financial services revenues are composed primarily of commissions on securities trades and clearing of trade claims and asset management fees. Revenues related to securities transactions are recognized on a trade date basis. Revenues from the clearing and settlement of trades involving syndicated bank loans, trade claims and distressed private loan portfolios are recognized when the transaction is complete and fully funded. Asset management fees are recognized as a percentage of assets under management during the period based upon the terms of agreements with the applicable customers.

APSG’s insurance service revenues related to management fees are recognized monthly at 13.5% of the earned premiums of the managed company. APSG also shares equally any profits of the managed company, to a maximum of 3% of the earned insurance premiums. Any past losses of the managed company are carried forward and applied against earnings before any profits are shared. The profit sharing component is recorded in the fourth quarter based on the audited financial results of the managed company.

When necessary, APSG records an allowance for doubtful accounts based on specifically identified amounts that APSG believes to be uncollectible. If APSG’s actual collections experience changes, revisions to its allowance may be required. APSG has a limited number of customers with individually large amounts due at any given balance sheet date. Any unanticipated change in one of those customers’ credit standing or rating could have a material affect on its results of operations in the period in which such changes or events occur. After all attempts to collect a receivable have failed, the receivable is written off against the allowance.

The carrying amounts for cash and cash equivalents approximate fair value because they mature in less than 90 days and do not present unanticipated credit concerns.

When necessary, APSG records a valuation allowance to reduce its deferred tax assets to the amount that is more likely than not to be realized. While APSG has considered future taxable income and ongoing prudent and feasible tax planning strategies in assessing the need for the valuation allowance, in the event APSG were to determine that it would be able to realize its deferred tax assets in the future in excess of its net recorded amount, an adjustment to the deferred tax asset would increase income in the period the determination was made. Likewise, should APSG determine that it would not be able to realize all or part of its net deferred tax asset in the future, an adjustment to the deferred tax asset would be charged to income in the period the determination was made.

APSG accounts for its equity and fixed income securities as available for sale. In the event a decline in fair value of an investment occurs, management may be required to determine if the decline in market value is other than temporary. Management’s assessments as to the nature of a decline in fair value are based on the quoted market prices at the end of a period, the length of time an investment’s fair value has been in decline and APSG’s ability and intent to hold the investment. If the fair value is less than the carrying value and the decline is determined to be other than temporary, an appropriate write-down is recorded against earnings.

Stock-Based Compensation

In December 2004, the FASB issued a revision (“SFAS No. 123(R)”) to SFAS No. 123, Accounting for Stock-Based Compensation (“SFAS No. 123”), and APSG was required to adopt SFAS No. 123(R) in the first quarter of 2006. SFAS No. 123(R) supersedes Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB No. 25”), and related interpretations, and requires that all stock-based compensation, including options, be expensed at fair value, as of the grant date, over the vesting period. Companies are required to use an option pricing model (e.g.: Black-Scholes or Binomial) to determine compensation expense, consistent with the model previously used in the already required disclosures of SFAS No. 148, Accounting for Stock-Based Compensation-Transition and Disclosure. The adoption of SFAS No. 123(R) has not had a material effect on APSG’s financial position, operations or cash flow.

At September 30, 2006, APSG has two stock-based compensation plans, which are described more fully in Note 12 to its accompanying audited condensed consolidated financial statements included herein. Prior to January 1, 2006, APSG accounted for these plans under the recognition and measurement principles of APB No. 25, under which stock-based employee compensation cost was not reflected in net income, as all options granted under these plans had an exercise price equal to the market value of the underlying common stock on the date of grant. In accordance with SFAS No. 123, as amended by SFAS No. 148, APSG provided footnote disclosure of the pro forma stock-based compensation cost, net loss and net loss per share as if the fair-value based method of expense recognition and measurement prescribed by SFAS No. 123 had been applied to all employee options.

As a result of adopting SFAS No. 123(R) on January 1, 2006, APSG’s pre-tax income for the nine months ended September 30, 2006 is $189,000 less than it would have been if APSG had continued to account for stock-based compensation under APB No. 25. Basic and diluted net income per share would be unchanged if APSG had not adopted SFAS No. 123(R). The adoption of SFAS No. 123(R) had no effect on APSG’s statement of cash flows in the nine months ended September 30, 2006, as stock option expense is a non-cash charge.

Results of Operations

Overview and Business Outlook

Insurance Services revenues for the first nine months of 2006 were 1% higher than the same period in 2005, a year which enjoyed record revenues. Total member’s equity at APIE has grown approximately 57% in 2006 after growing approximately 78% in 2005. Insurance Services revenues are dependent on APIE and if APIE’s surplus continues to grow, this would continue to increase the financial strength of the company and its capacity to write new business and therefore increase the amount of profit in which APSG would be able to share. Beginning in 2006, Insurance Services expects operating expenses to increase over 2005, primarily as a result of anticipated new personnel hires required to support estimated growth in new business and the retention of existing business. Professional fees will be higher after 2006 as a result of the decision by the SEC to require micro-cap companies to comply with Section 404 of the Sarbanes-Oxley Act of 2002. Effective as of May 30, 2006, the board of directors of APSG approved a merger with APIE. Subsequent to the merger, it is anticipated that the Insurance Services management fee revenues derived from the attorney-in-fact contract with APIE would no longer exist and revenues from earned premiums and investment income from APIE as well as results from operations would be reported. See “Information about APIE—Revenues and Industry Segment,” on page 73. For the twelve months ending December 31, 2005 and the nine-months ending September 30, 2006 the management fee revenues reported by Insurance Services was $11,045,000 and $6,815,000, respectively. For the twelve months ending December 31, 2005 and the nine-months ending September 30, 2006 the total revenues reported by APIE was $69,866,000 and $57,295,000, respectively.

APSG’s insurance segment is greatly affected by the profitability of APIE which APSG manages through FMI. Significant increases in the frequency and/or severity of claims brought against APIE’s insured doctors would negatively affect the profitability of APIE, and consequently, the amount of profit, if any, in which APSG would be able to share. This risk has been reduced as a result of physicians renewing at lower limits of coverage. Prior to tort reform legislation in 2003, the Texas market place experienced rate increases as a result of unfavorable claims trending. As rates continued to increase, physicians sought lower limits of coverage in order to lower their cost of coverage. The shift to lower limits resulted in lower premiums being by paid to APIE by physician- policyholders. However, the lower premiums paid as a result of this shift were offset by rate increases of approximately 39%, 13% and 1% in 2002, 2003 and 2004, respectively. In addition, policyholder headcount increased from 2,992 at January 1, 2002 to 4,578 at the end of September 30, 2006 which also offset this shift to lower policy limits. Total gross premiums and maintenance fees written were $70,993,380, $84,570,995, $79,301,001 and $61,560,465 for the year ended December 31, 2003, 2004, 2005 and for the nine months ended September 30, 2006, respectively. Further, tort and insurance reform passed in the State of Texas in 2003 capped non-economic damages and placed restrictions on mass litigation. As a result of tort reform, competitors have re-entered the State of Texas, which has resulted in increased competition and lowering of rates.

APS Financial, the broker/dealer division of APSG’s financial services segment, saw growth in its investment banking division in 2005 and in the first nine months of 2006 while commission revenues from security trading in 2005 mirrored those recorded in 2004, and fell in the first nine months of 2006. APS Clearing, which represents a new revenue stream, was formed in 2005. APS Clearing earns commissions on the trading and clearing of non-security transactions in bank debt and trade claims. The investment banking department was ramped up in 2005 with the hiring of a dedicated investment banker who was successful in closing several private placement transactions. Commission revenues from investment-grade trading was flat in a soft investment climate, while revenues from non-investment grade (high-yield) trades saw an increase, particularly in the latter half of 2005.

For commission revenue generation, bullish, unstable markets provide APSG with the most opportunity. Conversely, stable, bearish markets pose the greatest difficulty in generating income. Uncertainty in world, political and economic events can also be an obstacle to revenue generation. Investors may take a wait-and-see attitude should uncertainty exist.

Although APSG has been fortunate in retaining its key salespersons, a loss of one or more key individuals and/or a loss of one or more key accounts is possible and could have an adverse effect upon earnings.

The nature of the broker/dealer business and the current litigious legal environment in which APSG operates means that there is always the possibility of one or more lawsuits being brought against it. Claims against broker/dealers generally rise in periods of down markets and the more prolonged a downturn, generally the greater risk of litigation.

Although consolidated net earnings were up substantially in 2005 compared to the two previous years, combined net earnings from APSG’s two core segments was down slightly in 2005 compared to 2004. The primary reason for the large increase in consolidated net earnings is the result of unusually high gains on the sales of APSG’s investments in 2005 and unusually high other-than-temporary impairments charges of investments recorded in 2004. Such gains and losses are not likely to be repeated.

First Nine Months of 2006 Compared to First Nine Months of 2005

Revenues from operations decreased $2,413,000 (26%) and $900,000 (4%) in the three and nine month periods ended September 30, 2006, respectively, compared to the same periods in 2005. APSG’s operating income decreased $643,000 (69%) and $522,000 (24%) in the current year three and nine months, respectively, compared to the same periods in 2005. APSG’s net income decreased $986,000 (71%) and $2,046,000 (57%) in the current year three and nine months, respectively, compared to the same periods in 2005. Lastly, APSG’s diluted net income per share decreased $0.34 (71%) and $0.71 (57%) in the current year three and nine month periods ended September 30, 2006, respectively, compared to the same periods in 2005. The reasons for these changes are described below.

Insurance Services. Total revenues from APSG’s insurance services segment decreased $6,000 (0%) for the three months but increased $94,000 (1%) for the nine month periods ended September 30, 2006, compared to the same periods in 2005. The current quarter decrease in revenues is mainly attributable to a management fee revenue decrease of $25,000 (1%) as a result of lower earned premiums at APIE, APSG’s managed medical malpractice insurance company, due to rate decreases implemented in the latter part of 2005. This has resulted in lower written premium of $1.1 million for the nine months ended September 30, 2006 as compared to the same period for 2005. While planned rate decreases have lowered written premium, policyholder retention remains strong at greater than 90% for APIE. Management fee revenues for the nine months ended September 30, 2006 decreased $24,000 (0%) over the comparable period for 2005 for the same reasons noted above for the current quarter. Pass through commissions increased by $58,000 (4%) in the current quarter as a result of higher effective commission rates paid to third party agents in order to increase market share as compared to the same period in 2005. For the nine months ended September 30, 2006, pass through commission revenues were $236,000 (7%) higher than in the same period in 2005 as commission rates and premiums written through agents for new business at APIE remained higher in 2006. As noted in the following paragraph, commissions paid to third party independent agents increased by an equivalent amount, resulting in no impact on net income. Finally, risk management fees decreased $25,000 (60%) and $79,000 (45%) for the three and nine month periods ended September 30, 2006, respectively, compared to the same periods in 2005, as a result of fewer renewals requiring these services and the discontinuation of a high risk management program at the end of 2005. This decrease in risk management fees is the result of two key factors. First, fees are lower due to an improved claims environment following tort reform legislation enacted in 2003, resulting in fewer new business and renewal accounts being placed into the risk management program and thus being required to pay for these services. Second, risk management services continue to be performed, but due to increased competition APSG has occasionally provided these services at no charge.

Insurance services expenses increased $216,000 (7%) and $692,000 (9%) for the three and nine month periods ended September 30, 2006, respectively, compared to the same periods in 2005. Payroll expense increased $117,000 (15%) and $377,000 (16%) for the three and nine month periods ended September 30, 2006, respectively, compared to the same periods in 2005 due in part to merit increases, the addition of new managerial positions, additional staff positions for business development and physician services departments and expensing stock options as required by FAS123(R). Professional fees increased $58,000 (102%) and $105,000 (57%) in the three and nine month periods ended September 30, 2006, respectively, compared to the same periods in 2005 due to consulting costs incurred in the analysis of new policy and claims software. Pass through commissions expense increased $58,000 (4%) and $236,000 (7%) for the three and nine months ended September 30, 2006 compared to the same period in 2005 due to the above-mentioned increase in commissions paid to third party independent agents. Lastly, advertising expense increased $23,000 (141%) and $23,000 (29%) for the three and nine months ended September 30, 2006 compared to the same period in 2005 due to consulting costs associated with increased marketing efforts.

Financial Services. APSG’s financial services revenue decreased $2,407,000 (44%) and $994,000 (8%) in the three and nine months ended September 30, 2006, respectively compared to the same periods in 2005. The primary contributing factor to these lower revenue figures is the fact that commissions earned at APSG’s broker/dealer company, APS Financial, were down in 2006. Commission income, derived mostly from transactions in the fixed income market in both investment and non-investment grade securities, were down $2,915,000 (58%) and $3,935,000 (34%) for the three and nine month periods ended September 30, 2006, respectively, compared to the same periods in 2005. There continues to be various economic factors causing this slowdown in trading activity including poor investment fundamentals such as a rising interest rate environment with an inverted yield curve, volatility in certain corporate sectors and volatile energy prices. As a result of these difficult conditions APS Financial consolidated trading into its main office in Austin, Texas and closed its Houston office in the third quarter of 2006. Though the Houston office generated commission revenues of approximately $1.2 million during the first nine months of 2006 and $2.6 million for all of 2005, it had become unprofitable during the past twelve months. Partially offsetting lower commissions were revenues derived from other businesses, including investment banking and distressed bank debt/trade claim trading which contributed in the aggregate an increase of $508,000 (148%) and $2,943,000 (483%) for the current year three and nine month periods, respectively, compared to the same periods in 2005.

APSG’s financial services expenses decreased $1,883,000 (39%) and $661,000 (6%) in the three and nine month periods ended September 30, 2006, respectively, compared to the same periods in 2005. The primary reason for the decrease was a $1,628,000 (49%) and $932,200 (13%) decrease in commission expense in the current three and nine month periods, respectively, compared to the same periods in 2005 as a result of the above-mentioned decline in broker/dealer commissions earned. Adding to the variance in the current year quarter was a decrease of $227,000 (57%) in incentive compensation expense, the result of lower net earnings in the period. Partially offsetting these variances was an increase in payroll of $43,000 (9%) and $291,000 (23%) for the three and nine months periods in 2006, respectively, as compared to the same periods in 2005 as a result of continued personnel expansion in APSG’s investment banking and bank debt/trade claim businesses.

General and Administrative Expense. General and administrative expenses decreased $137,000 (24%) and $525,000 (27%) in the three and nine month periods ended September 30, 2006, respectively, compared to the same periods in 2005. The current year three month decrease is primarily due to lower incentive compensation expense. Incentive compensation, a formula driven expense calculated in part on net earnings, decreased $109,000 (46%) due to much lower investment gains in 2006. The current year nine month decrease is due to lower legal and professional fees, lower salaries and lower management incentive compensation. Salaries declined $79,000 (13%) in the nine month period ended September 30, 2006 compared to the same period in 2005 as a result of a severance payment in 2005 to a former employee who has since been retained as a tax consultant. Legal and professional fees declined $91,000 (36%) during the current year nine months as costs associated with internal controls disclosures and procedures under the Sarbanes-Oxley Act of 2002, or SOX 404, compliance are minimal in 2006 compared to the first nine months of 2005 when APSG was ramping up its compliance efforts. With the continued uncertainty as to what, if any, relief is to be granted to non-accelerated filers like us, APSG has slowed its expenditures in an attempt to control SOX 404 compliance costs. In particular, APSG did not retain the outside SOX 404 consultants it employed during 2005 and has concentrated instead on internal compliance efforts. Our SOX compliance costs in 2007 can be expected to increase over 2006 as we hire either consultants or a director of internal audit to complete the task. Incentive compensation expense decreased $299,000 (44%) in the current nine month period compared to the same period in 2005 for the same reason as described in the three month variance above.

Gain on Sale of Assets. During the three and nine months ended September 30, 2006, APSG recognized approximately $141,000 and $422,000, respectively, of deferred gain related to the November 2001 sale and subsequent leaseback of real estate to Prime Medical (now called HealthTronics, Inc.). Due to APSG’s continuing involvement in the property, it deferred recognizing approximately $2,400,000 of the approximately $5,100,000 gain and are recognizing it in earnings, as a reduction of rent expense, monthly through September 2006. As of September 30, 2006 no more of these deferred gains remain to be recognized. In addition, 15% of the gain ($760,000) related to APSG’s then 15% ownership in the purchaser, was deferred. As APSG’s ownership percentage in HealthTronics declines through its sales of HealthTronics common stock, it recognizes these gains proportionately to its reduction of its interest in HealthTronics. During the three and nine months ended September 30, 2006 APSG recognized approximately $13,000 and $15,000, respectively, of these deferred gains as a result of HealthTronics common stock sold in the periods. As of September 30, 2006, there remained a balance of approximately $31,000 to be recognized in future periods.

Gain on Investments. Gains on investments decreased $1,024,000 (92%) and $2,981,000 (96%) in the current year three month and nine month periods, respectively, due to the sale of a large number of available-for-sale equity securities in both comparative periods of 2005 compared to sales in 2006. Sales of these securities are down in 2006 as a result of fewer shares held by us and a decline in their market price.

Loss on Impairment of Investment. The losses recorded in the three and nine month periods in 2005 represented write-downs of investments in an equity security and in a bond held for investment after determining that market declines in the value of these securities should be considered “other than temporary”. No further impairment charges have occurred in 2006 as the bonds were sold in February 2006 and the common stock price of the equity security has not declined further. The equity investment referred to is the shares of common stock APSG owns in Financial Industries Corporation, or FIC. APSG records pretax charges to earnings should the common stock price of the security on the last day of each interim or annual period fall below the adjusted cost basis of its investment in FIC. In the first nine months of 2005, that charge totaled $136,000. As APSG’s adjusted cost basis in FIC had been lowered to $7.65 and with the stock price trading above $8.00 per share in 2006, there had been no need to take additional charges 2006. APSG will continue to monitor and evaluate the situation at Financial Industries.

Interest Income. APSG’s interest income increased $82,000 (49%) and $255,000 (62%) in the three and nine month periods ended September 30, 2006, respectively, compared to the same periods in 2005. The current year increases were due to higher interest rates as well as a much higher balance of interest-bearing fixed income securities. At September 30, 2006 there was a balance in investment securities held of $15.3 million compared to a balance of $12.3 million held at September 30, 2005.

Other Income. APSG’s other income increased $13,000 (433%) but decreased $61,000 (70%) for the three and nine month periods ended September 30, 2006, respectively, compared to the same periods in 2005. The increase in the current year three month period was due to the receipt of management fees from a former affiliate in excess of the fees received from them during this same period in 2005. The decrease in the current year nine month period is primarily due to inventory losses on securities held at APS Financial totaling $38,000 in 2006 compared to inventory gains of $20,000 in 2005.

2005 Compared to 2004

Revenues from operations increased $1,952,000 (6%) in 2005 compared to 2004. APSG’s operating income decreased $499,000 (9%) to $4,845,000 compared to $5,344,000 in 2004. APSG’s net earnings increased $3,308,000 (154%) in 2005 to a total of $5,460,000 compared to net earnings of $2,152,000 in 2004. APSG’s diluted earnings per share increased to $1.86 in 2005 compared to $0.76 in 2004. The reasons for these changes are described below.

Insurance Services. Insurance services revenues increased $198,000 (1%) in 2005 compared to 2004. The primary reason for the 2005 increase was a $364,000 (4%) increase in management fees, the result of greater insurance premium volumes. Earned premium increased at APIE by 4% in 2005 compared to 2004 primarily as a result of new business, which saw an 8% net increase in the number of insured professionals, and because of strong retention of its existing business in 2005. In addition, profits shared with APIE grew $78,000 (4%) to $2,007,000 in 2005 from $1,929,000 in 2004. Consistent with APSG’s revenue recognition policy, this revenue was not recognized until the fourth quarter of the year after profit-sharing goals were attained. APSG cannot accurately predict what, if any, profits will be available to it until the completion of an end-of-year actuarial analysis by independent actuaries. Partially offsetting these increases was a $118,000 (37%) decrease in risk management fee income in 2005 compared to 2004, the result of a lower number of physicians utilizing this service. This decrease in risk management fees is the result of two key factors. First, fees are lower due to an improved claims environment following tort reform legislation enacted in 2003, resulting in fewer new business and renewal accounts being placed into the risk management program and thus being required to pay for these services. Second, risk management services continue to be performed, but due to increased competition APSG has occasionally provided these services at no charge. Also, pass through commissions earned by third-party agents decreased $106,000 (2%) in 2005 to $4,376,000 compared to $4,482,000 in 2004, the result of a 6% decline in written premiums in 2005. Written premiums are down in 2005 compared to 2004 as a result of lower new business written during the year along with an average decrease in premium rates of 8.8%. As noted below, commissions paid to third-party independent agents decreased by an equivalent amount, resulting in no impact on net earnings.

Insurance services expenses increased $294,000 (3%) in 2005 compared to 2004. The primary reasons for the 2005 increase were higher payroll and higher professional fees. Payroll increased $185,000 (6%) in 2005 as a result of normal merit raises as well as the addition of two new managerial positions. Professional fees increased $175,000 (253%) in 2005 compared to 2004 primarily as a result of fees paid in association with Sarbanes-Oxley Act compliance requirements. In addition, depreciation increased $61,000 (25%) in 2005 compared to 2004 due to a significant increase in capital purchases made during 2005 necessary to upgrade management information and reporting capabilities. Partially offsetting these increases was a $106,000 (2%) decrease in commissions paid to third party independent agents, as noted above.

Financial Services. Financial services revenues increased $1,754,000 (11%) in 2005 compared to 2004. The increase was mostly due to contributions from APSG’s investment banking and bank debt trading businesses, which were up a combined $1,709,000 from last year. Of this increase, bank debt trading generated revenues of $1,166,000 in 2005, its first year of operations, with minimal start-up costs. This increase, combined with commission revenue from secondary market securities trading, which was up slightly from 2004, made 2005 APS Financial’s second best year in terms of total revenues in its twenty-four year history. APSG’s broker/dealer business derives most of its revenue from trading in the secondary fixed income market, both in investment and non-investment grade securities. Commission revenue from APSG’s investment grade market segment was lower, due to the Federal Reserve raising short-term rates. The short end of the treasury yield curve, in step with Federal Reserve tightening, traded to higher yields, while the longer end of the curve hovered near historically low levels, creating a flat to slightly inverted yield curve in 2005. This created an investment environment where customers continued to be cautious to commit funds in 2005, particularly to longer maturing instruments, thus negatively impacting trading revenues. The decline in APSG’s investment grade business was offset by increased activity in the high-yield markets. In 2005, the U.S. high-yield markets, which were generally considered rich the previous year, began to correct with some volatility, increasing APSG’s trading revenues from this market segment.

Financial services expense increased $1,725,000 (12%) in 2005 compared to 2004. Commission expense, which includes commissions from secondary market trading, as well as placement fees for investment banking and referral fees for bank debt trading, was up $1,159,000 (12%) as a result of the above-mentioned increase in commission revenue. Payroll was up $430,000 (31%) in part due to the hiring of additional personnel in the investment banking and bank debt trading areas as the firm ramped up these business efforts, and due to an increase in performance related forgivable loans. Legal and professional expenses increased $195,000 (115%) from the previous year, principally due to expenses associated with APSG’s efforts to comply with the provisions of the Sarbanes-Oxley Act of 2002. Partially offsetting these increases was a decrease in incentive compensation expense of $143,000 (13%) in 2005 compared to 2004 as a result of higher minimum performance thresholds placed upon management in 2005.

General and Administrative Expenses. General and Administrative expenses increased $510,000 (23%) in 2005 compared to 2004. The 2005 increase was due primarily to a $269,000 (34%) increase in incentive compensation expense in 2005 resulting from additional contractual bonuses that will be paid on the greater gains from the sale of a higher number of shares of HealthTronics common stock completed in 2005. In addition, salaries expense increased $148,000 (23%) in 2005 partially due to a severance payment to a former officer, Duane Boyd, who has since been retained as a tax consultant coupled with an addition in salaries at the executive level in an effort to remain competitive in the marketplace. Professional fees increased $59,000 (85%) in 2005 compared to 2004 as a result of fees paid in association with Sarbanes-Oxley Act compliance requirements. Partially offsetting these increases was a 2005 decrease in legal fees of $39,000 (64%), the result of lower need for outside legal consulting in 2005 as well as fees paid in 2004 in association with a Form S-3 filing that were not applicable in 2005.

Gain on Sale of Assets. Gain on sale of assets primarily represents the recognition of deferred income. During 2005, APSG recognized approximately $513,000 of deferred gain related to the November 2001 sale and subsequent leaseback of real estate to Prime Medical (its name prior to the merger with HealthTronics). During 2005, APSG also recognized $133,000 of the deferred gains related to APSG’s then 15% ownership in HealthTronics. The increase in 2005 is the result of an increased number of HealthTronics common stock shares sold compared to 2004.

Gain on Investments. Gain on investments increased $2,915,000 (1,190%) in 2005 compared to 2004. The 2005 increase is primarily due to gains on the sale of a greater number of shares of HealthTronics common stock compared to 2004. In addition, APSG recorded income of $225,000 from an investment in a private company that was sold during 2005 and in which APSG had a zero basis. Partially offsetting these gains was a write-off totaling $160,000 from an investment loan that was given earlier in 2005. Information provided by the third party loan obligor at the time of the loan was proven to be less than complete and it was determined in September 2005, after the loan was several months in default, that it is unlikely that APSG will recover any of the remaining debt owed it. As such, the balance of the loan was written off.

Loss on Impairment of Investments. The 2005 loss was due to a write-down of APSG’s investment in FIC common stock coupled with an impairment of its investment in Toys R Us bonds. The loss in 2004 represents an impairment in the value of APSG’s investment in FIC common stock. During 2004, the value of APSG’s investment in FIC had declined significantly. In October 2004, APSG determined that this decline in market price should be considered “other than temporary” as defined in Statements of Financial Accounting Standards (SFAS) No. 115, Accounting for Certain Investments in Debt and Equity Securities, as amended. Consequently, APSG recorded pre-tax charges to earnings totaling $2,567,000 in 2004. These charges reduced APSG’s cost basis in FIC common stock from $5,647,000, or $14.67 per share, to $3,080,000, or $8.00 per share which was equal to the quoted market price of FIC shares on December 31, 2004. During 2005, APSG took additional pre-tax charges to earnings totaling $135,000, further reducing its cost basis in FIC to $2,945,000, or $7.65 per share. While APSG continues to have the ability and the intent to hold the stock indefinitely, it concluded that the additional uncertainty created by FIC’s late filings, together with the lack of its current financial information, dictated that the 2004 and 2005 declines should be viewed as other than temporary. In July 2005, FIC was able to file its 2003 Form 10-K but has yet to file any 2004 or 2005 Forms 10-Q or 10-K and thus continues to be de-listed on the NASDAQ Stock Market.

In April 2004, APSG purchased $300,000 of Toys R Us bonds. In March 2005, Toys R Us announced a plan of merger with another toy company and a planned leveraged buyout, which precipitated a drop in the price of the bonds. An independent analysis indicated that the new debt to be issued in connection with the leveraged buyout will put the existing bonds in a subordinated position. Since these bonds have a 2018 maturity, APSG believes that the impairment is “other than temporary” during its shorter than expected holding period. Consequently, APSG recognized a charge against pre-tax earnings of $57,000 using the quoted price of the bonds as of June 30, 2005. By December 2005, the value of the bonds had declined further and, based in part upon weak earnings reports, APSG determined that an additional impairment charge of $24,000 was necessary using the quoted price of the bonds as of December 31, 2005. APSG will continue to monitor and evaluate the situations at both FIC and Toys R Us and further determine if changes in fair market value of these investments are temporary or “other than temporary.”

Gain on the Extinguishment of Debt. During 2005 and 2004, APSG recorded $24,000 and $75,000, respectively, as gains on extinguishment of debt. The 2004 amount represents that amount of liability that was released by participants in a loan to a former affiliate. Due to poor operating results, the affiliate was in default and not making scheduled payments under its loan agreement with APSG in which the participations had been sold. As a result, the loan participants released APSG from any obligations under the participation agreements. In September 2005, APSG determined there is a remote possibility that the final obligation, totaling $24,000, will be required to be paid under the terms of the participation agreement and as a result, APSG reversed it and recognized a gain in the same amount.

Interest Income. APSG’s interest income increased $222,000 (61%) in 2005 compared to 2004 primarily as a result of a higher balance of interest-bearing securities held in 2005 as well as to higher average interest rates. At December 31, 2005, APSG held a balance of $13,246,000 in fixed income securities versus a balance of $4,903,000 at December 31, 2004. The increase in 2005 was primarily attributable to cash received upon the sale of equity securities.

Other Income (Loss). APSG’s other income increased $109,000 (727%) in 2005 compared to 2004. The increase in 2005 was due to net gains in inventory held briefly at APS Financial in 2005 totaling $26,000 versus net inventory losses of $30,000 in 2004. In addition, APSG received $103,000 in administrative fee income from Eco-Systems in 2005 versus $47,000 in 2004 resulting from their increase in earnings in 2005.

Minority Interests. For the years 2005 and 2004, minority interests represents a 3% interest in Asset Management, a subsidiary within APSG’s financial services segment, owned by key individuals within Asset Management. Minority interests increased in 2005 due to a prior period adjustment resulting from APSG’s acquisition of a former 2% minority interest shareholder.

Cash Flows. APSG’s cash flows provided from operations decreased $3,144,000 (58%) in 2005 compared to 2004 due in part to a timing difference in the receipt of profit sharing earned for these two years. APSG received $1,050,000 in 2004 from APIE in profit sharing for the year 2004, while receiving the remainder in early 2005. By comparison, all of the 2005 profit sharing was received in January 2006. Whether or not APSG receives any cash from APIE for profit sharing in the year it was earned typically is simply a timing issue. In addition, APSG paid nearly $1,500,000 more in federal income taxes in 2005 than in 2004, the result of taxes owed on much larger gains on investments. These gains in 2005 were the result of a decision to liquidate APSG’s investment in HealthTronics common stock, resulting in a 74% decrease in the number of shares of common stock owned which created gains of approximately $3,000,000. APSG’s cash flows used in investing activities decreased $354,000 (8%) in 2005 as a result of lower capital expenditures as well as increased net receipt of loans over the amount funded. APSG’s cash used in financing activities increased $887,000 (192%) in 2005 primarily as a result of a $1,000,000 increase in the purchase of APSG’s treasury stock compared to 2004. Partially offsetting this was a $278,000 increase in cash received from the exercise of stock options.

2004 Compared to 2003

Revenues from operations increased $1,572,000 (5%) compared to 2003. APSG’s operating income increased $1,381,000 (35%) to $5,344,000 in 2004 compared to $3,963,000 in 2003. APSG’s net earnings decreased $647,000 (23%) in 2004 to a total of $2,152,000 compared to net earnings of $2,799,000 in 2003. APSG’s diluted earnings per share decreased to $0.76 in 2004 compared to $1.14 in 2003. The reasons for these changes are described below.

Insurance Services. Insurance services revenues increased $4,490,000 (41%) in 2004 compared to 2003. One of the primary reasons for the 2004 growth is an increase of $1,207,000 (167%) in profits shared with APIE. The total amount of profit sharing recognized in 2004 was $1,929,000, all of which was recognized during the fourth quarter of 2004, after profit sharing goals were attained. In 2003, APSG recognized all of that year’s total of $722,000 in profit sharing during the fourth quarter as well. As the certainty of profits at APIE cannot be fully known until an end-of-year actuarial analysis by independent actuaries, APSG cannot predict what, if any, profits will be available to APSG until this analysis is complete. Another reason for the growth in revenues in 2004 was a $1,607,000 (23%) increase in management fees resulting from greater insurance premium volumes. Earned premium increased at APIE by 24% in 2004 compared to 2003 primarily as a result of new business and strong retention of APSG’s existing business in 2004. Lastly, commission income increased $1,435,000 (47%) in 2004 compared to 2003, resulting from approximately $15,040,000 in additional written premium in 2004. As noted below, commissions paid to third party independent agents increased by an equivalent amount, resulting in no impact on net income.

Insurance services expenses increased $2,127,000 (27%) in 2004 compared to 2003. The 2004 increase is primarily due to the $1,435,000 (47%) increase in commissions paid to third party independent agents. In addition, payroll expense increased $208,000 (8%) and formula driven incentive compensation expense increased $206,000 (39%) in 2004 compared to 2003. Payroll expense was up in 2004 due primarily to normal annual merit raises in addition to personnel additions made in the latter half of 2003 that were expensed the entire year in 2004. Among the additions was a high-level management position to help meet APSG’s growing financial reporting requirements. The increase in formula driven incentive compensation cost was the result of an increase in segment operating profits. Excluding incentive compensation costs, pre-tax profits at APSG’s insurance segment rose $2,679,000 (95%). Lastly, depreciation and amortization costs were $102,000 (74%) higher in 2004 compared to 2003 as a result of amortizing the non-compete agreement that was created upon the repurchase of the 20% minority interest in October 2003 for a full year compared to only three months in 2003. Partially offsetting these increases was a $176,000 (79%) decrease in advertising in 2004 compared to 2003, a result of re-branding efforts of the business performed in 2003.

Financial Services. Financial services revenues decreased $2,918,000 (15%) in 2004 compared to 2003. Although commission revenues in 2004 were the second highest in APS Financial’s twenty-three year history, they were down compared to 2003, which saw record commission revenues at APS Financial. APSG’s broker/dealer derives most of its revenue from trading in the fixed income market, both in investment and non-investment grade securities. Revenue from both grade securities was lower. Investment grade markets are typically linked to treasury rates, which continued to trade in 2004 at a historically low yield levels. Customers were cautious on committing funds, particularly to longer maturing instruments, thus negatively impacting trading revenues. Also, in 2004 the U.S. high-yield markets were almost universally considered over-valued, trading at historically low spreads to treasuries. Again, this contributed to a reluctance of APSG’s customers to commit funds, and contributed to lower revenues.

Financial services expense decreased $2,046,000 (12%) in 2004 compared to 2003. The primary reason for the 2004 decrease is a $1,714,000 (15%) decrease in commission expense resulting from the decrease in commission revenue at APS Financial mentioned above. In addition, net profits before management incentive costs decreased at APS Financial by $1,284,000 (29%) resulting in a $530,000 (33%) decrease in the 2004 formula driven incentive compensation costs. Partially offsetting these decreases was an increase in payroll costs of $108,000 (8%) in 2004 resulting from normal annual merit raises as well as the hiring of two new full-time positions. In addition, there were relatively minor 2004 increases in employee benefits, professional fees and information services.

General and Administrative Expenses. General and administrative expenses increased $158,000 (8%) in 2004 compared to 2003. The 2004 increase was primarily due to higher incentive compensation expense which was $126,000 (19%) greater in 2004 on substantially higher operating income in 2004. Other professional fees were $40,000 (136%) higher in 2004 primarily as a result of fees incurred in connection with Sarbanes-Oxley Act internal control procedures. Also, director’s fees increased $59,000 (64%) as a result of a higher fee structure implemented in 2004 as well as an increased number of board and committee meetings compared to 2003. Partially offsetting these increases was a decrease in legal fees of $29,000 (32%) in 2004, the result of non-recurring fees incurred in 2003 in connection with APSG’s investment in FIC.

Gain on Sale of Assets. Gain on sale of assets primarily represents the recognition of deferred income. Approximately $760,000 of the $5,100,000 deferred gain on the sale of real estate to Prime Medical (its name prior to the merger with HealthTronics) in 2001 was due to APSG’s ownership interest in Prime Medical and is recognized upon the reduction of APSG’s ownership percentage in Prime Medical through the sale of its stock. In 2004, APSG recognized approximately $56,000 from the sale of a higher number of shares of Prime Medical common stock versus 2003, when a gain of $8,000 was recorded.

Gain on Investments. Gain on investments increased $118,000 (93%) in 2004 compared to 2003 as a result of gains from the sale of a greater number of available-for-sale equity securities sold in 2004.

Loss on Impairment of Investments. The 2004 loss was due to a write-down of APSG’s investment in FIC common stock. During 2004, in accordance with SFAS 115, APSG determined that the decline in market value of FIC common stock was other than temporary and APSG recorded pre-tax charges to earnings totaling $2,567,000. These charges reduced APSG’s cost basis in FIC from $5,647,000, or $14.67 per share, to $3,080,000, or $8.00 per share which is equal to the quoted market price of FIC shares on December 31, 2004.

APSG believes the decline in the market price of FIC common stock has been brought about by its failure to file its 2003 Form 10-K and its subsequent de-listing from the NASDAQ Stock Market. APSG had expected FIC to bring its filings current and pursue restoring its exchange listing but these events have not yet occurred. While APSG currently continues to have the ability and the intent to hold the stock indefinitely, APSG has concluded that the additional uncertainty created by the late filings together with the lack of current financial information dictates that the decline should be viewed as other than temporary.

Affiliates Earnings (Loss). APSG’s equity in the earnings of Prime Medical (its name prior to the merger with HealthTronics) was zero in 2004 as well as in 2003 as APSG no longer accounts for its investment in Prime Medical using the equity method of accounting, as was the case in the first quarter of 2002 when APSG recorded $186,000 in equity earnings. As of March 19, 2002, APSG ceased accounting for its investment in Prime Medical using the equity method of accounting because (1) on January 1, 2002, Kenneth S. Shifrin, APSG’s Chairman and CEO, stepped down from day-to-day operations as Executive Chairman of the Board of Prime Medical, but continued to serve as non-executive Chairman. Mr. Shifrin further reduced his responsibilities on Prime Medical’s Board to Vice-Chairman in 2004; and (2) from January to March 19, 2002, APSG sold 1,570,000 shares of Prime Medical common stock reducing APSG’s ownership percentage in 2002 to approximately 5%.

APSG’s equity in earnings of Uncommon Care was zero in 2004, $260,000 in 2003 and a loss of $230,000 in 2002. Because APSG’s total investment and advances to Uncommon Care has been reduced to zero, APSG suspended recording equity losses, as required under the equity method. In 2002, APSG advanced them $230,000 and recorded a loss for the full amount of the advance. In 2003, after informing Uncommon Care’s management that APSG would make no further advances, it recorded equity in earnings of unconsolidated affiliates in the amount of $260,000 related to cash received from Uncommon Care. APSG expects no further receipts of cash from Uncommon Care and consequently expects to record no additional income in the future.

Interest Income. APSG’s interest income increased $61,000 (20%) in 2004 compared to 2003 primarily as a result of a higher balance of interest-bearing securities held in 2004. At December 31, 2004, APSG had a balance of $4,903,000 in fixed income securities versus a balance of $897,000 at December 31, 2003.

Other Income (Loss). APSG’s other income increased $53,000 in 2004 as a result of a write-down taken in 2003 totaling $120,000 on an equity investment. Partially offsetting this was a decrease of $51,000 in administrative fee income from Eco-Systems in 2004 resulting from their decreased earnings.

Minority Interests. Minority interests represents the combination of two outside interests in APSG’s subsidiaries: a 20% interest in Insurance Services owned by FPIC Insurance Group, Inc. and a 3% interest in Asset Management, a subsidiary within APSG’s financial services segment, owned by key individuals within Asset Management. Minority interests decreased in 2004 due to the repurchase of the 20% minority interest in Insurance Services from the minority interest holder, FPIC Insurance Group, effective October 1, 2003. Consequently, only nine months of minority interest was recorded in 2003. During 2004, minority interest was recorded only at Asset Management and amounted to just $1,000.

Discontinued Operations. Effective November 1, 2003, APS Consulting paid off the negotiated remaining amount of the note payable to APSG. Even though APSG had sold this segment to APS Consulting’s management exactly one year earlier, it continued to consolidate its revenues, expenses and balance sheet items because it was dependent upon future successful operations of the division to collect its proceeds from the disposal and APSG did not transfer risk of loss to discontinue reporting them on its consolidated financial statements. With the payoff of the note, APSG recognized the divesture and now reports APS Consulting as a discontinued operation. For 2003, only the after-tax gain on disposal of the segment is recorded as earnings from APS Consulting. There was no effect in 2004.

Cash Flows. For the year ended December 31, 2004, APSG’s cash provided by operations increased $814,000 (17%) compared to 2003 as a result of the increase in operating income at APSG’s insurance services segment. Cash used in investing activities increased $1,089,000 (33%) in 2004 compared to 2003 as a result of proceeds from the sale of available-for-sale equity securities during 2003, which were much greater than those received in 2004. Cash provided by financing activities decreased $1,339,000 (153%) in 2004 as a result of fewer options exercised compared to 2003, a greater number of treasury stock shares purchased during 2004 and cash dividends paid in 2004.

Liquidity and Capital Resources

Working Capital. APSG’s net working capital was $18,197,000 and $15,880,000 at September 30, 2006 and December 31, 2005, respectively. The increase in the current year was due primarily to cash received from operations. Cash and cash equivalents decreased $2,641,000 in the first nine months of 2006 as cash provided by operations was more than offset by net cash used in investing and financing activities. Cash from operating activities increased $1,125,000 primarily due to cash received from current year earnings plus cash received from APIE for profit sharing ($2,000,000) that was recorded in 2005. Partially offsetting this was cash paid in 2006 for incentive compensation earned and accrued in 2005 ($2,200,000) and estimated 2006 federal income tax payments ($754,000). Cash from investing activities decreased $1,954,000 as purchases of available-for-sale securities exceeded cash received from the sales of other available-for-sale securities. In addition, APSG made a performance driven loan in January, 2006 in the amount of $238,000 to a high-producing broker. This loan is forgivable evenly over a period of twenty four months, the life of the loan. Cash from financing activities decreased $1,812,000 due to purchases of treasury stock exceeding cash received from the exercise of employee stock options as well as from dividends paid during the second quarter of 2006 in the amount of $820,000. Restricted cash in the amount of $3,523,000 did not affect working capital as an equal amount of current trade payables was recorded as of September 30, 2006.

Historically, APSG has maintained strong liquidity and, as a result, APSG has been able to satisfy its operational and capital expenditure requirements with cash generated from its operating and investing activities. These same sources of funds have also allowed APSG to pursue investment and expansion opportunities consistent with its growth plans. Although there can be no assurance APSG’s operating activities will provide positive cash flow in 2006, it is optimistic that its working capital requirements will be met for the foreseeable future for the following reasons: (1) its current cash position is very strong, with a balance of approximately $3.6 million; (2) its investments in long term available-for-sale equity and short and long term fixed income securities could provide an additional $16.7 million should the need arise; and (3) it renewed a line of credit in April 2006 that is described below.

Line of Credit. In April 2006 APSG renewed a $3.0 million line of credit that was originally established in November 2003 with PlainsCapital Bank. The loan calls for interest payments only to be made on any amount drawn until April 15, 2007, when the entire amount of the note, principal and interest then remaining unpaid, is due and payable. At September 30, 2006, there were no draws taken against this line of credit. APSG is in compliance with the covenants of the loan agreement, including requirements for a minimum of $5.0 million of unencumbered liquidity and a minimum 2 to 1 net worth ratio.

Capital Expenditures. APSG’s capital expenditures for equipment were $131,000 in the nine months of 2006. The majority of these expenditures were primarily hardware and software upgrades to its computer network. APSG expects capital expenditures in 2006 to be approximately $175,000 and to be funded through cash on hand.

Commitments. There were no participation agreements or purchase commitments at December 31, 2005. Commitments of cash outflow related to operating lease arrangements with terms of one to four years at December 31, 2005 are as follows:

Contractual Obligations

	Payment Due (In thousands)
Contractual Cash Obligations	2006	2007	2008	2009	2010	Total
Operating Leases	$278	$164	$34	$5	$—	$481

Margin Loans. APSG extends credit to its customers, which is financed through its clearing organization, Southwest, to help facilitate customer securities transactions. This credit, which earns interest income, is known as “margin lending.” In margin transactions, the client pays a portion of the purchase price of securities, and APSG makes a loan (financed by its clearing organization) to the client for the balance, collateralized by the securities purchased or by other securities owned by the client.

In permitting clients to purchase on margin, APSG is subject to the risk of a market decline, which could reduce the value of its collateral below the client’s indebtedness. Agreements with margin account clients permit APSG’s clearing organization to liquidate its clients’ securities with or without prior notice in the event of an insufficient amount of margin collateral. Despite those agreements, APSG’s clearing organization may be unable to liquidate clients’ securities for various reasons including the fact that the pledged securities may not be actively traded, there is an undue concentration of certain securities pledged, or a trading halt is issued with regard to pledged securities. If the value of the collateral were insufficient to repay the margin loan, a loss would occur, which APSG may be required to fund. As of December 31, 2005, the total of all customer securities pledges on debit balances held in margin accounts was approximately $2,900,000 while the total value of the securities within these margin accounts was approximately $24,800,000. APSG is also exposed should Southwest be unable to fulfill its obligations for securities transactions.

Inflation

APSG’s operations are not significantly affected by inflation because it is not required to make large investments in fixed assets. However, the rate of inflation will affect certain of its expenses, such as employee compensation and benefits.

Recent Accounting Pronouncements

In November 2005, the FASB issued Staff Position No. FSP 115-1 and 124-1, “The Meaning of Other-Than-Temporary Impairment and its Application to Certain Investments” (“FSP 115-1 and 124-1”). FSP 115-1 and 124-1 supersedes Emerging issues Task Force Issue No. 03-1, “The Meaning of Other-Than-Temporary Impairment and its Application to Certain Investments” and amends Statement of Financial Accounting Standards No. 115, Accounting for Certain Investments in Debt and Equity Securities, Statement of Financial Accounting Standards No. 124, Accounting for Certain Investments Held by Not-for-Profit Organizations and Accounting Principles Board No. 18, “The Equity Method of Accounting for Investments in Common Stock.” FSP 115-1 and 124-1 address the determination as to when an investment is considered impaired, whether that impairment is other-than-temporary and the measurement of an impairment loss. FSP 115-1 and 124-1 also includes provision for accounting considerations subsequent to the recognition of an other-than temporary impairment and requires certain disclosures about unrealized losses that have not been recognized as other-than-temporary impairments. FSP 115-1 and 124-1 is effective for periods beginning after December 15, 2005, with earlier adoption permitted. The Company adopted FSP 115-1 and 124-1 during the fiscal quarter ended December 31, 2005. The adoption of FSP 115-1 and 124-1 did not have a material effect on APIE’s financial position or results of operations.

In February, 2006 the Financial Accounting Standards Board, or FASB, issued Statement of Financial Accounting Standards, or SFAS, No. 155, Accounting for Certain Hybrid Financial Instruments, an amendment of FASB Statements No. 133 and 140. This Statement permits fair value remeasurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation; clarifies which interest-only strips and principal-only strips are not subject to the requirements of Statement 133; establishes a requirement to evaluate interests in securitized financial assets to identify interests that are freestanding derivatives or that are hybrid financial instruments that contain an embedded derivative requiring bifurcation; clarifies that concentrations of credit risk in the form of subordination are not embedded derivatives; and amends Statement 140 to eliminate the prohibition on a qualifying special-purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. APSG does not expect the adoption of this standard to have a material effect on its financial position, results of operations or cash flows.

In July 2006, FASB issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109 (FIN 48), which clarifies the accounting and disclosure for uncertainty in tax positions, as defined. FIN 48 seeks to reduce the diversity in practice associated with certain aspects of the recognition and measurement related to accounting for income taxes. This interpretation is effective for fiscal years beginning after December 15, 2006. APSG has not yet determined the impact this interpretation will have on its results from operations or financial position.

In September, 2006 the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards, or SFAS No. 157, “Accounting for Fair Value Measurements,” effective for fiscal years beginning after November 15, 2007. This Statement defines fair value, establishes a framework for measuring fair value in accordance with GAAP, and expands disclosures about fair value measurements. This Statement applies under other accounting pronouncements that require or permit fair value measurements, the Board having previously concluded in those accounting pronouncements that fair value is the relevant measurement attribute. Accordingly, this Statement does not require any new fair value measurements. However, for some entities, the application of this Statement will change current practice. We do not expect the adoption of this standard to have a material effect on APSG’s financial position, results of operations or cash flows.

In September, 2006 the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards, or SFAS No. 158, “Accounting for Defined Benefit and Other Postretirement Plans,” effective as of the end of the fiscal year ending after December 15, 2006. This Statement improves financial reporting by requiring an employer to recognize the overfunded or underfunded status of a defined benefit postretirement plan (other than a multiemployer plan) as an asset or liability in its statement of financial position and to recognize changes in that funded status in the year in which the changes occur through comprehensive income of a business entity or changes in unrestricted net assets of a not-for-profit organization. This Statement also improves financial reporting by requiring an employer to measure the funded status of a plan as of the date of its year-end statement of financial position, with limited exceptions. We do not expect the adoption of this standard to have a material effect on APSG’s financial position, results of operations or cash flows.

Changes In and Disagreements With Accountants on Accounting and Financial Disclosure

None.

Off-Balance Sheet Arrangements

There were no off-balance sheet arrangements as of September 30, 2006 or December 31, 2005 or 2004.

Quantitative and Qualitative Disclosures about Market Risk

APSG has exposure to changes in interest rates and the market values of its investments but has no material exposure to fluctuations in foreign currency.

Interest Rate Risk. APSG’s exposure to market risk for changes in interest rates relates to both its investment portfolio and its revenues generated through commissions at its financial services segment. A one percent change in interest rates on APSG’s current cash and fixed income securities balance of approximately $19,000,000 would result in a change of $190,000 annually in interest income. All of APSG’s marketable fixed income securities are designated as available-for-sale and, accordingly, are presented at fair value on its balance sheets. Fixed rate securities may have their fair market value adversely affected due to a rise in interest rates, and APSG may suffer losses in principal if forced to sell securities that have declined in market value due to changes in interest rates.

Changes in interest rates could have an impact at APSG’s broker/dealer subsidiary, APS Financial. The general level of interest rates may trend higher or lower in 2006, and this move may impact APSG’s level of business in different fixed income sectors. If a generally improving economy is the impetus behind higher rates, then while APSG’s investment grade business may drop off, its high-yield business might improve with improving credit conditions. A volatile interest rate environment in 2006 could also impact its business as this type of market condition can lead to investor uncertainty and their corresponding willingness to commit funds.

As APSG currently has no debt and does not anticipate the need to take on any debt in 2006, interest rate changes will have no impact on its financial position as it pertains to interest expense.

Investment Risk. As of September 30, 2006, APSG’s recorded basis in debt and equity securities was approximately $20,000,000. As of December 31, 2005, APSG’s recorded basis in debt and equity securities was approximately $18,300,000. APSG regularly reviews the carrying value of its investments and identifies and records losses when events and circumstances indicate that such declines in the fair value of such assets below its accounting basis are other-than-temporary. During 2004, the value of one of APSG’s investments, FIC, had declined significantly. In October 2004, APSG determined that this decline in market price should be considered “other than temporary” as defined in Statements of Financial Accounting Standards (SFAS) No. 115, Accounting for Certain Investments in Debt and Equity Securities, as amended. Consequently, APSG recorded pre-tax charges to earnings totaling $2,567,000 in 2004. These charges reduced APSG’s cost basis in FIC from $5,647,000, or $14.67 per share, to $3,080,000, or $8.00 per share, which was equal to the quoted market price of FIC shares on December 31, 2004. During 2005, APSG took additional pre-tax charges to earnings totaling $135,000, further reducing its cost basis in FIC to $2,945,000, or $7.65 per share. While APSG currently continues to have the ability and the intent to hold the stock indefinitely, it concluded that the additional uncertainty created by FIC’s late filings, together with the lack of its current financial information, dictated that the 2004 and 2005 declines should be viewed as other than temporary. In July 2005, FIC was able to file its 2003 Form 10-K and in October, 2006 FIC filed its 2004 Form 10-K, but it still has yet to file any 2005 Forms 10-Q or 10-K and thus continues to be de-listed on the NASDAQ Stock Market.

The effect on APSG’s financial statements as a result of these impairment charges was as follows:

Impairment Loss	Nine months ended September 30,	Years ended December 31,
	2006	2005	2004
Financial Industries Corp.
Reduction of Pre-Tax Earnings	—	$135,000	$2,567,000
Increase in Other Comprehensive Income	—	89,100	1,694,220
Reduction in Deferred Tax Assets	—	45,900	872,780

APSG will continue to monitor and evaluate the situation at FIC and further determine if changes in fair market value of the investment are temporary or “other than temporary.”

APSG also has an investment of 97,000 shares of common stock of HealthTronics. Although APSG has an unrealized gain of approximately $112,000 as of September 30, 2006, this investment can also be at risk should market or economic conditions change for the worse or should adverse situations occur at HealthTronics, such as a major product line becoming obsolete. The remainder of APSG’s corporate equity and fixed income investments share the same risks as HealthTronics but its exposure is much lower.

Independent Registered Public Accountants

Fees paid to APSG’s auditors’ firm during 2005 and 2004 were comprised of the following:

	2005	2004
Audit Fees	$155,000	$135,000
Audit-related fees	6,000	10,000
Tax Fees	—	—
All Other Fees	—	—

Total	$161,000	$145,000

Audit Fees. Audit fees relate to services rendered in connection with the audit of the annual financial statements included in APSG’s Form 10-K and the quarterly reviews of financial statements included in APSG’s Form 10-Q filings.

Audit-related Fees. Audit-related services include fees for assurance and related services, such as consultations concerning financial accounting and reporting matters.

Tax Fees. There were no tax fees in 2005 or 2004.

All Other Fees. There were no other fees in 2005 or 2004.

All fees paid in 2005 and 2004 to APSG’s independent auditors were pre-approved by the Audit Committee.

MANAGEMENT OF APSG

Directors and Executive Officers

Pursuant to APSG’s bylaws, its board of directors has, by resolution, fixed the number of directors at five. All directors will hold office until APSG’s next annual meeting of shareholders and until his or her successor is duly elected and qualified, or until his or her earlier death, resignation or removal. Pursuant to the adoption of the merger agreement, APSG’s board of directors has agreed to increase the number of directors serving on its board to seven and add Norris C. Knight Jr., M.D. and William J. Peche, M.D., both current members of the board of directors of APIE, to the APSG board of directors at the effective time of the merger.

APSG’s executive officers serve until the next annual meeting of its directors and until their successors are duly elected and qualified, or until their earlier, death, resignation or removal.

Following the effective time of the merger, APSG’s board of directors will be comprised of the following:

Name	Age	Position
Kenneth S. Shifrin	57	Chairman of the Board, President and Chief Executive Officer
Lew N. Little, Jr.	49	Director
William A. Searles	63	Director
Jackie Majors	72	Director
Cheryl Williams	55	Director
Norris C. Knight, Jr., M.D.	71	Director
William J. Peche, M.D.	70	Director

The following table presents information with respect to APSG’s current directors and executive officers:

Name	Age	Position
Kenneth S. Shifrin	57	Chairman of the Board, President and Chief Executive Officer
Lew N. Little, Jr.	49	Director
William A. Searles	63	Director
Jackie Majors	72	Director
Cheryl Williams	55	Director
William H. Hayes	58	Senior Vice President—Finance, Secretary, and Chief Financial Officer
Maury L. Magids	42	Senior Vice President—Insurance
Thomas R. Solimine	48	Controller

Mr. Shifrin has been APSG’s Chairman of the Board since March 1990. He has been its President and Chief Executive Officer since March 1989 and he was President and Chief Operating Officer from June 1987 to February 1989. He has been a director of APSG since February 1987. From February 1985 until June 1987, Mr. Shifrin served as APSG’s Senior Vice President—Finance and Treasurer. Mr. Shifrin is a director of HealthTronics. He was Vice Chairman of HealthTronics from November 2004 to March 2006, and served as the Chairman of the Board of Prime Medical, a provider of lithotripsy services and a manufacturer of specialty vehicles for the transport of medical and broadcast/communications equipment, from 1989 until its merger into HealthTronics in November 2004. He has also served as a director of Financial Industries Corporation, or FIC, a provider of life insurance and annuity products, since June 2003. Mr. Shifrin is a member of the World Presidents Organization.

Mr. Little has been a director since 2005. He has been Chief Executive Officer of Harden Healthcare, LLC, an operator and manager of senior care facilities, since December 2001. Mr. Little was President of Capstar Partners, LLC., a private investment company, from February 2000 until joining Harden Healthcare. Prior to his association with Capstar, Mr. Little had spent 18 years in the banking industry, most recently as President of Bank of America in Austin, Texas.

Mr. Searles has been a director of APSG since 1989. He has been an independent business consultant since 1989. Before then, he spent 25 years with various Wall Street firms, the last ten years of which were with Bear Stearns (an investment banking firm) as an Associate Director/Limited Partner. He has served as Chairman of the Board of APS Investment Services, Inc., a wholly owned subsidiary of APSG, since May 1998. He currently serves as a director of HealthTronics. Mr. Searles served as a director of Prime Medical from 1989 until the time of the merger with HealthTronics in November 2004.

Mr. Majors has been a director since March 2003. He previously served on APSG’s board of directors from 1989 through 1993. Mr. Majors was a director and President of Prime Medical, a provider of lithotripsy services, from 1989 until his retirement in 1996. He was APSG’s Vice President-Merger and Acquisitions from 1984 to 1986, and has been an independent business consultant since 1996.

Ms. Williams has been a director of APSG since December 2003. She has been a private investor and business consultant since 2002. She was Chief Financial Officer of Prime Medical from 1989 to 2002. Prior to that she held finance and accounting positions in the data processing and aircraft industries.

Mr. Hayes has been APSG’s Senior Vice President—Finance since June 1995. Mr. Hayes was APSG’s Vice President from June 1988 to June 1995 and was APSG’s Controller from June 1985 to June 1987. He has been APSG’s Secretary since February 1987 and APSG’s Chief Financial Officer since June 1987. Mr. Hayes is a Certified Public Accountant.

Mr. Magids has been APSG’s Senior Vice President—Insurance Services since June 2001 and has been President and Chief Operating Officer of FMI since November 1998. Mr. Magids joined APSG in October 1996. Mr. Magids is a Certified Public Accountant and was with Arthur Andersen LLP from August 1986 until September 1996.

Mr. Solimine has been APSG’s Controller since June 1994. He has served as Secretary for APS Financial since February 1995. From July 1989 to June 1994, Mr. Solimine served as APSG’s Manager of Accounting.

Pursuant to the adoption of the merger agreement, APSG’s board of directors has agreed to add Norris C. Knight, Jr., M.D. and William J. Peche, M.D., both current members of the board of directors of APIE, to the board of directors of APSG at the effective time of the merger.

Dr. Knight has been a member of the APIE board of directors since 1978, serving as APIE’s Chairman of the Board from 1998 to 2004 and from May 2005 to the present. He began his private practice of orthopedic surgery in 1965 in Texarkana, Texas. He graduated from the University of Mississippi and the University of Mississippi School of Medicine, followed by an internship at the University Medical Center in Jackson, Mississippi, and a residency at the University of Mississippi School of Medicine. He also served two years as an orthopedic surgeon in the U.S. Army Medical Corp. He is currently a staff member at various Texarkana hospitals and a courtesy staff member at Hope Memorial Hospital in Hope, Arkansas.

Dr. Peche was one of the founding members of the APIE board of directors, and has served as a director since the organization’s formation. He has been in the private practice of Obstetrics and Gynecology in San Antonio, Texas since 1970. He graduated from St. Mary’s University in San Antonio and has received his medical degree from Nuevo Leon University. He completed a rotating internship at the University of South Texas Medical School in the Bexar County Hospital District, followed by a residency at the University of Texas Medical School in San Antonio. During his years of practice, he has been the Chairman of the Ob/Gyn Departments at Santa Rosa General Hospital and North Central Baptist Hospital, both in San Antonio. He was also the Chief of Staff at Santa Rosa in 1988.

Committees of the Board of Directors

APSG’s board of directors has established three standing committees:

•	Audit Committee;

•	Compensation Committee; and

•	Nominating Committee.

Audit Committee. APSG’s board of directors has an audit committee that, during 2005, consisted of three directors, Mr. Little, Mr. Majors and Ms. Williams. The chairperson of the committee is Ms. Williams. Mr. Little replaced Mr. Robert L. Myer, who did not stand for re-election, on June 14, 2005. APSG’s board has determined that the committee members are “independent” as defined in Rule 4200(a)(15) of the Nasdaq listing standards. In addition, APSG’s board has determined that the committee members meet the independence standards set forth in Rule 10A-3(b)(1) of the Exchange Act. APSG’s board has further determined that Ms. Williams is an “audit committee financial expert” as such term is defined in Item 401(h) of Regulation S-K promulgated by the SEC. The audit committee held eight meetings during 2005 and has held 5 meetings during the first nine months of 2006. audit committee members attended all meetings. The audit committee meets with APSG’s independent auditors, reviews APSG’s financial statements, and selects the independent auditors for each fiscal year. No changes to APSG’s audit committee will occur as a result of the merger.

The audit committee’s policy is to pre-approve all audit and permissible non-audit services provided by APSG’s independent auditors. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The audit committee has delegated pre-approval authority to Ms. Williams when expedition of services is necessary.

Compensation Committee Interlocks and Insider Participation. APSG’s board has a compensation committee, which in 2005 consisted of three directors, Mr. Little, Mr. Majors and Ms. Williams, all of whom are “independent” directors as defined in Rule 4200(a)(15) of the Nasdaq listing standards. Mr. Little replaced Mr. Myer, who did not stand for re-election, on June 14, 2005. The chairperson of the committee is Mr. Majors. The compensation committee held one meeting during 2005, with all members attending, and has held 3 meetings during the first nine months of 2006. The compensation committee recommends to the board the compensation of APSG’s executive officers and directors. No changes to APSG’s compensation committee will occur as a result of the merger. There are no compensation committee interlocks (i.e., none of APSG’s executive officers serves as a member of the board of directors or the compensation committee of another entity that has an executive officer serving as a member of APSG’s board of directors or compensation committee).

Nominating Committee. APSG’s board of directors has a nominating committee that assists the board in identifying qualified individuals to become directors. During 2005, the committee consisted of three members, Mr. Little, Mr. Majors and Ms. Williams, all of whom are “independent” directors as defined in Rule 4200(a)(15) of the Nasdaq listing standards. The chairperson of the committee is Mr. Majors. The nominating committee held one meeting in 2005 and 1 meeting in the first nine months of 2006. No changes to APSG’s nominating committee will occur as a result of the merger.

The nominating committee identifies nominees by first evaluating the current members of the board who are willing to continue in service. Current members of the board with skills and experience that are relevant to APSG’s business and who are willing to continue in service are considered for re-nomination, balancing the value of continuity of service by existing members of the board with that of obtaining a new perspective. If any member of the board does not wish to continue in service or if the nominating committee decides not to recommend a member for re-election, the nominating committee will identify the desired skills and experience of a new nominee in light of the criteria below. Research may be performed to identify qualified individuals. To date, the nominating committee has not engaged third parties to identify or evaluate or assist in identifying potential nominees, although it may do so in the future if it considers doing so necessary or desirable.

The consideration of any candidate for service on APSG’s board is based on the nominating committee’s assessment of the candidate’s professional and personal experiences and expertise relevant to APSG’s operations and goals. The committee evaluates each candidate on his or her ability to devote sufficient time to board activities to effectively carry out the work of the board. The ability to contribute positively to the existing collaborative culture among board members is also considered by the committee. In addition, the committee considers the composition of the board as a whole, the status of the nominee as “independent” under the Nasdaq’s listing standards and the rules and regulations of the SEC, and the nominee’s experience with accounting rules and practices. Other than the foregoing, there are no stated minimum criteria for director nominees, although the nominating committee may also consider such other factors as it may deem are in APSG’s and APSG’s shareholders’ best interests.

Code of Ethics

APSG has established a Code of Ethics for its chief executive officer, senior finance officers and all other employees. A current copy of this code is available on APSG’s web site at www.amph.com. The contents of this web site are not incorporated by reference and the web site address provided in this proxy statement is intended to be an inactive textual reference only.

Executive Compensation

Summary Compensation Table

Set forth below is information concerning aggregate cash compensation earned during each of APSG’s last three fiscal years by APSG’s chief executive officer and each of its other most highly compensated executive officers who received in excess of $100,000 in salary and bonuses during any of the last three years, whom we will refer to as APSG’s named executive officers.

	Annual Compensation					Long Term Compensation
Name and Principal Position	Fiscal Year	Salary ($)		Bonus ($)		Securities Underlying Options (#)	LTIP Payouts (#)(1)	All Other Compensation ($)(2)
Kenneth S. Shifrin, Chairman, President and Chief Executive Officer	2005 2004 2003	341,660 300,000 300,000		588,000 458,000 421,000	(3)	15,000 10,000 50,000	5,000 10,308 —	7,026 6,360 6,152

William H. Hayes, Senior Vice President—Finance, Secretary and Chief Financial Officer	2005 2004 2003	148,332 139,992 130,412		110,000 104,000 101,000		5,000 5,000 40,000	3,000 3,326 —	7,026 6,355 6,632

Thomas R. Solimine, Controller	2005 2004 2003	91,200 82,750 79,390		50,000 50,000 50,000		5,000 5,000 30,000	1,000 1,000 —	4,236 4,204 3,796

Maury L. Magids, Senior Vice President—Insurance	2005 2004 2003	225,000 224,167 204,996		350,750 353,526 263,585		— 25,000 25,000	3,000 10,923 —	4,902 240 216

William A. Searles, Chairman of the Board of Investment Services	2005 2004 2003	108,000 108,000 72,000	(4) (4) (4)	226,626 238,102 453,000	(3)(5) (5) (5)	10,000 5,000 35,000	1,894 1,000 —	— — —

(1)	These shares were granted under the Deferred Compensation Plan.
(2)	Consists of APSG’s matching contributions to its 401(k) plan and premiums paid for group life insurance in excess of $50,000 coverage with respect to such officer.
(3)	The amount shown includes $78,000 and $14,000 paid to Mr. Shifrin and Mr. Searles, respectively, under a 1999 incentive plan related to profits APSG will realize upon the sale of APSG’s investment in HealthTronics.
(4)	Director’s fee for serving as Chairman of Investment Services.
(5)	Non-discretionary incentive bonus based on Investment Services achieving specified levels of return on capital.

Options Granted in Last Fiscal Year

The following table provides information related to options granted to the named executive officers during 2005. APSG does not have any outstanding stock appreciation rights.

Individual Grants

Name	Number of Securities Underlying Options Granted to (#)(1)	Percent of Total Options Granted to Employees in Fiscal Year	Exercise Price ($/Sh)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term:
					5% ($)(2)	10% ($)
Kenneth S. Shifrin	15,000	26%	11.55	December 6, 2010	47,850	105,750
William H. Hayes	5,000	9%	11.55	December 6, 2010	15,950	35,250
Thomas R. Solimine	5,000	9%	11.55	December 6, 2010	15,950	35,250
Maury L. Magids	—	—	—	—	—	—
William A. Searles	10,000	— (3)	11.55	December 6, 2010	31,900	70,500

(1)	These options were granted at the closing price on the date of grant. All options were vested at the date of grant.
(2)	The potential realizable value of the options granted in 2005 was calculated by multiplying those options by the excess of (a) the assumed market value of APSG’s underlying common stock five years from grant date of the options if the market value of its common stock were to increase 5% or 10%, as applicable, in each year of the option’s 5-year term over (b) the exercise price noted above. This calculation does not take into account any taxes or other expenses that might be owed. The 5% and 10% appreciation rates are set forth in the SEC rules and APSG makes no representation that its common stock will appreciate at these assumed rates or at all.
(3)	Mr. Searles is a director and Chairman of APS Investment Services, Inc., but is not an employee.

Aggregated Option Exercises During 2005 and Option Values at December 31, 2005

The following table provides information related to options exercised by the named executive officers during 2005 and the number and value of unexercised options held at December 31, 2005. We do not have any outstanding stock appreciation rights.

			Number of Securities Underlying Unexercised Options at Fiscal Year-End		Value of Unexercised In-the-Money Options at Fiscal Year-End (2)
Name	Shares Acquired on Exercise (#)	Value Realized ($) (1)	Exercisable (#)	Unexercisable (#)	Exercisable ($)	Unexercisable ($)
Kenneth S. Shifrin	50,000	$553,125	150,000	—	1,102,300	—
William H. Hayes	59,000	$445,330	12,000	14,000	36,950	91,070
Thomas R. Solimine	10,000	$81,330	20,000	10,000	64,650	65,050
Maury L. Magids	4,000	$41,250	46,000	23,000	354,510	130,590
William A. Searles	50,000	$456,470	50,000	—	271,600	—

(1)	The Value Realized is calculated by subtracting the per-share exercise price of the option from the closing price of APSG’s common stock on the date of exercise and multiplying the difference by the number of shares of its common stock acquired upon exercise.
(2)	The Value of Unexercised In-the-Money Options is before any income taxes and is determined by aggregating for each option outstanding as of December 31, 2005 the amount calculated by multiplying the number of shares underlying such option by an amount equal to the closing price of APSG’s common stock on December 31, 2005, which was $13.20, less the exercise price of such option.

Long-Term Incentive Plans—Awards In Last Fiscal Year

The following table provides information related to common stock granted under the Deferred Compensation Plan during 2005.

				Estimated Future Payouts under Non-Stock Price-Based Plans
Name	Number of Shares, Units or Other Rights (#)	Performance or Other Period Until Maturation or Payout (#)		Threshold (#)	Target (#)	Maximum (#)
Kenneth S. Shifrin	5,000	(1	)(2)	5,000	5,000	5,000
William H. Hayes	3,000	(1)		3,000	3,000	3,000
Thomas R. Solimine	1,000	(1)		1,000	1,000	1,000
Maury L. Magids	3,000	(1)		3,000	3,000	3,000
William A. Searles	1,894	(1	)(3)	1,894	1,894	1,894

(1)	Represents awards under the Deferred Compensation Plan. Shares are earned in the year of award. Payout of the shares is subject to a schedule wherein shares become eligible for payout over five years, in equal annual amounts, following the grant (the “eligible shares”). Upon reaching age 60, participants are then entitled to receive the eligible shares and the shares that become eligible each year thereafter. In the event that a participant terminates employment or resigns and signs a non-competition agreement, all of the shares granted become eligible and will be paid out in four equal annual installments beginning with the date of the non-competition agreement. In the event that a terminating participant does not sign a non-competition agreement or if a participant is terminated for cause, the participant will receive only the eligible shares and shares not yet eligible will be forfeited and allocated pro rata to the remaining participants. All shares granted are to be paid out in the event of the death or disability of the participant.
(2)	Related to service as a director of APSG.
(3)	Related to service as a director of APSG and APS Investment Services, Inc.

Director Compensation

Nonemployee directors receive a fee of $2,500 for each in-person board meeting, $400 for teleconference board meetings and $400 for each committee meeting they attend. The chairpersons of the Audit Committee and of the Compensation Committee each receive an annual stipend of $5,000 for serving in those capacities. Mr. Shifrin does not receive separate compensation for his services as a director. Directors are eligible to receive stock option grants under APSG’s 2005 Incentive and Non-Qualified Stock Option Plan. In 2005, Mr. Majors, Mr. Searles and Ms. Williams were each granted options for 10,000 shares of APSG common stock. Mr. Little was granted options for 25,000 shares in 2005. Mr. Shifrin received options for 15,000 shares of APSG common stock in 2005. All of these options have an exercise price equal to the closing price on the date of grant and are fully vested at the date of grant. Directors are also eligible to receive grants of common stock under the American Physicians Service Group, Inc. Affiliated Group Deferred Compensation Master Plan which we refer to as the Deferred Compensation Plan. In 2005, Mr. Shifrin was awarded 3,000 shares and Mr. Little, Mr. Majors, Mr. Searles and Ms. Williams were each awarded 1,000 shares. Pursuant to the adoption of the merger agreement, APSG’s board of directors has agreed to add Norris C. Knight, Jr., M.D. and William J. Peche, M.D., both current members of the board of directors of APIE, to the board of directors at the effective time of the merger, and will receive options to purchase 22,000 and 29,000 shares, respectively, of APSG common stock. These options will have an exercise price of $13.94 and will be fully vested as of the date of the grant.

Employment Agreements

APSG has entered into employment agreements with executive officers Mr. Shifrin, Mr. Magids and Mr. Hayes. Each of these agreements provides for the payment of a base salary, eligibility for, but not a guarantee of, performance bonuses whose provisions are determined annually by its board of directors, and such other benefits as are available to its other salaried employees. Mr. Shifrin’s agreement provides for a monthly salary, currently $29,166, and terminates August 1, 2010. Mr. Magids’ and Mr. Hayes’ agreements provide for monthly salaries of $25,000 and $12,500, respectively, and terminate March 1, 2008 and August 1, 2008, respectively. Mr. Searles has a consulting agreement, which provides for a monthly fee of $9,000 and terminates August 1, 2008. Each of the agreements provides for the employee or consultant to receive lump-sum payments in the event the agreements are terminated by APSG without cause or by either party following a “change in control” of APSG, as defined in the agreements. These payments are calculated, for Mr. Shifrin, as four times, and for Mr. Magids, Mr. Hayes and Mr. Searles, as two times, their respective average annual cash compensation earned for the past four years for Mr. Shifrin and for the past two years for all others. If the termination is of the employee’s or consultant’s own choosing, the compensation is two times the average annual cash compensation for the prior four years for Mr. Shifrin and one times the average annual cash compensation for the prior two years for all others.

Indemnity Agreements

APSG has entered into indemnity agreements with its directors and certain of its officers. The agreements generally provide that, to the extent permitted by law, APSG must indemnify each such person for judgments, expenses, fines, penalties and amounts paid in settlement of claims that result from the fact that such person was an officer, director or employee. In addition, APSG’s articles of incorporation and certain of its subsidiaries’ articles of incorporation provide for certain indemnifications and limitations on director liability.

There are no family relationships among any of APSG’s executive officers, and there is no arrangement or understanding between any of APSG’s executive officers and any other person pursuant to which he or she was selected as an officer. Each of APSG’s executive officers was elected by its board of directors to hold office until the next annual election of officers and until his or her successor is elected and qualified or until his or her earlier death, resignation or removal. APSG’s board of directors elects its officers in conjunction with each annual meeting of its shareholders.

Security Ownership of Certain Beneficial Owners and Management of APSG

The following table sets forth certain information as of September 30, 2006 regarding the amount and nature of the beneficial ownership of APSG common stock by (a) each person who is known by APSG to be the beneficial owner of more than five percent of the outstanding shares of its common stock, (b) each of APSG’s directors, (c) each of the named executive officers, and (d) all of APSG’s officers and directors as a group:

	Pre Merger		Post Merger
Beneficial Owner	Number of Shares Beneficially Owned (1)	% of Class	Number of Shares Beneficially Owned	% of Class
Hoak Public Equities, LP (2)	138,202	5.0%	138,202	2.9%
Boston Avenue Capital, LLC (3)	263,661	9.6%	263,661	5.5%
Daniel Zeff (4)	274,834	10.0%	274,834	5.7%
First Wilshire Securities Management, Inc. (5)	226,018	8.3%	226,018	4.7%
Kenneth S. Shifrin (6)	657,554	23.3%	657,554	13.4%
Lew N. Little, Jr.	26,500	1.0%	26,500	0.5%
Jackie Majors	41,500	1.5%	41,500	0.9%
William A. Searles	30,000	1.1%	30,000	0.6%
Cheryl Williams	31,063	1.1%	31,063	0.6%
Norris C. Knight, Jr., M.D. (7)	—	—	23,067	0.5%
William J. Peche, M.D. (7)	—	—	29,781	0.6%
W.H. Hayes	60,253	2.2%	60,253	1.2%
Maury L. Magids	91,000	3.2%	91,000	1.9%
Thomas R. Solimine	20,360	0.7%	20,360	0.4%
All officers and directors as a group	1,006,590	32.7%	1,059,438	20.3%

(1)	Includes options exercisable within 60 days of September 30, 2006.
(2)	The address for Hoak Public Equities, LP is 500 Crescent Court, Suite 220, Dallas, TX 75201. We have not been able to determine the person or persons controlling the fund through publicly available information.
(3)	The address for Boston Avenue Capital, LLC is 415 South Boston, 9th Floor, Tulsa, Oklahoma 74103. Charles M. Gillman is the fund manager.
(4)	The address for Daniel Zeff is c/o Zeff Holding Company, LLC, 50 California Street, Suite 1500, San Francisco, CA 94111.
(5)	The address for First Wilshire Securities Management, Inc. is 600 South Lake Street, Suite 100, Pasadena, CA 91106. We have not been able to determine the person or persons controlling the fund through publicly available information.
(6)	The address for Kenneth S. Shifrin is 1301 S. Capital of Texas Highway, Suite C-300, Austin, Texas 78746-6550.
(7)	To be elected to the APSG board of directors at the effective time of the merger. Reflects shares acquirable under options pursuant to the merger agreement and an estimate of the shares received as merger consideration.

Certain Relationships and Related Transactions

Asset Management. In May 1998, APSG formed APS Asset Management, Inc., or Asset Management, of which APSG owns 97%. Asset Management was organized to manage fixed income and equity assets for institutional and individual clients on a fee basis. Certain of APSG’s officers, directors and employees also invested in Asset Management, paying the same price per share as APSG did. One percent is owned by a former consultant of the company. The investments in Asset Management of certain officers, directors and employees of APSG are as follows:

Name	Title	Ownership %
George S. Conwill	President of APS Investment Services, Inc.	1%
William A. Searles	Director and Chairman of APS Investment Services, Inc.	1%

Other. During 2005, Mr. Searles also served as a director and Chairman of the Board of APS Investment Services, Inc. For his additional director services, Mr. Searles was paid monthly director fees of $9,000, plus a non-discretionary incentive amount based on APS Investment Services, Inc. achieving certain levels of return on capital. His total non-discretionary incentive compensation earned for these additional director duties was $223,810 in 2005, consisting of $212,676 cash compensation and $11,184 deferred compensation.

DESCRIPTION OF APSG CAPITAL STOCK

The summary of the terms of the APSG capital stock set forth below is qualified by reference to the terms of the restated articles of incorporation and amended and restated bylaws of APSG.

Authorized Capital Stock

APSG’s authorized capital stock consists of 20,000,000 shares of common stock, par value $0.10 per share, and 1,000,000 shares of preferred stock, par value $1.00 per share.

Common Stock

Following the merger, APSG expects there to be approximately 4,800,000 shares of common stock outstanding.

As of September 30, 2006, approximately 96,000 shares of common stock are reserved for issuance pursuant to APSG’s deferred compensation plan, approximately 348,000 shares of common stock are reserved for issuance pursuant to APSG’s 2005 Incentive Plan, and approximately 305,000 shares of common stock are reserved for issuance pursuant to the 1995 Incentive and Non-Qualified Stock Option Plan, or the 1995 Incentive Plan. Following the merger, if the shareholders approve the amendment to the 2005 Incentive Plan providing for up to an additional 300,000 shares to be issued thereto, approximately 648,000 shares will be reserved for issuance pursuant to the 2005 Incentive Plan and approximately 305,000 shares will be reserved for issuance pursuant to the 1995 Incentive Plan. In connection with the merger, APSG has agreed to grant approximately 148,000 options to the current APIE board members, leaving only approximately 49,000 options remaining to be granted under the terms of the 2005 Incentive Plan. No shares remain to be granted under the 1995 Incentive Plan. The APSG board believes that it is in the best interests of the company to be able to continue to provide to the persons who are responsible for the continued growth of APSG’s business an opportunity to acquire a proprietary interest in APSG, thereby creating an increased interest in and greater commitment for the growth, success and welfare of the company.

The holders of common stock are entitled to receive ratably, from funds legally available for the payment thereof, dividends when and as declared by resolution of APSG’s board of directors, subject to any preferential dividend rights which may be granted to holders of any preferred stock authorized and issued by APSG. In the event of liquidation, each share of common stock is entitled to share pro rata in any distribution of APSG’s assets after payment or providing for the payment of liabilities and any liquidation preference of any outstanding preferred stock. Each holder of APSG common stock is entitled to one vote for each share of common stock held of record on the applicable record date on all matters submitted to a vote of shareholders, including the election of directors.

Holders of common stock have no preemptive rights and have no right to convert their common stock into any other securities. The outstanding shares of APSG common stock are, and the shares to be issued pursuant to the merger will be, duly authorized, validly issued, fully paid and nonassessable.

Share Repurchase Program

APSG announced a share repurchase program on August 17, 2004. It initially authorized the purchase of up to $2,000,000 in common stock, but on December 12, 2005 and June 30, 2006, it was increased by additional increments of $2,000,000 each. In 2005, 139,107 shares were purchased, 45,295 of which were purchased in open market transactions and 93,812 of which were purchased in private transactions. In the first nine months of 2006, 158,010 shares were purchased, all but 39,000 of which were purchased in open market transactions. As of September 30, 2006, APSG had purchased a total of $4,220,000 (324,000 shares) in common stock under the company’s stock repurchase plan since its announcement. APSG has suspended its share repurchase program during the time this joint proxy/registration statement is disseminated until the effective time of the merger, in accordance with applicable SEC regulations. See “Information about APSG—Share Repurchase Program” on page 41.

Deferred Compensation Plan

APSG has also participated in a deferred compensation plan since December 2004, which enables APSG to have more flexibility in compensating directors, key employees and consultants and advisors through ownership of its common stock. When shares granted become eligible for withdrawal by plan participants, they will be purchased in the open market or issued from APSG’s authorized shares of common stock. In 2005, a total of 21,108 shares were awarded, for which APSG recorded an expense of $252,000.

Shareholder Rights Plan

APSG has adopted a shareholder rights plan that requires APSG to distribute one preferred share purchase right as a dividend on each outstanding share of APSG common stock upon the occurrence of certain events. We refer to the preferred share purchase rights as the Preferred Rights. Shareholder rights plans such as this are commonly referred to as “poison pills.”

Each Preferred Right entitles the record holder to purchase from APSG, upon the occurrence of triggering events specified in the plan, one one-thousandth of a share of its Junior Participating Preferred Stock, Series A, par value $1.00 per share, or a Preferred Share, at a price of $20 per one one-thousandth of a Preferred Share, subject to adjustment. Generally, each one one-thousandth of a Preferred Share will have rights at least as favorable as one share of APSG’s common stock. The rights to acquire the Preferred Shares will be exercisable upon the earlier of (a) a public announcement that a person or group of affiliated or associated persons has acquired beneficial ownership of 20% or more of APSG’s outstanding common stock or (b) the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 20% or more of APSG’s outstanding common stock. The objective of the rights plan is to reduce the risk of an unwanted takeover, which increases the likelihood that APSG’s shareholders will receive the long-term value of their investment.

Preferred Stock

APSG’s board has the authority, without further shareholder approval, to create other series of preferred stock, to issue shares of preferred stock in such series up to the maximum number of shares of the relevant class of preferred stock authorized, and to determine the preferences, rights, privileges and restrictions of any such series, including the dividend rights, voting rights, rights and terms of redemption, liquidation preferences, the number of shares constituting any such series and the designation of such series.

In anticipation of the merger, on May 30, 2006, APSG’s board established and provided for the issuance of Series A Redeemable Preferred Stock, par value $1.00 per share, which consists initially of 10,500 authorized shares of Series A Redeemable Preferred Stock, which we refer to as the Series A redeemable preferred stock.

Holders of Series A redeemable preferred stock are entitled to cumulative dividends thereon at the rate of three percent (3%) per annum payable on the remaining redemption value per share, in priority to the payments of dividends on the common shares. Holders of Series A redeemable preferred stock have no preemptive rights and have the same voting rights as the holders of APSG common stock. The shares are non-certificated and mandatorily redeemable. They will be redeemed ratably at $1,000,000 per year, with all remaining outstanding shares being redeemed by December 31, 2016. Furthermore, in connection with the merger, pursuant to its regulatory authority, the Texas Department of Insurance has required APSG to place $2,500,000 into an escrow account with a bank, to remain in escrow until the aggregate remaining redemption and dividend obligation is less than the amount of such escrow balance. APSG has agreed that, no withdrawals will be made from this escrow account without prior approval from the Texas Department of Insurance. In the event of any liquidation, the holders of Series A redeemable preferred stock receive an amount equal to the remaining redemption value before any distribution is made to the holders of APSG common stock.

Indemnification of Officers and Directors

Article 2.02-1 of the Texas Business Corporation Act, or the TBCA, provides that a Texas corporation shall have the power to indemnify anyone who was, is, or may become a defendant or respondent to any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative, or investigative, or any appeal in such an action, suit or proceeding, and any inquiry or investigation that could lead to such an action, suit, or proceeding, because such person is or was a director of the corporation, provided that (i) such person conducted himself in good faith, (ii) such person reasonably believed (A) that in the case of conduct in his official capacity as a director of the corporation that his conduct was in the corporation’s best interests and (B) in all other cases, that his conduct was at least not opposed to the corporation’s best interests, and (iii) in the case of a criminal proceeding, such person has no reasonable cause to believe his conduct was unlawful. The termination of a proceeding by judgment, order, settlement, or conviction, or on a plea of nolo contendere or its equivalent, is not of itself determinative that a director is not eligible for indemnification by a corporation. Instead, a person shall be deemed to be liable in respect of any claim, issue or matter only after a court of competent jurisdiction adjudges the person liable and the person has exhausted all available appeals. APSG may not indemnify a director as described above for obligations resulting from a proceeding (i) in which such person is liable on the basis that he improperly received personal benefit, whether or not the benefit resulted from an action taken in his official capacity, or (ii) in which such person is found liable to the corporation (except that in such cases APSG may indemnify such director against reasonable expenses the director actually incurs in connection with the proceeding unless the director’s misconduct was willful, in which case APSG may not pay such indemnification).

A corporation may provide indemnification as described above only if a determination of indemnification is made: (i) by a majority vote of a quorum of directors who the proceeding does not name as defendants or respondents at the time of voting, regardless of whether the directors not named defendants or respondents constitute a quorum; (ii) by a majority vote of a committee of the board of directors, if (A) the committee is designated by a majority vote of the directors who at the time of the vote are not named defendants or respondents in the proceeding, regardless of whether the directors not named defendants or respondents constitute a quorum, and (B) the committee consists solely of one or more of the directors not named as defendants or respondents in the proceeding; (iii) by special legal counsel selected by the board of directors or a committee of the board by vote as set forth in (i) and (ii); or (iv) by the shareholders in a vote that excludes the shares held by the directors who are named defendants or respondents in the proceeding. A court may order indemnification even though APSG does not meet certain of these conditions, if the court deems indemnification proper and equitable; provided, however, that if the court determines that the indemnified person is liable to the corporation or that he improperly received a personal benefit, the court-ordered indemnification cannot exceed the reasonable expenses that the indemnified party actually incurred in connection with the proceeding.

A person may be indemnified by a corporation as previously described against judgments, penalties (including excise and similar taxes), fines, settlements, and reasonable expenses actually incurred by the person in connection with the proceeding, provided, that if such a person is found liable to the corporation or is liable on the basis that he or she improperly received a personal benefit, the indemnification shall be limited to reasonable expenses actually incurred by the person in connection with the proceeding and shall not be available in respect of any proceeding in which the person shall have been found liable for willful or intentional misconduct in the performance of his duty to the corporation.

A corporation shall indemnify a director against reasonable expenses incurred by him in connection with the proceeding in which he is a named defendant or respondent because he is or was a director if he has been wholly successful, on the merits or otherwise, in the defense of the proceeding. In addition, if a director sues a corporation to recover indemnification in such a case, the court, upon ordering the corporation to pay indemnification, shall also award the director his expenses incurred in securing the indemnification. A corporation may pay, or reimburse a director for, the director’s reasonable expenses incurred because he or she was, is, or may become a defendant correspondent in a proceeding, in advance of any final disposition of the proceeding and without any determination that the director is entitled to such payment or reimbursement under the above-described standards after the corporation receives a written affirmation by the director of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification under Article 2.02-1 of the TBCA and a written undertaking by or on behalf of the director (which must be an unlimited general obligation but that need not be secured, and that may be accepted without reference to the director’s financial ability to pay) to repay the amount paid or reimbursed if it is ultimately determined that the director has not met that standard or if it is ultimately determined that indemnification of the director against expenses incurred by such director in connection with that proceeding is prohibited under the standards enumerated above. Notwithstanding the above, a corporation may pay or reimburse a director for expenses incurred in connection with the director’s appearance as a witness or other participation in a proceeding at a time when the director is not a named defendant or respondent in the proceeding.

Article 2.02-1 of the TBCA permits the purchase and maintenance of insurance or another arrangement on behalf of directors, officers, employees and agents of the corporation against any liability asserted against or incurred by them in any such capacity or arising out of the person’s status as such, whether or not the corporation itself would have the power to indemnify any such officer or director against such liability; provided, that if the insurance or other arrangement is with a person or entity that is not regularly engaged in the business of providing insurance coverage, the insurance or arrangement may provide for payment of a liability with respect to which the corporation would not have the power to indemnify the person only if the shareholders of the corporation have approved including coverage for the additional liability.

Any indemnification of, or advance of expenses to, a director must be reported in writing to shareholders with or before the notice or waiver of notice of the next shareholders’ meeting or before the next submission to shareholders of a consent to action without a meeting, and, in any case, within the12-month period immediately following such indemnification or advance.

A corporation shall indemnify officers and others who are not officers, employees, or agents of the corporation, but who are serving at the corporation’s request as a director, officer, partner, venturer, proprietor, trustee, employee, agent, or similar functionary for another entity, to the same extent that the corporation indemnifies directors. A corporation may indemnify and advance expenses to such officers and other persons to the same extent that it may indemnify, or advance expenses to, directors.

Article IX of APSG’s restated articles of incorporation provides that, to the extent permitted by applicable law and by resolution or other proper action of the board of directors of APSG, APSG will indemnify its present and former directors and officers, its employees and agents and any other person serving at the request of APSG as a director, trustee, officer, employee or agent of another corporation, partnership, joint venture, association, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any threatened, pending or completed action, suit or proceeding to which any such person is, or is threatened to be made, a party and which may arise by reason of the fact he is or was a person occupying any such office or position. In addition, APSG currently maintains directors and officers’ liability insurance.

Article XVI of APSG’s restated articles of incorporation provides that APSG directors shall not be liable to APSG or its shareholders for monetary damages for an act or omission in the director’s capacity as a director except for liability based upon (i) a breach of duty of loyalty to APSG or its shareholders, (ii) an act or omission not in good faith or that involves intentional misconduct or a knowing violation of law, (iii) a transaction from which a director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director’s office, or (iv) an act related to an unlawful stock repurchase or payment of a dividend.

In addition to the indemnifications provided by APSG’s restated articles of incorporation, APSG has entered into indemnity agreements with its officers and directors. The agreements generally provide that, to the extent permitted by law, APSG must indemnify each person for judgments, expenses, fines, penalties and amounts paid in settlement of claims that result from the fact that they were was an officer, director or employee of APSG.

The preceding discussion of indemnification agreements, APSG’s restated articles of incorporation and Section 2.02-1 of the Texas Business Corporation Act is not intended to be exhaustive and is qualified in its entirety by the indemnity agreements, restated articles of incorporation and Section 2.02-1 of the Texas Business Corporation Act.

Transfer Agent and Registrar

American Stock Transfer & Trust Company is the transfer agent and registrar for APSG’s common stock, and is referred to as the Transfer Agent.

Stock Exchange Listing

APSG’s common stock is listed on the NASDAQ Small Cap Market under the symbol “AMPH.” APSG will use its reasonable best efforts to cause the shares of common stock issuable in the merger to be approved for listing on the NASDAQ Small Cap Market prior to the effective time of the merger, subject to official notice of issuance.

INFORMATION ABOUT APIE

General

APIE was organized as a reciprocal insurance exchange under the laws of the State of Texas in 1975. A reciprocal insurance exchange is an entity, similar to a mutual insurance company, that sells insurance to its subscribers and other eligible healthcare providers, who may pay, at the election of the company, in addition to their annual insurance premiums, a contribution to the exchange’s surplus. These exchanges generally have a need for few, if any, paid employees and, instead, are required to enter into a contract with an “attorney-in-fact” that provides all management and administrative services for the exchange. APS Facilities Management, Inc., dba APMC Insurance Services, Inc., or FMI, a wholly owned subsidiary of APSG, is the attorney-in-fact for APIE.

APIE is authorized to do business in the States of Texas and Arkansas, and specializes in writing medical professional liability insurance for physician groups, individual physicians and other healthcare providers. APIE currently insures approximately 4,600 physicians, dentists and other healthcare providers, the vast majority of which are in Texas. APIE writes insurance in Texas primarily through purchasing groups and is not subject to certain rate and policy form regulations issued by the Texas Department of Insurance. It reviews applicants for insurance coverage based on the nature of their practices, prior claims records and other underwriting criteria. APIE is one of the largest medical professional liability insurance companies in the State of Texas. APIE is the only reciprocal exchange based in Texas that is wholly owned by its subscriber physicians.

Generally, medical professional liability insurance is offered on either a “claims made” basis or an “occurrence” basis. “Claims made” policies insure physicians only against claims that occur and that are reported during the period covered by the policy. “Occurrence” policies insure physicians against claims based on occurrences during the policy period regardless of when they are reported. APIE offers only a “claims made” policy in Texas and Arkansas, but provides for an extended reporting option upon termination of the policy. Substantial underwriting losses could result in a curtailment or cessation of operations by APIE. To limit possible underwriting losses, APIE reinsures 100% of all its Texas and Arkansas coverage risk between $250,000 and $1,000,000 per medical incident, primarily through certain domestic and international reinsurance companies.

Revenues and Industry Segment

APIE derives its revenues from earned premiums and maintenance fees and its revenues result from issuing policies written on a claims-made basis to subscribers and other healthcare providers. A claims-made policy provides coverage for claims reported during the policy year. APIE charges both a base premium and a premium maintenance fee. Premium maintenance fees are charged to offset the costs incurred by APIE to issue and maintain policies. Policies are written for a one-year term and premiums and maintenance fees are earned on pro-rata basis over the term of the policy. Upon termination of coverage, members may purchase an extended reporting period (tail) policy for additional periods of time. These extended period coverage policy premiums are immediately earned when the policy is issued. After the merger, the revenues of APIC will be generated from earned premiums.

APIE utilizes specific underwriting guidelines in determining whether to issue policy coverage to an individual physician, group practice or entity. In evaluating whether a risk is considered acceptable or not, APIE evaluates a physician’s claims history including the frequency and severity of claims reported, the specialty, practices and procedures, training and board certification, practicing territory, disciplinary actions, requested coverage limits, hospital privileges and other related information. Subscribers and other healthcare providers requesting coverage with APIE must complete an application. Based on this risk evaluation, pricing is determined utilizing a rating model that applies specific factors for specialty, territory, policy limits. Certain discounts are available for claims history and group discounts.

APIE’s results from operations are primarily driven by underwriting results, which is measured by subtracting incurred loss and loss adjustment expenses and other underwriting expenses from net earned premiums and maintenance fees. Net earned premiums exclude premiums ceded to reinsurers. Premiums ceded to reinsurers (ceded premiums) represent amounts paid to the reinsurance companies in return for the reinsurance company assuming a portion of the risk. Currently, the reinsurance companies are responsible for any loss in excess of $250,000 per claim. APIE utilizes reinsurance to provide for greater diversification of business, which allows management to control exposure to potential losses arising from large risks, and allows APIE to have capacity for growth.

While underwriting gain (loss) is a key performance indicator of operations, it is not uncommon for a property and casualty insurer to generate an underwriting loss, yet earn profit overall, because of the return on investments (investment income) and realized capital gains.

Investment income is a result of the performance of APIE’s assets invested in fixed income, bonds and the gains/losses realized on the sale of equities. Investment income is impacted by the size of the portfolio and the rate of return, or yield, on the fixed income portfolio.

Industry Information

The cyclical nature of medical malpractice insurers is influenced by many factors, which affect the financial results of the medical malpractice insurance industry, several of which are beyond the control of APIE. These factors include, among other things, changes in severity and frequency of claims; changes in applicable laws and regulatory reform; changes in judicial attitudes towards liability claims; and changes in inflation, interest rates, and general economic conditions.

The availability of medical malpractice insurance, or the industry’s underwriting capacity, is determined principally by the industry’s level of capitalization, historical underwriting results, returns on investment and perceived premium rate adequacy. Historically, the financial performance of the medical malpractice insurance industry has fluctuated between soft insurance markets and hard insurance markets. In a soft insurance market, competitive conditions drive unfavorable premium rates and underwriting terms and can result in below profitable levels for insurance carriers. Beginning in the early 1990s, the medical malpractice insurance industry in Texas and Arkansas operated in a “soft” market. Similarly, soft markets were experienced at the national level also. However, beginning in 2001 throughout 2003, the medical malpractice market hardened, with a large number of carriers withdrawing from the Texas market. Prices for coverage rose substantially due to increasing losses suffered in the industry. With the passage of the tort reform laws in Texas in 2003, many national medical malpractice insurers have re-entered the Texas market causing medical malpractice rates to decrease due to increased competition.

Corporate Strategy

APIE was founded over 30 years ago with a core principle of “physicians protecting physicians.” The conservative philosophy of the board of directors of APIE has allowed APIE to successfully continue its operations throughout several cycles in the marketplace. APIE’s financial objective is to build surplus to ensure the long-term viability of APIE while maintaining competitive rates in the marketplace. In addition, APIE’s philosophy is to set premium rates to cover the costs related to protecting and defending APIE’s insured physicians. APIE sets rates upon which premiums are determined using sound actuarial principles, underwriting and business judgment. APIE also consults with its outside actuaries. APIE’s board of directors has been actively involved in APIE’s operations through its committee structure. Through its underwriting, executive, claims, finance, audit and various other committees, the APIE board of directors provides guidance to management in setting strategy for APIE.

The goal of APIE is to build upon its position as a leading writer of professional liability insurance in Texas while maintaining its commitment to disciplined underwriting and aggressive claims management. APIE has fostered a strong culture of aggressively defending claims that it believes have no merit. APIE aggressively evaluates new claims as to their merit and severity. Severe claims are presented to its physician claims committee for medical practice evaluation and then reviewed for defensibility.

APIE intends to continue to market its medical malpractice insurance products while maintaining rate adequacy, selective underwriting criteria and effective claims management. APIE will continue to closely monitor premium revenues, losses and loss adjustment costs, and acquisition, underwriting and insurance expenses. APIE uses its investment portfolio to meet its liquidity and profitability needs as well as to maximize after-tax investment returns.

APIE believes its corporate strategy allows it to compete on a basis other than price alone. It also believes that its presence and focus in the Texas market allows it to monitor and understand changes in the liability climate which enables it to develop better business strategies in a more timely manner than its competitors. APIE has sustained its financial stability during difficult market conditions through responsible pricing. APIE is committed to maintaining prudent operating and financial leverage and conservatively investing its assets. It recognizes the importance that its customers and producers place on its strong financial condition and it intends to manage its business to protect its financial security.

Relationship With Attorney-In-Fact

APSG, directly or through a wholly owned subsidiary of APSG, has been the attorney-in fact for APIE since its inception. The management agreement with APIE provides for full management by the attorney-in-fact of the affairs of APIE under the direction of APIE’s board of directors. Subject to the direction of the APIE board, the attorney-in-fact, FMI, sells and issues policies, investigates, settles and defends claims, and otherwise manages APIE’s day to day operations. In consideration for performing its services, FMI receives a management fee based on APIE’s earned premiums (before payment of reinsurance premiums), as well as a portion of APIE’s profits. The amount of these premiums can be adversely affected by competition. FMI pays certain salaries and personnel related expenses, rent and office operations costs and information technology costs, as provided in the management agreement. APIE is responsible for the payment of all claims, claims expenses, peer review expenses, directors’ fees and expenses, legal, actuarial and auditing expenses, its taxes, outside agent commissions and certain other specific expenses.

The management agreement with FMI obligates APIE to pay management fees to FMI based on APIE’s earned premiums before payment of reinsurance premiums. The management fee percentage is 13.5% of earned premium. In addition, any pre tax profits of APIE will be shared equally with FMI (profit sharing) so long as the total amount of profit sharing does not exceed 3% of earned premiums. FMI only provides these management services to APIE. The management fees paid to FMI were $11,038,400, $10,608,800 and $7,275,800, in 2005, 2004 and 2003, respectively, and $6,815,000 in the first nine months of 2006.

Pursuant to the plan of conversion, the existing management agreement will be terminated. Pursuant to the merger agreement, at the effective time of the merger, APIC will enter into an Advisory Services Agreement with API Advisory, LLC, or API Advisor, an entity to be formed by the current members of the APIE board of directors. The new agreement will allow APIC to retain physician involvement in APIC, continue APIE’s philosophy of physicians working for physicians, and ensure the provision of consulting services to APIC by advisors with a strong working relationship with APIE. Under the agreement, APSG shall maintain customary officers and directors’ liability insurance with an endorsement naming the persons designated by API Advisor to provide advisory and consulting services to APIC as additional insureds thereunder, with respect to their services as advisory directors of APIC. See “The Merger Agreement—The Advisory Services Agreement” on page 133.

Competition

APIE competes with several insurance carriers, including Medical Protective Insurance Company, Texas Medical Liability Trust, ProAssurance, The Doctors Company and the Texas Medical Liability Insurance Underwriting Association (JUA). These companies are considered APIE’s competitors because they are the companies to whom policyholders who cancel their policies with APIE typically move. APIE competes with these companies on a variety of factors including price, customer service, expertise in claims handling, policy coverage, risk management services and financial strength. In premiums written and asset size, Texas Medical Liability Insurance Underwriting Association (JUA) is of equal size with APIE and Medical Protective Insurance Company, Texas Medical Liability Trust, ProAssurance and The Doctors Company are significantly larger than APIE. Moreover, with the successful passing of tort reform in late 2003, additional companies have re-entered the Texas market, resulting in further increases in competition.

Regulation

APIE, as an insurance company, is subject to regulation by the insurance departments of the States of Texas and Arkansas. These regulations strictly limit all financial dealings of a reciprocal insurance exchange with its officers, directors, affiliates and subsidiaries. Premium rates, advertising, solicitation of insurance, types of insurance issued and general corporate activity are also subject to regulation by the insurance departments of the States of Texas and Arkansas.

Refundable Surplus

From inception of APIE through March 1992, as periodically determined and approved by APIE’s board of directors, subscribers desiring to purchase insurance through APIE were required from time to time to make refundable deposits. APIE was initially capitalized through deposits made by subscribers and historically used such deposits to offset significant underwriting losses. Subscribers who made refundable deposits received certificates setting forth the terms of the return of the refundable deposits. Beginning in 1987, the payment of refundable deposits and related accrued interest to subscribers upon cancellation of policies was suspended until, in the opinion of APIE’s board of directors and the Texas Department of Insurance, adequate surplus for such payments was available. APIE’s board of director’s would propose to the Texas Department of Insurance a partial refund of surplus deposits to former subscribers, subject to the Texas Department of Insurance’s approval. Under these plans, partial refunds were made in years 1989, 1990, 1995, and 1999. However, current subscribers would receive full refunds of their deposit upon death, disability or retirement.

Effective September 3, 2004, as amended on October 11, 2005, the Texas Department of Insurance issued a consent order approving a partial refund program to former subscribers and, under the terms of the order, aggregate payments were made to former subscribers of $200,000 in 2005 and $250,000 in 2004. APIE has not refunded any refundable deposits to former subscribers under the partial refund program to date in 2006. As of September 30, 2006, the total balance of refundable deposits outstanding was $10,295,000. Pursuant to the conversion and merger, holders of certificates representing outstanding refundable deposits will receive shares of Series A redeemable preferred stock of APSG and APIE’s obligations regarding the deposits will be extinguished.

Employees

Reciprocal exchanges generally have few, if any, paid employees. At September 30, 2006, APIE employed two people. The attorney-in-fact, FMI, provides all other day-to-day management and administrative services.

Recent Significant Events

The State of Texas, as well as many other states and the U.S. government, began evaluating tort reform as a way to reduce rising premium rates. On September 13, 2003, Texas voters approved Proposition 12, a state constitutional amendment which gives the Texas legislature authority to set limits on damages in medical malpractice and other lawsuits. Proposition 12 coincided with the passage of Texas House Bill 4, or HB4, which became effective on September 1, 2003 and places a cap on non-economic damages in medical malpractice cases. Specifically, HB4 places a $250,000 cap for all physicians on a per case basis and a $250,000 cap for each health care institution, which collectively cannot exceed $500,000, resulting in an overall “stacked cap” of $750,000 for non-economic damages. It limits damages awarded for plaintiff’s non-economic damages such as damages for mental anguish, pain and suffering, and loss of companionship. However, there is no limit on the amount of economic or actual damages that could be received in a claim or suit. HB4 also limits liability of physicians in cases involving product liability or mass action cases.

In anticipation of the effectiveness of HB4, claim counts rose sharply as a result of increased filings by plaintiff attorneys prior to September 1, 2003. APIE believes that many of the cases filed to beat the deadline of HB4’s tort reform were without merit and filed frivolously against APIE’s insured doctors. As of December 31, 2005, of the 930 cases reported to APIE for the 2003 report year, 642 claims have been closed without paid damages, and 100 claims, or 11%, have been closed with paid damages. APIE’s historical averages show that approximately 20% of cases closed by report year have paid damages. However, of the remaining 188 cases open for 2003, APIE believes these cases have substantially more merit and will take time to settle. While APIE has experienced fewer claims with paid damages to date for the 2003 report year, it has incurred substantially higher amounts of legal expenses in order to properly defend these additional claims.

In 2004, APIE experienced a substantial drop in the number of new cases reported, down to 382 in 2004 as compared to 930 in 2003. As a result, APIE began to see early signs of the market softening in Texas with the re-entry of large national carriers and the entry of new carriers into the marketplace.

In 2005, claim counts continued to remain at a low level of 321 reported claims. As a result of this trend, APIE lowered its rates on average approximately 9% in 2005. The rate reductions were supported by independent actuarial analysis.

APIE remains cautiously optimistic that this lower claim count will continue; however, the full impact of tort reform will not occur until 2007 since many cases related to pre-tort reform law still remain open. In addition, the full impact of the $250,000 cap on damages itself is still unknown since many of the post-tort reform cases are still in litigation and remain open. During 2006, APIE continues to monitor the frequency of claims and severity of loss and legal expenses to determine if further adjustment in its rates is warranted.

APIE will continue to monitor and support tort reform and its efforts to stabilize and improve the medical malpractice insurance industry. However, there can be no assurance that tort reform will continue or that past reforms will remain in effect.

APIE Management’s Discussion and Analysis of Financial Condition and Results of Operations of APIE

General

APIE is a physician-governed medical malpractice reciprocal insurance exchange. APIE has been in continuous business since it was formed in 1975. It is licensed to operate in the states of Texas and Arkansas and has been dedicated to providing professional liability insurance protection to its policyholders for the last 30 years.

A reciprocal insurance exchange is an organization under which policyholders (members) effectively exchange insurance contracts and thereby insure each other and become members of the exchange. Since inception, APIE has been managed by APSG, directly or through a wholly owned subsidiary, subject to the direction of APIE’s board of directors.

APIE principally writes professional liability insurance coverage for physician groups, individual physicians and other healthcare providers in the states of Texas and Arkansas. APIE currently insures approximately 4,600 physicians, dentists and other healthcare providers, substantially all of which are in Texas. Most of APIE’s coverage is written on a “claims-made and reported” basis. Coverage is provided only for claims that are first reported to APIE during the insured’s coverage period and that arise from occurrences during the insured’s coverage period. APIE also makes extended, or tail, coverage available for purchase by policyholders in order to cover claims that arise from occurrences during the insured’s coverage period, but that are first reported to APIE after the insured’s coverage period and during the term of the applicable tail coverage.

Critical Accounting Policies

The accompanying financial statements have been prepared in accordance with GAAP. The preparation of GAAP financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates included in the accompanying financial statements are the reserve for losses and loss adjustment expenses, death, disability and retirement reserves, provision for federal income taxes, reinsurance premiums recoverable/payable and premiums ceded. Other critical accounting policies include revenue recognition, deferred policy acquisition costs and refundable deposits.

APIE considers the following accounting policies to be critical because they involve significant judgment by management and the effect of those judgments could result in a material effect on the financial statements.

Reserve for Loss and Loss Adjustment Expense. Loss and loss adjustment expense reserves represent management’s best estimate of the ultimate costs of all reported and unreported losses incurred. The reserves for unpaid losses and loss adjustment expenses are estimated using actuarial analysis. These estimates include expectations of what the ultimate settlement and administration of claims will cost based on the company’s assessments of facts and circumstances then known, review of historical settlement patterns, estimates in trends in loss severity, frequency, legal theories of liability and other factors. Other factors include the nature of the injury, the judicial climate where the insured event occurred, and trends in health care costs. In addition, variables in reserve estimation can be affected by both internal and external events, such as economic inflation, legal trends and legislative changes. The estimation of medical professional liability loss and loss adjustment expense is inherently difficult. Injuries may not be discovered until years after an incident, or a claimant may delay pursuing recovery for damages. Medical liability claims are typically resolved over an extended period of time, often five years of more.

The combination of changing conditions and the extended time required for claim resolution results in a loss estimation process that requires actuarial skill and the application of judgment, and such estimates require periodic revisions. Management performs an in-depth review of the reserve for unpaid losses and loss adjustment expenses on a semi-annual basis with assistance from its outside consulting actuary. Management is continually reviewing and updating the data underlying the estimation of the loss and loss adjustment expense reserves and APIE makes adjustments that it believes the emerging data indicates. Any adjustments to reserves that are considered necessary are reflected in the results of operations in the period the estimates are changed.

Loss and loss adjustment expense represents the largest component of expense of the insurance operations of APIE. In considering the potential sensitivity of the factors and assumptions underlying management’s best estimate of loss and loss adjustment reserves, it is also important to understand that the medical professional liability sector of the property and casualty insurance industry is characterized by a relatively small number of claims with a large average cost per claim. For example, in 2005, which ended with 3,919 policyholders, APIE paid a total of $19,718,000 in paid damages on 203 claims. Even a relatively small change in the number of claims expected to be paid (i.e. frequency) or a relatively small percentage change in the average cost per claim (i.e. severity) could have a significant impact on reserves and correspondingly, the financial position and results of operations of APIE. This is also the case for other key assumptions as well, such as the frequency of reported claims that will ultimately close with paid damages versus those that will close without paid damages. Historically, APIE has closed over 80% of claims with no paid damages. In addition, due to the relatively small number of claims ultimately resulting in paid damages and the average cost per claim, any change in the trends assumed in the ultimate values such as legislative changes resulting in tort reform, claims handling procedures, economic inflation and other factors could result in a significant change in the reserve estimate.

The following table reflects the activity in the liability for reserve for losses and loss adjustment expenses showing the changes for the twelve month periods beginning January 1, 2003 and ending December 31, 2005 and the nine month period ending September 30, 2006 (in thousands):

	September 30, 2006	2005	2004	2003
Reserve for losses and loss adjustment expenses—January 1	$95,372	$69,445	$63,713	$54,187
Less reinsurance recoverable on paid losses and unpaid losses	27,850	11,203	14,980	17,924

Net balance—January 1	67,522	58,242	48,733	36,263

Incurred—net of reinsurance—related to:
Current years	31,081	28,261	29,305	33,650
Prior years	(1,202)	15,715	19,350	10,896

Net incurred	29,879	43,976	48,655	44,546

Paid—net of reinsurance—related to:
Current years	3,361	4,062	4,181	5,371
Prior years	14,300	30,634	34,965	26,705

Net paid	17,661	34,696	39,146	32,076

Net balance—September 30 and December 31	79,740	67,522	58,242	48,733
Plus reinsurance recoverable on paid losses and unpaid losses	29,674	27,850	11,203	14,980

Reserve for losses and loss adjustment expenses—September 30 and December 31	$109,414	$95,372	$69,445	$63,713

Incurred—net of reinsurance for the current years relates to incurred loss and loss adjustment expense for the current accident year. Incurred—net of reinsurance for the prior years represents the total net change in estimates charged or credited to earnings in the current year with respect to liabilities that originated and were established in prior years. As noted in the table above, APIE has increased its incurred loss and loss adjustment expense for prior year development by $15,715,000, $19,350,000 and $10,896,000 for the years ending December 31, 2005, 2004 and 2003 respectively. For the period ending September 30, 2006, APIE has decreased its incurred loss and loss adjustment expense for the prior year favorable development by $1,202,000.

For the 2003 year, with assistance from its outside actuary, APIE increased incurred loss and loss adjustment expenses by $10,896,000 for prior-year development as a result of unfavorable trends in the underlying claims data including a slowdown in the overall closure rate of pending claims, and an increase in the severity of indemnity paid during 2003 relating to prior periods. Tort reform increased the number of claims reported during 2003 as many cases were filed to beat the filing deadline and made existing claims for prior years more difficult to settle due to the time devoted to the number of new filings. As a result, reserves for prior-year open accident years were increased to appropriately reflect the frequency and potential severity of claims filed prior to the passage of tort reform.

During 2004, after careful evaluation of open claims and trend assumptions with the assistance from its outside actuary, APIE determined that pre-tort reform claims were continuing to develop adversely and as a result increased the estimate for loss and loss adjustment expense for claims incurred for prior years by $19,350,000.

During 2005, with assistance from its outside actuary, APIE continued to review the impact of tort reform and while current accident year reported claims were substantially lower, loss costs and legal expenses on prior-year claims continued to trend significantly higher. APIE determined that the effect of tort reform not only increased the number of claims reported in 2003, but also increased the cost of litigating remaining open cases for other open prior accident/report years as well. As a result, during 2005, APIE continued to increase incurred loss and loss adjustment expense reserves related to prior accident years by $15,715,000.

During 2006, after an evaluation of open claims and trend assumptions and assistance from its outside actuary as part of its mid-year reserve review, APIE recorded a decrease of $1,200,000 for incurred loss and loss adjustment expenses for prior-year development as a result of favorable trends in the underlying claims data. The adjustment was due to accident years 2004 and 2005 developing favorably by $8,200,000, most of which can be attributable to the passage of Texas tort reform legislation effective September 1, 2003, offset by $7,000,000 of adverse development for pre-tort reform years (2003 and prior) which continue to develop unfavorably with increasing levels of severity and loss expenses.

APIE rigorously attempts to consider all significant facts and circumstances known at the time loss reserves are established. Due to the inherently uncertain process involving loss and loss adjustment expense reserve estimates including but not limited to the future development settlement environment, final resolution of the estimated liability will be different from that anticipated at the reporting date. Therefore, actual paid damages in the future may yield a materially different amount than currently reserved – favorable or unfavorable. While management believes that the estimates for loss and loss adjustment expense reserves are adequate as of September 30, 2006, there can be no assurance that our estimates will not change in the future given the many variables inherent in such estimates and the extended period of time that it can take for claim patterns to emerge. APIE has established its reserve for loss and loss adjustment expense at what it believes to be the upper end of the reserve estimates, as projected by the actuarial review, but there is no assurance that such reserves will ultimately prove adequate. Due to historic adverse development, the volatility associated with being primarily a single-state and single-line insurance carrier and a higher level of APIE’s premium writings historically exceeding a 2:1 net written premium to surplus level, management has estimated reserves to the upper end of the reserve range.

If reserves ultimately prove to be too high, then the excess amount will be recognized as a reduction to loss and loss adjustment expenses in the current period of operations that the change in estimate is made. If reserves prove to be inadequate in the future, APIE would have to increase such reserves and incur a charge to earnings in the period that such reserves are increased, which could have a material adverse affect on APIE’s results of operations and financial condition. These specific risks described above, combined with the variability that is inherent in any reserve estimate, could result in significant positive or adverse deviation from APIE’s carried net reserve amounts.

Reinsurance.

Premiums Ceded. APIE enters into reinsurance agreements whereby other insurance entities agree to assume a portion of the risk associated with the policies issued by APIE. In return, APIE agrees to pay a premium to the reinsurers. APIE utilizes reinsurance to provide for greater diversification of business, which allows management to control exposure to potential losses arising from large risks, and allows APIE to have additional capacity for growth.

Under its primary professional liability reinsurance contract or excess of loss treaty, certain premiums are ceded to other insurance companies under the terms of the reinsurance agreement. The excess of loss treaty provides coverage for losses in excess of APIE’s retention of $250,000 on individual claims and beginning in 2002, $350,000 on multiple insured claims related to a single occurrence. The reinsurance contracts for 2002 through 2006 contain variable premium ceding rates based on loss experience and thus, a portion of policyholder premium ceded to the reinsurers is “swing-rated” or experience rated on a retrospective basis. The swing-rated contract is subject to a minimum and a maximum premium range to be paid to the reinsurers, depending on the extent of losses actually paid by the reinsurers. A provisional premium is paid during the initial policy year. The actual percentage rate ultimately ceded under these contracts will depend upon the development of ultimate losses ceded to the reinsurers under their retrospective treaties.

To the extent that estimates for unpaid losses and loss adjustment expenses change, the amount of swing rated reinsurance premiums may also change. The ceded premium estimates are based upon management’s estimates of ultimate losses and loss adjustment expenses and the portion of those losses and loss adjustment expenses that are allocable to reinsurers under the terms of the related reinsurance agreements. Given the uncertainty of the ultimate amounts of losses and loss adjustment expenses, these estimates may vary significantly from the ultimate outcome. In addition to the in-depth review of reserves for unpaid losses and loss adjustment expenses on a semi-annual basis, APIE also has its outside consulting actuary review development in the reinsurance layer or excess of $250,000 retention for each open swing-rated treaty year. APIE reviews these estimates and any adjustments necessary are reflected in the period in which the change in estimate is determined. Adjustment to the premiums ceded could have a material effect on APIE’s results of operations for the period in which the change is made. In addition to an adjustment to premiums ceded, estimates of ultimate reinsurance ceded premium amounts compared to the amounts paid on a provisional basis, give rise to an asset, other amounts receivable under reinsurance contracts or liability, funds held under reinsurance treaties. Furthermore, each retrospective treaty requires a 24 or 36-month holding period before any cash can be returned or paid.

For the nine months ended September 30, 2006, APIE recorded favorable net development of $2,800,000 as a result of lower estimated ceded premiums by $4,300,000 for treaty years 2002 through 2005, which were partially offset by higher estimated ceded premiums or adverse development for the 2006 treaty year by $1,500,000. In addition, as of September 30, 2006, APIE has recorded an asset, other amount recoverable under reinsurance contracts of $5,014,000 and a liability, funds held under reinsurance treaties of $3,738,000 which represent the differences between the estimates of ultimate reinsurance premiums ceded amounts for the 2002 through 2006 treaty years as compared to the amounts paid on a provisional basis.

The effect of reinsurance on premiums written and earned is as follows (in thousands)

	Nine Months September 30, 2006		2005		2004		2003
	Written	Earned	Written	Earned	Written	Earned	Written	Earned
Direct premium and maintenance fees including converted surplus deposits	$61,560	$58,032	$79,301	$76,948	$84,571	$77,027	$67,682	$59,885
Assumed	—	—	—	—	—	—	3,311	3,311
Ceded	(5,627)	(5,627)	(12,885)	(12,765)	(12,878)	(12,411)	(10,352)	(10,352)

Net premiums	$55,933	$52,405	$66,416	$64,183	$71,693	$64,616	$60,641	$52,844

Reinsurance Recoverables. Ceded reserves for loss and loss adjustment expenses are recorded as reinsurance recoverables. Reinsurance recoveries are the estimated amount of future loss payments that will be recoverable from reinsurers, and represent the portion of losses incurred during the period that are estimated to be allocable to reinsurers.

There are several factors that can directly impact the ability to accurately forecast the reinsurance recoverables. Many of the factors discussed above related to the sensitivities of forecasting total loss and loss adjustment expense reserves also apply when analyzing reinsurance recoverables. Since APIE cedes excess losses above $250,000 the trends related to severity significantly impact this estimate. Current individual claims severity can be above or fall below APIE’s retention level over the period it takes to resolve a claim. Furthermore, tort reform in Texas has been in effect since the latter part of 2003 and has lowered claim counts but the trends of severity payouts are only beginning to emerge. Additional deviations in the data such as changes in specialties, limits or terrorities can make forecasting a long tail business such as medical professional liability insurance difficult. Insurance product lines are classified as either short tail or long tail based on the the average length between the event triggering claims under a policy and the final resolution of those claims. Short tail claims are reported and settled quickly, resulting in less estimation variability. The longer the time (long tail) before the final resolution which is the case with medical professional liability, the greater the exposure to estimation risk and hence the greater the estimation uncertainity.

Similar to the estimate for reserves, due to the long-tailed nature of the medical professional liability line of insurance, relatively small changes in the actuarial assumptions for trends, inflation, severity, frequency for projected ultimate loss and loss adjustment expense reserves can have a greater impact on the recorded balance for reinsurance recoverables than with most other property and casualty insurance lines. While APIE believes that its estimate for ultimate projected losses related to loss and loss adjustment expense is adequate based on reported and open claim counts, there can be no assurance that additional significant reserve enhancements will not be necessary in the future given the many variables inherent in such estimates and the extended period of time that it can take for claim patterns to emerge.

Reinsurance contracts do not relieve APIE from its obligations to policyholders. APIE continually monitors its reinsurers to minimize its exposure to significant losses from reinsurer insolvencies. Any amount found to be uncollectible is written off in the period in which the uncollectible amount is identified. APIE requires letters of credit from any reinsurance company that does not meet certain regulatory requirements, and or credit ratings. As of September 30, 2006, all of APIE’s reinsurance contracts were with companies in strong financial condition, and management believes there is not a need to establish an allowance for uncollectible reinsurance recoverable.

Unsecured reinsurance recoverables at September 30, 2006 and December 31, 2005, that exceeded 10% of total reinsurance paid and unpaid loss and loss adjustment expenses are summarized as follows (in thousands):

Company Name	September 30, 2006	December 31, 2005
Transatlantic Reinsurance	$4,825	$3,872
Swiss Reinsurance	17,312	16,791

Both Transatlantic Reinsurance and Swiss Reinsurance are AM Best rated A+ (Superior).

Deferred Policy Acquisition Costs. The costs of acquiring and renewing insurance business that vary with and are directly related to the production of such business are deferred and amortized ratably over the period the related premiums are earned. Such costs include commissions, premium taxes, and certain underwriting and policy issuance costs. Deferred acquisition costs are recorded net of ceding commissions. Deferred policy acquisition costs are reviewed to determine if they are recoverable from future income, including investment income. If such costs are estimated to be unrecoverable, they are expensed in the period the determination is made.

Death, Disability, and Retirement Reserves. APIE has established a death, disability, and retirement reserve for policyholders, which is intended to set aside a portion of the policy premium to account for the coverage provided for the extended reporting period or tail coverage offered by APIE upon the death and/or disability and/or retirement of a policyholder which is provided at no additional cost to the policyholder. The death, disability and retirement reserve is included in unearned premiums.

Refundable Deposits. APIE was initially capitalized by contributions from its subscribers. While no new deposits have been required since 1992, APIE has an obligation to repay these amounts and has classified these as a liability. As more fully described under new accounting standards, Statement of Financial Accounting Standards (“SFAS”) No.150, Accounting of Certain Financial Instruments with characteristics of both Liabilities and Equity has been adopted. Additionally, see Note 8 of the audited financial statements of APIE included herein for more complete information.

Revenue Recognition. APIE issues policies written on a claims-made basis. A claims-made policy provides coverage for claims reported during the policy year. APIE charges both a base premium and a premium maintenance fee. Policies are written for a one-year term and premiums and maintenance fees are earned on a pro-rata basis over the term of the policy. Premium maintenance fees are charged to offset the costs incurred by APIE to issue and maintain policies. Unearned premiums and maintenance fees are determined on a monthly pro-rata basis. Upon termination of coverage, members may purchase an extended reporting period (tail) endorsement for additional periods of time. These extended reporting period coverage endorsement premiums are earned when written.

Income Taxes. APIE computes income taxes utilizing the asset and liability method. APIE recognizes current and deferred income tax expense, which is comprised of estimated provisions for Federal income taxes. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance against deferred tax assets is recorded if it is more likely than not that all or some portion of the benefits related to the deferred tax assets will not be realized. APIE has not established a valuation allowance because it believes it is more likely than not APIE’s deferred tax assets will be fully recovered.

Results of Operations

Overview and Business Outlook

APIE delivered positive results in 2005 and for the first nine months of 2006, despite rate decreases in 2005 and the first nine months of 2006, which lowered gross premiums and maintenance fees written. Despite lower premiums, improvements in APIE’s terms on reinsurance contracts coupled with lower loss and loss adjustment expenses post-tort reform allowed APIE to deliver positive income from operations and net income after taxes. For the year ended 2005 and for the nine months ended September 30, 2006, APIE had income from operations of $13,200,000 and $17,200,000, respectively and net income, after taxes of $9,000,000 and $11,400,000, respectively.

In 2004 and 2005, reported claims counts were substantially lower than pre-tort reform years. Prior to September 1, 2003, the effective date of the new tort reform law, APIE saw claim counts rise sharply as a result of increased filings. In 2003, 2004 and 2005, after careful evaluation of open claims and trend assumptions, APIE increased its loss and loss adjustment expense substantially for prior development on pre-tort reform claims based on the potential impact of these claims in relation to post-tort reform claims and the associated cost of litigation. APIE believes that the full impact of tort reform will not be known for several years since many cases filed prior to the effective date of the tort reform laws still remain open. In addition, the full impact of the non-

economic cap on damages itself is still unknown since many of the post-tort reform cases are still in litigation and remain open.

As compared to historical levels in 2003 and prior years, current trends indicate that lower claim counts may continue throughout 2006. However, claim counts for the nine months ended September 30, 2006 have increased as compared to the same period in 2005 and 2004. In the first nine months of 2006, 409 claims have been reported, and reported claims for the year ended December 31, 2006 are projected to be 588, as compared to 336 reported claims for 2005 and 335 reported claims for 2004. APIE expects that personal injury attorneys will increase their claims filings since the environment has stabilized since tort reform and will also explore new, creative ways to assert these claims. Loss adjustment expenses are those expenses incurred in defending claims and primarily consist of attorney’s fees. APIE anticipates these fees will increase as it will incur defense expenses on the higher claim counts due to the increased numbers of insureds.

Since the passage of tort reform, rate adequacy and growth in headcount have allowed APIE to report significant income from operations and net income, and while APIE remains optimistic about the results from operations for the remainder of 2006, these record financial results will not be sustainable long-term. In light of favorable developments in both claim counts and claim severity post-tort reform and increased competition, APIE lowered its rates on average approximately 9% in 2005 and on average approximately 18% for the first nine months of 2006. APIE has seen an increase in competition by both existing professional liability carriers as well as new entrants into the marketplace. As a result of this increased competition, APIE continues to be faced with price pressure on both existing renewals and new business. Many of the new entrants have been aggressive in seeking new business and are willing to compete on price. APIE will continue to monitor frequency of claims and severity of loss and legal expenses to determine if further rate adjustments are warranted. As a result of these market forces, APIE will face increased competition for the remainder of 2006 and throughout 2007, but will continue to price its insurance products at rates believed to be adequate for the risks assumed.

Three Months Ended September 30, 2006 compared to Three Months Ended September 30, 2005

Gross premiums and maintenance fees written for the three months ended September 30, 2006 and September 30, 2005 totaled $24,100,000 and $26,900,000, respectively. In addition to medical malpractice premiums, APIE charges a premium maintenance fee to its insureds. Premium maintenance fees are a percent of premium and are charged to offset the costs incurred by APIE to issue and maintain policies. While APIE increased the number of APIE policyholders during this time frame from 3,773 as of September 30, 2005 to 4,578 as of September 30, 2006, gross premiums and maintenance fees written decreased $2,800,000 due to the recent rate decreases which averaged 9% in 2005 and 18% for the first nine months of 2006.

Premiums ceded decreased $300,000 from $3,700,000 at September 30, 2005 to $3,400,000 at September 30, 2006. The decrease in premiums ceded is the result of lower earned premiums for the current quarter ended September 30, 2006 as computed to the quarter ended September 30, 2005. APIE enters into reinsurance contracts, which provide coverage for losses in excess of APIE’s retention of $250,000 on individual claims and, since 2002, $350,000 on multiple insured claims related to a single occurrence. The reinsurance contracts for 2002 through 2006 contain variable premium ceding rates based on loss experience. The actual percentage rate charged by reinsurers under these contracts will depend upon the development of ultimate losses ceded to the reinsurers under these retrospective treaties. Estimates of ultimate reinsurance ceded premium amounts compared to the amounts paid on a provisional basis are reviewed by treaty year, with each treaty year giving rise to either an asset or liability on the balance sheet. Additionally, each treaty year requires a 24 or 36-month holding period before any cash can be returned or paid. Premiums ceded also decreased for the three months ended September 30, 2006 as compared to the three months ended September 30, 2005 as a result of lower costs of reinsurance applicable to the 2006 reinsurance contract. In addition, in 2006, APIE is now paying for 10% of any claim in excess of $250,000, and therefore, is ceding less premium to the reinsurers for this additional risk. APIE retained this 10% risk in the reinsurance layer in excess of $250,000 based on decreases in claims since the passage of tort reform legislation in 2003.

Net premiums and maintenance fees earned decreased to $15,100,000 for the three months ended September 30, 2006 from $15,200,000 for the three months ended September 30, 2005. The decrease is primarily the result of the decrease in premiums and maintenance fees written offset by a decrease in premiums ceded discussed in the preceding paragraph.

Investment income, net of investment expenses, increased to $1,600,000 for the current three month period compared to $1,500,000 for the prior year’s three month period due to the increase in the invested assets over this time frame.

Loss and loss adjustment expenses decreased by $1,000,000 to $10,700,000 for the three months ended September 30, 2006 from $11,700,000 for the three months ended September 30, 2005. The decrease is the result of the following factors. After an evaluation of open claims and trend assumptions and assistance from its outside actuary as part of the mid-year reserve review, APIE lowered its 2006 accident year loss and loss adjustment expenses in relation to its initial projection for 2006 accident year loss and loss adjustment expenses. This change in estimate resulted in lower loss and loss adjustment expenses of $1,300,000 in the third quarter 2006 as compared to the third quarter 2005. This decrease was offset by higher prior year adverse development for the three months ended September 30, 2005 as compared to the three months ended September 30, 2006.

Other underwriting expenses for the quarter ended September 30, 2006 increased $400,000 to a total of $4,100,000 as compared to $3,700,000 for the quarter ended September 30, 2005. Other underwriting expenses consist primarily of management fees, commissions to agents, premium taxes and general operating expenses. Legal and auditing fees increased $350,000 due to expenses incurred related to the proposed merger of APIE with APSG.

The net change in deferred acquisition costs, which is comprised of the change in amortized commissions paid to agents on new and renewal business and amortized premium taxes, increased by a net $224,000 from $(651,000) at September 30, 2005 to $(427,000) at September 30, 2006 due to the timing of the earn-out of previously written premiums.

For the three months ended September 30, 2006, income from operations was $2,500,000 and net income was $1,600,000. For the three months ended September 30, 2005 income from operations was $2,100,000 and net income was $1,400,000. Income from operations primarily increased based on the increases in investment income and decreases in loss and loss adjustment expenses and reinsurance ceded premiums discussed above.

First Nine Months 2006 compared to First Nine Months 2005

Gross premiums and maintenance fees written for the nine months ended September 30, 2006 and September 30, 2005 totaled $61,600,000 and $64,800,000, respectively. While APIE increased the number of insured physicians by 805 from 3,773 at September 30, 2005 to 4,578 at September 30, 2006, the increase in headcount has been offset by rate decreases. The growth in additional APIE policyholders has occurred as a result of increased marketing efforts.

Premiums ceded decreased from $11,300,000 at September 30, 2005 to $5,600,000 at September 30, 2006. The decrease of $5,700,000 in premiums ceded is the result of APIE’s mid-year review for the period ending June 30, 2006, with the assistance of its outside actuaries, of its excess loss “swing-rate” reinsurance treaties. As a result of this review changes in estimates resulted in $4,300,000 in favorable development for prior year reinsurance treaties. APIE enters into reinsurance contracts, which provide coverage for losses in excess of APIE’s retention of $250,000 on individual claims and beginning in 2002, $350,000 on multiple insured claims related to a single occurrence. The reinsurance contracts for 2002 through 2006 contain variable premium ceding rates based on loss experience. The actual percentage rate charged by reinsurers under these contracts will depend upon the development of ultimate losses ceded to the reinsurers under their retrospective treaties. Estimates of ultimate reinsurance ceded premium amounts compared to the amounts paid on a provisional basis are reviewed by treaty year, with each treaty year giving rise to either an asset or liability on the balance sheet. Additionally, each treaty year requires a 24 or 36-month holding period before any cash can be returned or paid. For the nine months ended September 30, 2006, APIE recorded favorable development of $4,300,000 as a result of lower estimated ceded premiums for treaty years 2002 through 2005. Premiums ceded also decreased by $1,400,000 for the nine months ended September 30, 2006 as compared to the nine months ended September 30, 2005 mainly as a result of lower costs of reinsurance applicable to the 2006 reinsurance contract. The 2006 reinsurance treaty has lower ceded premium due to APIE retaining an additional 10% of any claim in excess of $250,000, and therefore is ceding less premium to the reinsurers for this additional risk. APIE is retaining this additional risk in the reinsurance layer in excess of $250,000 based on decreases in claims since the passage of tort reform legislation in 2003. In addition, ceded premiums are lower for the current period due to lower earned premiums in 2006 as compared to 2005.

Net premiums and maintenance fees earned increased $4,100,000 to $52,400,000 for the nine months ended September 30, 2006 from $48,300,000 for the nine months ended September 30, 2005. The increase is primarily the result of a decrease in premiums ceded. Additionally, higher net earned premiums and maintenance fees are the result of an increased number of insured physicians purchasing extended reporting coverage upon cancellation. Upon termination of coverage, policyholders may purchase an extended reporting period (tail) endorsement providing coverage for future claims occurring while insured by APIE. These extended reporting period coverage endorsement premiums are earned when written. Total extended reporting period coverage endorsement premiums were $2,400,000 for the nine months ended September 30, 2006 as compared to $2,000,000 for the same period in 2005. The increase in extended reporting coverage endorsement premiums is primarily attributable to one large physician group terminating coverage and purchasing an extended reporting period coverage endorsement.

Investment income, net of investment expenses, increased $700,000 to $4,600,000 for the nine month period ended September 30, 2006, compared to $3,900,000 for the nine months ended September 30, 2005. During this period, APIE increased its invested asset portfolio from $110,900,000 at September 30, 2005 to $135,200,000 at September 30, 2006 resulting in the increase in investment income.

Loss and loss adjustment expense decreased by $5,600,000 from $35,500,000 for the nine months ended September 30, 2005 to $29,900,000 for the nine months ended September 30, 2006. The decrease of $5,600,000 is the result of the following two factors. First, for the nine months ended September 30, 2006 as compared to the nine months ended September 30, 2005, APIE increased current accident year loss and loss adjustment expenses by $1,500,000 as a result of the increase in the number of claims filed in 2006 and the growth in the number of policyholders as compared to 2005. For the first nine months ended September 30, 2006, 409 claims have been reported. Estimated reported claims for the year ended December 31, 2006 are projected to be 588 as compared to 336 reported claims for 2005. Additionally, APIE increased the number of policyholders from 3,773 as of September 30, 2005 to 4,578 as of September 30, 2006. Second, the above increase in the current accident year loss and loss adjustment expenses was offset by higher prior year adverse development for the nine months ended September 30, 2005 as compared to the nine months ended September 30, 2006. For the nine months ended September 30, 2005, APIE recorded $5,900,000 of prior year adverse development in contrast to $1,200,000 of prior year favorable development for the nine months ended September 30, 2006. The $5,900,000 of adverse development for the nine months ended September 30, 2005 was mainly attributable to higher estimated loss and loss adjustment expenses due to higher claims counts filed in 2003 in order to avoid the effective date of the tort reform legislation. The $1,200,000 of prior year favorable development for the nine months ended September 30, 2006 was the result of 2004 and 2005 developing favorably by $8,200,000, most of which can be attributable to the passage of Texas tort reform legislation effective September 1, 2003 offset by $7,000,000 of adverse development for pre-tort reform legislation years which developed unfavorably with increased levels of severity and loss expenses.

Other underwriting expenses for the nine months ended September 30, 2006 increased by $1,100,000 to $10,500,000 from $9,400,000 for the prior year nine months period. These expenses consist primarily of management fees, commissions to agents, premium taxes and general operating expenses. Legal, auditing and other professional and advisory fees increased by $681,000 due to expenses incurred related to the proposed conversion and merger of APIE with APSG. Commissions paid to agents increased $305,000 due to higher effective commission rates during the current year in order to generate new business and retain existing business.

Income from operations increased $9,400,000 from $7,800,000 for the nine months period ending September 30, 2005 to $17,200,000 for the nine months ended September 30, 2006. Income from operations increased based on the increases in net earned premiums and investment income and a decrease in loss and loss adjustment expenses partially offset by an increase in other underwriting expenses. Net income was $11,400,000 for the nine months ended September 30, 2006 as compared to $5,400,000 for the nine months ended September 30, 2005.

2005 Compared to 2004

Gross premiums and maintenance fees written for the years ended December 31, 2005 and 2004 were $79,301,000 and $84,600,000, respectively. While insured physicians and dentists grew from 3,622 at the end of 2004 to 3,919 at December 31, 2005, the 6.2% decrease in gross written premiums and maintenance fees from 2004 to 2005 is attributable to the approximately 9% average rate decrease by APIE in 2005. During 2005, APIE was able to grow its market share while lowering premium rates and still maintain acceptable loss ratios. Due to the new carriers entering the Texas market, there was competitive pressure to lower premium rates. APIE believes that its 30 years of uninterrupted service are seen as an attractive option for many APIE policyholders continuing to insure their practice with APIE even at a slightly higher premium than new carriers entering the market.

Premiums ceded on an earned basis for the years ended December 31, 2005 and 2004 were $12,900,000 and $12,900,000, respectively. APIE enters into reinsurance contracts, which provide coverage for losses in excess of APIE’s retention of $250,000. The reinsurance contracts beginning in 2002 through 2005 are swing rated treaties that have various minimum and maximum rates. The actual percentage rate will depend upon the ultimate losses developed to the reinsurer under the related treaty. As of December 31, 2005, APIE has estimated ceding rates of 22% for the 2002 treaty year, 25.4% for the 2003 treaty year, 17% for the 2004 treaty year, and 17% for the 2005 treaty year, of earned premium to cover the anticipated losses under these treaties. APIE, supported by independent actuarial reviews, continually monitors the development of claims subject to reinsurance and adjusts the amount recorded to reinsurance premium ceded based on development. As of December 31, 2005, APIE has recorded $6,800,000 for other amounts receivable under reinsurance contracts for estimated provisional payments to reinsurers for the 2002, 2004 and 2005 treaty years in excess of the current provisional ceding rate and $1,500,000 for funds held under reinsurance treaties for estimated provisional payments to reinsurers for the 2003 treaty year that were less than the current estimated ceding rate.

APIE had net premiums and maintenance fees earned of $64,200,000 and $64,600,000 for the years ended December 31, 2005 and 2004, respectively. The decrease is primarily the result of the previously discussed rate decreases and partially offset by the increased number of insured physicians.

Investment income, net of investment expenses was $5,100,000 and $4,100,000 for the years ended December 31, 2005 and 2004, respectively, as a result of a larger asset base in bonds as well as improving yields in the bond market. The investment philosophy of APIE has been and continues to be to conservatively invest a large portion of its investment portfolio in triple A-rated CMO bonds for the purpose of generating cash flow to match claim activity while maintaining a reasonable investment yield. During 2005 and 2004, APIE increased its investments in mortgage backed bonds as a result of higher premium and maintenance fees receipts. APIE maintained a similar percentage of equities in its investment portfolio in 2005 and 2004. APIE plans to maintain its investments portfolio mix at similar percentages for the near future.

Realized gains on investments were $552,000 in 2005, down from $608,000 in 2004 as a result of sales of equity securities by the investment managers of APIE’s equity portfolio.

Loss and loss adjustment expenses were $44,000,000 for 2005 and $48,700,000 for 2004. During each of the last two years, APIE increased prior year reserves substantially. Prior to the passage of tort reform legislation in 2003, APIE saw a significant number of cases filed to beat the effective date of the new tort laws. This increase in filings caused a delay in resolving the existing open claims. The process of negotiating and litigating existing claims slowed down dramatically as a result of the surge of new cases. In addition, claims counts, legal expenses and loss severity rose substantially for report years 2000 through 2003. In 2004 and 2005, APIE experienced a substantial drop in the number of new claims reported from a high of 930 claims in 2003 to 382 for 2004, and 321 for 2005.

During 2004, after careful evaluation of open claims and trend assumptions, APIE determined that the length of time needed to litigate 2003 pre-tort reform claims would continue to increase due to the potential financial impact of these claims in relation to post-tort reform claims. As a result, APIE increased the estimate for ultimate losses and loss adjustment expenses for claims incurred in 2003 and prior years by $19,300,000. During 2005, APIE continued to review the impact of tort reform and while current accident year reported claims were substantially lower, loss costs and legal expenses on prior-year claims continued to trend significantly higher. APIE determined that the effect of tort reform not only increased the number of claims reported in 2003, but also increased the cost of litigating remaining open cases for other open prior accident years as well. As a result, during 2005, APIE continued to increase incurred loss and loss adjustment expense reserves related to prior accident years by $15,700,000. Due to this rising loss severity of prior year claims, APIE has strengthened its reserves, net of reinsurance, from an average open reserve of approximately $57,000 as of December 31, 2004 to over $94,000 as of December 31, 2005. APIE will continue to aggressively defend its policyholders consistent with its past practices and participate in mediation of settlements and utilize local defense firms, where appropriate, to help reduce the cost of litigation.

Other underwriting expenses which consist primarily of management fees, commissions to agents, premium taxes and general operating expenses were $12,800,000 and $12,100,000 for the years ended December 31, 2005 and 2004, respectively. FMI serves as the attorney-in-fact for APIE. In accordance with the terms of a management agreement, FMI performs the administrative functions related to the operations of APIE. FMI receives a management fee from APIE for providing these services. The management fee is calculated as a percentage of the direct gross earned premiums plus a contingent management fee that is based upon the financial performance of APIE. The contingent management fee is calculated based upon 50% of the statutory pre-tax and pre-contingent fee income of APIE, capped at 3% of direct gross earned premiums. Total management fees of APIE totaled $11,000,000 and $10,600,000 in 2005 and 2004, respectively. Of these total management fees incurred $6,000,000 and $5,400,000 were allocated to other underwriting expenses for 2005 and 2004, respectively. The remaining management fees for each of the years were allocated to loss adjustment expenses and investment expenses.

Other underwriting expenses directly related to the production of new and renewal premiums are considered as acquisition costs and are capitalized and amortized to expense over the period in which the related premiums are earned. Such costs include commissions, premium taxes, and certain underwriting and policy issuance costs. Deferred acquisition costs are recorded net of ceding commissions. Deferred policy acquisition costs are reviewed to determine if they are recoverable from future income, including investment income. If such costs are estimated to be unrecoverable, they are expensed in the period the determination is made. During the year ended December 31, 2005 a total of $5,400,000 of expenses (primarily agents’ commissions and premium taxes) were capitalized and $5,300,000 were amortized as expense. During 2004, $5,400,000 was capitalized and $4,800,000 amortized.

For the years ended December 31, 2005 and 2004 income from operations was $13,200,000 and $9,200,000, respectively. Total current and deferred income tax expenses incurred for 2005 and 2004 were $4,200,000 and $3,400,000, respectively. Net income, after income taxes was $9,000,000 and $5,800,000 for 2005 and 2004, respectively. Net income increased in 2005 over 2004 based on the increases in net premiums and maintenance fees earned and investment income, net of investment expenses while loss and loss adjustment expenses decreased. APIE also recognized recoverable premiums ceded from reinsurers for the 2002 through the 2005 treaty years. These increases were offset by increases in other underwriting expenses and income taxes.

2004 Compared to 2003

Gross written premiums and maintenance fees for the years ended December 31, 2004 and 2003 were $84,600,000 and $71,000,000, respectively. The 19.1% increase in gross written premiums and maintenance fees from 2003 to 2004 is primarily attributable to growth in the number of insureds from 2,992 to 3,622 year over year. In 2004, APIE was able to grow market share while holding premium rates steady.

Premiums ceded for the years ended December 31, 2004 and 2003 were $12,900,000 and $10,400,000, respectively. The increase is the result of the increase in premiums earned based on the increased number of covered insureds in 2004. As of December 31, 2004, APIE recorded $5,000,000 for other amounts receivable under reinsurance contracts for estimated provisional payments to reinsurers for the 2002, 2004 and 2005 in excess of the provisional ceding rates for these years.

APIE had net premiums and maintenance fees earned of $64,600,000 and $52,800,000 for the years ended December 31, 2004 and 2003, respectively. The increase is primarily the result of an increase in the gross written premiums and maintenance fees as discussed above.

Investment income, net of investment expenses was $4,100,000 and $3,100,000 for the years ended December 31, 2004 and 2003, respectively, as a result of a larger asset base in bonds as well as improving yields in the bond market. A majority of APIE’s invested assets were in triple A-rated CMO bonds. During 2004 and 2003, APIE was able to utilize additional cash flows from premium and maintenance fee collections to increase its investments in mortgage backed bonds. APIE maintained a similar percentage of equities in its investment portfolio in 2004 and 2003.

Realized capital gains on investments were $608,000 in 2004 as a result of sales of APIE’s equity securities by the investment managers who manage the equity investments in APIE’s investment portfolio. Realized gains for 2003 were $185,000.

Loss and loss adjustment expenses were $48,700,000 and $44,500,000 for the years ended December 31, 2004 and 2003, respectively. APIE increased prior year reserves substantially during these periods. This development was the result of APIE re-evaluating all open claims and trend assumptions for prior year open claims and the increased exposure based on the substantial increase in written premiums and insured counts in 2004.

During 2004, APIE determined that the length of time needed to litigate 2003 pre-tort reform claims would continue to increase due to the potential financial impact of these claims in relation to post-tort reform claims. As a result, APIE increased the estimate for ultimate losses and loss adjustment expenses for claims incurred in 2003 and prior years by $19,300,000.

For the 2003 year, APIE increased incurred loss and loss adjustment expenses by $10,900,000 for prior-year development as a result of unfavorable trends in the underlying claims data including a slowdown in the overall closure rate of pending claims, and an increase in the severity of indemnity paid during 2003 relating to prior periods. Tort reform increased the number of claims reported during 2003 as many cases were filed to beat the filing deadline and made existing claims for prior years more difficult to settle due to the time devoted to the number of new filings. As a result, reserves for prior-year open accident years were increased to appropriately reflect the frequency and potential severity of claims filed prior to the passage of tort reform.

Other underwriting expenses such as management fees, commissions to agents, premium taxes and general operating expenses were $12,100,000 and $9,800,000 for the years ended December 31, 2004 and 2003, respectively. Total management fees of APIE were $10,600,000 and $7,300,000 in 2004 and 2003, respectively. Of these total management fees incurred $5,400,000 and $3,800,000 were allocated to other underwriting expenses for 2004 and 2003, respectively. The remaining management fees for each of the years were allocated to loss adjustment expenses and investment expenses.

For the years ended December 31, 2004 and 2003, income from operations was $9,200,000 and $1,900,000, respectively. Total current and deferred income tax expenses incurred for 2004 and 2003 were $3,400,000 and $1,200,000, respectively. Net income after income taxes was $5,800,000 and $692,000 for 2004 and 2003, respectively. The 2004 net income increased over 2003 due to a substantial increase in earned premiums and maintenance fees and an increase in investment income. The offsets to these increases in revenues were increases in loss and loss adjustment expenses, other underwriting expenses and income taxes.

Liquidity and Capital Resources and Financial Condition

The current primary sources of APIE’s liquidity are insurance premiums, net investment income, recoveries from reinsurers and proceeds from the maturity or sale of invested assets. These funds are used to pay losses, loss adjustment expenses, operating expenses, reinsurance premiums and taxes.

From inception of APIE through March 1992, APIE supplemented its liquidity with refundable deposits made by subscribers, that became part of APIE’s surplus. The deposit requirements, as periodically determined and approved by APIE’s board of directors, required eligible physicians desiring to purchase insurance through APIE to make refundable deposits. As of December 31, 2005 and 2004, APIE had refundable deposits outstanding of $10,600,000 and $11,000,000 respectively, which included accrued interest. At September 30, 2006, these deposits totaled $10,295,000. These deposits are included in the accompanying financial statements as a liability (refundable subscriber deposits) in accordance with SFAS No. 150.

Due to uncertainty related to the timing of the payment of claims, cash from operations for a medical malpractice insurer can vary substantially from period to period. During 2005, 2004 and 2003, APIE had positive net cash flow from operating activities of $12,700,000, $22,600,000 and $15,400,000, respectively. For the nine months ended September 30, 2006, cash flow from operations was a positive $23,100,000. The positive cash flow during these periods is primarily related to the increased premium and maintenance fee receipts and the decreased claims payments. In addition, cash flows from investment income continue to increase as the investment portfolio has increased significantly during the three year period. While APIE anticipates claim payouts for the 2006 year to be approximately $41,400,000, it has the ability to fund these claims from current premiums, investment income revenue and if necessary, the sale of bonds from its investment portfolio.

There are no participation agreements or purchase commitments as of September 30, 2006. APIE’s primary liability is the reserves for losses and loss adjustment expenses which are estimates of the ultimate expected payouts on existing reported and estimated unreported claims. These reserves totaled $109,400,000, $95,400,000 and $69,400,000 at September 30, 2006, December 31, 2005 and December 31, 2004, respectively. APIE’s reserves for unpaid losses and loss adjustment expenses are an estimate of future cash flows necessary to fulfill insurance obligations based on insured events that have already occurred, but the amount and timing of the cash flow is uncertain. In addition, APIE was initially capitalized by contributions from its subscribers. While no new deposits have been required since 1992, APIE has an obligation to repay these amounts and has classified these as a liability. APIE may return full refundable deposits to active policyholders upon death, disability and retirement, and may elect to refund up to $200,000, in the aggregate, per year to former subscribers without approval from the Texas Department of Insurance, subject to approval by the APIE board and specific Texas Department of Insurance requirements.

As of December 31, 2005, APIE has the following contractual obligations:

	Payments Due by Period
	(In thousands)
Contractual Obligations	Total	2006	2007	2008	2009	2010	> 2010
Reserve for loss and loss adjustment expenses	$95,400	$41,400	$29,500	$15,200	$6,600	$1,900	$800
Refundable deposits	$10,600	$200	$200	$200	$200	$200	$9,600

After evaluation of open claims and trend assumptions and assistance with its consulting actuary as part of APIE’s mid-year reserve review, APIE has recorded a decrease of $1,200,000 for the nine month period ended September 30, 2006 for incurred loss and loss adjustment expenses for prior-year development as a result of favorable trends in the settlement of the underlying claims. The adjustment was due to favorable development of accident years 2004 and 2005 by $8,200,000 most of which is attributable to the passage of tort reform in Texas effective September 1, 2003, offset by $7,000,000 of adverse development for pre-tort reform years which continue to develop unfavorably with increasing levels of severity and loss expenses.

APIE maintains a portion of its investment portfolio in short-term securities and cash to meet short-term operating liquidity requirements, including the payment of losses and loss expenses. APIE also invests a substantial part of its cash flow from operations principally in bonds/fixed income securities. APIE plans to continue its emphasis on fixed income securities investments.

Cash and cash equivalents and invested assets totaled $139,100,000, $116,700,000 and $106,400,000 at September 30, 2006, December 31, 2005 and December 31, 2004, respectively. Cash and cash equivalents and invested assets represents 68.1%, 66.8% and 73.1% of APIE’s total assets for the same respective periods. APIE believes that all of its short-term and fixed-maturity securities are readily marketable and have scheduled maturities in line with projected cash needs.

APIE’s members’ equity has increased from $11,900,000 at December 31, 2004 to $19,200,000 at December 31, 2005. As of September 30, 2006 members’ equity totaled $30,100,000.

APIE believes that it has the ability to fund its continuing operations from its premiums written and investment income. APIE plans to continue its focus on the efficient operation of its core business.

Effects of Inflation

The primary effect of inflation on APIE is considered in pricing and estimating reserves for unpaid losses and loss adjustment expense for claims in which there is a long period between reporting and settlement, such as medical malpractice claims. The actual effect of inflation on APIE’s results cannot be accurately known until claims are ultimately settled. Based on actual results to date, APIE believes that loss and loss adjustment expense reserve levels and APIE’s rate making process adequately incorporate the effects of inflation.

Recent Accounting Pronouncements

From its inception in 1975 through 1992, subscribers of APIE were required to make refundable deposits to become eligible to purchase insurance issued by APIE. APIE adopted Statement of Financial Accounting Standards (“SFAS”) No.150, Accounting of Certain Financial Instruments with characteristics of both Liabilities and Equity, as of January 1, 2004, and recorded these refundable deposits as a liability. FAS No. 150 established standards as to how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability. APIE has determined that its refundable deposits fall within the scope of FAS No. 150. APIE discontinued requiring refundable deposits in 1992. APIE may return full refundable deposits to active policyholders upon death, disability and retirement, and may elect to refund up to $200,000, in the aggregate, per year to former subscribers without approval from the Texas Department of Insurance, subject to approval by the APIE board of directors and specific Texas Department of Insurance requirements. See “Information about APIE—Refundable Surplus” on page 76.

In November 2005, the FASB issued Staff Position No. FSP 115-1 and 124-1, “The Meaning of Other-Than-Temporary Impairment and its Application to Certain Investments” (“FSP 115-1 and 124-1”). FSP 115-1 and 124-1 supersedes Emerging issues Task Force Issue No. 03-1, “The Meaning of Other-Than-Temporary Impairment and its Application to Certain Investments” and amends Statement of Financial Accounting Standards No. 115, Accounting for Certain Investments in Debt and Equity Securities, Statement of Financial

Accounting Standards No. 124, Accounting for Certain Investments Held by Not-for-Profit Organizations and Accounting Principles Board No. 18, “The Equity Method of Accounting for Investments in Common Stock.” FSP 115-1 and 124-1 address the determination as to when an investment is considered impaired, whether that impairment is other-than-temporary and the measurement of an impairment loss. FSP 115-1 and 124-1 also includes provision for accounting considerations subsequent to the recognition of an other-than temporary impairment and requires certain disclosures about unrealized losses that have not been recognized as other-than-temporary impairments. FSP 115-1 and 124-1 is effective for periods beginning after December 15, 2005, with earlier adoption permitted. The Company adopted FSP 115-1 and 124-1 during the fiscal quarter ended December 31, 2005. The adoption of FSP 115-1 and 124-1 did not have a material effect on APIE’s financial position or results of operations.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

None.

Off-Balance Sheet Arrangements

There were no off-balance sheet arrangements as of September 30, 2006 or December 31, 2005 or 2004.

Quantitative and Qualitative Disclosure About Market Risk

APIE believes that it is principally exposed to three types of market risk related to its investment operations, including credit risk, interest rate risk, and equity price risk.

The term market risk refers to the risk of a loss arising from adverse changes in market rates and prices such as interest rates, credit risk, equity prices, and foreign currency exchange rates.

APIE invests its assets primarily in fixed-maturity securities, which as of September 30, 2006 and December 31, 2005 comprised over 94% of total investments at market value. As of September 30, 2006 and December 31, 2005, the fair value of investments in fixed maturity securities was $128,221,300 and $106,118,200, respectively.

The fixed income maturities consist predominately of investment grade U.S. government agency and non-agency CMOs and U.S. government agency mortgage-backed bonds for the purpose of generating ample cash flow to meet claim funding requirements while maintaining a reasonable investment yield.

Equity securities, comprised over 4.3% and $4.5% of total investments at market value as of September 30, 2006 and December 31, 2005, respectively. As of September 30, 2006 and December 31, 2005, the fair value of investments in equity securities was $5,878,500 and $5,153,200, respectively.

The remainder of the investment portfolio consists of cash and highly liquid short-term investments.

APIE has exposure to credit risk primarily as a holder of fixed income securities. APIE controls this exposure by emphasizing investment grade quality in the fixed income securities it purchases. As of September 30, 2006 and December 31, 2005, 100% of APIE’s fixed income portfolio consisted of securities rated investment grade. APIE believes that this concentration of investment grade securities limits its exposure to credit risk on its fixed income investments.

The value of the fixed income maturities is also subject to interest rate risk. As market interest rates decrease, the value portfolio increases with the opposite holding true in rising interest rate environments. APIE believes it is in a position to keep its fixed income investments until maturity since it does not invest in fixed maturity securities for trading purposes.

Equity securities are subject to equity price risk, which is defined as the potential for loss in market value due to a decline in equity prices.

The value of common stock equity investments is dependent upon the general conditions in the securities markets and the business and financial performance of the individual companies in the portfolio. Values are typically based on future economic prospects as perceived by investors in the equity markets.

As mentioned above, APIE’s invested assets are subject to interest rate risk and equity risk. The following table presents the effect on current estimated fair values of the fixed-maturity securities available-for-sale and equity securities assuming a 100-basis point (1.0%) increase in market interest rates and a 10% decline in equity prices.

	Carrying Value	Estimated Fair Value at Current Market Rates/Prices	Estimated Fair Value at Adjusted Market Rates/Prices (1)
	(In thousands)
September 30, 2006
Interest rate risk:
Fixed-maturities, available for sale	$128,221	$128,221	$121,608
Equity price risk
Equity securities	5,879	5,879	5,291

December 31, 2005
Interest rate risk:
Fixed-maturities, available for sale	106,118	106,118	101,023
Equity price risk:
Equity securities	5,153	5,153	4,638

(1)	Adjusted rates assume a 100 basis-point (1%) increase in market rates for fixed rate securities and a 10% decline in equity market values.

For all its financial assets and liabilities, APIE seeks to maintain reasonable average durations, consistent with the maximization of income, without sacrificing investment quality and providing for liquidity and diversification.

The estimated fair values at current market rates for financial instruments subject to interest rate risk and equity risk in the table above are the same as those included elsewhere herein. The estimated fair values are calculated using simulation modeling based on the most likely outcome, assuming a 100-basis point shift in interest rates.

This sensitivity analysis provides only a limited, point-in-time of the market risk sensitivity of certain of APIE’s financial instruments. The actual impact of market interest rate and price changes on the financial instruments may differ significantly from those shown in the sensitivity analysis. The sensitivity analysis is further limited, as it does not consider any actions that APIE could take in response to actual and/or anticipated changes in interest rates and equity prices.

MANAGEMENT OF APIE

Directors and Executive Officers

APIE does not have any executive officers that receive compensation for performing services for APIE. Management functions of APIE are performed by APSG, through a wholly owned subsidiary, FMI, that acts as attorney-in fact for APIE. The management agreement with APIE provides for full management by FMI of the affairs of APIE under the direction of APIE’s board of directors. See “Information about APIE—Relationship with Attorney-In-Fact” on page 75.

Pursuant to APIE’s bylaws, its board of directors has, by resolution, fixed the number of directors at no less than four and no more than fifteen. A majority of the directors must be a subscriber or a member of any corporation or partnership which is a subscriber of APIE and must also be a board certified, eligible physician involved in the active practice of medicine. All directors hold office for three years or until their earlier death, resignation or removal. Subscribers of APIE vote annually to fill expiring director positions. Directors may be reelected for additional three year terms.

Pursuant to the adoption of the merger agreement, APIE will become American Physicians Insurance Company, or APIC, which in turn will enter into an Advisory Services Agreement with API Advisor, LLC, an entity to be formed and owned in nine equal interests of 11.11% each by the nine current members of the APIE board of directors. Neither APIC nor APSG shall have any ownership in API Advisor, LLC. The members of the APIE board of directors will provide advisory services to APIC similar to the services they currently provide to APIE through their membership on the APIE board of directors and the committees of the board of directors. The Advisory Services Agreement is described in greater detail in the section entitled, “The Merger Agreement—The Advisory Services Agreement” on page 133.

The following table presents information with respect to APIE’s current board of directors:

Name	Age	Position
Norris C. Knight, Jr., M.D.	71	Chairman of the Board
Freddie L. Contreras, M.D.	51	Director
Thomas Eades, M.D.	61	Director
Michael L. Green, Jr., M.D.	37	Director
Lawrence S. Pierce, M.D.	54	Director
Richard S. Shoberg, M.D.	65	Director
William J. Peche, M.D.	70	Vice-Chairman of the Board
Gregory M. Jackson, M.D	55	Secretary of the Board and Medical Director
Duane K. Boyd, Jr.	61	Director

Dr. Knight has been a member of the APIE board of directors since 1978, serving as APIE’s Chairman of the Board from 1998 to 2004 and from May 2005 to the present. He began his private practice of orthopedic surgery in 1965 in Texarkana, Texas. He graduated from the University of Mississippi and the University of Mississippi School of Medicine, followed by an internship at the University Medical Center in Jackson, Mississippi, and a residency at the University of Mississippi School of Medicine. He also served two years as an orthopedic surgeon in the U.S. Army Medical Corp. He is currently a staff member at various Texarkana hospitals and a courtesy staff member at Hope Memorial Hospital in Hope, Arkansas. Following the merger, Dr. Knight will be a director of APSG.

Dr. Contreras has been a member of the APIE board of directors since 2001. He has been practicing neurosurgery in Texarkana since 1982. He is a board certified partner with the Neurosurgical Associates of Texarkana. He is also affiliated with Wadley Regional Medical Center and Christus St. Michael Health Systems in Texarkana. He graduated from Oklahoma City University and the University of Oklahoma Medical School, followed by internship and residency work at the University of Texas Medical Branch in Galveston, Texas.

Dr. Eades has been a member of the APIE board of directors since 1978 and served as Chairman of the Board from 1985 to 1988. He began his private practice of cardiology in 1976. He is currently a cardiologist with San Antonio Heart Associates in San Antonio, Texas. He earned his undergraduate degree from Southwestern College at Memphis and his medical degree from the University of Tennessee Medical Units, followed by an internship with the University of Tennessee and a residency at the University of Tennessee Medical Units. He was the Chief Resident of Internal Medicine at the City of Memphis Hospitals in 1973 and an instructor in Internal Medicine at the University of Tennessee Medical Units in 1974. He also served as a Consultant in Cardiology at Brooks Air Force Base from 1974 until 1976.

Dr. Green has been a member of the APIE board of directors since June 2006. He began his private practice of Advanced Laparoscopic/Bariatric Surgery in 2003. He is currently the medical director of Obesity Surgical Specialists at Renaissance Hospital in Dallas, TX. He earned his undergraduate degree from Prairie View A&M University and his medical degree from Indiana University School of Medicine in 1996, completed his residency in General Surgery at the University of Illinois in 2002 and completed his fellowship in Advanced Laparoscopic/Bariatric Surgery at the Providence Hospital in 2003.

Dr. Pierce has been a member of the APIE board of directors since 1989, serving at various times as Vice Chairman, Secretary and Chairman of the Executive Committee. He has been in private practice in Allen, Texas, specializing in Routine and High-Risk Obstetrics as well as Gynecology since 1981. He is an active staff member of Presbyterian Hospital of Allen. He graduated from the University of Texas at Austin and then Southwestern Medical School in Dallas. He later completed an internship and residency at St. Paul Hospital in Dallas.

Dr. Shoberg has been a member of the APIE board of directors since 1978. He began his private anesthesiology practice with Capitol Anesthesiology Association in Austin, Texas, in 1974. He is board certified and is currently a Staff Anesthesiologist at Seton Medical Center Hospitals and Brackenridge Hospital in Austin. He received degrees from Baylor University in Waco, Texas, and the University of New Mexico School of Medicine. He completed an internship at the University of New Mexico Affiliated Hospitals, then completed his residency training in anesthesia at Walter Reed Army Medical Center in Washington, D.C.

Dr. Peche was one of the founding members of the APIE board of directors, and has served as a director since the organization’s formation. He has been in the private practice of Obstetrics and Gynecology in San Antonio, Texas since 1970. He graduated from St. Mary’s University in San Antonio, and received his medical degree from Nuevo Leon University. He completed a rotating internship at the University of South Texas Medical School in the Bexar County Hospital District, followed by a residency at the University of Texas Medical School in San Antonio. During his years of practice, he has been the Chairman of the Ob/Gyn Departments at Santa Rosa General Hospital and North Central Baptist Hospital, both in San Antonio. He was also the Chief of Staff at Santa Rosa in 1988. Following the conversion and merger, Dr. Peche will be a director of APSG.

Dr. Jackson became a member of the APIE board of directors in 1990, serving as Medical Director since 1996. He is Board Certified in Family Practice and has operated his own private practice in San Antonio, Texas, since 1982. He is affiliated with numerous hospitals in the San Antonio area. He earned degrees from the University of Texas at Austin and his medical degree from the Universidad Autonoma de Tamaulipas, followed by an internship and residency at Baylor College of Medicine and Affiliated Hospitals in Houston.

Mr. Boyd became a member of the APIE board of directors in June 2006. He is the first non-physician board member and provides financial and accounting expertise to the APIE board. He holds a Bachelors of Science degree in Chemistry from the University of Wisconsin and a Masters in Science in Chemistry and a Masters in Public Accounting from the University of Texas in Austin. He is a Certified Public Accountant and worked with Peat, Marwick and Mitchell and KPMG over a 17 year period, mostly recently as an Insurance Services Partner. While at KPMG, his clients included APIE and APSG. In 1991, Mr. Boyd became President of APIE and its Attorney-in-Fact, in which position he remained until 2000 when he retired from the company. Since retirement, Mr. Boyd has provided business and financial consulting services on a part-time basis, including to APSG and APIE.

Committees of the Board of Directors

APIE’s board of directors has established the following committees:

•	Ad Hoc/Special Purpose Committee

•	Audit Committee

•	Claims Committee

•	Ethics/Internal Affairs Committee

•	Physician Liaison Committee

•	Finance Committee

•	Marketing/Underwriting/Rates Committee

•	Political Affairs Committee

•	Nominating Committee

Ad Hoc/Special Purpose Committee. APIE’s board of directors formed this special purpose committee solely for the purpose of evaluating the prospects of the conversion and merger with APSG. Members of the committee include Dr. Jackson, Dr. Knight, Dr. Peche and Dr. Shoberg.

Audit Committee. The audit committee meets with APIE’s independent auditors, reviews APIE’s financial statements and selects the independent auditors for each fiscal year. The audit committee’s policy is to pre-approve all audit and permissible non-audit services provided by APIE’s independent auditors. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. Members of the audit committee include Dr. Contreras (Chairman), Mr. Boyd, Dr. Green, Dr. Jackson, Dr. Pierce and Dr. Shoberg. Non-voting members from the attorney-in-fact include Mr. Kenneth S. Shifrin, Mr. Maury L. Magids and Mr. Marc J. Zimmermann.

Claims Committee. The claims committee functions to analyze the strengths and weaknesses of each claim or suit presented by the claims department to assist in developing defense strategies on behalf of insureds of APIE. Claims are pre-reviewed by physicians in specialties relevant to the claim. Members of the claims committee include all members of the board of directors with Dr. Peche serving as Chairman.

Ethics/Internal Affairs Committee. The ethics and internal affairs committee addresses specific issues related to the board of directors. Members of the committee include Dr. Knight (Chairman), Dr. Eades, Dr. Peche and Dr. Shoberg. Non-voting member from the attorney-in-fact is Mr. Maury L. Magids.

Physician Liaison Committee. The physician liaison committee provides insureds or applying physicians with an opportunity to meet directly with board members to discuss issues regarding applications for insurance, policy renewals, premiums and any other underwriting concerns. Members of the committee include Dr. Jackson (Chairman) and any of the board members on an as needed basis.

Finance Committee. The purpose of the finance committee is evaluate the financial results of APIE as well as review the overall investment performance of APIE’s fixed income and equity portfolio. This committee also provides guidance related to any future investment and financial decisions/strategies. Members of the committee include Dr. Contreras (Chairman), Mr. Boyd, Dr. Green, Dr. Jackson, Dr. Pierce and Dr. Shoberg. Voting members from the attorney-in-fact include Mr. Kenneth S. Shifrin, Mr. Maury L. Magids and Mr. Samuel R. Granett.

Marketing/Underwriting/Rates Committee. The marketing/underwriting/rates committee advises on rate changes, marketing strategies, and underwriting policies and procedures. Members of the committee include Dr. Shoberg (Chairman), Dr. Eades, Dr. Green, Dr. Jackson and Dr. Pierce.

Political Affairs Committee. The political affairs committee provides advice on legislative and regulatory issues. Members of the committee include Dr. Pierce (Chairman) and any of the board members on an as needed basis.

Nominating Committee. The nominating committee selects members to be nominated for the board of directors. The nominating committee identifies nominees by first evaluating the current members of the board who are willing to continue in service. Current members of the board with skills and experience that are relevant to APIE’s business and who are willing to continue in service are considered for re-nomination, balancing the value of continuity of service by existing members of the board with that of obtaining a new perspective. The nominated candidates are elected by the policyholders. Members of the committee include Dr. Contreras, Dr. Jackson and Dr. Peche (Chairman).

Code of Ethics

APIE does not have an established code of ethics for the entity in general. The Exchange is managed by its attorney-in-fact who has established a code of ethics. APSG has established a code of ethics for its chief executive officer, senior finance officers and all other employees. A current copy of this code is available on APSG’s web site at www.amph.com. The contents of this web site are not incorporated by reference and the web site address provided in this proxy statement is intended to be an inactive textual reference only.

Executive Compensation

APIE does not have any executive officers that receive compensation for performing services for APIE. Management functions of APIE are performed by APSG, through a wholly owned subsidiary that acts as attorney-in-fact for APIE. The management agreement with APIE provides for full management by the attorney-in-fact of the affairs of APIE under the direction of APIE’s board of directors. In addition, APIE is a reciprocal exchange and therefore does not have capital stock and thus, there are no stock options issued or outstanding.

Director Compensation

Directors are compensated for board meetings at the rate of $2,500 per day for a maximum of $7,500 for a three day annual meeting. Expenses incurred by board members related to APIE functions are reimbursed by APIE. Attendance at committee meetings is compensable at $2,500 per day. Claims evaluations by board members are compensable at $250 per hour. Out of office time such as recruitment, underwriting assessment, evaluation of groups, client development, board education/development and representation on the Texas Alliance for Patient Access is compensable at $2,500 per day, $1,250 per half day and $250 per hour for less than a half day. Travel expenses are also reimbursed for these functions. Board member evaluation of physician applications is compensable at $10 per application.

Employment Agreements

APIE and its attorney-in-fact have entered into an employment agreement with Dr. Jackson for service as medical director for APIE. The agreement is for two year periods and is renewed by vote of the APIE board of directors. Under the employment agreement, Dr. Jackson is paid $185,000 per year by FMI, as well as a discretionary bonus. In 2005, total compensation paid to Dr. Jackson was $210,253. In the first nine months of 2006, Dr. Jackson’s total compensation was $150,300. Dr. Jackson’s agreement terminates January 1, 2007. The agreement provides for the payment of his current base salary excluding any bonus and non-cash benefits for a maximum period of nine months upon termination by APIE or the attorney-in-fact without cause. If service as medical director is terminated by Dr. Jackson or by APIE for cause there are no additional benefits to be paid beyond the accrued amounts at the date of termination.

Indemnity Agreements

APIE’s bylaws provide indemnification for any and all persons who may serve or who have served at any time as directors of APIE, and their respective heirs, administrators, successors and assigns, against all liabilities (including but not limited to the amounts of judgments, settlements, fines or penalties) and expenses necessarily incurred by any such persons in connection with the defense or settlement of any claims or proceedings in which they are made parties by reason of being or having been directors of APIE, except where the person shall have been adjudged to be liable for his/her own gross negligence, bad faith, fraudulent intent or willful malfeasance. In the event of settlement before final adjudication, the person can be indemnified for reasonable costs if a majority of the board finds that settlement is in the best interests of APIE.

APIE’s bylaws also provide this same indemnification arrangement for its attorney-in-fact and any all persons who may serve or who have served at any time as officers or directors of the attorney-in-fact.

With respect to APIC, the Texas Insurance Code does not contain express provisions providing indemnity to directors, officers or controlling persons of a Texas stock insurance company. However, Section 8.2 of the articles of incorporation of APIC, which have been submitted for approval by the Texas Commissioner of Insurance in the plan of conversion, contain provisions that would allow indemnification of persons who are a party to, testify or otherwise participate in, any pending or threatened proceeding because such person is or was a director of APIC or, while a director of APIC, is or was serving at the request of APIC in a representative capacity for another organization. Such indemnification is provided to the fullest extent authorized or permitted by applicable law and includes the right to be reimbursed by APIC for the reasonable expenses incurred in defending or otherwise participating in any such proceeding in advance of its final disposition. In addition, APIE currently maintains directors’ and officers’ liability insurance which will continue to provide coverage for APIC after the conversion.

Furthermore, Section 8.1 of the articles of incorporation of APIC provides that current and former directors of APIC will have no personal liability to APIC or any of its shareholders for monetary damages for any act or omission in such person’s capacity as a director of APIC except to the extent such limitation or elimination of liability is not permitted by applicable law.

The preceding discussion of APIC’s articles of incorporation and APIE’s bylaws is not intended to be exhaustive and is qualified in its entirety by APIE’s bylaws and the articles of incorporation of APIC.

THE APSG SPECIAL MEETING

APSG is furnishing this joint proxy statement/prospectus to its common shareholders in connection with the solicitation of proxies by the APSG board of directors for use at the special meeting of its shareholders.

The board of directors of APSG:

(i) has determined that the merger agreement and the transactions contemplated thereby, including the merger and the Advisory Services Agreement, are fair to, and in the best interests of, APSG and its shareholders;

(ii) has approved and adopted the merger agreement and approved the merger and the other transactions contemplated thereby;

(iii) has determined that it is fair to, and in the best interests of, APSG and its shareholders to amend its 2005 Incentive and Non-Qualified Stock Option Plan, referred to as the 2005 Incentive Plan, to authorize the issuance of up to an additional 300,000 shares of common stock to APSG’s directors, key employees and consultants and advisors pursuant to stock options granted thereunder;

(iv) has approved and adopted the amendment to the 2005 Incentive Plan to increase the number of shares of common stock to be granted thereunder;

(v) has approved and adopted the amendment to the 2005 Incentive Plan to eliminate the exchange provision allowing APSG to exchange or buy out any previously granted stock option at any time;

(vi) recommends that the shareholders of APSG vote “FOR” approval of the issuance of shares of APSG common stock in connection with the merger;

(vii) recommends that the shareholders of APSG vote “FOR” approval of the amendment of the 2005 Incentive Plan to increase the number of shares of common stock to be granted thereunder; and

(viii) recommends that the shareholders of APSG vote “FOR” approval of the amendment of the 2005 Incentive Plan to eliminate the exchange provision.

Date; Place and Time

The special meeting is scheduled to be held at the offices of APSG, 1301 S. Capital of Texas Highway, Suite C-300, Austin, Texas 78746, on March 22, 2007, at 10:00 am local time.

Purpose of the Special Meeting

The purpose of the special meeting is:

(i) To consider and vote upon a proposal for the APSG shareholders to approve the issuance of APSG common stock to the persons entitled to receive common stock, as a result of the conversion of American Physicians Insurance Exchange, or APIE, into a Texas stock insurance company called American Physicians Insurance Company, or APIC, immediately followed by the merger of a wholly owned subsidiary of APSG with and into APIC, with APIC becoming a wholly owned subsidiary of APSG as a result of the transactions contemplated by the Merger Agreement and Plan of Merger, dated June 1, 2006, as amended;

(ii) To consider and vote upon a proposed amendment to APSG’s 2005 Incentive and Non-Qualified Stock Option Plan to increase the number of shares of common stock that may be granted under the plan from 350,000 to 650,000;

(iii) To consider and vote upon a proposed amendment to APSG’s 2005 Incentive and Non-Qualified Stock Option Plan to eliminate the exchange provision allowing APSG to exchange or buy out any previously granted stock option at any time; and

(iv) To transact such other business incident to the conduct of the meeting as may properly come before the meeting or any adjournments or postponements thereof.

None of the proposals above will become effective unless the issuance of common shares under Proposal (i) above is approved and effective.

Record Date; Stock Entitled to Vote; Quorum

Owners of record of shares of common stock of APSG at the close of business on February 7, 2007, the record date for the special meeting, are entitled to receive notice of and to vote at the special meeting. APSG’s common stock is the only class of voting securities of APSG. On the record date, approximately 2,815,445 shares of common stock were issued and outstanding and entitled to vote at the special meeting.

Owners of record of APSG common stock on the record date are each entitled to one vote per share with respect to the issuance of shares of APSG common stock pursuant to the merger agreement and the amendment of the 2005 Incentive Plan.

A quorum of APSG shareholders is necessary to hold a valid meeting of shareholders. The holders of a majority of the shares of APSG common stock issued and outstanding and entitled to vote at the APSG special meeting must be represented, in person or by proxy, at the special meeting in order for a quorum to be established. Both abstentions and broker non-votes count as present for establishing a quorum. An abstention occurs when a shareholder attends a meeting, either in person or by proxy, but abstains from voting. A broker non-vote occurs on an item when a broker is not permitted to vote on that item without instructions from the beneficial owner of the shares and no instructions are given.

Vote Required

The affirmative vote of a majority of the outstanding shares of APSG common stock outstanding as of the record date is required to approve the issuance of the shares of APSG common stock in connection with the merger and the amendment to the 2005 Incentive Plan. Abstentions may be specified with respect to each proposal by properly marking the “ABSTAIN” box on the proxy for such proposal or by making the same election by telephone or internet voting. Abstentions and broker non-votes will have the effect of a negative vote on any proposal. The only vote required by the APSG shareholders to effect the merger is the approval regarding the issuance of APSG common stock.

Share Ownership of APSG Directors; Executive Officers and Significant Shareholders

At the close of business on the record date and excluding shares underlying options and restricted stock, APSG’s directors and executive officers and their affiliates may be deemed to be the beneficial owners of, and have the power to vote, 666,090 shares of APSG common stock, representing approximately 24.3% of the then outstanding shares of APSG common stock. APSG believes that each of its directors and executive officers intends to vote “FOR” the approval of the issuance of shares of APSG common stock in connection with the merger and “FOR” the amendment of the 2005 Incentive Plan.

Voting of Proxies

Shares of APSG common stock represented by properly executed physical proxies or proxies properly effected by telephone or on the internet and received prior to the special meeting will be voted at the special meeting in the manner specified on such proxies. Physical proxies that are properly executed and timely submitted but which do not contain specific voting instructions will be voted “FOR” the proposals presented at the special meeting.

APSG shareholders whose shares are held in “street name” (i.e., in the name of a broker, bank or other record holder) must either direct the record holder of their shares as to how to vote their shares or obtain a proxy from the record holder to vote at the special meeting.

To vote by mail, APSG shareholders may mark and sign the proxy card mailed to them and return it in the envelope provided. Internet and telephone voting are available twenty-four hours a day, seven days a week, through 10:59 pm Central Time the day prior to the day of the APSG special meeting. To vote on the internet, APSG shareholders may go to http://www.proxyvote.com and follow the website’s instructions to vote. To vote by telephone, APSG shareholders may use any touchtone telephone to vote by calling 1-800-454-8683. Internet and telephone voters should have the information contained on their proxy card available when they vote.

Revocation of Proxy

An APSG shareholder may revoke a proxy at any time prior to the time the proxy is to be voted at the special meeting by:

(i) delivering, prior to the special meeting, to American Physicians Service Group, Inc. Attn: Corporate Secretary, at 1301 S. Capital of Texas Highway, Suite C-300, Austin, Texas 78746, a written notice of revocation bearing a later date or time than the revoked proxy;

(ii) as to physical proxies, completing and submitting a new later-dated proxy card;

(iii) as to proxies effected by telephone or on the internet, by calling the telephone voting number or connecting to the internet voting site and voting again; or

(iv) attending the special meeting and voting in person.

Attending the special meeting will not by itself constitute revocation of a proxy; to do so, a shareholder must vote in person at the meeting. If a broker has been instructed to vote a shareholder’s shares, the shareholder must follow directions received from the broker in order to change the shareholder’s vote.

Expenses of Solicitation

APSG will bear the costs of printing and mailing this joint proxy statement/prospectus to its shareholders and the costs of soliciting proxies from its shareholders. In addition to soliciting proxies by mail, directors, officers and employees of APSG, without receiving additional compensation therefor, may solicit proxies by telephone, by e-mail, by facsimile or in person. Arrangements may also be made with brokerage firms and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of shares held of record by such persons, and APSG will reimburse such brokerage firms, custodians, nominees and fiduciaries for reasonable out of pocket expenses incurred by them in connection therewith.

Miscellaneous

In the event that a quorum is not present at the time the special meeting is convened, APSG may adjourn the special meeting with or without a vote of the shareholders. If at the time the special meeting is convened APSG believes that additional time should be allowed for the solicitation of proxies, APSG may adjourn the special meeting upon a vote of the shareholders. If APSG proposes to adjourn the special meeting by a vote of the shareholders, the persons named in the enclosed form of proxy will vote all shares of APSG common stock for which they have voting authority in favor of an adjournment. Proxies voted against the proposals related to the merger or the amendments of the 2005 Incentive Plan will not be voted in favor of any adjournment of the special meeting for the purpose of soliciting additional proxies.

It is not expected that any matter not referred to in this joint proxy statement/prospectus will be presented for action at the special meeting. If any other matters are properly brought before the special meeting, the persons named in the proxies will have discretion to vote on such matters according to their best judgment. The grant of a proxy will also confer discretionary authority on the persons named in the proxy as proxy appointees to vote in accordance with their best judgment on matters incidental to the conduct of the special meeting.

THE APIE SPECIAL MEETING

APIE is furnishing this joint proxy statement/prospectus to its subscribers in connection with the solicitation of proxies by the APIE board of directors for use at the special meeting of its subscribers.

The board of directors of APIE:

(i) has determined that the plan of conversion and the transactions contemplated thereby, including the conversion of APIE from a reciprocal insurance exchange to a stock insurance company and the merger are fair to, and in the best interests of, APIE and its subscribers, policyholders and holders of refundable deposit certificates;

(ii) has approved and adopted the plan of conversion, which includes the form of the certificate of formation of APIC and the merger agreement, and approved the conversion and the other transactions contemplated thereby;

(iii) has determined that the merger agreement and the transactions contemplated thereby, including the merger, are fair to, and in the best interests of, APIE and its subscribers, policyholders and holders of refundable deposit certificates;

(iv) has approved and adopted the merger agreement and approved the merger and the other transactions contemplated thereby; and

(v) recommends that the subscribers of APIE vote “FOR” approval of the conversion of APIE into a stock insurance company and the merger with APSG.

Date; Place and Time

The special meeting is scheduled to be held at the offices of APIE, 1301 S. Capital of Texas Highway, Suite C-300, Austin, Texas 78746, on March 22, 2007, at 8:00 am local time.

Purpose of the Special Meeting

The purpose of the special meeting is:

(i) To consider and vote upon a proposal for the APIE subscribers to approve and adopt the Plan of Conversion of APIE, as amended, in which APIE will be converted from a Texas reciprocal insurance exchange into a Texas stock insurance company called American Physicians Insurance Company, or APIC, which includes the form of the certificate of formation of APIC;

(ii) To consider and vote upon a proposal for the APIE subscribers to approve and adopt the Merger Agreement and Plan of Merger, dated June 1, 2006, as amended; and

(iii) To transact such other business as may properly come before the special meeting or any adjournments or postponements thereof.

The merger is an integral aspect of the plan of conversion. Subscriber approval of the plan of conversion is contingent upon subscriber approval of the merger, and subscriber approval of the merger is contingent upon subscriber approval of the plan of conversion. Neither the merger nor the conversion will take effect unless both transactions occur.

Record Date; Persons Entitled to Vote; Quorum

Only APIE policyholders with an effective subscriber agreement and power of attorney both on June 1, 2006 and March 22, 2007, the record date for the special meeting are entitled to vote at the special meeting. We refer to such policyholders as subscribers. On the record date, there were approximately 3,600 subscribers of APIE entitled to vote at the special meeting.

Eligible subscribers of record of APIE on the record date are each entitled to one vote, irrespective of the number or value of insurance policies held, with respect to approval of the plan of conversion, which includes the form of the certificate of formation of APIC included therein, and one vote, irrespective of the number or value of insurance policies held, with respect to approval of the merger agreement. There are no other voting rights or voting interests of APIE. APIE policyholders and holders of refundable deposit certificates representing unpaid surplus contributions will not be entitled to any dissenters’ rights of appraisal under applicable Texas law, nor will holders of refundable deposit certificates representing unpaid surplus contributions who are not subscribers have an opportunity to vote on the conversion and merger.

A quorum of APIE subscribers is necessary to hold a valid meeting of subscribers. Not less than 10% of the subscribers entitled to vote at the APIE special meeting must be represented in person or by proxy at the special meeting in order for a quorum to be established. Abstentions count as present for establishing a quorum. An abstention occurs when a subscriber attends a meeting, either in person or by proxy, but abstains from voting.

Vote Required

Approval of each of Proposals (i) and (ii) set forth above requires the affirmative vote of at least two-thirds of the subscribers. Approval of each of Proposals (i) and (ii) set forth above is a prerequisite to the consummation of the conversion and the merger. None of the actions contained in Proposals (i) and (ii) will become effective unless both the conversion and the merger are approved. Abstentions may be specified with respect to a proposal by properly marking the “ABSTAIN” box on the proxy for such proposal or by making the same election by telephone or internet voting. Abstentions and failures to vote will have the effect of a negative vote.

APIE Directors and Executive Officers

At the close of business on June 1, 2006, the record date, APIE’s directors and executive officers may be deemed to have the power to have eight votes, representing approximately 0.22% of the total subscribers entitled to vote at the APIE special meeting. APIE believes that each of its directors and executive officers intends to vote “FOR” the approval of the plan of conversion and “FOR” the merger with APSG.

Voting of Proxies

Votes of APIE subscribers represented by properly executed physical proxies or proxies and received prior to the special meeting will be voted at the special meeting in the manner specified on such proxies. Physical proxies that are properly executed and timely submitted but which do not contain specific voting instructions will be voted “FOR” the proposals presented at the special meeting.

To vote by mail, APIE subscribers may mark and sign the proxy card mailed to them and return it in the envelope provided. Internet and telephone voting are available twenty-four hours a day, seven days a week, through 10:59 pm Central Time the day prior to the day of the APIE special meeting. To vote on the internet, APIE subscribers may go to http://www.voteproxy.com and follow the website’s instructions to vote. To vote by telephone, APIE subscribers may use any touchtone telephone to vote by calling 1-800-PROXIES. Internet and telephone voters should have the information contained on their proxy card available when they vote.

Revocation of Proxy

An APIE subscriber may revoke a proxy at any time prior to the time the proxy is to be voted at the special meeting by:

•

delivering, prior to the special meeting, to American Physicians Insurance Exchange; Attn: Sharon Stripling; 1301 S. Capital of Texas Highway, Suite C-300, Austin, Texas 78746, a written notice of revocation bearing a later date or time than the revoked proxy;

•	as to physical proxies, completing and submitting a new later-dated proxy card;

•	as to proxies effected on the internet, by connecting to the internet voting site and voting again; or

•	attending the special meeting and voting in person.

Attending the special meeting will not by itself constitute revocation of a proxy; to do so, a subscriber must vote in person at the meeting.

Expenses of Solicitation

APIE will bear the costs of printing and mailing this joint proxy statement/prospectus to its subscribers and the costs of soliciting proxies from its subscribers. In addition to soliciting proxies by mail, directors and officers of APIE and employees of the attorney-in-fact, without receiving additional compensation therefor, may solicit proxies by telephone, by e-mail, by facsimile or in person.

Miscellaneous

In the event that a quorum is not present at the time the special meeting is convened, or if for any other reason APIE believes that additional time should be allowed for the solicitation of proxies, APIE may adjourn the special meeting with or without a vote of the subscribers. If APIE proposes to adjourn the special meeting by a vote of the subscribers, the persons named in the enclosed form of proxy will vote in favor of an adjournment. Proxies voted against the proposals related to the plan of conversion or the merger will not be voted in favor of any adjournment of the special meeting for the purpose of soliciting additional proxies.

It is not expected that any matter not referred to in this joint proxy statement/prospectus will be presented for action at the special meeting. If any other matters are properly brought before the special meeting, the persons named in the proxies will have discretion to vote on such matters according to their best judgment. The grant of a proxy will also confer discretionary authority on the persons named in the proxy as proxy appointees to vote in accordance with their best judgment on matters incidental to the conduct of the special meeting.

THE CONVERSION

The following discussion summarizes the material terms of the plan of conversion. The merger and the merger agreement are integral aspects of the plan of conversion and are separately described under “The Merger” on page 109 and “The Merger Agreement” on page 127. APSG shareholders and APIE subscribers should read carefully the plan of conversion, which is attached as Annex B to this joint proxy statement/prospectus and is incorporated into this joint proxy statement/prospectus by reference.

General

As a condition to the merger, APIE must first be converted from a Texas reciprocal insurance exchange into a Texas stock insurance company because APIE, as a reciprocal insurance exchange, has no authorized, issued or outstanding capital stock. Instead, APIE’s subscribers, through their subscriber agreements, have rights to the distribution of APIE’s assets after repayment of liabilities upon its liquidation or dissolution. Pursuant to the plan of conversion, APIE will be converted to a stock insurance company and the APIE policyholders and holders of refundable deposit certificates will become entitled to receive capital stock of the converted entity, which will change its name to American Physicians Insurance Company, or APIC, upon the effectiveness of the conversion. All APIE subscriber interests will be extinguished upon completion of the conversion.

Background to the Conversion

The conversion is only being proposed because it is necessary to effect the merger. The refundable surplus certificates do not impact the APIE policyholders, upon conversion, but the agreed value of the refundable surplus certificates reduces the amount of APSG common stock to be received by the APIE policyholders as merger consideration. For further discussion of the background of the conversion and merger consideration, see “The Merger—Background of the Merger” on page 109.

Conversion Consideration

APIC Common Stock. At the effective time of the conversion, APIE subscribers and other eligible insureds, collectively referred to as the APIE policyholders, will become entitled to receive their portion of 10,000,000 shares of APIC common stock pursuant to a conversion formula based upon both the total number of APIE subscribers and the relative earned premium attributable to the APIE policyholders over the three-year period prior to June 1, 2006.

For purposes of receiving APIC common stock in the conversion, APIE subscribers are physicians who hold medical professional liability insurance contracts underwritten by APIE and who have an effective subscriber agreement and power of attorney as of June 1, 2006, or the record date, which remain effective as of the effective time of the conversion. Other eligible insureds are non-physician health care providers, such as certified registered nurse anesthetists, physicians’ assistants and nurse midwives, who were as of June 1, 2006 and are at the effective time of the conversion premium paying policyholders or are former subscribers who have obtained an extended reporting endorsement (tail coverage) from APIE within the last three years.

In the conversion, each APIE subscriber will become entitled to receive an equal pro rata share of 3,000,000 shares, or 30% of the total APIC common stock. In addition, the APIE subscribers and the other eligible insureds will each become entitled to receive a portion of the remaining 7,000,000 shares, or 70% of the total APIC common stock, which will be allocated based upon the relative earned premiums attributable to such APIE policyholder’s policy issued by APIE over the three-year period prior to June 1, 2006. The calculation of earned premium will exclude maintenance fees and legal defense premiums. For example, if an APIE subscriber, one of 3,832 eligible APIE subscribers as of June 1, 2006, has earned premiums attributable to that subscriber’s APIE policy equal to 0.04240% of the total earned premiums of APIE, the eligible subscriber would receive 3,750.88 shares out of a total 10,000,000 shares of APIC common stock in the conversion, calculated as follows:

(30% x 10,000,000)	+ (70% x 10,000,000 x 0.04240%) = 3750.88
3832

The APIC common shares received by APIE policyholders who are not subscribers but are either premium paying policyholders or former subscribers who have earned or paid for an extended reporting endorsement (tail coverage) would be calculated slightly differently, since they will not receive a pro rata portion of 3,000,000 shares of APIC common stock, but they will receive a portion of 7,000,000 shares of APIC common stock based upon the relative earned premiums attributable to such APIE policyholder’s policy issued by APIE. For example an APIE policyholder who is not a subscriber who has earned premiums attributable to that APIE policyholder’s APIE policy equal to 0.0249% of the total earned premiums of APIE would receive 1,743 shares out of a total 10,000,000 shares of APIC common stock, calculated as follows:

(70% x 10,000,000 x 0.0249%) = 1743.00

The holders of APIC common stock, who after the merger will only be APSG, will be entitled to receive ratably, from funds legally available for the payment thereof, dividends when and as declared by resolution of APIC’s board of directors, subject to any preferential dividend rights which may be granted to holders of any preferred stock authorized and issued by APIC. Pursuant to its regulatory authority, the Texas Department of Insurance will prohibit APIC from paying dividends to APSG on the APIC common stock, or redeeming any of the APIC preferred stock that will be held by APSG, in any fiscal year unless and until APSG has complied with the redemption and dividend payment obligation to the holders of APSG Series A redeemable preferred stock for that year. APSG has agreed that, without prior approval of the Texas Department of Insurance, aggregate annual dividends on APIC common stock and payments made to redeem APIC preferred stock held by APSG may not exceed the lesser of 10% of APIC’s prior year-end policyholder surplus or APIC’s prior year net income, and in no event may exceed APIC’s earned surplus. By way of illustration, if this dividend and redemption restriction had been in place in 2003, 2004 and 2005, possible dividends for those years would have been limited to $202,305, $357,268 and $870,465, respectively.

APIC Series A Redeemable Preferred Stock. From APIE’s inception in 1975 through March 1992, eligible health care providers desiring to purchase insurance through APIE were required to make a refundable deposit that became part of a surplus, required to be maintained under the Texas Insurance Code to offset underwriting losses. The amount of refundable deposit made by subscribers varied during this period based on the medical specialty and the surplus requirements of APIE.

The subscribers who made refundable deposits received certificates reflecting their contribution. Under the terms of these certificates, the deposits do not become refundable until the later of (i) the expiration of a 24-month waiting period from the date of the deposit, or (ii) such time as the APIE board of directors determines that APIE has a surplus that exceeds minimum surplus amounts determined by the board of directors to be necessary for APIE’s operations and pursuant to any agreements with the Texas Department of Insurance. The refundable deposit certificates are non-transferable. As of September 30, 2006, the total balance of the refundable deposits outstanding was $10,295,000.

In the conversion, holders of refundable deposit certificates will become entitled to receive shares of APIC’s Series A redeemable preferred stock. Pursuant to the terms of the plan of conversion, each APIE holder of a refundable deposit certificate will become entitled to receive one share of Series A redeemable preferred stock of APIC for every $1,000 of unreturned surplus contributions evidenced by the outstanding balance on APIE’s books as of the closing date of the conversion. Fractional shares of APIC Series A redeemable preferred stock will be issued as necessary.

The APIC Series A redeemable preferred stock will have terms which are the same as the APSG Series A redeemable preferred stock, except that the APIC Series A redeemable preferred stock will be non-voting stock and the 3% dividend will begin to accrue three days following issuance rather than upon issuance.

Conversion of APIE Policyholders’ and Holders’ of Refundable Deposit Certificates Interests

APIE policyholders and holders of outstanding refundable deposit certificates that become entitled to receive shares of APIC common stock or Series A redeemable preferred stock in the conversion will not receive such APIC shares. Instead, shares of APIC common stock and Series A redeemable preferred stock will represent the right to receive the applicable consideration in the merger. See “The Merger—Merger Consideration” on page 123 and “The Merger Agreement—Exchange of Shares; Fractional Shares” on page 132.

Conditions of the Conversion

The conversion will not be consummated unless all of the following conditions are met:

Regulatory Approvals. APIE is subject to the laws and regulations of the State of Texas applicable to reciprocal insurance exchanges and, in accordance therewith, the Commissioner of the Texas Department of Insurance must give its approval of the conversion and the merger. APIE has filed an Application to Convert to a Stock Insurance Company with the Commissioner that describes the conversion and contains other information required by the Texas Insurance Code. APIE has provided notice to APIE policyholders informing them of their right to provide the Commissioner with comments on the plan of conversion. APIE and the Commissioner also provided APIE policyholders, holders of outstanding refundable deposit certificates and other interested parties notice of a hearing to consider the fairness of the exchange of the APIE policyholders’ interests for shares of APIC common stock and the rights to repayment from APIE’s refundable surplus for shares of APIC Series A redeemable preferred stock, and to consider the testimony presented and information filed by interested parties, APSG and APIE. This hearing was held on September 13, 2006, in the public hearing room of the Texas Department of Insurance in Austin, TX. See “Regulatory Filings and Approvals Required to Complete the Conversion and Merger” on page 138. Subsequent to the conclusion of the hearing, the Commissioner will issue its findings regarding the plan of conversion.

Subscriber Approval. The conversion and subsequent merger cannot be consummated until approved by APIE subscribers. Under APIE’s bylaws, only current subscribers are entitled to vote on APIE matters requiring a vote of the subscribers of APIE. Former subscribers with refundable deposits on hand as of the date of record are not entitled to vote on the conversion and merger nor are they entitled to dissenters’ rights of appraisal under applicable Texas law. Each current subscriber is entitled to one vote, regardless of the number or the value of APIE policies held by such subscriber. Approval of the conversion and the merger requires the affirmative vote, in person or by proxy, of at least two-thirds of the APIE subscribers. For more information on voting requirements, see “The APIE Special Meeting” on page 102.

Tax Matters. Pursuant to the terms of the plan of conversion, the conversion cannot be consummated until APIE receives either a ruling from the Internal Revenue Service or an opinion from APIE’s tax advisors with respect to the tax treatment of the conversion and the merger. APIE has received an opinion from Deloitte Tax LLP to the effect that the merger and the conversion should each qualify as a tax free reorganization to APSG, APIC and APIE, under Section 368(a) of the Internal Revenue Code. The conversion should be tax free to persons solely receiving APIC common stock but it may be taxable to persons receiving APIC Series A redeemable preferred stock in the conversion. Additionally, in the merger, holders of APIC common stock should recognize gain or loss attributable to their receipt of cash instead of fractional shares of APSG common stock. Fractional shares of APSG Series A redeemable preferred shares will be issued to holders of APIC Series A redeemable preferred stock in the merger, as necessary. The opinion of Deloitte Tax LLP is subject to several qualifications and is not binding on the Internal Revenue Service, and the Internal Revenue Service could successfully assert a position contrary to that set forth in the opinion. A copy of this opinion is attached as Annex C. Tax matters are very complicated and the tax consequences of the conversion and the merger to you will depend on the facts of your particular situation. You should consult your own tax and legal advisors for a full understanding of the tax consequences of the conversion and the merger to you.

Merger Conditions. The conversion will not become effective unless all of the conditions of the merger agreement have been met, and the merger will not become effective unless all of the conditions of the plan of conversion have been met. See “The Merger Agreement—Conditions to the Completion of the Merger” on page 127.

Recommendation of the APIE Board of Directors

At its meeting on June 1, 2006, after careful consideration, the APIE board of directors adopted and approved the plan of conversion and merger agreement with APSG and authorized the execution of these documents. The APIE board of directors determined that adoption of the plan of conversion and merger agreement with APSG is advisable and in the best interests of APIE and its policyholders. At its meeting on August 18, 2006, the APIE board of directors approved amending the merger agreement to (a) increase the purchase price for the acquisition of APIE pursuant to the merger from $33,000,000 to $39,000,000, such increase to consist of approximately 300,000 more APSG common shares and the addition of a 3% cumulative dividend to the shares of APSG Series A redeemable preferred stock and APIC Series A redeemable preferred stock; and (b) change the date after which, if the merger has not yet been consummated, either party may terminate the merger agreement from December 31, 2006 to March 31, 2007. The dividends on the shares of APSG Series A redeemable preferred stock and APIC Series A redeemable preferred stock shall be paid out of funds legally available for such purpose, shall compound annually and shall accrue at the rate of 3% per annum of the redemption price of such stock, which redemption price shall be $1,000 per share, adjusted accordingly for fractions of a share. The dividends shall not have any regular dividend payment date, but rather shall be paid on dates fixed by the board of directors of APSG or APIC, as applicable. The dividends shall be payable in cash. The dividends on each share of APSG Series A redeemable preferred stock and APIC Series A redeemable preferred stock shall accrue from the date of issuance, and shall be cumulative, which means that no dividends may be paid with respect to any shares of common stock of APSG or APIC, as applicable, unless all accrued dividends have been paid at some point within the last twelve months with respect to that company’s shares Series A Redeemable Preferred Stock. In addition, the Texas Department of Insurance, pursuant to its regulatory authority, will prohibit APIC from paying dividends to APSG on the APIC common stock, or redeeming any of the APIC preferred stock that will be held by APSG, in any fiscal year unless and until APSG has complied with the redemption and dividend payment obligation to the holders of APSG Series A redeemable preferred stock for that year. APSG has agreed that, without prior approval of the Texas Department of Insurance, aggregate annual dividends on APIC common stock and payments made to redeem APIC preferred stock held by APSG may not exceed the lesser of 10% of APIC’s prior year-end policyholder surplus or APIC’s prior year net income, and in no event may exceed APIC’s earned surplus. By way of illustration, if this dividend and redemption restriction had been in place in 2003, 2004 and 2005, possible dividends for those years would have been limited to $202,305, $357,268 and $870,465, respectively. The APIE board also authorized the execution of any amendments to the transaction documents to effect the approved changes. The APIE board of directors recommends that subscribers vote “FOR” the approval and adoption of the plan of conversion and merger.

THE MERGER

The following discussion summarizes the material terms of the merger and the merger agreement. Shareholders and subscribers should read carefully the merger agreement, which is attached as Annex A to this joint proxy statement/prospectus and is incorporated into this joint proxy statement/prospectus by reference.

General

On June 1, 2006, the APIE board of directors adopted the plan of conversion and approved the merger agreement. The APSG board of directors also approved the merger agreement on May 30, 2006.

The plan of conversion and the merger agreement provide that APIE will convert into a Texas stock property and casualty insurance company and will change its name to American Physicians Insurance Company, or APIC. APIC will then merge with APSG ACQCO, Inc., a wholly owned subsidiary of APSG. APIC will be the surviving company after the merger and will be wholly owned by APSG.

In the merger, persons entitled to receive APIC common stock and Series A redeemable preferred stock in the conversion will receive shares of APSG common stock and Series A redeemable preferred stock for each share of APIC common stock and Series A redeemable preferred stock that they were entitled to receive in conversion. APIC common stock will be exchanged for APSG common stock pursuant to an exchange ratio to be calculated prior to the effectiveness of the merger. APIC common shareholders will receive cash for any fractional shares which they would otherwise receive in the merger. APIC Series A redeemable preferred stock will be exchanged for APSG Series A redeemable preferred stock on a one-for-one basis. APSG Series A redeemable preferred stock will be issued, as necessary, in fractional shares, and no cash payments will be made for fractional shares of the preferred stock. The APSG common stock issued in the merger will be authorized for listing on the NASDAQ, subject to official notice of issuance, before the completion of the merger. The shares of APSG common stock and Series A redeemable preferred stock will be subject to a 180-day lock-up period commencing on the closing of the merger, during which time the common and preferred shares issued by APSG in the merger will be held in escrow or subject to similar arrangements such that the shares cannot be traded for 180 days.

APSG and APIE are working towards completing the merger as quickly as possible and expect to complete the merger in the fourth quarter of 2006. See “The Merger Agreement” on page 127.

Background of the Merger

One of the main goals of the board of directors of APIE is to build on its foundation of 30 years of continuous insurance coverage for Texas and Arkansas physicians and to continue to build on the financial strength of APIE. Periodically, the board of directors of APIE has discussed alternatives to growth and strategies to continually strengthen APIE. Over the last several years, the APSG board of directors and its management team have also discussed the benefits to shareholders of expanding the company to better utilize its financial and personnel resources. However, in evaluating opportunities and alternatives for growth, the strategy of APSG has most recently been to stay within its general areas of expertise in the insurance and financial services sectors.

In April 2005, prior to this plan of conversion and merger, APSG held preliminary discussions with another medical professional liability insurance company about the possibility of acquisition. The APSG board of directors discussed this potential acquisition at its meeting on May 26, 2005 and management presented a plan of acquisition to the insurance company on June 10, 2005. On July 11, 2005, APSG was informed that a competing offer had been accepted and it ceased its due diligence.

In late August 2005, Dr. Norris Knight, Chairman of the APIE board and Dr. Greg Jackson, Medical Director of APIE approached Mr. Ken Shifrin, Chairman and Chief Executive Officer of APSG, concerning the possible combination of APSG and APIE. APSG has served as the attorney-in-fact of APIE through its wholly owned subsidiary, FMI (the attorney-in-fact). The concept of combining APIE and APSG would be the natural evolution of two companies founded simultaneously with similar purposes of providing services to physicians. APIE, as a subsidiary of a public company, would have access to capital and would retain physician involvement in APIC.

On September 7, 2005, the APSG board of directors held an initial discussion of the positive and the negative aspects for both APSG and APIE of such a combination. At this meeting the APSG board agreed to have Mr. Shifrin begin preliminary discussions with APIE regarding a transaction.

On September 29, 2005, at a meeting of the board of directors of APIE, Ken Shifrin, Chairman and Chief Executive Officer of APSG, made a presentation concerning the potential benefits of a combination of the two companies. Mr. Shifrin discussed the concept of a potential combination, the method of combination, the benefits and negative aspects of such a combination, the post merger organization, the due diligence requirements and the sequence of events that would be required to achieve a combination of the two companies. Dr. Richard Shoberg, an APIE board member, suggested that the APIE board hire an outside firm to assist in determining an appropriate valuation of the company. Representatives of APSG then left the meeting and the discussion continued. The importance of maintaining the APIE philosophy and physician board involvement was discussed and was considered a critical component for the combination of the two companies to occur. A vote was received in favor of proceeding forward with consideration of the transaction. Dr. Norris Knight, Chairman of the APIE board, appointed a special ad hoc committee to include himself and other board members, Dr. Greg Jackson, Dr. William Peche and Dr. Richard Shoberg. Also appointed was Duane Boyd, then a consultant to the APIE board.

On October 13, 2005, a teleconference of the APIE ad hoc committee was held to begin discussions of the initial concepts relative to the potential combination of APIE and APSG. Specific items regarding retaining physician involvement within the combined company were discussed as well as the need to evaluate and retain outside counsel and financial advisors to represent APIE.

On October 20, 2005, Dr. Knight and Mr. Boyd conducted a teleconference with Mr. Clarke Heidrick, a shareholder in the firm of Graves Dougherty Hearon and Moody P.C., or Graves Dougherty, to discuss the qualifications of the firm and the firm’s ability to represent APIE regarding the transaction. In late October 2005, Graves Dougherty was retained as legal counsel to represent APIE.

On November 3, 2005, Mr. Shifrin and Dr. Knight met at APIE offices in Austin, Texas to discuss physician involvement after a potential combination of the two companies.

On December 7, 2005, the APSG board of directors discussed the potential merger. Mr. Shifrin reported that APIE had begun the process of selecting a financial advisor.

On December 9, 2005, an executive session was held following a meeting of the APIE board of directors to discuss the potential conversion and merger with APSG.

On December 19, 2005, Dr. Knight, Mr. Boyd and representatives from Graves Dougherty met to discuss the transaction and the concepts of the potential combination. Specific discussions regarding corporate governance, physician involvement and APIE representation on the APSG board were discussed.

On December 22, 2005, a meeting of the special ad hoc committee was held at the APIE offices in Austin, Texas. Present at the meeting were all committee members, Mr. Shifrin and Maury Magids, President of the Attorney-in-Fact, attorneys from Akin Gump Strauss Hauer & Feld LLP, or Akin Gump, outside counsel to APSG and Graves Dougherty, outside counsel to APIE. Mr. Shifrin outlined the benefits and risks of a potential combination of APIE and APSG. The discussion between the parties about the structure of the transaction was based upon the importance of having the transaction qualify as a tax free reorganization and for continued physician involvement in the business. The parties concluded that a conversion of APIE, followed immediately by a merger, best allowed them to accomplish both of these objectives. Committee members reviewed an initial term sheet at the meeting that had been prepared by the ad hoc committee with the advice of APIE’s legal counsel. APIE committee members stressed the importance of physician involvement highlighting that the integration of physician and management of the attorney-in-fact had been the cornerstone of the success of APIE. Also, discussed was the importance of the role of the medical director in the future of the combined company. Dr. Knight requested that legal counsel draft a term sheet with the changes discussed by the ad hoc committee relating to continued physician involvement so that it could be sent out to APIE board members prior to the next board meeting on January 5, 2006. APSG representatives were excused from the meeting and then a decision was made by the ad hoc committee to proceed with a recommendation to the APIE board of directors on January 5, 2006 to continue to pursue a potential combination of APIE and APSG.

On January 5, 2006, a meeting of the APIE board of directors was held at the APIE offices in Austin, Texas. Present at the meeting were all current board members, as well as Dr. Michael Green and Mr. Boyd and outside counsel for both APIE and APSG. Representatives from the attorney-in-fact included Mr. Magids, Mr. Shifrin and Marc Zimmermann, Chief Financial Officer. Dr. Knight proceeded with a brief discussion of the ad hoc committee meetings that had been held previously. Mr. Shifrin gave a presentation reviewing the benefits and potential risks of the combination. The APIE board discussed the importance of engaging an investment banking firm to provide a fairness opinion to the board. Mr. Heidrick of Graves Dougherty then provided an overview regarding the term sheet. APSG representatives were then excused from the meeting. There was a ballot vote of APIE board members and it was agreed to proceed with the potential combination of APIE and APSG.

In late January, 2006, Mr. Magids and Mr. Zimmermann held a meeting with representatives from the Texas Department of Insurance discussing the intention of APSG and APIE to pursue the plan of conversion and the plan of merger. Additionally, the goal of the meeting was to gather a list of items that would be needed in order to properly file the plan of conversion and related exhibits with the Texas Department of Insurance.

On February 2, 2006, Dr. Knight and Mr. Boyd interviewed three investment banking firms at the APIE offices, in Austin, Texas. Also, in attendance were Mr. Shifrin and Mr. Magids. Prior to selecting these firms, the board had received information from seven firms and narrowed its selection to three firms to choose from to serve as its financial advisor.

On February 9, 2006, the APIE ad hoc committee met via teleconference to discuss a possible presentation to the Texas Department of Insurance regarding the conversion and merger. Present at the meeting were all committee members; Jay Thompson, a Partner with the law firm, Thompson, Coe, Cousins and Irons LLP, or Thompson Coe, regulatory counsel for APIE; and Mr. Shifrin, Mr. Magids and Mr. Zimmermann with APSG. Mr. Thompson recommended that preliminary discussions begin with the Texas Department of Insurance concerning the conversion and merger in particular around the treatment of refundable deposit holders.

Also on February 9, 2006, a meeting of the board of directors of APIE was held via teleconference call. Also invited to participate at the meeting were Mr. Boyd as well as Mr. Shifrin and Mr. Magids. The purpose of the meeting was to discuss three items: 1) how to handle the refundable deposits as part of the conversion and merger, 2) selection of an investment bank to issue a fairness opinion to the board of directors of APIE, and 3) converting to GAAP accounting for purposes of future necessary SEC filings. The APIE board of directors discussed several alternatives for handling the refundable surplus deposits upon conversion, including continuing with the plan approved by the Texas Department of Insurance, requesting permission to increase the annual payments above the then approved amounts, and paying the refundable surplus deposits in full. The option of paying the refundable surplus deposits in full was rejected due to the adverse effect the payments would have on APIE’s required surplus and the adverse tax implications for the overall transaction. The board decided to proceed with the current approved payback plan unless the Texas Department of Insurance was not amenable to this approach. The APIE board also approved Raymond James and Associates, Inc., or Raymond James at this meeting as its financial advisor and also agreed to proceed with converting the statutory financial statements to GAAP financial statements.

On February 15, 2006, APIE entered into an agreement with Raymond James to provide a fairness opinion on the transaction and to advise the board concerning the conversion and merger.

At its meeting on February 17, 2006, the APSG board of directors discussed the preliminary meeting with the Texas Department of Insurance in late January, 2006 for the purpose of determining whether to continue moving forward with the transaction. The board decided to engage an insurance industry tax specialist, Simkin CPA, for a preliminary tax assessment. It was subsequently determined that the preliminary results mirrored those of APIE’s tax advisor and that APSG had sufficient information to make an informed judgment regarding the tax considerations of the merger without incurring the expense of a final analysis by Simkin CPA. The APSG board also discussed the need to prepare the legal documents. The APSG board also considered the need to hire its own financial advisor, but determined that its thirty year history of managing APIE gave it sufficient knowledge to make an evaluation on its own.

On March 1, 2006, Dr. Knight, Dr. Jackson and Mr. Thompson representing APIE and Mr. Magids representing APSG met with the Texas Department of Insurance to discuss the treatment of refundable deposit certificate holders as part of the plan of conversion. It was requested that APIE provide to the department a memo addressing its approach towards repayment of this obligation.

On March 2, 2006, a meeting of the ad hoc committee took place at the offices of APIE in Austin, Texas, with legal counsel for APIE participating. The purpose of the meeting was to meet with representatives from Raymond James. During the meeting, Raymond James addressed conversion issues and valuation considerations including an initial discussion of valuation. Raymond James also discussed alternatives for adjusting consideration based on changes in APSG share price. Additionally, they discussed alternatives for terminating the transaction for substantial changes in APSG’s share price. It was proposed to allow for either party to terminate the agreement if APSG’s share price increased or decreased by more than 25% before the closing. A lock-up period of 180 days after closing was discussed in which APSG shares exchanged in the transaction could not be sold or transferred.

During its board meeting on March 22, 2006 the APSG board of directors continued to review the merger with APIE. The APSG board met with legal counsel to discuss a transaction timeline and critical steps, reviewed expense estimates to complete the transaction and reviewed pro forma financial statements of the combined entities.

On March 29, 2006, the special ad hoc committee of APIE met to discuss changes needed to ensure that the merger would be a tax free reorganization. Also, present at the meeting were representatives from Graves Dougherty, legal counsel to APIE.

On April 1, 2006, a conference call was held with several members of the APIE board briefing them on the recent tax considerations and updating them on potential changes to the transaction.

On April 20, 2006, a meeting of the board of directors was held at the APIE offices in Austin, Texas. Mr. Shifrin presented revised proposals to the board of directors of APIE designed to ensure that the conversion and merger transaction would qualify as tax free reorganizations. Mr. Shifrin specifically discussed the post-merger organizational structure as well as the advisory services concept which would allow for continued physician involvement in the newly formed company after completion of the merger while maintaining the tax-free status of the transaction. Mr. Heidrick of Graves Dougherty, outside counsel to APIE, then proceeded with a presentation highlighting the advisory services concept and the differences between the previous discussions by the APIE board regarding physician involvement in the combined company after the merger and the newly proposed advisory concept. The significant revisions to the structure of the advisory services agreement which were discussed were being made in response to tax considerations for qualifying as tax free reorganizations. Representatives from Raymond James gave an update on its progress regarding the fairness opinion as well as general comments on the transaction including the benefits to APIE. After significant discussion regarding the benefits of the transaction to current policyholders and former subscribers with refundable deposits, the APIE board voted to continue to proceed with the possible conversion and merger. It was recommended that APIE hire its own tax advisors to evaluate the transactions, and the Board of Directors approved Deloitte Tax LLP to serve in this capacity.

Over the course of the next month, a significant number of discussions were held via teleconference in which counsel for both parties, representatives of APSG and APIE, and from time to time Raymond James, met to discuss and negotiate terms of the transaction. In late May 2006, after a significant number of discussions, APSG and APIE agreed to the terms regarding the plan of conversion and plan of merger and it was agreed that the total purchase price would be $33 million and would include approximately 1,700,000 shares of APSG common stock issued to the eligible policyholders of APIE and the assumption of $10,400,000 in refundable deposits, which will be converted to APSG Series A redeemable preferred stock. It was agreed by both parties that the above terms would be presented at each company’s board meeting for approval.

On May 30, 2006 the board of directors of APSG met to discuss the documents that had been negotiated with APIE to effect the merger and the need to authorize additional shares in the stock option plan to provide for those to be issued in the merger, as well as to meet future compensation needs. Following the discussion the board voted to approve the transaction and authorize the execution of the merger agreement, related transaction documents and the change to the stock option plan.

On June 1, 2006, a meeting of the board of directors of APIE was held at the APIE offices in Austin, Texas. Absent from the meeting was Dr. Freddie Contreas. Also, at the meeting were representatives from Raymond James and outside counsel of APIE including Graves Dougherty and Thompson Coe. Also, invited to the meeting were Mr. Shifrin, Mr. Magids and Mr. Zimmermann of APSG. Mr. Shifrin presented a summary of the transaction terms including the purchase terms, the advisory services agreement, key legal documents of the transaction, critical steps to closing the transaction, the structure of the conversion and merger and the post-merger organizational structure. After this presentation Raymond James presented its fairness opinion to the APIE board of directors. Mr. Boyd who had been serving as a consultant to the APIE board throughout the process also stated that he was in favor of the conversion and merger. A vote was taken and the APIE board of directors voted in favor of the plan of conversion and merger and authorized the execution of the appropriate transaction documents.

Later that afternoon, representatives from APSG and APIE, Raymond James and outside counsel for both parties presented an overview of the plan of conversion and merger agreement to representatives at the Texas Department of Insurance.

On June 5, 2006, APIE filed its plan of conversion with the Texas Department of Insurance, and APSG and APIE issued a joint press release announcing that the merger had been approved by the boards of both companies with a planned fourth quarter 2006 close, subject to approval by the Texas Department of Insurance, required SEC filings and approval by the shareholders and subscribers of the respective companies.

In August 2006, APIE reported solid financial performance for the quarter ended June 30, 2006, a product of steady operating results and positive development on claims reserves and on reinsurance treaties. As a result of the excellent performance, the parties began negotiation to change the merger agreement and, as necessary, the other transaction documents, to: (a) increase the purchase price for the acquisition of APIE pursuant to the merger from $33,000,000 to $39,000,000, such increase to consist of approximately 300,000 more APSG common shares and the addition of a 3% cumlative dividend to the APSG Series A preferred shares; and (b) change the date after which, if the merger has not yet been consummated, either party may terminate the merger agreement from December 31, 2006 to March 31, 2007.

On August 17, 2006, the APIE ad hoc committee met at APIE’s annual meeting to consider the proposed changes. Following discussion, the committee voted to approve the changes to the merger agreement and to recommend the changes to the board of directors.

On August 18, 2006 the board of directors of APIE and, via teleconference, its outside counsel and financial advisor, Raymond James, met to discuss the proposed changes to the merger transaction and the ongoing negotiations with APSG. Following the discussion, the APIE board approved the proposed changes and authorized the execution of any amendments to the merger agreement and, as necessary, the related transaction documents, to achieve the proposed changes, subject to the receipt of a satisfactory revised fairness opinion.

On August 15 and, following an adjournment, again on August 22, 2006, the board of directors of APSG, via teleconference, met to discuss the proposed changes to the merger transaction and the ongoing negotiations with APIE. Following the discussion, the APSG board approved the proposed changes and authorized the execution of any amendments to the merger agreement and, as necessary, the related transaction documents, to achieve the proposed changes, subject to APIE receiving a satisfactory revised fairness opinion.

On August 23, 2006 APIE received a revised fairness opinion, dated August 22, 2006, from its financial advisor, Raymond James, indicating that the consideration to be received by the eligible policyholders of APIE pursuant to the revised terms of the conversion and merger agreements is fair, from a financial point of view.

On August 24, 2006, following receipt of an updated fairness opinion from Raymond James, the parties executed an amendment to the merger agreement to effect the changes agreed upon by the parties.

On August 25, 2006, APSG and APIE issued a joint press release announcing the revised terms. APSG also filed a Current Report on Form 8-K with the SEC disclosing the revised terms.

On September 12, 2006, after the merger announcement and the initial filing of the S-4, APSG’s board of directors discussed a further amendment to APSG’s 2005 Stock Option Plan that would bring the plan into compliance with current standards of corporate governance and would be a natural extension of the amendment approved during the merger discussions. Accordingly, the board agreed to amend the plan to eliminate the provision that allows the board discretion on purchasing or exchanging previously granted options and to seek shareholder approval for that proposal along with the merger proposal.

In October, November and December of 2006, representatives of APSG and APIE, and their legal counsel, met on several occasions with the staff of the Texas Department of Insurance to discuss the conversion and merger. The Texas Department of Insurance’s approval of the conversion and merger is conditioned upon APSG maintaining certain funds in escrow and APIC being subject to certain limitations on the payment of dividends to APSG or redeeming the APIC preferred stock that will be held by APSG. APSG will place $2,500,000 in an escrow account with a bank to remain until the aggregate remaining redemption obligation on the outstanding APSG Series A redeemable preferred stock is less than the amount of the escrow balance, with no withdrawals to be made from this escrow account without prior approval from the Texas Department of Insurance. Furthermore, pursuant to its regulatory authority, the Texas Department of Insurance will prohibit APIC from paying dividends to APSG on the APIC common stock, or redeeming any of the APIC preferred stock that will be held by APSG, in any fiscal year unless and until APSG has complied with the redemption and dividend payment obligation to the holders of APSG Series A redeemable preferred stock for that year. APSG has agreed that, without prior approval of the Texas Department of Insurance, aggregate annual dividends on APIC common stock and payments made to redeem APIC preferred stock held by APSG may not exceed the lesser of 10% of APIC’s prior year-end policyholder surplus or APIC’s prior year net income, and in no event may exceed APIC’s earned surplus. By way of illustration, if this dividend and redemption restriction had been in place in 2003, 2004 and 2005, possible dividends for those years would have been limited to $202,305, $357,268 and $870,465, respectively.

APSG did not consider any alternative transactions. APSG determined that acquiring APIE, its joint venture partner, would strengthen APSG and enhance its growth opportunities. Further, there was limited due diligence risk, as APSG personnel thoroughly understood the business of APIE.

APIE did not consider any alternative transactions. The ability of APIE to be acquired by another party was limited because:

•	APIE only had two employees and was dependent on APSG to manage its operations.

•	APIE’s ability to terminate its management agreement with APSG was very limited and the management agreement with APSG would make APIE less attractive to other parties.

Further, APIE and APSG have been joint venture partners since their formation, approximately thirty years ago. Both companies and their respective boards of directors work well together and APIE’s board of directors had concluded that being acquired by APSG would increase the likelihood that the physician orientation of APIE would be maintained.

APIE Considerations Relating to the Merger and the Share Issuance

As a reciprocal insurance exchange, APIE cannot access capital or surplus through stock offerings. The APIE board believes that the conversion and merger will allow the company to continue to prosper through the ability to access capital through public markets and that the policyholders will benefit from outside capital in addition to what is being generated by its stand-alone financial performance.

The APIE board views access to capital as a component for the company to grow and to compete in a changing marketplace. Additional capital will only further strengthen the company and provide a platform for growth by increasing market capacity. Furthermore, the APIE board anticipates that the conversion and merger, if approved, will allow the company to pursue and eventually achieve meaningful ratings with A.M. Best and other rating agencies. The company’s ability to achieve a meaningful A.M. Best rating will further enhance the converted company’s ability to write insurance for more medical professionals that may be required to purchase insurance from a Best rated carrier.

Equally important in the APIE board’s evaluation of this transaction was the continued involvement of the physicians in the combined entity after the merger. Through the Advisory Services Agreement, physician insureds will continue to be very involved in an advisory capacity in all areas of the insurance business including claims, underwriting, and risk management. Insured physicians will continue to have the opportunity to meet with the board of directors through its physician liaison committee. Furthermore, two current APIE board members, Dr. Norris Knight and Dr. William Peche, will join the APSG board of directors after the merger.

The APIE board also evaluated a number of other factors in its determination to approve the plan of conversion and the merger:

•

The board believes that the plan of conversion and merger agreement significantly improves the repayment of refundable deposits to the current holders of these instruments. Pursuant to the plan of conversion, holders of outstanding refundable deposits will receive Series A mandatorily redeemable preferred stock of APSG, to be redeemed ratably at $1,000,000 per year. From the beginning of 2001 through September 30, 2006, APIE had only repaid an aggregate of $712,400 in refundable deposits.

•

Each APIE policyholder will receive publicly traded common stock as part of the merger, in contrast to the illiquid nature of subscriber interests in a reciprocal insurance exchange. In addition, APIE policyholders will collectively own approximately 43% of APSG’s common stock upon the consummation of the merger. The APIE board believes that having 43% ownership will be beneficial to the APIE policyholders in that collectively, the APIE policyholders will be able to exert significant influence over APSG policy and voting decisions.

•

The board of directors believes that other insurers that are organized as stock companies possess a competitive advantage over APIE because stock companies have access to capital markets and are more recognized and accepted in the business community than reciprocal exchanges.

•

The opinion of the financial advisor that the consideration to be received pursuant to the plan of conversion and merger agreement is fair, from a financial point of view, to the eligible policyholders.

•	The expected treatment of the conversion and merger as tax free reorganizations for APSG, APIC and APIE.

The board of directors of APIE also considered certain potential risks of the conversion and merger, including the following:

•	The effort, time and expense of the conversion and merger process could be potentially disruptive to the operations of the APIE.

•	APSG common stock is currently thinly traded and it may prove difficult for APIE subscribers to sell the APSG common stock received in the merger at the quoted market prices.

•	The regulatory approval required for the transactions to close may jeopardize or postpone the merger, result in additional expense or reduce the anticipated benefits from the transactions.

•

In addition to filing financial reports based on statutory accounting principles as required by the Texas Department of Insurance, APIC will also be required to incur the cost to prepare and file financial reports in accordance with GAAP.

•	The APIE board of directors would not have the same level of control over APIE decisions after the merger.

In conclusion, the APIE board believes that approval of the conversion and merger will enhance the ability of the company to continue as a reliable, stable insurance provider for physicians, offering the company high quality services and insurance products.

Recommendation of the APIE Board of Directors

At its meeting on June 1, 2006, after careful consideration, the APIE board of directors adopted and approved the plan of conversion and merger agreement with APSG and authorized the execution of these documents. The APIE board of directors determined that adoption of the plan of conversion and merger agreement with APSG is advisable and in the best interests of APIE and its policyholders. At its meeting on August 18, 2006, the APIE board of directors approved amending the merger agreement to (a) increase the purchase price for the acquisition of APIE pursuant to the merger from $33,000,000 to $39,000,000, such increase to consist of approximately 300,000 more APSG common shares and the addition of a 3% cumulative dividend to the shares of APSG Series A redeemable preferred stock and APIC Series A redeemable preferred stock; and (b) change the date after which, if the merger has not yet been consummated, either party may terminate the merger agreement from December 31, 2006 to March 31, 2007. The APIE board also authorized the execution of any amendments to the transaction documents to effect the approved changes. The APIE board of directors recommends that subscribers vote “FOR” the approval and adoption of the plan of conversion and merger.

APSG Considerations Relating to the Merger and the Share Issuance

After careful consideration, the APSG board of directors determined that the merger with APIE is in the best interests of APSG and its shareholders. Among other things, the following factors supported the decision to approve the merger:

•	The merger is consistent with plans to grow APSG within areas of existing expertise.

•

Growth opportunities would be enhanced for APIE. While it did not quantify the growth due to the uncertainty of future opportunities, the board believes that an improved capital structure will create opportunities to attract additional policyholders that currently might restrict their choice of a medical malpractice provider to larger, rated carriers and could allow APIE to expand outside of its current markets. The APSG board of directors also believes that to sustain this potential growth, additional capital will be needed and that having access to the public market will provide a venue for raising it in a cost effective manner.

•

With a thirty year history of managing the operations of APIE and with a close working relationship with its directors, a smooth transition, without corporate culture differences or financial unknowns, is likely.

•

The merger is expected to have a positive impact on certain key financial ratios. In reviewing pro forma financial information, the board noted a pro forma increase in book value per share at December 31, 2005 from $9.95 to $11.78. They also noted that diluted earnings per share for the year ended December 31, 2005 showed an increase from $1.86 to $2.83 per share on a pro forma basis.

APSG’s board of directors recognized that there are risks associated with the merger and considered, among other things, the following risks:

•	The effort, time and expense of the merger process could be potentially disruptive to the operations of the entities.

•

APSG’s earnings could be more volatile as a result of being impacted directly by insurance cycles. Presently APSG collects a base management fee from APIE which is not dependent on APIE’s profitability. This partly insulates APSG from the years in which APIE could have pretax losses. After the merger APSG will consolidate the net income or loss from APIE and thus its earnings will be exposed to swings in insurance industry cycles.

•	APSG would be subject to additional regulatory requirements.

•	There is no certainty that the conditions contained in the merger agreement will be satisfied and the merger consummated.

•

In addition to filing financial reports based on statutory accounting principles as required by the Texas Department of Insurance, APIC will also be required to incur the cost to prepare and file financial reports in accordance with GAAP.

Recommendation of the APSG Board of Directors

At its meeting on May 30, 2006, after careful consideration, the APSG board of directors determined that approval of the merger with APIE is advisable and in the best interests of APSG and its shareholders, approved the merger agreement and merger with APIE and authorized the execution of the merger agreement and related transaction documents. At its meeting on August 22, 2006, the APSG board of directors approved amending the merger agreement to (a) increase the purchase price for the acquisition of APIE pursuant to the merger from $33,000,000 to $39,000,000, such increase to consist of approximately 300,000 more APSG common shares and the addition of a 3% cumulative dividend to the shares of APSG Series A redeemable preferred stock and APIC Series A redeemable preferred stock; and (b) change the date after which, if the merger has not yet been consummated, either party may terminate the merger agreement from December 31, 2006 to March 31, 2007. The APSG board also authorized the execution of any amendments to the transaction documents to effect the approved changes. The APSG board of directors recommends that APSG stockholders vote “FOR” the approval of the issuance of shares of APSG common stock and Series A redeemable preferred stock in connection with the merger.

Opinion of APIE’s Financial Advisor

On February 15, 2006, APIE retained Raymond James to issue a fairness opinion in connection with a series of transactions whereby (i) APIE would convert from a reciprocal insurance exchange under Texas law to a stock insurance company, APIC, and (ii) a subsidiary of APSG would immediately thereafter be merged with and into APIC. In connection with such engagement, APIE requested Raymond James’ opinion as to the fairness, from a financial point of view, of the aggregate consideration to be received by APIE eligible policyholders as defined in the plan of conversion, pursuant to the plan of conversion and the merger agreement. APIE selected Raymond James based upon its qualifications, expertise and reputation as a nationally recognized investment banking firm.

In connection with Raymond James’ engagement, Raymond James has delivered to the APIE board of directors its opinion that, based upon and subject to the various considerations set forth in its written opinion dated August 22, 2006, the exchange of the aggregate consideration to be received by the APIE eligible policyholders, pursuant to the plan of conversion and the merger agreement, is fair, from a financial point of view, to the APIE eligible policyholders, as a group. The consideration was agreed upon through arms length negotiations between the parties and Raymond James did not recommend the amount of the consideration to be paid by APSG. In requesting Raymond James’ opinion, the APIE board of directors imposed no limitations upon Raymond James with respect to the investigations made or procedures followed by it in rendering its opinion. Raymond James’ opinion does not address the fairness of consideration to be received by holders of refundable deposit certificates.

The full text of Raymond James’ opinion, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limits on the review undertaken by Raymond James is attached as Annex D to this proxy statement. APIE subscribers are urged to read the opinion in its entirety. Any description of or reference to Raymond James’ opinion is subject to, and qualified in its entirety by reference to, full text of such opinion. Raymond James’ opinion is directed to the APIE Board of Directors and does not constitute a recommendation to any APIE subscriber or any other person as to whether such person should vote to approve the conversion and merger.

In connection with its review of the proposed conversion and merger and the preparation of its opinion, Raymond James, among other things: (i) reviewed the plan of conversion and draft amendment to the plan of conversion; (ii) reviewed the financial terms and conditions as stated in the merger agreement and draft amendment to the merger agreement; (iii) reviewed the Annual Statements of APIE filed with the Texas Department of Insurance for the years ended December 31, 2004 and 2005; (iv) reviewed the Quarterly Statements of APIE filed with the Texas Department of Insurance for the quarters ended March 31, 2006 and June 30, 2006; (v) reviewed the audited financial statements of APIE prepared in accordance with statutory accounting procedures as of, and for the years ended December 31, 2002, 2003, 2004, and 2005; (vi) reviewed the draft audited financial statements of APIE prepared in accordance with GAAP for the years ended December 31, 2003, 2004 and 2005; (vii) reviewed the unaudited financial statements of APIE prepared in accordance with GAAP for the six months ended June 30, 2006; (viii) reviewed the management agreement between APIE and its attorney-in-fact, which is a subsidiary of APSG; (ix) reviewed the reserve reports as of December 31, 2005 and June 30, 2006 of APIE’s independent actuarial firm, dated April 7, 2006 and August 7, 2006, respectively; (x) reviewed certain internal financial analyses and forecasts for APIE prepared by its attorney-in-fact; (xi) reviewed certain internal financial analyses and forecasts for APSG as prepared by the management of APSG; (xii) reviewed the business plan and prospects for APIE and APSG, as provided by the attorney-in-fact and APSG, respectively; (xiii) reviewed APSG’s Annual Reports filed on Form 10-K for the years ended 2003, 2004, and 2005; (xiv) reviewed APSG’s quarterly report filed on Form 10-Q for the six months ended June 30, 2006; (xv) reviewed other APIE and APSG financial and operating information requested from and/or provided by APIE, the attorney-in-fact, and APSG; (xvi) reviewed certain other publicly available information on APIE and APSG; and (xvii) discussed with members of the senior management of the attorney-in-fact and APSG, APIE’s independent actuarial firm, and the APIE board of directors certain information relating to the foregoing matters and any other matters which Raymond James deemed relevant to their inquiry. In addition, Raymond James reviewed the financial terms, to the extent publicly available, of certain recent business combinations in the medical malpractice insurance industry, certain demutualizations of insurance companies and the current market environment generally and the medical malpractice insurance industry environment in particular.

Raymond James’ opinion is necessarily based upon market, economic, financial and other circumstances and conditions existing and disclosed to them as of August 22, 2006 and any material change in such circumstances and conditions would require a reevaluation of its opinion, which Raymond James is under no obligation to undertake.

Raymond James expressed no opinion as to the underlying business decision to effect the conversion or merger, the structure or tax consequences of the conversion or merger or the availability or advisability of any alternatives to the conversion and merger. Raymond James did not structure the conversion or merger, nor did it negotiate the final terms of the plan of conversion or merger agreement. Raymond James did not express any opinion as to the likely trading range of APSG common stock following the merger as contemplated in the merger agreement, which may vary depending on numerous factors that generally impact the price of securities or on the financial condition of APSG at that time. Raymond James’ opinion is limited to the fairness, from a financial point of view, of the aggregate consideration to be received by the eligible policyholders in connection with the conversion and merger. Raymond James expressed no opinion with respect to any other reasons, legal, business, or otherwise, that may support the decision of the APIE board of directors to approve or consummate the conversion or merger.

Raymond James’ opinion expressly excludes any opinion as to: (i) the construction of the class of APIE’s subscribers and certain other policyholders and former subscribers that are to be included among the eligible policyholders or (ii) the fairness of the consideration to be paid to any individual or group of eligible policyholders in connection with the conversion or merger. Raymond James’ opinion does not constitute a recommendation to any person as to how such person should vote with respect to the proposals.

In preparing its opinion, Raymond James relied on and assumed the accuracy and completeness of the financial and other information that was provided by APIE, its attorney-in-fact or was publicly available and did not attempt to independently verify the same. Raymond James, with APIE’s consent, assumed that forecasts provided by APIE or its attorney-in-fact were reasonably prepared on a basis reflecting the best currently available estimates and judgments of APIE or the attorney-in-fact, and expressed no opinion with respect to such forecasts or the assumptions on which they are based. In addition, Raymond James did not make or obtain any evaluations or appraisals of the properties, assets, liabilities, reserves or surplus of APIE or APSG, nor was Raymond James furnished with any such appraisals. Raymond James was not furnished with any actuarial analysis or reports, except for certain analysis and reports prepared by APIE’s actuarial advisors. Raymond James is not an actuarial firm and its services did not include actuarial determinations or evaluations by it or an attempt to evaluate any actuarial assumptions. In that regard, Raymond James has made no analysis of, and expresses no opinion as to, the adequacy of APIE’s losses and loss adjustment expense reserves under any state or federal laws relating to bankruptcy, insolvency or similar matters.

In arriving at its opinion, Raymond James did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. Raymond James arrived at its opinion based on the results of all the analyses it undertook assessed as a whole, and did not draw conclusions from, or with regard to, any one method of analysis. Accordingly, Raymond James believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering all analyses, would create an incomplete view of the process underlying its opinion.

With respect to the comparison of selected comparable companies, merger and acquisition, and selected demutualization transactions analyses no company utilized as a comparison is identical to APIE and no transaction is identical to the conversion and merger. Such analyses necessarily involve complex considerations and judgments concerning the differences in financial and operating characteristics of the companies and other factors that could affect the acquisition or public trading values of the companies concerned. In conducting its analysis, Raymond James noted several significant factors that cause APIE operations to be meaningfully different than those of the comparable companies and the target companies of the selected merger and acquisition transactions including APIE’s dependence on a third party attorney-in-fact to manage its operations; the terms of the management agreement between APIE and the attorney-in-fact that restrict the ability of APIE to unilaterally terminate the management agreement and engage another attorney-in-fact; and APIE’s small size, geographic concentration, and leveraged structure. In conducting its analysis, Raymond James also took into consideration the view of APIE’s board of directors and the view of senior management of the attorney-in-fact that recent APIE financial results are not sustainable in the long term. They also noted that recent APIE financial results are not in line with present or long term financial performance of the medical malpractice insurance industry as a whole. The board and the senior management of the attorney-in-fact noted that recent APIE financial results were possibly driven by the effects of recent changes in local legislation, which may not yet be fully reflected in current policy pricing. In formulating its opinion, Raymond James placed less emphasis on valuation metrics driven by earnings based multiples.

Summary of Merger Consideration: The conversion and merger provide for APIE eligible policyholders to receive shares of APSG common stock as consideration upon the completion of the merger. The value used to calculate the number of shares to be distributed to eligible policyholders as defined by the plan of conversion and the merger agreement includes the Purchase Price of $39.0 million less the agreed upon value of the APIC Series A redeemable preferred stock issued pursuant to the conversion. The APIE board of directors and APSG negotiated a value of $9.2 million for the APIC Series A redeemable preferred stock, which yielded a value used to calculate the number of shares to be distributed to eligible policyholders of $29.8 million. Based on the announcement price per share of $14.28 defined in the merger agreement, approximately 2.1 million shares will be distributed to eligible policyholders, subject to adjustment as detailed in the merger agreement. For purposes of comparing the transaction value to valuation benchmarks, Raymond James estimated the value of the consideration to be received by eligible policyholders to equal $29.5 million, based on the estimated number of shares to be distributed to eligible policyholders and the 20 day average closing price of shares of APSG through August 21, 2006, the most recent day during which shares of APSG were traded, and included the value of $10.3 million of refundable deposit certificate liabilities to be assumed by APSG. The consideration value may fluctuate based on changes in APSG share price between announcement and closing. See “The Merger—Merger Consideration” on page 123.

Summary of Comparable Companies Analysis: Raymond James compared publicly available historical and projected revenues, operating earnings, net income and capitalization of four publicly held companies in businesses Raymond James believed to be comparable to APIE with certain financial data of APIE. Raymond James used APIE financial data prepared in accordance with statutorily prescribed accounting, or STAT, practices and GAAP as of and for the twelve month period ended June 30, 2006. For the selected companies, Raymond James used the latest available financial information prepared in accordance with GAAP, which was as of and for the twelve month period ended June 30, 2006. The group of selected publicly traded medical malpractice insurance companies consisted of American Physicians Capital, Inc.; FPIC Insurance Group, Inc.; ProAssurance Corporation; and SCPIE Holdings, Inc.

Raymond James reviewed the equity market capitalization of the comparable companies as of August 22, 2006 as a multiple of GAAP common equity as of June 30, 2006 for each of the comparable companies and the stock price of the comparable companies as of August 22, 2006 as a multiple of the following for each of the selected companies: (i) last twelve month net operating income per share as of June 30, 2006; and (ii) 2007 estimated earnings per share. Raymond James then calculated the multiples for the above selected comparable companies and applied the minimum and maximum multiples for those companies to APIE’s GAAP common equity as of June 30, 2006, GAAP net operating earnings for the twelve months ending June 30, 2006 and estimated earnings for 2007 to derive imputed ranges of values for APIE. Raymond James calculated an implied value range of $31.2 million to $235.8 million for the consideration.

($000s)	Selected Ranges
	Min	Max
GAAP Common Equity
6/30/2006 GAAP Common Equity	$26,591	$26,591
Selected multiple (1)	1.17x	1.75x

Implied consideration value	$31,241	$46,551

LTM Net Operating Income
LTM Earnings	$14,360	$14,360
Selected multiple (1)	11.5x	16.4x

Implied consideration value	$164,838	$235,779

2007 Projected Earnings
2007E Earnings (2)	$7,935	$7,935
Selected multiple (1)	10.3x	12.8x

Implied consideration value (3)	$71,391	$91,558

(1)	Based on GAAP trading multiples for selected publicly traded comparable companies.

(2)	APIE 2007 projected earnings are based on management’s statutory accounting projections.
(3)	Subtracts refundable deposit certificate liabilities of $10.3 million.

Although Raymond James included information on the comparable companies in its fairness opinion analysis, it noted that APIE is not comparable to these companies due to many factors including APIE’s dependence on a third party attorney-in-fact to manage its operations; the terms of the management agreement between APIE and the attorney-in-fact that restrict the ability of APIE to unilaterally terminate the management agreement and engage another attorney-in-fact; and APIE’s small size, geographic concentration, and leveraged structure.

Selected Merger and Acquisition Transactions Analysis: Raymond James reviewed seven merger and acquisition transactions announced since 1998 that involved insurance companies considered by Raymond James to be most comparable to APIE for which public information was available. The selected transactions included the sale of Physicians Insurance Company of Wisconsin, Medical Protective Corp., NCRIC Group, Lion Insurance Co., Professionals Group Inc., MMI Cos., and Tenere Group. The primary business, or a significant portion of these companies’ business, was in the medical malpractice business. Raymond James noted that the target companies in the selected merger and acquisition transactions were independently operated companies that were not dependent on unaffiliated third parties to manage their operations. In reviewing these transactions, Raymond James evaluated, among other things, the multiple of equity value relative to the acquired company’s GAAP common equity for the most recent fiscal period-end, enterprise value relative to the acquired company’s statutory net income for the latest twelve-months and the multiple of enterprise value to the acquired company’s statutory capital and surplus for the most recent fiscal period-end. Raymond James then applied the minimum and maximum multiples from the transactions to the financial information of APIE for the twelve months ending June 30, 2006 and calculated an implied range of values for the consideration of $19.8 million to $271.7 million.

($000s)	Selected Ranges
	Min	Max
GAAP Common Equity
6/30/2006 GAAP Common Equity	$26,591	$26,591
Selected multiple (1)	0.74x	0.99x

Implied consideration value	$19,784	$26,381

STAT Capital & Surplus Valuation
6/30/2006 STAT Capital & Surplus (2)	$28,785	$28,785
Selected multiple (1)	1.10x	1.89x

Implied consideration value	$31,729	$54,342

LTM STAT Net Income Valuation
LTM STAT Net Income	$13,977	$13,977
Selected multiple (1)	9.2x	20.2x

Implied consideration value (2)	$118,905	$271,682

(1)	Based on transaction multiples for public and private medical malpractice transactions.
(2)	Subtracts refundable deposit certificate liabilities of $10.3 million.

Selected Demutualization Analysis: Raymond James reviewed financial and operating information for selected companies where value was exchanged for membership interests in a demutualization for which public information was available. The transactions reviewed consisted of the demutualizations of American Physicians Capital, Inc., MIIX Group, NCRIC Group, MEEMIC Holdings, Millers American Group, Summit Holding Southeast, and SCPIE Holdings, Inc. In reviewing these transactions, Raymond James evaluated, among other things, the multiple of equity value relative to the company’s GAAP common equity for the most recent fiscal period-end, enterprise value relative to the company’s statutory net income for the latest twelve-months and the multiple of enterprise value to the company’s statutory capital and surplus for the most recent fiscal period-end.

Raymond James then applied the minimum and maximum multiples from the demutualizations to the financial information of APIE for the twelve months ending June 30, 2006 and calculated an implied range of values for the consideration of $11.3 million to $164.1 million.

($000s)	Selected Ranges
	Min	Max
GAAP Common Equity
6/30/2006 GAAP Common Equity	$26,591	$26,591
Selected multiple (1)	0.43x	1.00x

Implied consideration value	$11,331	$26,591

STAT Capital & Surplus Valuation
6/30/2006 STAT Capital & Surplus (2)	$28,785	$28,785
Selected multiple (1)	0.50x	1.42x

Implied consideration value	$14,286	$40,812

LTM STAT Net Income Valuation
LTM STAT Net Income	$13,977	$13,977
Selected multiple (1)	7.5x	12.5x

Implied consideration value (2)	$94,242	$164,092

(1)	Based on transaction multiples for selected property & casualty insurer demutualizations.
(2)	Subtracts refundable deposit certificate liabilities of $10.3 million.

Discounted Cash Flow Analysis: Raymond James performed an analysis that estimated the future stream of cash flows of APIE through December 31, 2010, assuming that APIE performed in accordance with the earnings projections for 2006 and the years thereafter, provided by senior management of the attorney-in-fact. To approximate the terminal value of APIE at December 31, 2010, Raymond James applied two methods. The first method approximated terminal value using a range of earnings multiples of 7.0x to 11.0x applied to APIE’s 2010 net income. The top end of this selected range reflects earnings multiples observed in the sale transactions of comparable companies. The lower half of this selected range includes a 10% to 20% discount to these observed multiples to reflect APIE’s dependence on a third party attorney-in-fact to manage its operations and the terms of the management agreement between APIE and the attorney-in-fact that restrict the ability of APIE to unilaterally terminate the management agreement and engage another attorney-in-fact. The second method approximated terminal value by applying a range of growth rates of 2.0% to 4.0% to the estimated potential 2010 cash distributions of APIE and dividing the result by a percentage equal to the difference between discount rates that ranged from 10.0% to 14.0% and the different growth rates utilized. The selected range of growth rates is based on the historical growth of the medical malpractice insurance industry as a whole. Net premium written in the medical malpractice sector grew by an annualized rate of approximately 2.3% during the ten year period ended 2004 according to industry-wide statistics published by A.M. Best & Company. Each method then subtracted the projected face value of the remaining subscriber surplus deposits. Raymond James then discounted the cash flow stream and terminal values to present values using different discount rates ranging from 10.0% to 14.0%. This analysis indicated an implied range of values for the consideration of $9.9 million to $32.8 million.

($000s)
Discount Rate	Multiple of 2010 NI
	7.0x	9.0x	11.0x
10.0%	$11,758	$15,828	$19,897
12.0%	$10,766	$14,460	$18,155
14.0%	$9,877	$13,236	$16,595

Discount Rate	Perpetual Growth Rate
	2.0%	3.0%	4.0%
10.0%	$23,342	$27,407	$32,828
12.0%	$16,736	$19,117	$22,093
14.0%	$12,519	$14,048	$15,884

The APIE board of directors retained Raymond James based upon the recognized experience and expertise of its investment banking personnel and its reputation as a nationally recognized investment banking firm. Raymond James, as a part of its investment banking and advisory business, is continually engaged in the valuation of investment securities in connection with mergers and acquisitions, public offerings, private placements, and valuations for estate, corporate and other purposes and provides research reports to its clients on many property and casualty insurance companies. The APIE board of directors selected Raymond James as its financial advisor because of its reputation and because of its experience in transactions similar to the conversion and merger.

In the ordinary course of business, Raymond James may trade in the equity securities of APSG for its own account or for the accounts of its customers and, accordingly, at any time may hold a long or short position in such securities.

APIE and Raymond James entered into a letter agreement, dated February 15, 2006, which was amended on August 21, 2006, relating to the services to be provided by Raymond James in connection with the conversion and merger. APIE will pay Raymond James an aggregate fee of $225,000 for services rendered in connection with delivery of the fairness opinion provided to APIE, $50,000 of which is payable at the earlier of the completion of the merger or December 31, 2006. APIE will also reimburse Raymond James for out-of-pocket expenses. The foregoing fees and expenses were payable regardless of whether Raymond James gave APIE a favorable fairness opinion. APIE has agreed to indemnify Raymond James and its affiliated entities, directors, officers, employees, legal counsel, agents and controlling persons against certain costs, expenses and liabilities to which they may become subject arising out of or in connection with their engagement.

Accounting Treatment of the Merger

APSG intends to account for the merger under the purchase method of business combinations with APSG having been deemed to have acquired APIC. This means that the assets and liabilities of APIC will be recorded, as of the completion of the merger, at their fair values and added to those of APSG.

Merger Consideration

The agreed upon aggregate purchase price for the purchase of APIE is $39,000,000. In the merger, APSG common stock will be exchanged for the 10,000,000 shares of APIC common stock issuable pursuant to the conversion. Each share of APIC common stock will be converted into the number of shares of APSG common stock pursuant to an exchange ratio equal to the aggregate purchase price minus an agreed upon current value of the payments that the Texas Department of Insurance determines that APIC must make with respect to the redemption features of the APIC Series A redeemable preferred stock issued pursuant to the conversion, divided by $14.28, divided by 10,000,000. The average closing market price of APSG common stock for the twenty consecutive trading days ending June 6, 2006 was $14.28. For instance, and purely by way of example, if the agreed upon current value of the payments relating to the Series A redeemable preferred stock redemption features equals $9,000,000, the exchange ratio would be 0.210 shares of APSG common stock for every share of APIC common stock, as follows:

(($39,000,000 – $9,000,000))	÷ 10,000,000 = 0.210
$14.28

APIC common shareholders will receive cash for any fractional shares which they would otherwise receive in the merger.

The merger agreement contains an adjustment provision whereby the exchange ratio will be adjusted, as of the effective time of the merger, in the event the market price of the APSG common stock for the twenty consecutive trading days ending on the business day immediately prior to the closing date of the merger, or the closing market price, is greater than $16.42 or less than $12.14. If the closing market price is greater than $16.42, then the exchange ratio will be equal to the aggregate purchase price minus the agreed upon current value of the payments that APIC must make with respect to the redemption features of the APIC Series A redeemable preferred stock issued pursuant to the conversion, multiplied by 115%, divided by the closing market price, divided by 10,000,000. For instance, and purely by way of example, if the agreed upon current value of the payments relating to the Series A redeemable preferred stock redemption features equals $9,000,000 and the closing market price equals $17.14, the exchange ratio would be 0.201 shares of APSG common stock for every share of APIC common stock, as follows:

(($39,000,000 – $9,000,000)×115%	)	÷ 10,000,000 = 0.201
$17.14

If the closing market price is less than $12.14, then the exchange ratio will be equal to the aggregate purchase price minus the agreed upon current value of the payments that APIC must make with respect to the redemption features of the APIC Series A redeemable preferred stock issued pursuant to the conversion, multiplied by 85%, divided by the closing market price, divided by 10,000,000. For instance, and purely by way of example, if the agreed upon current value of the payments relating to the Series A redeemable preferred stock redemption features equals $9,000,000 and the closing market price equals $11.42, the exchange ratio would be 0.223 shares of APSG common stock for every share of APIC common stock, as follows:

(($39,000,000 – $9,000,000)×85%	)	÷ 10,000,000 = 0.223
$11.42

If the closing market price of APSG common stock is more than 25% higher or lower than $14.28, either party has the unilateral right to terminate the merger agreement altogether. If neither party chooses to terminate, the merger consideration shall be calculated as set forth above.

The following table sets forth a possible range of total shares of APSG common stock that may be issued in the merger based on various closing market prices of APSG common stock. These ranges assume that the agreed upon current value of the payments relating to the Series A redeemable preferred stock redemption features equals $9,204,000. Changes to this amount will affect the number of shares of APSG common stock that will be issued in the merger. Also, even if the closing market price of APSG common stock is more than 25% higher or lower than $14.28, the average closing market price of APSG common stock for the twenty consecutive trading days ending June 6, 2006, the parties do not have to terminate the merger agreement, so the minimum and maximum potential shares of APSG common stock that may be issued in the merger cannot be calculated and are not reflected in the table.

Percentage of $14.28	Closing Market Price of APSG Common Shares	Exchange Ratio (# of APSG common shares per APIC common share)	Number of APSG Common Shares to be Issued	% Ownership of APSG Common Shares by APIC Common Shareholders
75%	$10.71	0.236	2,364,762	46.0%
80%	$11.42	0.222	2,217,740	44.4%
85%	$12.14	0.209	2,086,555	42.9%
100%	$14.28	0.209	2,086,555	42.9%
115%	$16.42	0.209	2,086,555	42.9%
120%	$17.14	0.200	1,999,148	41.9%
125%	$17.85	0.192	1,919,630	40.9%

Holders of APIC Series A redeemable preferred shares will become entitled to receive one share of APSG Series A redeemable preferred stock for each share of APIC Series A redeemable preferred stock they would be entitled to receive in the conversion. Fractional shares of APSG Series A redeemable preferred stock will be issued in the merger, as necessary.

Since holders of refundable deposit certificates will be entitled to receive one share of APIC Series A redeemable preferred stock for every $1,000 of unreturned surplus evidenced the outstanding balance on APIE’s books as of the closing date of the conversion, the number of shares of APSG Series A redeemable preferred stock that the holders of refundable deposit certificates will receive in the merger will depend on the outstanding balance on APIE’s books as of the closing date of the conversion. For example, and purely by way of illustration, as of September 30, 2006, it was determined that the outstanding balance of unreturned surplus on APIE’s books was $10,295,000, which would result in the holders of refundable deposit certificates receiving 10,295 shares of APSG Series A redeemable preferred stock in the conversion and the merger. Since payments on the refundable surplus are made only in limited circumstances, prior to the annual distribution proscribed by the Texas Department of Insurance, the amount of refundable surplus at closing is not expected to vary materially from the above example.

The shares of APSG common stock and Series A redeemable preferred stock issued in the merger will be subject to a 180-day lock-up period in which the holders of such shares are prohibited from transferring their shares. See “The Merger—Federal Securities Laws Consequences; Stock Transfer Restrictions” on page 125, below.

After the merger is completed, APIC policyholders will own approximately 43% of the outstanding common stock of APSG.

Dissenters’ Right of Appraisal

Holders of APSG common stock are not entitled to dissenters’ rights of appraisal in connection with the merger. APIE policyholders and holders of APIE refundable deposit certificates are not entitled to dissenters’ rights of appraisal under applicable Texas law in connection with the conversion or the merger.

Effective Time of the Merger

The merger will become effective upon the date on which the certificate of merger is filed with the Secretary of State of the State of Texas.

Federal Securities Laws Consequences; Stock Transfer Restrictions

Pursuant to the terms of the merger agreement, APSG common stock and Series A redeemable preferred stock issued in the merger will be subject to a 180-day lock-up period running from the date of the effectiveness of the merger, during which the shares of APSG common stock and Series A redeemable preferred stock issued in the merger will be held in escrow by the Transfer Agent, acting as an escrow agent, and will not be able to be traded.

Recipients of APSG common stock and Series A redeemable preferred stock in the merger will not be subject to any restrictions on transfer arising under the Securities Act of 1933, as amended, except for shares issued to any APIC shareholder who may be deemed to be an “affiliate” of APIC or APSG for purposes of Rule 145 under the Securities Act. In addition to the 180-day lock-up, it is expected that each such affiliate will agree not to transfer any APSG common stock or Series A redeemable preferred stock received in the merger except in compliance with the resale provisions of Rule 144 or 145 under the Securities Act or as otherwise permitted under the Securities Act. This joint proxy statement/prospectus does not cover resales of APSG common stock or Series A redeemable preferred stock received by any person upon completion of the merger, and no person is authorized to make any use of this proxy statement/prospectus in connection with any such resale.

Organizational Documents, Directors and Officers of APIC

The merger agreement states that the certificate of formation of APIC, as in effect immediately prior to the effective time of the merger, will be the certificate of formation of the entity surviving the merger, until thereafter amended. The amended and restated bylaws of APIC, as in effect immediately prior to the effective time of the merger, will be the operating agreement of the entity surviving the merger until thereafter amended. The form of APIC certificate of formation and bylaws are exhibits to the plan of conversion and the merger agreement and will be approved in connection with the approval of the merger. As specified in the merger agreement, the officers and directors of the surviving entity will be as follows:

Name	Position
Samuel Ray Granett	Director
Norris C. Knight, Jr., M.D.	Director
Maury Lenard Magids	Director, President and Chief Operating Officer
William J. Peche, M.D.	Director
Lawrence Scott Pierce, M.D.	Director
Kenneth S. Shifrin	Director
Richard Samuel Shoberg, Jr., M.D.	Director
Marc Jason Zimmermann	Director, Senior Vice President, Secretary and Chief Financial Officer
Vicky Lynn Gould	Vice President, Claims
Jay Robert Tidey	Treasurer

Directors of APSG

Upon the effectiveness of the merger agreement, Norris C. Knight, Jr., M.D. and William J. Peche, M.D. will be elected by the APSG board of directors to serve on APSG’s board of directors until the next annual meeting of shareholders of APSG.

THE MERGER AGREEMENT

The following description summarizes the material provisions of the merger agreement. APSG shareholders and APIE subscribers should read carefully the merger agreement, which is attached as Annex A to this joint proxy statement/prospectus and incorporated by reference into this joint proxy statement/prospectus.

Merger Consideration

In the merger, subscribers and others entitled to receive APIC common stock and Series A redeemable preferred stock in the conversion will receive shares of APSG common stock and Series A redeemable preferred stock, respectively, for each share of APIC common stock and Series A redeemable preferred stock that they become entitled to as a result of the conversion. APIC common stock will be exchanged for APSG common stock pursuant to an exchange ratio to be calculated prior to the effectiveness of the merger. Cash will be paid for any fractional shares of APSG common stock which would otherwise be issued in the merger. APIC Series A redeemable preferred stock will be exchanged for APSG Series A redeemable preferred stock on a one-for-one basis. See “The Merger—Merger Consideration” on page 123.

Consummation of the Merger

The merger will be consummated when we file the certificate of merger with the Secretary of State of the State of Texas. We will file the certificate of merger as soon as practicable after the satisfaction or, where permissible, waiver of the closing conditions in the merger agreement, which are described below. The shares of APSG common stock and Series A redeemable preferred stock will be subject to a 180-day “lock-up” period commencing on the closing of the merger during which time the common and preferred shares issued by APSG in the merger will be held in escrow or subject to similar arrangements such that the shares cannot be traded for 180 days.

Conditions to the Completion of the Merger

Each party’s obligation to effect the merger is subject to the satisfaction or waiver of various conditions which include, in addition to other customary closing conditions, the following:

•	the plan of conversion and merger agreement have been approved by the two-thirds vote of all APIE subscribers;

•	the issuance of the shares of APSG common stock in the merger has been approved by the affirmative vote of holders of a majority of all shares of APSG common stock outstanding as of the record date;

•	all necessary approvals of the Texas Department of Insurance for the conversion and merger have been obtained;

•

the registration statement on Form S-4 of which this joint proxy statement/prospectus is a part has been declared effective by the SEC and no stop orders suspending the effectiveness thereof have been issued by the SEC and no proceedings for that purpose have been initiated or threatened by the SEC;

•

no preliminary injunction or other order, decree or ruling issued by a court of competent jurisdiction or by a governmental regulatory or administrative agency or commission, nor any statute, rule, regulation or executive order promulgated or enacted by any governmental authority, will be in effect that would make the conversion or the merger illegal or otherwise prevent the consummation thereof;

•

the representations and warranties of APSG and APIC, respectively, set forth in the merger agreement are accurate and complete in all material respects (except with respect to provisions including the word

“material” or words of similar import, with respect to which such representations and warranties must have been accurate and complete) as of the date of the merger agreement and as of the closing date of the merger;

•

APSG and APIE, respectively, have performed and complied with, in all material respects, all covenants and obligations required to be performed by each of them, respectively, under the merger agreement at or prior to the closing date of the merger;

•	the Advisory Services Agreement has been entered into between APIC and API Advisor;

•	the board of directors of APSG has approved the election of Norris C. Knight, Jr., M.D. and William J. Peche, M.D. to serve on the APSG board of directors upon the effectiveness of the merger;

•

APSG and APIE have each received reasonable assurances from their tax advisors that the conversion and merger should qualify as tax free reorganizations under Section 368(a) of the Internal Revenue Code; and

•	immediately prior to the effectiveness of the merger, the conversion has been consummated.

Neither APSG nor APIE can provide assurance that all of the conditions precedent to the merger will be satisfied or, where permitted, waived by the party permitted to do so. Further, APSG and APIE cannot at this point determine whether either of them would resolicit proxies in the event that they decided and were permitted to waive any of the items listed above. This decision would depend upon the facts and circumstances leading to each of APSG’s and APIE’s decision to complete the merger. In making each of their determinations, APSG and APIE, respectively, would likely consider, among other factors, the reasons for the waiver, the effect of the waiver on the terms of the merger, whether the requirement being waived was necessary in order to make the deal fair to the APSG shareholders or the APIE subscribers from a financial point of view, the availability of alternative transactions and the prospects of APSG and APIE, as applicable, as an independent entity.

Fiduciary Duties

The merger agreement provides that, from the date of the merger agreement until the effective time of the merger or, if earlier, the termination of the merger agreement in accordance with its terms, APIE will not, directly or indirectly, enter into any agreements, understandings or negotiations with, or solicit, initiate or encourage any inquiries, proposals or offers from, any individual, partnership, limited liability company, corporation, association, joint stock company, trust, entity, joint ventre, labor organization, unincorporated organization or governmental body other than APSG, relating to (a) any acquisition or purchase of any assets of APIE (other than in the ordinary course) or (b) any merger, consolidation or business combination involving APIE. APIE has agreed to notify APSG immediately if any individual, partnership, limited liability company, corporation, association, joint stock company, trust, entity, joint ventre, labor organization, unincorporated organization or governmental body makes any written proposal, offer, inquiry, or contact with respect to any of the foregoing and the terms of any such proposal, offer, inquiry, or contact.

Subject to the restrictions in the above paragraph, if the board of directors of APIE or APSG approves a superior proposal, APIE or APSG, as applicable, must first provide notice to the other party of its intent to enter into the superior proposal. If, within three days of receipt of such notice of the superior proposal, the other party does not make an offer to enter into a transaction which the notifying party’s board of directors determines in good faith is at least as favorable to the such notifying party’s shareholders (or in the case of APIE, the subscribers) from a financial point of view as the superior proposal, then the party can terminate the merger agreement and enter into the superior proposal by paying the non-terminating party a termination fee of $1,500,000 and reimbursing all applicable transaction expenses.

The term “superior proposal” means any bona fide written proposal to effect a merger, consolidation, reorganization, share exchange, recapitalization, acquisition, liquidation, direct or indirect business combination, or other similar transaction as a result of which the shareholders of APSG (or in the case of APIE, the subscribers) cease to own at least 50% of the voting ownership interests of the ultimate parent entity resulting from such transaction or sale of all or substantially all of the assets of such party, which in any such case, is on terms that the board of directors of such party determines in its good faith judgment:

•

would, if consummated, result in a transaction that is more favorable to APSG’s shareholders (or in the case of APIE, the subscribers) from a financial point of view than the transactions contemplated by the merger agreement (including the terms of any proposal by the other party to modify the terms of the transactions contemplated by the agreement); and

•	is reasonably likely to be financed and otherwise completed without undue delay.

In making its determination in good faith, the board of directors of such party accepting the superior proposal, shall take into account all relevant factors, including any conditions to such proposal, the timing of the closing thereof, the risk of non-consummation, the ability of the person making the proposal to finance the transaction contemplated thereby, any required governmental or other consents, filings and approvals.

Termination

The merger agreement may be terminated and the merger may be abandoned at any time prior to the effective time of the merger, whether before or after the merger agreement has been adopted by the APIE subscribers:

(1) by mutual written consent of APSG and APIE;

(2) by either APIE or APSG if there has been a breach of any representation, warranty, or covenant contained in the merger agreement on the part of the other party in any material respect (except with respect to materiality for any provisions containing the word “material” or words of similar import and APIE’s representations regarding its financial statements, in which case such termination rights will arise upon any breach), which breach has not been cured by the breaching party within 10 days following written notice to the breaching party;

(3) by either APIE or APSG if the market of the APSG common stock for the twenty consecutive trading days ending on the business day immediately prior to the closing date of the merger is greater than $17.85 or less than $10.71;

(4) prior to the approval by the APSG shareholders of the issuance of the APSG common stock, by either APIE (if APIE has not breached its no solicitation obligations) or APSG if the board of directors of the terminating party authorizes a superior proposal and pays the other party the applicable termination fee and expenses;

(5) by either APIE or APSG if any judgment, order, decree, statute, law, ordinance, rule, regulation or other legal restraint or prohibition that would make the merger illegal or otherwise prevent the consummation thereof will be in effect and will have become final and nonappealable; and

(6) automatically without any action by APIE or APSG in the event the merger has not been consummated by March 31, 2007.

Expenses

In the merger agreement, the parties agreed that all costs and expenses incurred in connection with the merger agreement and the transactions contemplated thereby will be paid by the party incurring such expenses, whether or not the merger is consummated. If the merger agreement is terminated and the termination fee is payable as a result thereof, in addition to the payment of the termination fee, the terminating party will pay the non-terminating party, or reimburse such party for, all out-of-pocket fees and expenses incurred by the non-terminating party (including the fees and expenses of its counsel, financial advisor and financing sources) in connection with the merger agreement and the transactions contemplated thereby, without limitation.

Conduct of Business Pending the Merger

In the merger agreement, APIE agreed that, prior to the effective time of the merger, except as necessary to consummate the conversion and the merger, APIE will conduct its business in the ordinary course consistent with past custom and practice and will not do any of the following:

•	sell, lease, transfer or assign any assets exceeding $10,000 singularly or $25,000 in the aggregate (other than sales of assets for a fair consideration in the ordinary course of business);

•	enter into any agreement outside the ordinary course of business or involving more than $10,000 (other than contracts for the sale of insurance in the ordinary course of business);

•	permit the imposition of any restriction of any kind on any APIE assets;

•	make any capital expenditure outside the ordinary course of business or involving more that $10,000 individually or $25,000 in the aggregate;

•	make an capital investment in any loan or acquisition of securities outside the ordinary course of business or involving more that $10,000 individually or $25,000 in the aggregate;

•

issue any note, bond, or other debt security or create, incur, assume or guarantee any liability for borrowed money or capitalized leases either involving more that $10,000 individually or $25,000 in the aggregate;

•	delay or postpone the payment of accounts payable or other liabilities outside the ordinary course of business or involving more that $10,000 individually or $25,000 in the aggregate;

•	cancel, compromise, waive or release any action or proceeding outside the ordinary course of business or involving more that $100,000;

•	grant any contracts or any other rights with respect to its intellectual property;

•	make or authorize any change to APIE’s formation documents and bylaws, other than as contemplated by the conversion and the merger;

•	declare, set aside or pay any dividend or make any distribution with respect to its ownership, equity or participation interests in APIE;

•	experience any damage, destruction or loss (whether or not covered by insurance) to its tangible properties;

•	make any loan to or enter into any other transaction with, any of its directors, officers, or employees;

•	enter into any employment, collective bargaining or similar agreement or modify the terms of any existing such agreement;

•

commit to pay any bonus or grant any increase in the base compensation (i) of any director or officer, or an employee who is also a subscriber or an affiliate of a subscriber, or (ii) outside of the ordinary course of business, of any of its other employees;

•

adopt, amend, modify or terminate any bonus, profit-sharing, incentive, severance or similar arrangement for the benefit of any of its directors, officers, or employees (or take any such action with respect to any other employee benefit plan);

•

make any other change in employment terms for (i) any officer or employee that is a subscriber or an affiliate of a subscriber, or (ii) outside of the ordinary course of business, any of its other directors, officers or employees;

•	make or pledge to make any charitable or other capital contribution outside the ordinary course of business or involving more than $10,000 (individually or in the aggregate);

•

effect any other occurrence, event, incident, action, failure to act or transaction with respect to APIE outside the ordinary course of business or involving more than $10,000 (individually or in the aggregate); or

•	commit to any of the foregoing.

Amendment

The merger agreement may be amended by APSG and APIE at any time before or after approval of the merger agreement and the transactions contemplated thereby by the respective boards of directors of APSG and APIE or the APSG shareholders or APIE subscribers; provided that after any such approval by the APIE subscribers, no amendment will be made that in any way reduces the amount or changes the consideration to be received by APIE policyholders pursuant to the merger or that otherwise would require that subscribers’ approval under applicable corporate and insurance laws or the APIE organizational documents unless such subscriber approval is obtained. The merger agreement may not be amended except by an agreement in writing signed on behalf of each of the parties thereto.

Any failure of any of the parties to the merger agreement to comply with any obligation, covenant, agreement or condition in the merger agreement may be waived at any time prior to the effective time of the merger by any of the parties entitled to the benefit thereof only by a written instrument signed by each such party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, representation, warranty, covenant, agreement or condition will not operate as a waiver of or estoppel with respect to, any subsequent or other failure.

Extensions; Waiver

At any time prior to the effectiveness of the merger, either APSG or APIE, to the extent legally allowed, may extend the time for the performance of any of the obligations of the other party, waive any inaccuracies in the representations and warranties made to such party contained in the merger agreement or in any document delivered pursuant thereto, and waive compliance with any of the agreements or conditions for the benefit of such party contained in the merger agreement. Any agreement to an extension or waiver will be valid only if set forth in an instrument in writing signed on behalf of the waiving party.

No waiver by any party of any default, misrepresentation, or breach of warranty or covenant in the merger agreement, whether intentional or not, will be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant or affect in any way any rights arising because of any prior or subsequent such occurrence.

Representations and Warranties

The merger agreement contains customary representations and warranties of APSG, Merger Sub and APIE relating to various aspects of the respective businesses and financial statements of the parties and other matters. The representations and warranties will not survive the merger, but they will serve as the basis of conditions to each of APSG’s and APIE’s obligations to complete the merger.

Except for its status as a contractual document that establishes and governs the legal relations among the parties with respect to the merger, the merger agreement is not intended to be a source of factual, business or operational information about the parties. The representations and warranties contained in the merger agreement were made only for purposes of that agreement and as of specific dates, were solely for the benefit of the parties to that agreement, and may be subject to limitations agreed to between those parties, including being qualified by disclosures between those parties. Those representations and warranties may have been made to allocate risks among the parties to the merger agreement, including where the parties do not have complete knowledge of all facts, instead of establishing matters as facts. Furthermore, those representations and warranties may be subject to standards of materiality applicable to the parties that differ from those applicable to shareholders or APIE policyholders. The assertions embodied in such representations and warranties are qualified by information contained in disclosure letters that the parties exchanged and attached to the merger agreement. Accordingly, APSG shareholders and APIE subscribers should not rely on such representations and warranties as characterizations of the actual state of facts or circumstances, since they were only made as of the date of the merger agreement and are modified in important part by the underlying disclosure schedules. Moreover, information concerning the subject matter of such representations and warranties may change after the date of the merger agreement, which subsequent information may or may not be reflected in the parties’ public disclosures.

Conversion and Merger

Immediately prior to the merger, APIE will convert into a Texas stock insurance company (APIC) and the APIE policyholders and holders of APIE refundable deposit certificates will become entitled to receive shares of APIC common stock and Series A redeemable preferred stock, respectively, pursuant to the conversion as described in “The Conversion—Conversion Consideration” on page 105.

At the effective time of the merger and immediately after the conversion:

(1) Each share of APIC common stock that would be issued in the conversion will be converted into, and exchanged for, the right to receive the number of fully paid and nonassessable share of APSG common stock equal to the exchange ratio. The exchange ratio will be finally determined the day prior to the effective date of the merger based on the formula described in “The Merger—Merger Consideration” on page 123.

(2) APSG will pay cash for any fractional shares of common stock that would otherwise be issued in the merger.

(3) Each share of APIC Series A redeemable preferred stock that would be issued pursuant to the conversion will be converted into, and exchanged for, shares of APSG Series A redeemable preferred stock. Fractional shares of APIC Series A redeemable preferred stock will be issued as necessary.

After the merger is completed, APIE policyholders will own approximately 43% of the outstanding shares of APSG common stock.

Exchange of Shares; Fractional Shares

The shares of APIC common stock and Series A redeemable preferred stock that would be issued pursuant to the conversion will not be represented by stock certificates and, pursuant to the merger, the recipients of shares of APIC common stock and Series A redeemable preferred stock will be deemed to have surrendered such shares to the Transfer Agent in exchange for the applicable merger consideration.

Prior to the merger, APSG will appoint an exchange agent to effect the issuance of certificated APSG common stock and Series A redeemable preferred stock to be issued in the merger. Following the merger, APSG will deposit with the exchange agent certificates representing new APSG common stock, Series A redeemable preferred stock, and cash for fractional shares of APSG common stock. The shares of APSG common stock and Series A redeemable preferred stock will be subject to a 180-day lock-up period commencing on the closing of the merger, during which time the common and preferred shares issued by APSG in the merger will be held in escrow or subject to similar arrangements such that the shares cannot be traded for 180 days.

No fractional shares of APSG common stock will be issued in the merger and fractional share interests will not entitle the owner thereof to vote or to any rights of an APSG shareholder. In lieu of such fractional shares, each holder of fractional share interests will receive cash in an amount equal to the product of such fractional part of a share multiplied by $14.28 or the average of the closing market prices on the twenty trading days ending June 6, 2006, if such average closing market price is used in the calculation of the exchange ratio used to determine the merger consideration to APIC common shareholders. No interest will be paid in connection with the exchange of such fractional shares. Fractional shares of APSG Series A redeemable preferred stock will be issued in the merger, as necessary.

The Advisory Services Agreement

It is a condition to the merger that APIC enter into an Advisory Services Agreement with API Advisor, an entity to be formed by the current members of the APIE board of directors. Under the terms of the Advisory Services Agreement, attached as Annex E to this joint proxy statement/prospectus, API Advisor will provide APIC with advisory and consulting services. Its relationship with APIC will be that of an independent contractor, not an attorney-in-fact, employee, partner or any other type of relationship. API Advisor will provide up to nine persons to serve on an advisory board of directors of APIC, which will meet concurrently with the APIC board of directors. The advisory board will provide advice and counsel to the APIC board on matters coming before the APIC board or otherwise specifically requested by the APIC board, but advisory board members do not have any right to vote on matters brought before the APIC board. APSG may elect one or more directors of the advisory board to the APIC board of directors. API Advisor will assign directors on the advisory board to participate on one or more committees of APIC. APIC will compensate the members of the advisory board and the committees directly based on meeting attendance. API Advisor will retain, compensate and provide a medical director to APIC. The medical director will be subject to the operational authority of the chief operating officer and the board of APIC. APIC will pay the medical director and one administrative assistant directly. In addition to the fees and payments mentioned above, APIC will also reimburse API Advisor for reasonable out-of-pocket costs and expenses incurred by API Advisor in the performance of its obligations under the Advisory Services Agreement. API Advisor is subject to confidentiality under the Advisory Services Agreement. The Advisory Services Agreement has a five-year term with an automatic five-year renewal term. If terminated by APIC at the end of the first term or prior to the expiration of the second term, API Advisor and each member of the advisory board may execute a non-compete agreement in favor of APIC, in exchange for a payment of $200,000 each.

The Advisory Services Agreement will allow the parties to retain physician involvement in APIC, continue APIE’s philosophy of physicians working for physicians, and ensure the provision of consulting services to APIC by persons who already have a strong working knowledge of APIE.

API Advisor will be a Texas limited liability company established and owned by the current members of the APIE board of directors. It is anticipated that the initial advisory board members provided to APIC by API Advisor will be most or all of the current board members of APIE.

Also, APSG shall maintain customary officers and directors’ liability insurance with an endorsement naming the persons designated by API Advisor to provide advisory and consulting services to APIC as additional insureds thereunder, with respect to their services as advisory directors of APIC.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF

THE CONVERSION AND MERGER

The following discussion is the opinion of Deloitte Tax LLP, tax advisor to APIE, as to the material U.S. federal income tax consequences of the (i) conversion to APIE subscribers and other eligible insureds who were as of June 1, 2006 and are at the effective time of the conversion either premium paying policyholders or former subscribers who have earned or paid for an extended reporting endorsement (tail coverage) within the last three years, which we collectively refer to as the APIE policyholders, holders of APIE refundable deposit certificates, APIE and APIC; and (ii) merger to APIC, APSG and to APIC shareholders. This discussion is based on the Internal Revenue Code, the related Treasury regulations, administrative interpretations and court decisions, all of which are subject to change, possibly with retroactive effect. Any such change could affect the accuracy of the statements and the conclusions discussed below and the tax consequences of the conversion and the merger. This discussion applies only to APIE policyholders, holders of APIE refundable deposit certificates and APIC shareholders that hold their interests in APIE or APIC, and will hold any shares of APSG common or preferred stock received in exchange for their interests in APIE and APIC, as capital assets within the meaning of Section 1221 of the Internal Revenue Code. This discussion does not address all federal income tax consequences of the conversion and the merger that may be relevant to particular holders, including holders that are subject to special tax rules. Some examples that may apply to APIE policyholders, holders of APIE refundable deposit certificates or APIC shareholders that may make them subject to special tax rules are: dealers in securities; financial institutions; insurance companies; tax-exempt organizations; holders of shares of APIE interests or APIC stock as part of a position in a “straddle” or as part of a “hedging” or “conversion” transaction; holders who have a “functional currency” other than the U.S. dollar; holders who are foreign persons; holders who own their shares indirectly through partnerships, trusts or other entities that may be subject to special treatment; and holders who acquired their interests in APIE or APIC through stock option or stock purchase programs or otherwise as compensation. In addition, this discussion does not address any consequences arising under the laws of any state, local or foreign jurisdiction.

APIE POLICYHOLDERS, HOLDERS OF APIE REFUNDABLE DEPOSIT CERTIFICATES AND APIC SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO SPECIFIC TAX CONSEQUENCES TO THEM OF THE CONVERSION AND THE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS AND OF CHANGES IN APPLICABLE TAX LAWS.

Treatment of the Conversion and the Merger each as a Reorganization. In the opinion of Deloitte Tax LLP, the conversion and the merger should each be treated as a transaction that qualifies as a reorganization within the meaning of section 368(a) of the Internal Revenue Code. This tax opinion is given in reliance on customary representations and assumptions as to certain factual matters, including the following: (i) the conversion and the merger will take place in accordance with all of the terms and conditions of the conversion and the merger as described in this prospectus without the waiver or modification of any of those terms or conditions, (ii) none of APSG, APIE, APIC, or any related party acquires or redeems, in connection with the conversion or the merger, shares of APIC common or Series A redeemable preferred stock issued to APIE policyholders or holders of APIE refundable deposit certificates pursuant to the conversion or shares of APSG common or Series A redeemable preferred stock issued to APIC shareholders in the merger (other than pursuant to an open market stock repurchase program or in connection with the payment of cash in lieu of fractional shares of APSG common stock), (iii) after the conversion and the merger, APIC, a wholly owned subsidiary of APSG, will continue APIE’s historic business, or will use a significant portion of APIE’s historic business assets in a business, and (iv) the description of APSG’s business operations set forth in its SEC filings is accurate in all material respects and there will be no material changes in such operations prior to the closing of the merger.

The qualified nature of the opinion reflects that the tax consequences of the conversion and merger are not certain. In this case, Deloitte Tax LLP has issued a qualified opinion, rather than an unqualified opinion, because the conversion of a reciprocal insurance exchange into a stock company followed by a merger of the converted company with another corporation is an unusual transaction on which there is no direct authority as to the tax consequences. Nevertheless, since there is analogous authority that supports the conclusion that the conversion and the merger constitute tax-free reorganizations, Deloitte Tax LLP believes that it is unlikely the Internal Revenue Service would reach a different conclusion.

If the conversion fails to qualify as a tax free reorganization for federal income tax purposes, the exchange of APIE Policyholder Interests for APIC common stock in the conversion will be taxable to the APIE Policyholders, and the exchange of APIE Refundable Deposit Certificates for APIC preferred stock in the conversion will be taxable to holders of APIE Refundable Deposit Certificates. If the merger fails to qualify as a tax free reorganization for federal income tax purposes, the exchange of APIC common stock for APSG common stock in the merger will be taxable to holders of APIC common stock, and the exchange of APIC preferred stock for APSG preferred stock in the merger will be taxable to holders of APIC preferred stock.

APIE, APIC, and APSG do not intend to obtain a ruling from the Internal Revenue Service with respect to the federal income tax consequences of the conversion and the merger. The tax opinion will not bind the courts or the Internal Revenue Service, nor will it preclude the Internal Revenue Service from adopting a position contrary to those expressed in the opinion. No assurance can be given that contrary positions will not be successfully asserted by the Internal Revenue Service or adopted by a court if the issues are litigated. In addition, the tax opinion is being delivered prior to the consummation of the proposed transaction and therefore is prospective and dependent on future events. No assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, or future factual developments, would not adversely affect the accuracy of the conclusion stated herein. The following are the material federal income tax consequences to (i) APIE and APIC as a result of the conversion, (ii) APIC and APSG as a result of the merger; (iii) APIE policyholders and holders of APIE refundable deposit certificates who, consistent with the tax opinion referred to above, receive their shares of APIC common stock and/or Series A redeemable preferred stock pursuant to a transaction constituting a reorganization within the meaning of Section 368(a) of the Internal Revenue Code and (iv) APIC shareholders who, consistent with the tax opinion referred to above, receive their shares of APSG common stock and/or Series A redeemable preferred stock pursuant to a transaction constituting a reorganization within the meaning of Section 368(a) of the Internal Revenue Code .

Consequences to APIE Policyholders, Holders of APIE Refundable Deposit Certificates and APIC Shareholders. The U.S. federal income tax consequences of the conversion and the merger to each APIE policyholder and holders of APIE refundable deposit certificates will vary depending on whether they are a subscriber, an APIE holder of a refundable deposit certificate, or other eligible insured.

APIE Subscribers who Exchange APIE Subscriber Interests Solely for APIC Common Stock. APIE subscribers who exchange all their APIE subscriber interests solely for APIC common stock in the conversion should not recognize gain or loss for United States federal income tax purposes. Each subscriber’s aggregate tax basis in the APIC common stock received in the conversion should be the same as his or her aggregate tax basis in the APIE subscriber interest surrendered in the transaction. The holding period of the APIC common stock received in the conversion by an APIE subscriber should include the holding period of the subscriber interest that he or she surrendered. If an APIE subscriber has differing tax bases and/or holding periods in respect of his or her subscriber interest in APIE, the subscriber should consult with a tax advisor in order to identify the tax bases and/or holding periods of the particular shares of APIC common stock that the subscriber receives.

Other Eligible Insureds who Solely Receive APIC Common Stock. Eligible insureds of APIE who are not subscribers and who receive solely APIC common stock in exchange for their interests in the conversion should not recognize gain or loss for United States federal income tax purposes. Each eligible insured’s aggregate tax basis in the APIC common stock received in the conversion should be the same as his or her aggregate tax basis in the APIE interest surrendered in the transaction, decreased by the amount of any tax basis allocable to any fractional share interest for which cash is received. The holding period of the APIC common stock received in the conversion should include the holding period of the eligible insured’s interest that he or she surrendered. If an eligible insured has differing tax bases and/or holding periods in respect of his or her interest in APIE, the eligible insured should consult with a tax advisor in order to identify the tax bases and/or holding periods of the particular shares of APIC common stock that the eligible insured receives.

APIE Subscribers and Other Eligible Insureds who receive APIC Preferred Stock for their Deposit Certificates. APIE subscribers and other eligible insureds that receive both APIC common stock and APIC preferred stock in the Conversion as a result of holding both APIE subscriber interests and APIE Deposit Certificates generally should recognize gain, but not loss, equal to the lesser of: (i) the difference between the fair market value of the APIC Series A redeemable preferred stock received and the tax basis for the deposit certificates converted into and exchanged therefor, or (ii) the fair market value of the APIC Series A redeemable preferred stock received in the conversion. The amount and character of gain should be computed separately for each refundable deposit certificate held by an APIE holder. Any recognized gain should be capital gain and any such capital gain should be long term if, as of the effective date of the conversion, such holder held a refundable deposit certificate for more than one year or should be short term if, as of such date, such holder has held the refundable deposit certificate for one year or less. Each holder’s aggregate tax basis in the APIC Series A redeemable preferred stock received in the conversion should equal the fair market value of such preferred stock on the effective date of the conversion. The holding period of the APIC Series A redeemable preferred stock received in the conversion by a holder of an APIE refundable deposit certificate should not include the holding period of the refundable deposit certificate converted into, and exchanged for, the APIC Series A redeemable preferred stock received.

APIE Holders of Refundable Deposit Certificates who Solely receive APIC Preferred Stock in Exchange for their Deposit Certificates. APIE holders of refundable deposit certificates who receive solely APIC Series A redeemable preferred stock in the conversion should generally recognize gain or loss equal to the difference between the fair market value of the APIC Series A redeemable preferred stock received and the tax basis for the deposit certificates converted into and exchanged therefor. The amount and character of gain or loss should be computed separately for each refundable deposit certificate held by an APIE holder. Any recognized gain or loss should be capital gain or loss and any such capital gain or loss should be long term if, as of the effective date of the conversion, such holder held a refundable deposit certificate for more than one year or should be short term if, as of such date, such holder has held the refundable deposit certificate for one year or less. Each holder’s aggregate tax basis in the APIC Series A redeemable preferred stock received in the conversion should equal the fair market value of such preferred stock on the effective date of the conversion. The holding period of the APIC Series A redeemable preferred stock received in the conversion by a holder of an APIE refundable deposit certificate should not include the holding period of the refundable deposit certificate converted into, and exchanged for, the APIC Series A redeemable preferred stock received.

APIC shareholders who Exchange APIC Common or APIC Series A Redeemable Preferred Stock Solely for APSG Common or APSG Series A Redeemable Preferred Stock. APIC shareholders who exchange all their APIC common stock or APIC Series A redeemable preferred stock solely for APSG common stock or APSG Series A redeemable preferred stock, respectively, in the merger should not recognize gain or loss for United States federal income tax purposes on such exchange, except with respect to cash, if any, they receive in lieu of a fractional share of APSG common stock. Each APIC shareholder’s aggregate tax basis in the APSG common stock or APSG Series A preferred stock received in the merger should be the same as his or her aggregate tax basis in the respective APIC common stock or APIC Series A redeemable preferred stock surrendered in the merger, decreased by the amount of any tax basis allocable to any fractional common share interest for which cash is received. The holding period of the APSG common stock or APSG Series A redeemable preferred stock received in the merger by an APIC shareholder should include the holding period of the APIC common stock or APIC Series A redeemable preferred stock that he or she surrendered. If an APIC shareholder has differing tax bases and/or holding periods in respect of his or her APIC common stock or APIC Series A redeemable preferred stock, the APIC shareholder should consult with a tax advisor in order to identify the tax bases and/or holding periods of the particular shares of APSG common stock or APSG Series A redeemable preferred stock that such shareholder receives in the merger.

The Receipt of Cash in Lieu of a Fractional Share. An APIC shareholder who receives cash in lieu of a fractional share of APSG common stock should generally recognize gain or loss equal to the difference between the amount of cash received and his or her tax basis in their interest in APIC common stock that is allocable to the respective fractional share of APSG common stock that they otherwise would have received. That gain or loss generally should constitute capital gain or loss.

Consequences to APIE, APIC, and APSG. None of APIE, APIC or APSG should recognize gain or loss as a result of the conversion and the merger.

Information Reporting and Backup Withholding. Certain U.S. holders may be subject to information reporting with respect to any cash received in exchange for an interest in APIE or APIC, including cash received instead of a fractional share interest in shares of APSG common stock. U.S. holders who are subject to information reporting and who do not provide appropriate information when requested may also be subject to backup withholding. Any amount withheld under such rules is not an additional tax and may be refunded or credited against such U.S. holders’ federal income tax liability, provided that the required information is properly furnished in a timely manner to the Internal Revenue Service.

REGULATORY FILINGS AND APPROVALS REQUIRED TO COMPLETE

THE CONVERSION AND MERGER

As a Texas reciprocal insurance exchange, the conversion and merger must be approved by the Commissioner of the Texas Department of Insurance. APIE has filed a plan of conversion with the Commissioner and APIE policyholders, holders of refundable deposit certificates and other interested persons have the right to provide the Commissioner with comments on the plan of conversion and the merger. On September 13, 2006, the Commissioner held a hearing to consider the fairness of the exchange of the APIE policyholders’ interests for shares of APSG common stock and the rights to repayment from APIE’s refundable surplus for shares of APSG Series A redeemable preferred stock, and to consider the testimony presented and information filed by interested parties, APSG and APIE. APIE provided advance written notice of the September 13, 2006 hearing to each APIE policyholder and each holder of a refundable deposit certificate. In addition, public notice of the hearing was made through publication by the Commissioner in the Texas Register. The hearing was held on September 13, 2006 in the public hearings room of the Texas Department of Insurance in Austin, Texas. In his opening remarks, the Commissioner indicated for the record that the Texas Department of Insurance would not make a decision on fairness at the conclusion of the hearing, but would solicit input on fairness and allow Texas Department of Insurance staff to ask questions of the representatives of the parties and any other persons who chose to speak. The Commissioner accepted testimony from representatives of the APIE board of directors and their legal counsel. The Commissioner questioned these representatives at some length concerning the rationale for the conversion and the merger and the determination and allocation of the purchase price. The Commissioner also questioned representatives of APIE’s investment advisor, Raymond James & Associates, Inc., concerning the process utilized in analyzing the terms of the conversion and the merger for purposes of rendering their opinion thereon dated August 22, 2006 to the board of directors of APIE. The Commissioner also questioned representatives of APSG and its legal counsel. No one made an appearance to speak in opposition to the conversion and the merger, although Texas Department of Insurance staff indicated for the record that they had received some written comments in that regard. No rulings or indications of a decision were made by the Commissioner during or at the conclusion of the hearing. The approval of the plan of conversion by the Texas Department of Insurance and is a condition of the conversion.

APIE has been advised by legal counsel in Arkansas, Dover Dixon Horne PLLC, that approval by the Arkansas Insurance Department is not required for the conversion or merger.

We are not aware of any other material governmental or regulatory approval required for completion of the merger, other than compliance with the applicable corporate law of the State of Texas.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

APSG and APIE are providing the following unaudited pro forma condensed consolidated financial statements to present a picture of the results of operations and financial position of the combined company after giving effect to the merger, absent any operational or other changes, had APSG’s and APIE’s businesses been combined for the periods and at the dates indicated. The pro forma condensed consolidated balance sheet as of the period ended September 30, 2006 is presented as if the merger occurred on September 30, 2006. The pro forma condensed consolidated statements of operations for the year ended December 31, 2005 and the nine months ended September 30, 2006 are presented as if the merger occurred on January 1, 2005. The unaudited pro forma condensed consolidated financial statements were prepared using the purchase method of accounting with APSG treated as the acquiring entity.

The pro forma adjustments are based upon available information and assumptions that each company’s management believes are reasonable, and a complete purchase accounting valuation will be finalized after closing. There are no contingent conditions relating to the purchase price of $39,000,000. The unaudited pro forma condensed consolidated financial statements are presented for illustrative purposes only and are based on the estimates and assumptions set forth in the notes accompanying those statements, which should be read in conjunction with these unaudited pro forma condensed consolidated financial statements. The companies may have performed differently had they always been combined. You should not rely on this information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that the combined company will experience after the merger. The unaudited pro forma condensed consolidated financial statements and the related notes thereto should be read in conjunction with the consolidated financial statements of APSG and the financial statements of APIE for the years ended December 31, 2005, 2004 and 2003, and condensed financial statements as of September 30, 2006 and 2005, and for the nine months then ended, and the related notes thereto and other information in “Selected Historical Consolidated Financial Data,” “APSG Management’s Discussion and Analysis of Financial Condition and Results of Operations of APSG” and “APIE Management’s Discussion and Analysis of Financial Condition and Results of Operations of APIE.”

Unaudited Pro Forma Condensed Consolidated Balance Sheet

as of September 30, 2006

(In thousands, except per share data)

	APIE Historical Sept. 30, 2006	Pro Forma Adjustments Conversion	APIC After Conversion	APSG Historical Sept. 30, 2006	Pro Forma Adjustments Merger		Consolidated Pro Forma Sept. 30, 2006
		(Note 4)			(Note 5)
ASSETS
Investments
Fixed maturities available for sale, at fair value	$128,221	$—	$128,221	$15,318	$(2,500	)(n)	$141,039
Fixed maturities—restricted, at fair value	—	—	—	—	2,500	(n)	2,500
Equities securities, at fair value	5,879	—	5,879	4,663	—		10,542
Other invested assets	1,119	—	1,119	—	417	(l)	1,536

Total investments	135,219	—	135,219	19,981	417		155,617
Cash and cash equivalents	3,926	—	3,926	7,113	—		11,039
Accrued investment income	560	—	560	—	—		560
Management fees and other receivables	—	—	—	1,964	(752	)(c)	1,212
Premium, maintenance fees and receivables	20,833	—	20,833	—	—		20,833
Other amounts receivable under reinsurance contracts	5,014	—	5,014	—	—		5,014
Reinsurance recoverables on paid & unpaid loss and loss adjustment expenses	29,674	—	29,674	—	(935	)(l)	28,739
Prepaid reinsurance premiums	364	—	364	—	—		364
Deferred policy acquisition costs	2,862	—	2,862	—	—		2,862
Notes receivable	—	—	—	893	—		893
Federal income taxes receivable	—	—		483	—		483
Deferred tax asset	4,205	—	4,205	900	—		5,105
Subrogation recoverables	761	—	761	—	(50	)(l)	711
Goodwill	—	—	—	1,247			1,247
Property and equipment	—	—	—	588	—		588
Other assets	818	—	818	1,387	(532	)(l)	1,653
					(20	)(l)

Total	$204,236	$—	$204,236	$34,556	$(1,872)		$236,920

Unaudited Pro Forma Condensed Consolidated Balance Sheet

as of September 30, 2006

(In thousands, except per share data)

	APIE Historical Sept. 30, 2006	Pro Forma Adjustments Conversion		APIC After Conversion	APSG Historical Sept. 30, 2006	Pro Forma Adjustments Merger		Consolidated Pro Forma Sept. 30, 2006
		(Note 4)				(Note 5)
LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities
Reserve for losses and loss adjustment expenses	$109,414	$—		$109,414	—	—		$109,414
Unearned premiums and maintenance fees	44,083	—		44,083	—	—		44,083
Reinsurance premiums payable	838	—		838	—	—		838
Funds held under reinsurance treaties	3,033	—		3,033	—	—		3,033
Amounts withheld or retained by APIE	1,566	—		1,566	—	—		1,566
Refundable subscriber deposits	10,295	(10,295	)(b)	—	—	—		—
Mandatorily redeemable preferred stock—APIC	—	10,295	(b)	10,295	—	(10,295	)(k)	—
Mandatorily redeemable preferred stock—APSG	—	—		—	—	9,204	(i)	9,204
Accounts payable	—	—		—	3,879	—		3,879
Accrued incentive compensation	—	—		—	1,360	—		1,360
Accrued expenses and other liabilities	—	—		—	1,343	—		1,343
Federal income taxes payable	2,074	—		2,074	—	515	(d)	2,285
						(197	)(m)
						(107	)(j)
Other liabilities	2,790	—		2,790	244	(752	)(c)	1,400
						(1,514	)(d)
						318	(l)
						314	(j)

Total Liabilities	174,093	—		174,093	6,826	(2,491)		178,405

Minority interests	—	—		—	20	—		20

Shareholders’ Equity
Retained Earnings—APIE	31,995	(31,995	)(a)	—	—	—		—
Accumulated other comprehensive income, net of taxes—APIE	(1,852)	—		(1,852)	443	1,852	(k)	443
Common Stock—APIC	—	10,000	(a)	10,000	—	(10,000	)(k)	—
Additional paid-in capital—APIC	—	21,995	(a)	21,995	—	(21,995	)(k)	—
Common Stock—APSG	—	—		—	279	209	(i)	488
Additional paid-in capital—APSG	—	—		—	7,502	29,587	(i)	37,669
						580	(m)
Retained earnings—APSG	—	—		—	19,486	999	(d)	19,895
						(207	)(j)
						(383	)(m)

Total Shareholders’ Equity	30,143	—		30,143	27,710	642		58,495

Total	$204,236	$—		$204,236	$34,556	$(1,849)		$236,920

Unaudited Pro Forma Condensed Consolidated Statement of Operations

for the Nine Months Ended September 30, 2006

(In thousands, except per share data)

	APIE Historical September 30, 2006	Pro Forma Adjustments Conversion	APIC After Conversion	APSG Historical September 30, 2006	Pro Forma Adjustments Merger		Consolidated Pro Forma September 30, 2006
		(Note 4)			(Note 5)
REVENUES
Premiums and maintenance fees written	$61,560	$—	$61,560	$—	$—		$61,560
Premiums ceded	(5,627)	—	(5,627)	—	—		(5,627)
Change in unearned premiums & maintenance fees	(3,528)	—	(3,528)	—	—		(3,528)

Net Premiums and maintenance fees earned	52,405	—	52,405	—	—		52,405
Investment income, net of investment expense of $136 in September 2006	4,625	—	4,625	793	—		5,418
Realized capital gains, net	265	—	265	15	—		280
Financial services	—	—	—	11,421	—		11,421
Other revenue	—	—	—	10,556	(10,583	)(e)	254
					281	(g)

Total revenues	57,295	—	57,295	22,785	(10,302)		69,778

EXPENSES
Losses and loss adjustment expenses	29,880	—	29,880	—	—		29,880
Other underwriting expenses	10,536	—	10,536	—	(1,514	)(d)	7,848
					(6,815	)(e)
					281	(g)
					4,780	(h)
					580	(m)
Amortization of deferred policy acquisition costs	(356)	—	(356)	—	—		(356)
General and administrative	—	—	—	9,984	(3,768	)(e)	1,750
					(4,780	)(h)
					314	(j)
Financial services expenses	—	—	—	10,348	—		10,348

Total expenses	40,060	—	40,060	20,332	(10,922)		49,470

Income from operations	17,235	—	17,235	2,453	620		20,308
Federal income tax expense	5,832	—	5,832	882	515	(d)	6,925
					(197	)(m)
					(107	)(j)
Minority interests	—	—	—	2	—		2

Net income	$11,403	$—	$11,403	$1,569	$409		$13,381

Net Income per Share (Note 6)
Basic	$—	$—	$—	$0.57	$—		$2.75
Diluted	$—	$—	$—	$0.53	$—		$2.66

Basic weighted average shares outstanding	—	—	—	2,773	2,087		4,860
Diluted weighted average shares outstanding	—	—	—	2,942	2,087		5,029

Unaudited Pro Forma Condensed Consolidated Statement of Operations

For the Year Ended December 31, 2005

(In thousands, except per share data)

	APIE Historical 2005	Pro Forma Adjustments Conversion	APIC After Conversion	APSG Historical 2005	Pro Forma Adjustments Merger		Consolidated Pro Forma 2005
		(Note 4)			(Note 5)
REVENUES
Premiums and maintenance fees written	$79,301	$—	$79,301	$—	$—		$79,301
Premiums ceded	(12,885)	—	(12,885)	—	—		(12,885)
Change in unearned premiums & maintenance fees	(2,233)	—	(2,233)	—	—		(2,233)

Net Premiums and maintenance fees earned	64,183	—	64,183	—	—		64,183
Investment income, net of investment expense of $520 in 2005	5,131	—	5,131	701	—		5,832
Realized capital gains, net	552	—	552	3,101	—		3,653
Financial services	—	—	—	18,459	—		18,459
Other revenue	—	—	—	15,514	(15,421	)(f)	468
					375	(g)

Total revenues	69,866	—	69,866	37,775	(15,046)		92,595

EXPENSES
Losses and loss adjustment expenses	43,976	—	43,976	—	—		43,976
Other underwriting expenses	12,767	—	12,767	—	—		7,963
					(11,045	)(f)
					375	(g)
					5,866	(h)
Amortization of deferred policy acquisition costs	(96)	—	(96)	—	—		(96)
General and administrative	—	—	—	12,999	(4,376	)(f)	3,179
					(5,866	)(h)
					422	(j)
Financial services expenses	—	—	—	16,263	—		16,263

Total expenses	56,647	—	56,647	29,262	(14,624)		71,285

Income from operations	13,219	—	13,219	8,513	(422)		21,310
Federal income tax expense	4,188	—	4,188	3,039	(143	)(j)	7,084
Minority interests	—	—	—	14	—		14

Net income	$9,031	$—	$9,031	$5,460	$(279)		$14,212

Net Income per Share (Note 6)
Basic	$—	$—	$—	$2.03	$—		$2.98
Diluted	$—	$—	$—	$1.86	$—		$2.83

Basic weighted average shares outstanding	—	—	—	2,688	2,087		4,775
Diluted weighted average shares outstanding	—	—	—	2,931	2,087		5,018

Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements

1. Basis of Presentation

The accompanying unaudited pro forma balance sheet and statements of operations present the pro forma effects of the merger of APSG and APIE through the exchange of common and preferred shares of stock. The balance sheet is presented as though the merger occurred on September 30, 2006. The statements of operations for the nine months ended September 30, 2006 and the year ended December 31, 2005 are presented as though the merger occurred on January 1, 2005.

2. Method of Accounting for the Merger

APSG will account for the merger using the purchase method of accounting for business combinations. APSG is deemed to be the acquirer for accounting purposes based on a number of factors determined in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The purchase method of accounting requires that APIE’s assets acquired and liabilities assumed by APSG be recorded at their estimated fair values.

3. Adjustments to Historical Financial Statements for Comparability

APIE’s balance sheet, in conformity with GAAP as applied to insurance companies, prepares its balance sheet without classification as to the short and long term nature of its assets and liabilities. Following the merger we will primarily be an insurance company and, accordingly, we have reclassified APSG’s balance sheet and statements of operations in the unaudited pro forma financial information to conform to GAAP as applied to insurance companies.

4. Pro Forma Adjustments related to the Conversion

Pursuant to the plan of conversion, APIE will convert from a Texas reciprocal insurance exchange into a Texas stock insurance company called American Physicians Insurance Company, or APIC.

APIE eligible policyholders will receive their portion of the 10,000,000 shares of $1 par value APIC common stock as part of the conversion. Also, pursuant to the conversion, each holder of refundable deposit certificates representing unpaid surplus contributions which have not been fully refunded will receive one share of Series A redeemable preferred stock of APIC ($1 par value) for every $1,000 of unreturned surplus evidenced by the outstanding balance on the APIE’s books as of the date of closing.

The pro forma adjustments related to the unaudited pro forma balance sheet and statements of operations as a result of the conversion are described below:

(a)	Records the issuance of APIC common stock to eligible policyholders as a result of conversion

(b)	Records the exchange of refundable subscriber deposits for APIC mandatory redeemable preferred stock as a result of the conversion

5. Pro Forma Adjustments Related to the Merger

Pursuant to the merger agreement, immediately following the conversion of APIE to APIC, APSG ACQCO, Inc., a newly formed, wholly owned subsidiary of APSG, will merge into APIC with APIC becoming a wholly owned subsidiary of APSG.

At the effective time of the merger, each share of common stock of APIC issued in the conversion will be converted into, and exchanged for, the right to receive the number of shares of APSG common stock based upon an exchange ratio to be calculated after the occurrence of certain events. The exchange ratio will be equal to a purchase price of $39,000,000 minus the agreed upon current value of the payments authorized by the Texas

Department of Insurance that must be made by APSG to comply with the mandatory redemption features of the APIC Series A redeemable preferred stock issued pursuant to the conversion in exchange for the APIE refundable deposit certificates, divided by $14.28 (see Note 5(i)), divided by the 10,000,000 shares of APIC common stock being issued in the conversion. The exchange ratio may be adjusted, as of the effective time of the merger, in the event the market price for APSG’s common stock fluctuates over or under a certain range. See “The Merger—Merger Consideration” on page 123 for examples of the impact of such fluctuation on the market price of APSG’s common stock.

Each share of Series A redeemable preferred stock of APIC that would be issued in the conversion will be converted into the right to receive one share of APSG Series A redeemable preferred stock. The shares of APSG common stock and Series A redeemable preferred stock issued in the merger will be subject to a 180-day lock-up period in which the holders of such shares are prohibited from transferring their shares. See “The Merger—Merger Consideration” on page 123 and “The Merger—Federal Securities Laws; Stock Transfer Restrictions” on page 125.

The pro forma calculations regarding the number of APSG common and Series A redeemable preferred shares to be issued in the merger are based on the following assumptions: (i) the discounted present value of the payments to the holders of shares of APIC Series A redeemable preferred stock, based on the outstanding balance of unreturned surplus on APIE’s books as of the closing date of the conversion, is $9,204,000, (ii) the closing market price of APSG stock as of the effective time of the merger will not be more than 15% higher or lower than $14.28, resulting in an assumed exchange ratio, for the purposes of these pro forma calculations, of 0.210 shares of APSG common stock for every share of APIC common stock, and an issuance of approximately 2,087,000 shares of APSG common stock in the merger.

The purchase accounting and pro forma adjustments related to unaudited pro forma balance sheet and statements of operations as a result of the merger are described below:

(c)	Eliminates inter-company receivables between APSG and APIE as of September 30, 2006.

(d)	As of and for the nine months ended September 30, 2006, APIE had recorded the pro-rata portion of the annual profit sharing component of the management fee expense to APSG. APSG has not historically recognized any of the profit sharing component of the management fee revenue until December of each year. Consequently, to make the historical statements consistent and comparable to each other, $1,514,000 of other underwriting expense related to the profit sharing component of management fees has been eliminated and federal income tax expense has been adjusted accordingly ($515,000) for the nine months ended September 30, 2006. The balance sheet has been adjusted to reflect the reduced payable of $1,514,000, additional income taxes payable of $515,000 and the net effect to retained earnings of $999,000.

(e)	Records the elimination of the revenue component of management fee and sub-producer commissions by APSG, the management fee expense by APIE and the sub-producer expenses by APSG for the period ending September 30, 2006.

(f)	Records the elimination of both the revenue component and the profit sharing component of management fee by APSG and the management fee expense by APIE for the year ending December 31, 2005.

(g)	Records commissions expense incurred by APIE that is currently reimbursed by APSG. There will be no reimbursement following the merger. The reimbursement was eliminated in the APSG financial statements.

(h)	Reclassifies the remaining expenses of the attorney-in-fact that would remain as part of the combined entity such as salaries, marketing, professional fees, etc.

(i)	Records the APSG common stock and APSG preferred stock to be issued for APIC common stock and APIC preferred stock as part of the merger. Described below is the calculation of common stock as defined in “The Merger—Merger Consideration” on page 123 and the basis of recording the APSG mandatorily redeemable preferred stock issued in the merger.

The APSG common stock component of the merger consideration, as follows:

Agreed price for APSG common and preferred stock:	$39,000,000
Less, value of the Series A preferred shares:	(9,204,000)

Value of the APSG common stock:	$29,796,000

The agreement specifies that the price per share of APSG common stock will be the average of the closing price of the stock over the twenty days including and preceding June 6, 2006, which was $14.28.

$29,796,000 $14.28
	=	2,087,000 shares

Capital stock at $0.10 par value:	$209,000
Additional paid in capital:
Value of the APSG common stock	$29,796,000
Less the par value	(209,000)

$29,587,000

The value of the APSG Series A redeemable preferred stock is defined in the agreement as the value of the APIC Series A redeemable preferred stock, whose value in turn is based on the balance of APIE’s refundable surplus at the closing date. Since payments on the refundable surplus are made only in limited circumstances, prior to the annual distribution proscribed by the Texas Department of Insurance, the amount of refundable surplus at closing is not expected to vary materially from the above example. More likely to vary over the period from the announcement of the merger until closing is the market value of the APSG common shares. The following table assumes the value of the APSG Series A convertible preferred to be $9,204,000 and shows a range of average market prices for the APSG common stock within the specified range of 25% above and below the $14.28 price defined in the Merger Agreement. For each value in the share price range the table discloses the impact on the number of shares issued, the value of the APSG common stock, and the total merger consideration. While the number of shares to be issued to each APIC shareholder may vary depending on the price of the APSG shares, the manner in which they are allocated will remain constant.

Percentage of $14.28	Average closing price		Shares to be issued	Value of common stock	Value of preferred stock	Total merger consideration
75%	$10.71	(1)	2,365,000	25,330,000	9,204,000	34,534,000
80%	$11.42		2,218,000	25,330,000	9,204,000	34,534,000
85%	$12.14		2,087,000	25,330,000	9,204,000	34,534,000
100%	$14.28		2,087,000	29,796,000	9,204,000	39,000,000
115%	$16.42		2,087,000	34,261,000	9,204,000	43,465,000
120%	$17.14		1,999,000	34,261,000	9,204,000	43,465,000
125%	$17.85	(1)	1,920,000	34,261,000	9,204,000	43,465,000

Note 1.	These numbers represent the maximum stock price variance from the $14.28 contractual price before either party has the right to withdraw from the merger or renegotiate its terms.

APSG will issue Series A redeemable preferred stock in exchange for APIC redeemable preferred stock as part of the consideration. APIC Series A redeemable preferred stock is created when holders of APIE refundable deposit certificates exchange those certificates for the Series A redeemable preferred at conversion. Under FAS 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity, it requires an issuer to classify an instrument as a liability if it is issued in the form of shares that are mandatorily redeemable if it embodies an unconditional obligation that requires the issuer to redeem the shares by transferring the entity’s assets at a specified or determinable date(s) or upon an event that is certain to occur. The preferred stock’s mandatory cash redemption feature coupled with a fixed redemption date and fixed amount requires that it be classified as debt, rather than equity. Terms of the agreement call for the stock to be redeemed over ten years with a 3% dividend rate. The Texas Department of Insurance’s approval of the conversion and merger is conditioned upon APSG maintaining certain funds in escrow. APSG will place $2,500,000 in an escrow account with a bank to remain until the aggregate remaining redemption obligation on the outstanding APSG Series A redeemable preferred stock is less than the amount of the escrow balance, with no withdrawals to be made from this escrow account without prior approval from the Texas Department of Insurance. Per FAS 150, the debt will be recorded at fair market value calculated at its present value of APSG’s rate of return on investment assets, 5.35%, which is $9,204,000.

(j)	Records the three percent (3%) dividend on the APSG Series A preferred stock and the imputed interest from recording the liability at fair value.

(k)	Eliminates the beginning equity of APIC in consolidation.

(l)	In June 2001, the Financial Accounting Standards Board issued Statement No. 141, Business Combinations and Statement 142, Goodwill and Other Intangible Assets. In accordance with these pronouncements, when there is an excess of fair value of acquired net assets over their cost, the excess shall be allocated as a pro rata reduction of the amounts that otherwise would have been assigned to the non-current assets, except financial assets, assets to be disposed of by sale, deferred tax assets, and prepaid assets relating to pension or other postretirement benefits.

The excess of fair value of acquired net assets over cost is as follows:

Merger consideration	$39,000,000
Transaction costs	850,000

Total purchase price	$39,850,000

APIC stated equity	$30,143,000
Add: Adjustment of assets to fair value	417,000
Debt to be replaced by APSG Series A preferred stock	10,295,000

Net assets acquired at fair value	40,855,000

Excess of fair value of acquired net assets over cost	$1,005,000

Note:	Transaction costs of $850,000 above consist of $532,000 which has been incurred and capitalized as of September 30, 2006 and $318,000 of anticipated additional fees, which are to be capitalized.

The allocation of excess fair value over costs to acquired APIC assets is as follows:

Asset classification	Total	Long-term Portion	%	Adjustment
Reinsurance recoverables	$29,674	$15,700	94%	($945)
Subrogation recoverables	761	761	5%	(50)
Other assets	818	236	1%	(10)

	$31,253	$16,697	100%	($1,005)

The adjustment of assets to fair value shown above represents the adjustment to present value of a receivable with an interest rate in excess of current market interest rates. The carrying value of all other assets and liabilities was reviewed and determined to be an accurate representation of fair value. APIE has no fixed assets, a common area for adjustments, its largest asset, its investment portfolio, is adjusted to market in its GAAP financial statements, and its other assets and liabilities are of short duration and will be realized/paid at the carrying value. We also reviewed APIE for intangible assets that could result from the merger. We reviewed trademarks and trade names and determined that they would not carry over to the new entity. We considered customer lists and determined that there was no information that was not readily available from the Texas Board of Medical Examiners. We examined customer relationships and, while we consider them good, we do not believe they provide an advantage over our two larger competitors in this highly competitive environment. No other intangibles, as defined in Statement of Financial Accounting Standards No. 141 Business Combinations were determined to be applicable.

(m)	Stock based compensation—As an inducement to attract and retain physician members of the Advisory Board to be formed in conjunction with the merger and to compensate that Advisory Directors for future services, 148,000 of APSG common stock options are to be issued as part of the merger.

For the year ended December 31, 2005, we applied the disclosure-only provisions of Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation (“Statement 123”), but applied Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees”, in accounting for our option plans.

On January 1, 2006 we adopted Statement of Financial Accounting Standards No. 123R, Share-Based Payment and included the fair value of stock options in our financial statements. The fair value of the common stock options was calculated using the Black-Scholes-Merton option pricing model, based on 148,000 options at an exercise price of $13.94, expected volatility of ..348, an expected life of 3.71 years, an expected dividend yield of 2.11%, a risk free rate of return of 4.69% and an estimated tax rate of 34%.

Fair value of options to be granted	$580,000
Tax at 34%	(197,000)

Fair value of options, net of related tax effects	$383,000

The net effect of $383,000 is recorded in the income statement and retained earnings.

(n)	The Texas Department of Insurance’s approval of the conversion and merger is conditioned upon APSG maintaining certain funds in escrow. APSG will place $2,500,000 in an escrow account with a bank to remain until the aggregate remaining redemption obligation on the outstanding APSG Series A redeemable preferred stock is less than the amount of the escrow balance, with no withdrawals to be made from this escrow account without prior approval from the Texas Department of Insurance.

6. Common Shares Outstanding

Pro forma net income per share for the nine months ended September 30, 2006 and the year ended December 31, 2005 have been calculated based on the weighted average number of shares outstanding as follows:

	Nine Months Ended September 30, 2006	Year Ended December 31, 2005
	(In thousands)
Basic :
APSG weighted average common shares outstanding	2,773	2,688
Shares to be issued in the merger transaction, based on $14.28/sh	2,087	2,087

Pro forma weighted average APSG shares outstanding	4,860	4,775

Diluted:
APSG weighted average common shares outstanding	2,942	2,931
Shares to be issued in the merger transaction, based on $14.28/sh	2,087	2,087

Pro forma weighted average APSG shares outstanding	5,029	5,018

The following table shows a range of shares that could be issued in the transaction, based on the market value of the APSG common shares, varying plus or minus 25% from the $14.28 price in the Merger Agreement. The following table shows how net income per share would vary as the number of shares issued varies, based on consolidated pro forma net income of $13,381,000 and $14,212,000 for the nine months ended September 30, 2006 and the year ended December 31, 2005, respectively:

		(In thousands)
		Pro Forma weighted average shares outstanding				Consolidated Pro Forma Net Income Per Share
		Basic		Diluted		Nine months ended September 30, 2006		Year ended December 31, 2005
Percentage of $14.28	Range of shares to be issued	Sept 30, 2006	Dec 31, 2005	Sept 30, 2006	Dec 31, 2005	Basic	Diluted	Basic	Diluted
75%	2,365	5,138	5,053	5,307	5,296	2.60	2.52	2.81	2.68
80%	2,218	4,991	4,906	5,160	5,149	2.68	2.59	2.90	2.76
100%	2,087	4,860	4,775	5,029	5,018	2.75	2.66	2.98	2.83
120%	1,999	4,772	4,687	4,941	4,930	2.80	2.71	3.03	2.88
125%	1,920	4,693	4,608	4,862	4,851	2.85	2.75	3.08	2.93

7. Book Value per Share

Had the merger taken place at September 30, 2006 pro forma book value per share would be as follows:

	APIE Historical Sept. 30, 2006	Pro Forma Adjustments Conversion	APIC After Conversion	APSG Historical Sept. 30, 2006	Pro Forma Adjustments Merger	Consolidated Pro Forma Sept. 30, 2006
					(Note 5)
Common shares issued and outstanding	$—	$—	$—	$2,793	$2,087	$4,880
Total Shareholders’ Equity	$30,143	$—	$30,143	$27,710	$642	$58,495

Book Value per Share	$—	$—	$—	$9.92	$—	$11.99

OTHER INFORMATION REGARDING

DIRECTORS, EXECUTIVE OFFICERS AND FIVE PERCENT SHAREHOLDERS OF APSG

The following table sets forth certain information as of September 30, 2006 regarding the amount and nature of the beneficial ownership of APSG common stock by (a) each person who is known by APSG to be the beneficial owner of more than five percent of the outstanding shares of its common stock, (b) each of APSG’s directors, (c) each of the named executivse officers, and (d) all of APSG’s officers and directors as a group:

	Pre Merger		Post Merger
Beneficial Owner	Number of Shares Beneficially Owned (1)	% of Class	Number of Shares Beneficially Owned	% of Class
Hoak Public Equities, LP (2)	138,202	5.0%	138,202	2.9%
Boston Avenue Capital, LLC (3)	263,661	9.6%	263,661	5.5%
Daniel Zeff (4)	274,834	10.0%	274,834	5.7%
First Wilshire Securities Management, Inc. (5)	226,018	8.3%	226,018	4.7%
Kenneth S. Shifrin (6)	657,554	23.3%	657,554	13.4%
Lew N. Little, Jr.	26,500	1.0%	26,500	0.5%
Jackie Majors	41,500	1.5%	41,500	0.9%
William A. Searles	30,000	1.1%	30,000	0.6%
Cheryl Williams	31,063	1.1%	31,063	0.6%
Norris C. Knight, Jr., M.D. (7)	—	—	23,067	0.5%
William J. Peche, M.D. (7)	—	—	29,781	0.6%
W.H. Hayes	60,253	2.2%	60,253	1.2%
Maury L. Magids	91,000	3.2%	91,000	1.9%
Thomas R. Solimine	20,360	0.7%	20,360	0.4%
All officers and directors as a group	1,006,590	32.7%	1,059,438	20.3%

(1)	Includes options exercisable within 60 days of September 30, 2006.
(2)	The address for Hoak Public Equities, LP is 500 Crescent Court, Suite 220, Dallas, TX 75201. We have not been able to determine the person or persons controlling the fund through publicly available information.
(3)	The address for Boston Avenue Capital, LLC is 415 South Boston, 9th Floor, Tulsa, Oklahoma 74103. Charles M. Gillman is the fund manager.
(4)	The address for Daniel Zeff is c/o Zeff Holding Company, LLC, 50 California Street, Suite 1500, San Francisco, CA 94111.
(5)	The address for First Wilshire Securities Management, Inc. is 600 South Lake Street, Suite 100, Pasadena, CA 91106. We have not been able to determine the person or persons controlling the fund through publicly available information.
(6)	The address for Kenneth S. Shifrin is 1301 S. Capital of Texas Highway, Suite C-300, Austin, Texas 78746-6550.
(7)	To be elected to the APSG board of directors at the effective time of the merger. Reflects shares acquirable under options pursuant to the merger agreement and an estimate of the shares received as merger consideration.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

Directorship of APSG

Pursuant to the adoption of the merger agreement, APSG’s board of directors has agreed to add Norris C. Knight, Jr., M.D. and William J. Peche, M.D., both current members of the board of directors of APIE, to the board of directors at the effective time of the merger, to serve until the next annual meeting of APSG shareholders or until their earlier death, resignation or removal or until their successors are duly elected and qualified in accordance with the articles of incorporation and bylaws of APSG.

Consideration to the APIE Board of Directors

Pursuant to the merger agreement, APSG will issue options to each of the current members of the APIE board of directors to purchase a total of 148,000 shares of APSG common stock as follows:

Name	# Shares
Duane Kenneth Boyd, Jr.	2,000
Freddie Lee Contreras, M.D.	5,000
Thomas William Eades, M.D.	27,000
Michael Lewis Green, Jr. M.D.	2,000
Gregory Mann Jackson, M.D.	16,000
Norris Crockett Knight, Jr., M.D.	22,000
William Joseph Peche, M.D.	29,000
Lawrence Scott Pierce, M.D.	17,000
Richard Samuel Shoberg, Jr., M.D.	28,000

148,000

Each of the options will have an exercise price of $13.94, will be exercisable for a period of 5 years and will be fully vested as of the date of the grant.

Each member of the APIE board of directors except Duane K. Boyd are APIE policyholders and will receive APSG common stock pursuant to the conversion and merger in the same manner as other APIE policyholders.

As described further below, it is anticipated that most or all of the current members of the APIE board of directors will receive fees from APIC after the merger for advisory services under the terms of the advisory services agreement. Additionally it is expected that Dr. Jackson will be designated as the medical director under the advisory services agreement and will be compensated in the amount of approximately $15,417 per month for such duties.

Advisory Services Agreement

Pursuant to the merger agreement, APIC will enter into an Advisory Services Agreement with API Advisory, LLC, or API Advisor, an entity to be formed and owned in equal interests of 11.11% each by the nine current members of the APIE board of directors. The Advisory Services Agreement is described in greater detail in the section entitled, “The Merger Agreement—The Advisory Services Agreement” on page 133. Pursuant to this agreement, certain directors of API Advisor will be compensated directly for providing advisory and consulting services to APIC. These advisory services will include participation in committee meetings regarding claims, underwriting, rates and risk management. The committee members will be selected based on the vote of a majority of the board of directors of APIC. While not required under the terms of the Advisory Services Agreement, it is anticipated that most or all of the current members of the APIE board of directors will be the persons designated to provide these services and receive the related compensation from APIC. The compensation will be payable on a per meeting basis, as described below, and may vary amongst directors depending on the number of board and committee positions held and the frequency of meetings. Furthermore, Dr. Knight, Dr. Peche, Dr. Shoberg and Dr. Pierce will own interests in API Advisor and will serve on the board of APIC after the merger. The Advisory Services Agreement requires APIC to maintain customary officers and directors’ liability insurance with an endorsement naming, as additional insureds thereunder, the persons designated by API Advisor to provide advisory and consulting services to APIC, with respect to their services as advisory directors of APIC.

Under the terms of the Advisory Services Agreement, compensation for the directors is $2,500 for each board meeting attended in person and $250 per hour if attended by telephone with the same rates applicable to each committee of the board. API Advisor will be reimbursed for its out of pocket costs incurred in connection with the provision of the services, plus any amount paid to directors for board and committee meetings, medical director, or executive secretary if those are not paid directly by APIC.

PROPOSALS TO AMEND THE

APSG 2005 INCENTIVE AND NON-QUALIFIED STOCK OPTION PLAN

APSG has adopted, with shareholder approval, the 2005 Incentive and Non-Qualified Stock Option Plan, which we refer to as the 2005 Incentive Plan. The 2005 Incentive Plan provides for the issuance of up to 350,000 shares of common stock to its directors, key employees and consultants and advisors. A total of 153,000 of these options have been granted as of November 6, 2006, 136,000 of which are currently exercisable.

In connection with the merger, APSG has agreed to grant options to purchase exactly 148,000 shares to the APIE board members, leaving only 49,000 options remaining to be granted under the terms of the current plan. The APSG board believes that it is in the best interests of the company to be able to continue to provide to the persons who are responsible for the continued growth of APSG’s business an opportunity to acquire a proprietary interest in APSG, thereby creating an increased interest in and greater concern for the growth, success and welfare of the company.

APSG’S BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE AMENDMENT TO INCREASE THE SHARES AVAILABLE FOR ISSUANCE UNDER THE 2005 INCENTIVE PLAN.

The 2005 Incentive Plan also currently provides for APSG to be able to, at any time, offer to exchange or buy out any previously granted stock option for a payment in cash, common stock of APSG or another stock option under the 2005 Incentive Plan. APSG’s board of directors has determined that this exchange provision is deemed to be unfair to shareholders under current standards of corporate governance. The APSG board of directors has never utilized this provision and has no intention of doing so, but believes that deleting it from the 2005 Incentive Plan clarifies its position and better protects shareholders during the remaining life of the plan. The APSG board of directors continues to believe that it is in the best interests of all shareholders for employees and directors to have a direct financial stake in APSG through stock options and further believes that those option holders should share the same risks and rewards as all other shareholders.

APSG’S BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE AMENDMENT TO ELIMINATE THE EXCHANGE PROVISION FROM THE 2005 INCENTIVE PLAN.

Therefore, the APSG board has determined that it is advisable, fair and in the best interests of APSG and its shareholders to amend the 2005 Incentive Plan to (i) provide for the issuance of up to an additional 300,000 shares of common stock to its directors, key employees and consultants and advisors; and (ii) eliminate the provision allowing APSG to exchange or buy out any previously granted stock option at any time.

The following is a brief summary of the 2005 Incentive Plan incorporating the proposed changes. The amendment is attached as Annex F to this joint proxy statement/prospectus and reference is made to such Appendix for a complete statement of the provisions of the amendment.

The 2005 Incentive Plan provides for the granting of options to purchase up to 650,000 shares of APSG common stock; provided that the maximum number of shares of common stock with respect to which options may be granted to any individual during any calendar year is 150,000. If any option expires or terminates prior to its exercise in full, the shares of APSG’s common stock allocable to the unexercised portion of such option may again be available for options under the 2005 Incentive Plan. The plan will be administered by an administrative body, referred to as the Committee, designated by APSG’s board of directors. The board may designate itself as the Committee or appoint two or more “nonemployee” and “outside” directors, within the meaning of the federal securities laws and the Internal Revenue Code of 1986, as amended, or the Code, to serve as the Committee. Participants under the 2005 Incentive Plan will be selected by the Committee upon the recommendation of APSG’s management. All employees will be eligible for selection to participate in the 2005 Incentive Plan. The

Committee will determine the number of shares underlying options granted to any individual under the plan, and options will vest and become exercisable in the manner and within the periods specified by the Committee in its discretion. The number and kind of shares subject to the 2005 Incentive Plan can be appropriately adjusted in the event of any change in the capital structure of the APSG (such as a stock split, reverse stock split, stock dividend, combination or reclassification of APSG’s common stock).

The 2005 Incentive Plan enables APSG to grant either “incentive stock options”, as defined in Section 422 of the Code, or options that are not intended to be “incentive stock options”. Options may be granted only to APSG’s employees, directors and consultants and advisors. No options may be granted under the 2005 Incentive Plan later than April 6, 2015. Any options granted under the 2005 Incentive Plan must have an exercise period of no more than ten years.

The exercise price per share for each option may not be less than the fair market value on the date of grant, as “fair market value” is defined in the 2005 Incentive Plan. The plan provides that payment of the exercise price may be made in cash, by delivery of already owned shares of APSG’s common stock, valued at its fair market value on the exercise date, or through such cashless exercise procedures that are deemed acceptable by the Committee. Proceeds received from the optioned shares will be used for general corporate purposes. To the extent that the aggregate fair market value (determined as of the time such option is granted) of the common stock for which any employee may have incentive stock options vest in any calendar year exceeds $100,000, such excess incentive stock options will be treated as non-qualified options.

No options are assignable or transferable by the optionee except by will or by the laws of descent and distribution or by Committee approved transfer to a “family member” as defined in the 2005 Incentive Plan, and each option is exercisable during the lifetime of an optionee only by the optionee or the optionee’s guardian or legal representative.

Upon a “Change in Control” (as defined in the 2005 Incentive Plan), dissolution or liquidation, corporate separation or division, or sale of substantially all assets, the Committee may provide for (1) the continuation of the then outstanding options (if APSG is the surviving corporation), (2) the assumption of the 2005 Incentive Plan and the then outstanding options by the surviving entity or its parent, (3) the substitution by the surviving entity or its parent of options with substantially similar terms as the then outstanding options, (4) the cancellation of outstanding options for a cash payment equal to the in-the-money value thereof or (5) the cancellation of outstanding options without payment of consideration. If vested options would be cancelled without payment, the option holder would have the right to exercise such options before such cancellation. In connection with the alternatives described above, the Committee may in its discretion accelerate unvested options.

The APSG’s board of directors, subject to certain exceptions, may suspend, terminate or amend the 2005 Incentive Plan at its discretion.

The following awards have been made under the 2005 Incentive Plan as of November 6, 2006: Mr. Shifrin, 15,000 shares; Mr. Magids, 25,000 shares; Mr. Hayes, 5,000 shares; Mr. Solimine, 5,000 shares; Mr. Searles, 10,000 shares; all executive officers as a group, 60,000 shares; all directors, who are not executive officers, as a group, 45,000 shares; and all employees, including current officers who are not executive officers, as a group, 48,000 shares. Except with respect to the issuance of options covering 148,000 shares to the current directors of APIE pursuant to the plan of conversion and merger agreement, no determination has been made with respect to future recipients of options under the 2005 Incentive Plan and it is not possible to specify the names or positions of the persons to whom options may be granted, or the number of shares, within the limitations of the 2005 Incentive Plan, to be covered by such options.

Under currently applicable provisions of the Code, an optionee will not be deemed to receive any income for federal income tax purposes upon the grant of any option under the 2005 Incentive Plan, nor will APSG be entitled to a tax deduction at that time. Upon the exercise of a non-incentive option, the optionee will be deemed to have received ordinary income in an amount equal to the difference between the exercise price and the market price of the shares on the exercise date. APSG will be allowed an income tax deduction equal to the excess of market value of the shares on the date of exercise over the cost of such shares to the optionee. No income will be recognized by the optionee at the time of exercise of an incentive stock option. If the stock is held at least one year following the exercise date and at least two years from the date of grant of the option, the optionee will realize a capital gain or loss upon sale, measured as the difference between the exercise price and the sale price. If both of these holding period requirements are not satisfied, ordinary income tax treatment will apply to the amount of gain at sale or exercise, whichever is less. If the actual gain exceeds the amount of ordinary income, the excess will be considered short-term or long-term capital gain depending on how long the shares are actually held. No income tax deduction will be allowed by APSG with respect to shares purchased by an optionee upon the exercise of an incentive stock option, provided such shares are held for the required periods as described above.

Under the Code, an option will generally be disqualified from receiving incentive stock option treatment if it is exercised more than three months following termination of employment. However, if the optionee is disabled, such statutory treatment is available for one year following termination. If the optionee dies while employed by APSG or within three months thereafter, the statutory time limit is waived altogether. In no event do these statutory provisions extend the rights to exercise an option beyond those provided by its terms.

LEGAL MATTERS

The validity of the APSG common stock and APSG Series A redeemable preferred stock offered hereby will be passed upon for APSG by Akin, Gump, Strauss, Hauer & Feld, L.L.P.

The validity of the APIC common stock and the APIC Series A redeemable preferred stock offered hereby will be passed upon for APIE by Graves, Dougherty, Hearon & Moody, P.C.

TAX MATTERS

Deloitte Tax LLP has delivered an opinion to APIE as to certain tax matters.

EXPERTS

APSG. The consolidated financial statements of American Physicians Service Group, Inc. as of December 31, 2005 and 2004, and for the years ended December 31, 2005, 2004 and 2003, have been included herein in reliance upon the report of BDO Seidman, LLP, independent registered public accountants, appearing elsewhere herein and upon the authority of said firm as experts in accounting and auditing.

APIE. The financial statements of American Physicians Insurance Exchange, as of December 31, 2005 and 2004 and for each of the three years in the period ended December 31, 2005, included in this prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

FUTURE SHAREHOLDER PROPOSALS

Any APSG shareholders meeting certain minimum stock ownership and holding period requirements may present a proposal to be included in APSG’s proxy statement for action at the APSG annual meeting of shareholders to be held in 2007 pursuant to Rule 14a-8 of the Exchange Act. Such shareholder must deliver such proposal to APSG’s principal executive offices no later than January 6, 2007, unless APSG notifies shareholders otherwise. Only those proposals that are appropriate for shareholder action and otherwise meet the requirements of Rule 14a-8 of the Exchange Act may be included in APSG’s proxy statement.

An APSG shareholder who otherwise intends to present business, other than for the nomination of a person for election to APSG’s board of directors, at its 2007 annual meeting of shareholders must comply with the requirements set forth in APSG’s bylaws, which require, among other things, that to bring business before the 2007 annual meeting, a shareholder must give written notice that complies with APSG’s bylaws to its Secretary at APSG’s principal executive offices. A shareholder’s notice shall be timely if received by APSG’s Secretary no earlier then January 5, 2007 and no later than February 7, 2007, unless APSG notifies its shareholders otherwise.

An APSG shareholder who intends to nominate a person for election to the APSG board of directors at the 2007 annual meeting must give written notice that complies with APSG’s bylaws to its Secretary at APSG’s principal executive offices no earlier then January 5, 2007 and no later than February 7, 2007, unless APSG notifies its shareholders otherwise.

As a result, a notice of an APSG shareholder proposal for the 2007 annual meeting, submitted other than pursuant to Rule 14a-8, will be untimely if not received by APSG within the time deadlines required by its bylaws as described above. As to any such proposals, the proxies named in management’s proxy for that meeting will be entitled to exercise their discretionary authority on that proposal unless APSG receives notice of the matter to be proposed within the time deadlines required by APSG’s bylaws as described above. Even if proper notice is received on a timely basis, the proxies named in management’s proxy for that meeting may nevertheless exercise their discretionary authority with respect to such matter by advising shareholders of such proposal and how they intend to exercise their discretion to vote on such matter to the extent permitted under Rule 14a-4(c)(2) of the Exchange Act.

WHERE YOU CAN FIND MORE INFORMATION

APSG files reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934, as amended. You may read and copy any reports, statements or other information that APSG files with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E. Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an internet site that contains reports, proxy and information statements and other information about issuers that file electronically with the SEC. The address of the SEC’s internet site is www.sec.gov.

Copies of the APSG documents may also be obtained without charge from APSG on the internet at www.amph.com, under the “Investor Relations” section, or by contacting American Physicians Service Group, Inc., 1301 S. Capital of Texas Highway, Suite C-300, Austin, Texas 78746, (512) 328-0888.

If you wish to obtain any of these documents from APSG, you should, to ensure timely delivery, make your request no later than March 15, 2007.

APIE is subject to the laws and regulations of the State of Texas applicable to reciprocal insurance exchanges and, in accordance therewith, files financial reports and other public information with the Texas Department of Insurance. The publicly available financial reports and other information regarding APIE can be inspected at the offices of the Texas Department of Insurance at Financial Monitoring Section, Hobby Building Tower 3, 3rd Floor, 333 Guadalupe Street, Austin, Texas 78701, during normal business hours.

APIE filed an Application to Convert to a Stock Insurance Company with the Commissioner of Insurance of the State of Texas that describes the conversion and contains other information required by the Texas Insurance Code, including such information requested by the commissioner and other public materials submitted to the commissioner concerning the application.

Copies of certain APIE documents are available at no cost upon request by contacting APIE at American Physicians Insurance Exchange; Attn: Sharon Stripling; 1301 S. Capital of Texas Highway, Suite C-300, Austin, Texas 78746, or may be obtained on the internet at www.apie.us. Such documents include the bylaws of APIE, as amended, and the annual statement filed with the Texas Department of Insurance.

INDEX TO FINANCIAL STATEMENTS

APSG FINANCIAL STATEMENTS	F-2

Condensed Consolidated Balance Sheets as of September 30, 2006 (Unaudited) and December 31, 2005	F-2

Condensed Consolidated Statements of Operations for the Three and Nine Months ended September 30, 2006 and September 30, 2005 (Unaudited)	F-4

Condensed Consolidated Statements of Cash Flows for the Nine Months ended September 30, 2006 and September 30, 2005 (Unaudited)	F-6

Condensed Consolidated Statements of Shareholders’ Equity and Comprehensive Income (Loss) for the Nine Months ended September 30, 2006 and September 30, 2005 (Unaudited)	F-7

Notes to Condensed Consolidated Financial Statements for the Statements as of or ended September 30, 2006 or 2005 (Unaudited)	F-8

Report of Independent Registered Public Accounting Firm	F-18

Consolidated Balance Sheets as of December 31, 2005 and 2004	F-19

Consolidated Statements of Operations for the Years ended December 31, 2005, 2004 and 2003	F-21

Consolidated Statement of Cash Flows for the Years ended December 31, 2005, 2004 and 2003	F-23

Consolidated Statement of Shareholders’ Equity and Comprehensive Income (Loss)	F-24

Notes to Consolidated Financial Statements for the Statements as of or ended December 31, 2005, 2004 or 2003	F-26

Schedule II—Valuation and Qualifying Accounts for the Years ended December 31, 2005, 2004 and 2003	F-48

APIE FINANCIAL STATEMENTS	F-49

Condensed Balance Sheets as of September 30, 2006 (Unaudited) and December 31, 2005	F-49

Condensed Statements of Operations for the Three and Nine Months ended September 30, 2006 and 2005 (Unaudited)	F-50

Condensed Statements of Cash Flows for the Nine Months ended September 30, 2006 and 2005 (Unaudited)	F-51

Condensed Statements of Changes in Members’ Equity for the Year ended December 31, 2005 and the Nine Months ended September 30, 2006 (Unaudited)	F-52

Notes to Financial Statements for the Three and Nine Months ended September 30, 2006 and 2005 (Unaudited)	F-53

Independent Auditors’ Report	F-59

Balance Sheets as of December 31, 2005 and 2004	F-60

Statements of Operations for the Years ended December 31, 2005, 2004 and 2003	F-61

Statements of Cash Flows for the Years ended December 31, 2005, 2004 and 2003	F-62

Statements of Changes in Members’ Equity for the Years ended December 31, 2005, 2004 and 2003	F-63

Notes to Financial Statements as of and for the Years ended December 31, 2005, 2004 and 2003	F-64

AMERICAN PHYSICIANS SERVICE GROUP, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

	September 30, 2006	December 31, 2005
	(In thousands)
ASSETS

Current Assets:
Cash and cash equivalents	$3,590	$6,231
Cash-restricted (Note 8)	3,523	449
Trade receivables, net	503	42
Notes receivable—current	546	599
Management fees and other receivables	960	3,192
Deposit with clearing organization	501	501
Investment in available-for-sale fixed income securities—current (Note 10)	13,435	9,662
Federal income tax receivable	483	—
Net deferred income tax asset	345	355
Prepaid expenses and other (Note 11)	1,137	632

Total current assets	25,023	21,663

Notes receivable, less current portion	347	326
Property and equipment, net	588	687
Investment in available-for-sale equity securities (Note 9)	4,663	5,017
Investment in available-for-sale fixed income securities—non-current (Note 10)	1,883	3,584
Net deferred income tax asset	555	686
Goodwill	1,247	1,247
Other assets	250	295

Total Assets	$34,556	$33,505

The accompanying notes are an integral part of these condensed consolidated financial statements.

AMERICAN PHYSICIANS SERVICE GROUP, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS, continued

(Unaudited)

	September 30, 2006	December 31, 2005
	(In thousands, except share data)
LIABILITIES, MINORITY INTERESTS AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$3,879	$736
Accrued incentive compensation	1,360	2,595
Accrued expenses and other liabilities (Note 12)	1,343	1,912
Federal income tax payable	—	71
Deferred gain	244	469

Total current liabilities	6,826	5,783

Total liabilities	6,826	5,783

Minority interests	20	15
Commitments and contingencies (Note 3)

Shareholders’ Equity:
Preferred stock, $1.00 par value, 1,000,000 shares authorized, none issued or outstanding	—	—
Common stock, $0.10 par value, shares authorized 20,000,000; 2,793,418 and 2,784,120 issued and outstanding at 9/30/06 and 12/31/05, respectively	279	278
Additional paid-in capital	7,502	8,204
Retained earnings	19,486	18,737
Accumulated other comprehensive income, net of taxes	443	488

Total shareholders’ equity	27,710	27,707

Total Liabilities, Minority Interests and Shareholders’ Equity	$34,556	$33,505

The accompanying notes are an integral part of these condensed consolidated financial statements.

AMERICAN PHYSICIANS SERVICE GROUP, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
	(In thousands, except per share data)
Revenues:
Insurance services	$3,726	$3,732	$10,556	$10,462
Financial services	3,043	5,450	11,421	12,415

Total revenues	6,769	9,182	21,977	22,877

Expenses:
Insurance services	3,147	2,931	8,548	7,856
Financial services	2,905	4,788	10,348	11,009
General and administrative	436	573	1,436	1,961
Gain on sale of assets (Note 4)	(13)	(47)	(15)	(131)

Total expenses	6,475	8,245	20,317	20,695

Operating income	294	937	1,660	2,182
Gain on investments (Note 5)	90	1,114	110	3,091
Loss on impairment of investment (Note 6)	—	(96)	—	(193)
Gain on extinguishment of debt (Note 7)	—	24	—	24

Income from operations before interest, income taxes and minority interest	384	1,979	1,770	5,104
Interest income	248	166	668	413

Other income	16	3	26	87
Interest expense	9	6	11	10
Income tax expense	230	747	882	1,966
Minority interests	—	—	2	13

Net income	$409	$1,395	$1,569	$3,615

The accompanying notes are an integral part of these condensed consolidated financial statements.

AMERICAN PHYSICIANS SERVICE GROUP, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS, continued

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
	(In thousands, except per share amounts)
Net income per common share

Basic:
Net income	$0.15	$0.52	$0.57	$1.36

Diluted:
Net income	$0.14	$0.48	$0.53	$1.24

Basic weighted average shares outstanding	2,767	2,702	2,773	2,667

Diluted weighted average shares outstanding	2,892	2,885	2,942	2,920

The accompanying notes are an integral part of these condensed consolidated financial statements.

AMERICAN PHYSICIANS SERVICE GROUP, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Nine Months Ended September 30,
	2006	2005
	(in thousands)
Cash flows from operating activities:
Net Income	$1,569	$3,615
Adjustments to reconcile net income to cash provided by (used in) operating activities:
Depreciation and amortization	323	264
Extinguishment of debt and other	266	190
Common stock awarded	102	159
Gain on sale of assets	(15)	(131)
Gain on investments	(110)	(3,091)
Impairment of investment	—	193
Excess tax benefits from stock-based compensation	(456)	(408)
Stock options expensed	189	—
Changes in operating assets and liabilities:
Trade receivables	(461)	(394)
Income tax receivable	(298)	473
Deferred income tax	141	(789)
Receivable from clearing organization	—	(331)
Deferred compensation	22	—
Management fees & other receivables	2,232	964
Prepaid expenses & other assets	(575)	(163)
Deferred income	(210)	(372)
Trade payables	69	519
Accrued expenses & other liabilities	(1,663)	(1,148)

Net cash provided by (used in) operating activities	1,125	(450)

Cash flows from investing activities:
Capital expenditures	(131)	(247)
Proceeds from the sale of available-for-sale equity and fixed income securities	7,357	6,174
Purchase of available-for-sale equity securities	(8,946)	(8,483)
Funds loaned to others	(266)	(800)
Collection of notes receivable	32	249

Net cash used in investing activities	(1,954)	(3,107)

Cash flows from financing activities:
Exercise of stock options	791	823
Purchase and cancellation of treasury stock	(2,239)	(1,574)
Excess tax benefits from stock-based compensation	456	408
Dividends paid	(820)	(671)

Net cash used in financing activities	(1,812)	(1,014)

Net change in cash and cash equivalents	(2,641)	(4,571)

Cash and cash equivalents at beginning of period	6,231	9,673

Cash and cash equivalents at end of period	$3,590	$5,102

Supplemental information:
Cash paid for taxes	$754	$1,806
Cash paid for interest	11	10

The accompanying notes are an integral part of these condensed consolidated financial statements.

AMERICAN PHYSICIANS SERVICE GROUP, INC.

CONDENSED CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY AND

COMPREHENSIVE INCOME

For the nine months ended September 30, 2005 and September 30, 2006

(Unaudited)

	Common Stock	Additional Paid-In Capital	Retained Earnings	Comprehensive Income (loss)	Accumulated Other Comprehensive Income (loss)	Treasury Stock	Total Shareholders’ Equity
	(In thousands)
Balance December 31, 2004	$265	$7,919	$13,948	$—	$2,081	$—	$24,213

Comprehensive income:
Net income	—	—	3,615	$3,615	—	—	3,615
Other comprehensive income:
Unrealized loss on securities, net of taxes of $789	—	—	—	(1,532)	(1,532)	—	(1,532)

Comprehensive income	—	—	—	$2,083	—	—	—

Stock options exercised	20	803	—	—	—	—	823
Tax benefit from exercise of stock options	—	408	—	—	—	—	408
Dividend paid (per share - $0.25)	—	—	(671)		—	—	(671)
Treasury stock purchase	—	—	—	—	—	(1,574)	(1,574)
Cancelled treasury stock	(13)	(1,561)	—	—	—	1,574	—
Stock awarded	1	158	—	—	—	—	159

Balance September 30, 2005	$273	$7,727	$16,892	$—	$549	$—	$25,441

Balance December 31, 2005	$278	$8,204	$18,737	$—	$488	$—	$27,707

Comprehensive income:
Net income	—	—	1,569	$1,569	—	—	1,569
Other comprehensive income:
Unrealized gain on securities, net of taxes of $34	—	—	—	(45)	(45)	—	(45)

Comprehensive income	—	—	—	$1,524	—	—	—

Stock options expensed	—	189	—	—	—	—	189
Stock options exercised	16	775	—	—	—	—	791
Tax benefit from exercise of stock options	—	456	—	—	—	—	456
Dividend paid (per share-$0.30)	—	—	(820)	—	—	—	(820)
Treasury stock purchases	—	—	—	—	—	(2,239)	(2,239)
Cancelled treasury stock	(16)	(2,224)	—	—	—	2,239	—
Stock based compensation	1	101	—	—	—	—	102

Balance September 30, 2006	$279	$7,502	$19,486	$—	$443	$—	$27,710

The accompanying notes are an integral part of these condensed consolidated financial statements.

AMERICAN PHYSICIANS SERVICE GROUP, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2006

(Unaudited)

1. General

The accompanying unaudited condensed consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted pursuant to such rules and regulations. The consolidated financial statements as of and for the three and nine month periods ended September 30, 2006 and 2005 reflect all adjustments which are, in the opinion of management, necessary for a fair presentation of the financial position, results of operations and cash flows for the periods presented. Such adjustments consist of only items of a normal recurring nature. These consolidated financial statements have not been audited by our independent registered public accounting firm. The operating results for the interim periods are not necessarily indicative of results for the full fiscal year.

The notes to consolidated financial statements appearing in our Annual Report on Form 10-K for the year ended December 31, 2005 filed with the Securities Exchange Commission should be read in conjunction with this Quarterly Report on Form 10-Q. There have been no significant changes in the information reported in those notes other than from normal business activities.

2. Management’s Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

3. Contingencies

We are involved in various claims and legal actions that have arisen in the ordinary course of business. Management believes that any liabilities arising from these actions will not have a significant adverse effect on our financial condition or results of operations.

4. Gain on Sale of Assets

During the three and nine month periods ended September 30, 2006, we recognized approximately $141,000 and $422,000, respectively, of deferred gain related to the November 2001 sale and subsequent leaseback of real estate to Prime Medical (now called HealthTronics, Inc.). Recognition of deferred gains was nearly identical in both periods in 2005 as well. Due to our continuing involvement in the property, we deferred recognizing approximately $2,400,000 of the approximately $5,100,000 gain and recognized it in earnings, as a reduction of rent expense, monthly through September 2006. As of September 30, 2006 no more of these deferred gains remain to be recognized. In addition, 15% of the gain ($760,000) related to our then 15% ownership in the purchaser, was deferred. As our ownership percentage in HealthTronics declines through our sales of HealthTronics common stock, we recognize these gains proportionately to our reduction of our interest in HealthTronics. During the three and nine month periods ended September 30, 2006 we recognized approximately $13,000 and $15,000, respectively, of these deferred gains as a result of HealthTronics common stock sold in these periods. As of September 30, 2006, there remained a balance of approximately $31,000 in deferred gains to be recognized in future periods.

AMERICAN PHYSICIANS SERVICE GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

September 30, 2006

(Unaudited)

5. Gain on Investments

Our gains resulted primarily from the sales of available-for-sale equity and fixed income securities. During the three and nine month periods ended September 30, 2006 we recognized gains of $90,000 and $110,000, respectively, resulting from sales of Healthtronics common stock and from scheduled maturities of fixed income securities. These gains are down substantially from the comparative periods in 2005 where we recognized $1,114,000 and $3,091,000 in the three and nine month periods, respectively, as a result of selling far fewer shares of an equity security in 2006 resulting from a drop in its market value.

6. Loss on Impairment of Investment

Although there has been no loss taken in 2006, we had a loss in 2005 due to the impairment in value of our investment in FIC common stock. During 2004, the value of our investment in FIC had declined significantly. In October 2004, we determined that this decline in market price should be considered “other than temporary” as defined in Statements of Financial Accounting Standards (SFAS) No. 115, Accounting for Certain Investments in Debt and Equity Securities, as amended. Consequently, we recorded pre-tax charges to earnings totaling $2,567,000 in 2004. These charges reduced our cost basis in FIC from $5,647,000, or $14.67 per share, to $3,080,000, or $8.00 per share which was equal to the quoted market price of FIC shares on December 31, 2004. During the first nine months of 2005, we took additional pre-tax charges to earnings totaling $135,000 further reducing our cost basis in FIC to $2,945,000, or $7.65 per share. While we continue to have the ability and the intent to hold the stock indefinitely, we concluded that the additional uncertainty created by FIC’s late SEC filings, together with the lack of its current financial information, dictated that the 2004 and 2005 declines should be viewed as other than temporary. In July 2005, FIC was able to file its 2003 Form 10-K and in October, 2006 FIC filed its 2004 Form 10-K, but it still has yet to file any 2005 Forms 10-Q or 10-K and thus continues to be de-listed on the NASDAQ Stock Market.

7. Gain on Forgiveness of Debt

The gain of $24,000 during the three and nine months ended September 30, 2005 represents that amount of liability that was released in the respective periods by participants in our loan to a former affiliate, net of any interest due them from prior period payments made by that affiliate. Due to poor operating results, a former affiliate, Uncommon Care, was in default and not making scheduled payments under its loan agreement with us in which the participations had been sold. As a result, the loan participants released us from any obligations under the participation agreements. The $24,000 recorded in the third quarter of 2005 represents the final loan obligation to be released. Accordingly, no such gains were recorded during 2006.

8. Cash—Restricted

Restricted cash represents cash deposits advanced from customers for trade claim transactions that do not close by the end of the period. It occurs when a customer remits payment for a transaction by check instead of via wire transfer. As checks of this size normally take several business days to clear, we ask our customers to pay in advance for transactions expected to close in the near future. At the time of receipt, Cash—Restricted and Accounts Payable are increased for an equal amount as no part of this cash is ours until the transaction closes.

9. Investment in Available-For-Sale Equity Securities

A portion of this balance sheet account is comprised of our investment in FIC common stock. As mentioned in Note 6 above, during 2005 and 2004, we recognized “other than temporary” impairment losses and, accordingly,

AMERICAN PHYSICIANS SERVICE GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

September 30, 2006

(Unaudited)

our original cost basis in the 385,000 shares of FIC common stock we own has been reduced from $14.67 per share to $7.65 per share during 2004 and 2005. The effect of any “other than temporary” impairment loss is to reclassify from accumulated other comprehensive income (loss) the unrealized loss to realized loss in the statement of operations. We classify all of these shares as securities available-for-sale and record temporary unrealized changes in their value, net of tax, in our balance sheet as part of Accumulated Other Comprehensive Income (Loss) in Stockholders’ Equity. Changes in their fair market value deemed to be “other than temporary” are charged to earnings in the period that the determination was made. As FIC has traded above $7.65 per share throughout 2006, no impairment charges were necessary for either the three or nine month periods ended September 30, 2006.

10. Investment in Available-For-Sale Fixed Income Securities

We have invested primarily in U.S. government-backed securities with maturities varying from one to two years, as well as three corporate bonds with Standard and Poor’s ratings of no lower than B (investment grade).

11. Prepaid and Other Current Assets

In June 2006 we announced plans for a strategic merger with our medical malpractice partner, American Physicians Insurance Exchange (“APIE”). Both ours and APIE’s Boards of Directors voted to approve the transaction subject to approval by the Texas Department of Insurance, necessary filings with the SEC and the approval of the shareholders of APS and subscriber-policyholders of APIE. We account for this transaction consistent with Statement of Financial Standards No. 141, Business Combinations, whereby direct costs of the business combination are capitalized and become part of the total purchase price. Should the merger not take place, these direct costs would be expensed in the period that it is determined that the merger will not occur. As of September 30, 2006, we have capitalized a total of $532,000, comprised primarily of legal, accounting, auditing and tax consulting fees incurred by us related to this proposed, pending transaction.

12. Accrued Expenses and Other Liabilities

Accrued expenses and other liabilities consists of the following:

	September 30 2006	December 31 2005
Commissions payable	$920,000	$1,258,000
Taxes payable	73,000	219,000
Vacation	171,000	161,000
401(k) plan matching	169,000	208,000
Other accrued liabilities	10,000	66,000

	$1,343,000	$1,912,000

AMERICAN PHYSICIANS SERVICE GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

September 30, 2006

(Unaudited)

13. Net Income Per Share

Basic income per share is based on the weighted average shares outstanding without any dilutive effects considered. Diluted income per share reflects dilution from all contingently issuable shares, such as options and convertible debt. A reconciliation of income and weighted average shares outstanding used in the calculation of basic and diluted income per share from operations follows:

	For the Three Months Ended September 30, 2006
	Income (Numerator)	Shares (Denominator)	Per Share Amount
Basic EPS
Net income	$409,000	2,767,000	$0.15

Diluted EPS
Effect of dilutive securities	—	125,000

Net income	$409,000	2,892,000	$0.14

	For the Three Months Ended September 30, 2005
	Income (Numerator)	Shares (Denominator)	Per Share Amount
Basic EPS
Net income	$1,395,000	2,702,000	$0.52

Diluted EPS
Effect of dilutive securities	—	183,000

Net income	$1,395,000	2,885,000	$0.48

	For the Nine Months Ended September 30, 2006
	Income (Numerator)	Shares (Denominator)	Per Share Amount
Basic EPS
Net income	$1,569,000	2,773,000	$0.57

Diluted EPS
Effect of dilutive securities	—	169,000

Net income	$1,569,000	2,942,000	$0.53

	For the Nine Months Ended September 30, 2005
	Income (Numerator)	Shares (Denominator)	Per Share Amount
Basic EPS
Net income	$3,615,000	2,667,000	$1.36

Diluted EPS
Effect of dilutive securities	—	253,000

Net income	$3,615,000	2,920,000	$1.24

AMERICAN PHYSICIANS SERVICE GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

September 30, 2006

(Unaudited)

14. Segment Information

The Company’s segments are distinct by type of service provided. Comparative financial data for the three and nine month periods ended September 30, 2006 and 2005 are shown as follows:

	Three Months Ended September 30,
	2006	2005
Operating Revenue:
Insurance services	$3,726,000	$3,732,000
Financial services	3,043,000	5,450,000
Corporate	300,000	600,000

Total Segment Revenues	$7,069,000	$9,782,000

Reconciliation to Consolidated Statement of Operations:
Total segment revenues	$7,069,000	$9,782,000
Less: Intercompany dividends	(300,000)	(600,000)

Total Revenues	$6,769,000	$9,182,000

Operating Income
Insurance services	$579,000	$662,000
Financial services	138,000	801,000
Corporate	(423,000)	(526,000)

Total segments operating income	294,000	937,000

Gain on investments	90,000	1,114,000
Loss on impairment of investment	—	(96,000)
Gain on extinguishment of debt	—	24,000

Income from operations before interest, income taxes and minority interest	384,000	1,979,000

Interest income	248,000	166,000
Other gain	16,000	3,000
Interest expense	9,000	6,000
Income tax expense	230,000	747,000

Net income	$409,000	$1,395,000

AMERICAN PHYSICIANS SERVICE GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

September 30, 2006

(Unaudited)

	Nine Months Ended September 30,
	2006	2005
Operating Revenue:
Insurance services	$10,556,000	$10,462,000
Financial services	11,421,000	12,415,000
Corporate	2,668,000	600,000

Total Segment Revenues	$24,645,000	$23,477,000

Reconciliation to Consolidated Statement of Operations:
Total segment revenues	$24,645,000	$23,477,000
Less: Intercompany dividends	(2,668,000)	(600,000)

Total Revenues	$21,977,000	$22,877,000

Operating Income
Insurance services	$2,008,000	$2,606,000
Financial services	1,073,000	1,406,000
Corporate	(1,421,000)	(1,830,000)

Total segments operating income	1,660,000	2,182,000

Gain on investments	110,000	3,091,000
Loss on impairment of investment	—	(193,000)
Gain on extinguishment of debt	—	24,000

Income from operations before interest, income taxes and minority interest	1,770,000	5,104,000

Interest income	668,000	413,000
Other gain	26,000	87,000
Interest expense	11,000	10,000
Income tax expense	882,000	1,966,000
Minority interest	2,000	13,000

Net income	$1,569,000	$3,615,000

15. Stock-Based Compensation

In December 2004, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment (SFAS 123 (R)). The standard amends SFAS 123, Accounting for Stock-Based Compensation, and concludes that services received from employees in exchange for stock-based compensation results in a cost to the employer that must be recognized in the financial statements. The cost of such awards should be measured at fair value at grant date.

On January 1, 2006 we adopted SFAS No. 123R. We use the Black-Scholes-Merton option-pricing model to determine the fair value of stock-based awards, consistent with that used for pro forma disclosures under SFAS No. 123, Accounting for Stock-Based Compensation. We have elected the modified prospective transition method as permitted by SFAS No, 123R and accordingly prior periods have not been restated to reflect the impact of SFAS No. 123R. SFAS No. 123R requires that stock-based compensation be recorded for all new and unvested stock options expected to vest as the requisite service is rendered beginning January 1, 2006, the first day of our 2006 fiscal year. Stock-based compensation expense for awards granted on or before December 31, 2005, but unvested as of that date, is based on the grant date fair value as determined under the pro forma provisions of

AMERICAN PHYSICIANS SERVICE GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

September 30, 2006

(Unaudited)

SFAS No. 123. For the three and nine months ended September 30, 2006 we recorded compensation cost related to stock options of $32,000 and $189,000 and a related reduction in income taxes of $11,000 and $64,000, respectively. The compensation cost is the total fair value, at date of grant, of shares that vested during the three and nine month periods. No compensation costs were capitalized in the three and nine month periods ended September 30, 2006.

During the three and nine month periods ended September 30, 2006, 48,000 and 159,000 options were exercised with an intrinsic value of $560,000 and $1,666,000, respectively. We received proceeds of $287,000 and $791,000 from the exercise of these options during the three and nine month periods ended September 30, 2006. Based on unvested options outstanding at September 30, 2006 compensation costs to be recorded in future periods are expected to be recognized as follows: 2006, $32,000; 2007, $21,000; 2008, $19,000; and 2009, $4,000.

We have adopted, with shareholder approval, the “2005 Incentive and Non-Qualified Stock Option Plan” (“Incentive Plan”). The Incentive Plan provides for the issuance of up to 350,000 shares of common stock to our directors and key employees. A total of 153,000 of these options have been granted as of September 30, 2006 and 197,000 are available for grants. Of those granted, 5,000 shares have been exercised, 133,000 options are exercisable and 15,000 are not yet exercisable. The previous plan, “1995 Incentive and Non-Qualified Stock Option Plan”, provided for the issuance of 1,600,000 shares of common stock to our directors and key employees. All of the approved options have been granted as of September 30, 2006, 1,136,000 shares have been exercized, 264,000 shares are exercisable, 41,000 are not yet exercisable and 159,000 options have been cancelled. Upon the exercise of an option we issue the shares from our authorized, but un-issued shares.

The exercise price for each non-qualified option share is determined by the Compensation Committee of the Board of Directors (“the Committee”). The exercise price of a qualified incentive stock option has to be at least 100% of the fair market value of such shares on the date of grant of the option. Under the Plans, option grants are limited to a maximum of ten-year terms; however, the Committee has issued all currently outstanding grants with five-year terms. The Committee also determines vesting for each option grant and traditionally has had options vest in three approximately equal annual installments beginning one year from the date of grant.

Presented below is a summary of the stock options held by our employees and our directors and the related transactions for the three and nine months ended September 30, 2006.

	Three Months Ended September 30, 2006		Nine Months Ended September 30, 2006
	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
Balance at Beg. of Period	501,000	$9.16	573,000	$7.92
Options granted	—	—	40,000	13.94
Options exercised	(48,000)	6.01	(159,000)	4.97
Options forfeited/expired	—	—	—	—

Balance at end of period	453,000	$9.49	453,000	$9.49

Options exercisable	397,000	$9.35	397,000	$9.35

AMERICAN PHYSICIANS SERVICE GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

September 30, 2006

(Unaudited)

The weighted average fair value of Company stock options granted is $3.87 per option for the nine months ended September 30, 2006. No options were granted in the three month period ended September 30, 2006. The fair value of the options was calculated using the Black-Scholes-Merton option pricing model with the following assumptions:

Nine months ended September 30, 2006
Expected option term:	3.7 years
Expected volatility	0.350
Expected dividend yield	2.01%
Risk-free rate of return	4.33%

The expected volatility assumptions we used are based on the historical volatility of our common stock over the most recent period commensurate with the estimated expected life of our stock options, such estimated life being based on the historical experience of our stock option exercises. The following table summarizes the Company’s options outstanding and exercisable options at September 30, 2006:

Stock Options Outstanding				Stock Options Exercisable
Shares	Weighted Average Exercise Price	Aggregate Intrinsic Value (1)	Average Remaining Contractual Life	Shares	Weighted Average Exercise Price	Aggregate Intrinsic Value (1)	Average Remaining Contractual Life
453,000	$9.49	$3,238,000	2.8 yrs.	397,000	$9.35	$2,892,000	2.8 yrs.

(1)	Based on the $16.63 closing price of our stock at September 30, 2006.

Prior to the adoption of SFAS No. 123R, we adopted the disclosure-only provision of SFAS No. 123, but applied APB Option No. 25, “Accounting for Stock Issued to Employees”, in accounting for our stock option plans. No compensation expense was recognized for the three and nine months ended September 30, 2005 under the provisions of APB No. 25. If we had elected to recognize compensation expense for options granted based on their fair values at the grant dates, consistent with Statement 123, net income and earnings per share would have changed to the pro forma amounts indicated below:

	Three Months Ended September 30, 2005	Nine Months Ended September 30, 2005
Net income as reported	$1,395,000	$3,615,000
Deduct: Total additional stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	(45,000)	(180,000)

Pro forma net income	$1,350,000	$3,435,000

Net income per share
Basic—as reported	$0.52	$1.36

Basic—pro forma	$0.50	$1.29

Diluted—as reported	$0.48	$1.24

Diluted—pro forma	$0.47	$1.18

AMERICAN PHYSICIANS SERVICE GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

September 30, 2006

(Unaudited)

16. Recent Accounting Pronouncements

In February, 2006 the Financial Accounting Standards Board issued Statement of Financial Accounting Standards, or SFAS, No. 155, Accounting for Certain Hybrid Financial Instruments, an amendment of FASB Statements No. 133 and 140. SFAS 155 becomes effective for all financial instruments acquired or issued after the beginning of an entity’s first fiscal year that begins after September 15, 2006. This Statement permits fair value remeasurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation; clarifies which interest-only strips and principal-only strips are not subject to the requirements of Statement 133; establishes a requirement to evaluate interests in securitized financial assets to identify interests that are freestanding derivatives or that are hybrid financial instruments that contain an embedded derivative requiring bifurcation; clarifies that concentrations of credit risk in the form of subordination are not embedded derivatives; and amends Statement 140 to eliminate the prohibition on a qualifying special-purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. We do not expect the adoption of this standard to have a material effect on our financial position, results of operations or cash flows.

In July 2006, the Financial Accounting Standards Board (FASB) issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109 (FIN 48), which clarifies the accounting and disclosure for uncertainty in tax positions, as defined. FIN 48 seeks to reduce the diversity in practice associated with certain aspects of the recognition and measurement related to accounting for income taxes. This interpretation is effective for fiscal years beginning after December 15, 2006. We have not yet determined the impact this interpretation will have on our results from operations or financial position.

In September, 2006 the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards, or SFAS No. 157, “Accounting for Fair Value Measurements”, effective for fiscal years beginning after November 15, 2007. This Statement defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles (GAAP), and expands disclosures about fair value measurements. This Statement applies under other accounting pronouncements that require or permit fair value measurements, the Board having previously concluded in those accounting pronouncements that fair value is the relevant measurement attribute. Accordingly, this Statement does not require any new fair value measurements. However, for some entities, the application of this Statement will change current practice. We do not expect the adoption of this standard to have a material effect on our financial position, results of operations or cash flows.

In September, 2006 the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards, or SFAS No. 158, “Accounting for Defined Benefit and Other Postretirement Plans” effective as of the end of the fiscal year ending after December 15, 2006. This Statement improves financial reporting by requiring an employer to recognize the overfunded or underfunded status of a defined benefit postretirement plan (other than a multiemployer plan) as an asset or liability in its statement of financial position and to recognize changes in that funded status in the year in which the changes occur through comprehensive income of a business entity. This Statement also improves financial reporting by requiring an employer to measure the funded status of a plan as of the date of its year-end statement of financial position, with limited exceptions. We do not expect the adoption of this standard to have a material effect on our financial position, results of operations or cash flows.

AMERICAN PHYSICIANS SERVICE GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

September 30, 2006

(Unaudited)

17. Plans for a Strategic Merger

On June 5, 2006 we announced plans for a strategic merger with our medical malpractice partner, American Physicians Insurance Exchange (“APIE”). Both APSG’s and APIE’s boards of directors voted to approve the transaction subject to approval by the Texas Department of Insurance, necessary filings with the SEC and the approval of the shareholders of APSG and subscriber-policyholders of APIE. The original purchase price was $33 million, comprised of approximately 1.7 million shares of APS common stock issued to the policyholders of APIE and the assumption of approximately $10.4 million in obligations, which will be converted to APS preferred stock with a cash redemption requirement. On August 24, 2006, we announced that we agreed to an increase in the purchase price of APIE, which was also approved by APIE. The revised purchase price is $39 million, comprised of approximately 2.1 million shares of APS common stock issued to the policyholders of APIE and the assumption of approximately $10.4 million in obligations, which will be converted to APS preferred stock with a 3% dividend and a cash redemption requirement payable over ten years. We can give no assurances that this merger will close, or if it does, that there will not be further changes to the terms of the deal. We will account for this transaction consistent with the Statement of Financial Standards No. 141, “Business Combinations”, whereby direct costs of the business combination are capitalized and become part of the total purchase price.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders

American Physicians Services Group, Inc.

Austin, Texas

We have audited the accompanying consolidated balance sheets of American Physicians Services Group, Inc. as of December 31, 2005 and 2004, and the related consolidated statements of income, stockholders’ equity and comprehensive income (loss), and cash flows for each of the three years in the period ended December 31, 2005. We have also audited the schedule listed in the accompanying index. These financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and schedule are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. According, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements and schedule, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statements and schedule presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of American Physicians Services Group, Inc. at December 31, 2005 and 2004, and the results of its operations and its cash flows for the each of the three years in the period ended December 31, 2005, in conformity with accounting principles generally accepted in the United States of America.

Also, in our opinion, the schedule presents fairly, in all material respects, the information set forth therein.

BDO Seidman, LLP

Houston, Texas

March 2, 2006

AMERICAN PHYSICIANS SERVICE GROUP, INC.

CONSOLIDATED BALANCE SHEETS

	December 31,
	2005	2004
	(In thousands)
ASSETS

Current Assets:
Cash and cash equivalents	$6,680	$9,673
Trade receivables, net	42	19
Management fees and other receivables	3,192	1,815
Notes receivable (Note 3)	599	777
Deposit with clearing organization	501	660
Investment in available-for-sale fixed income securities—current	9,662	1,983
Federal income tax receivable	—	76
Net deferred income taxes	355	124
Prepaid expenses and other current assets	632	642

Total current assets	21,663	15,769

Notes receivable, less current portion (Note 3)	326	141
Property and equipment, net (Note 6)	687	619
Investment in available-for-sale securities:
Equity	5,017	9,417
Fixed Income	3,584	2,920
Net deferred income tax asset	686	—
Goodwill	1,247	1,247
Other assets	295	330

Total Assets	$33,505	$30,443

The accompanying notes are an integral part of these consolidated financial statements.

AMERICAN PHYSICIANS SERVICE GROUP, INC.

CONSOLIDATED BALANCE SHEETS, cont’d

	December 31,
	2005	2004
	(In thousands except share data)
LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable—trade	$736	$266
Accrued incentive compensation	2,595	2,500
Accrued expenses and other liabilities (Note 7)	1,912	1,842
Deferred gain—current	469	488
Federal income tax payable	71	—

Total current liabilities	5,783	5,096

Payable under loan participation agreements	—	24
Deferred income tax liability	—	482
Deferred gain—non-current	—	627

Total liabilities	5,783	6,229

Minority interests	15	1
Commitments and contingencies (Note 9)

Shareholders’ Equity:
Preferred stock, $1.00 par value, 1,000,000 shares authorized, none issued or outstanding	—	—
Common stock, $0.10 par value, shares authorized 20,000,000; 2,784,120 and 2,624,372 issued and outstanding at 12/31/05 and 12/31/04, respectively (Note 18)	278	265
Additional paid-in capital	8,204	7,919
Retained earnings	18,737	13,948
Accumulated other comprehensive income, net of taxes	488	2,081

Total shareholders’ equity	27,707	24,213

Total Liabilities and Shareholders’ Equity	$33,505	$30,443

The accompanying notes are an integral part of these consolidated financial statements.

AMERICAN PHYSICIANS SERVICE GROUP, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31,
	2005	2004	2003
	(In thousands)
REVENUES
Financial services	$18,459	$16,705	$19,623
Insurance services	15,514	15,316	10,826

Total revenues	33,973	32,021	30,449

EXPENSES
Financial services	16,263	14,538	16,584
Insurance services	10,262	9,968	7,841
General and administrative	2,737	2,227	2,069
Gain on sale of assets	(134)	(56)	(8)

Total expenses	29,128	26,677	26,486

Operating income	4,845	5,344	3,963
Gain on investments, net (Note 5)	3,160	245	127
Loss on impairment of investments (Note 5)	(217)	(2,567)	—
Gain on extinguishment of debt	24	75	—

Income from continuing operations before interest, income taxes, minority interests and equity in earnings of unconsolidated affiliates	7,812	3,097	4,090

Interest income	587	365	304
Other income (loss)	124	15	(38)
Interest expense	10	7	7
Income tax expense (Note 10)	3,039	1,317	1,640
Minority interests	14	1	197
Equity in earnings of unconsolidated affiliates (Note 15)	—	—	260

Income from continuing operations	5,460	2,152	2,772

Discontinued operations (Note 13):
Gain on disposal of discontinued segment net of income tax expense of $14 in 2003	—	—	27

Net income	$5,460	$2,152	$2,799

The accompanying notes are an integral part of these consolidated financial statements.

AMERICAN PHYSICIANS SERVICE GROUP, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS, continued

(In thousands, except per share amounts)

	Year Ended December 31,
	2005	2004	2003
Net income per common share:
Basic:
Income from continuing operations	$2.03	$0.85	$1.26
Discontinued operations	—	—	0.01

Net income	$2.03	$0.85	$1.27

Diluted:
Income from continuing operations	$1.86	$0.76	$1.13
Discontinued operations	—	—	0.01

Net income	$1.86	$0.76	$1.14

Basic weighted average shares outstanding	2,688	2,545	2,207

Diluted weighted average shares outstanding	2,931	2,838	2,449

The accompanying notes are an integral part of these consolidated financial statements.

AMERICAN PHYSICIANS SERVICE GROUP, INC.

CONSOLIDATED STATEMENT OF CASH FLOWS

	Year Ended December 31,
	2005	2004	2003
	(In thousands)
Cash flows from operating activities:
Net Income	$5,460	$2,152	$2,799
Adjustments to reconcile net income to cash provided by (used in) operating activities:
Depreciation and amortization	364	304	206
Extinguishment of debt and other	297	39	164
Common stock awarded	159	231	—
Deferred compensation	150	—	—
Minority interest in consolidated earnings	14	1	197
Undistributed earnings of affiliates	—	—	(260)
Loss (gain) on sale of assets	(134)	(56)	(8)
Deferred gain on sale of building	(513)	(488)	(488)
Tax benefit from exercise of stock options	708	589	—
Impairment of investment	217	2,567	—
Gain on investments	(3,160)	(245)	(127)
Provision for bad debt	—	20	(58)
Changes in operating assets and liabilities:
Trade and other receivables	(23)	(179)	(325)
Trading account securities	—	67	66
Income tax receivable	(28)	1,602	(996)
Deferred income tax	(577)	744	2,511
Management fees & other receivables	(1,377)	(746)	(316)
Prepaid expenses & other assets	(81)	(74)	207
Receivable from clearing organization	159	—	—
Trade accounts payable	470	66	(138)
Deferred income	—	—	(122)
Accrued expenses & other liabilities	208	(1,137)	1,331

Net cash provided by operating activities	2,313	5,457	4,643

Cash flows from investing activities:
Capital expenditures	(307)	(421)	(319)
Proceeds from the sale of available-for-sale equity and fixed income securities	8,503	1,116	4,080
Purchase of available-for-sale equity securities	(11,688)	(4,405)	(5,697)
Purchase of minority interest	—	—	(2,050)
Receipts from (advances to) affiliate	—	—	175
Funds loaned to others	(810)	(620)	(155)
Collection of notes receivable	346	20	745

Net cash used in investing activities	(3,956)	(4,310)	(3,221)

Cash flows from financing activities:
Payment of long-term debt	—	—	—
Exercise of stock options	1,036	758	1,351
Purchase and cancellation of treasury stock	(1,715)	(703)	(285)
Dividends paid	(671)	(518)	—
Distribution to minority interest	—	—	(190)

Net cash provided by (used in) financing activities	(1,350)	(463)	876

Net change in cash and cash equivalents	(2,993)	684	2,298

Cash and cash equivalents at beginning of year	9,673	8,989	6,691

Cash and cash equivalents at end of year	$6,680	$9,673	$8,989

The accompanying notes are an integral part of these consolidated financial statements.

AMERICAN PHYSICIANS SERVICE GROUP, INC.

CONSOLIDATED STATEMENT OF SHAREHOLDERS’ EQUITY AND

COMPREHENSIVE INCOME (LOSS)

(In thousands)

	Common Stock	Additional Paid-In Capital	Retained Earnings	Comprehensive Income	Accumulated Other Comprehensive Income (loss)	Treasury Stock	Total Shareholders’ Equity
Balance December 31, 2002	$213	$5,584	$9,515	$—	$1,830	$—	$17,142
Comprehensive income:
Net income	—	—	2,799	2,799	—	—	2,799
Other comprehensive income, net of tax:
Unrealized loss on securities, net of reclassification adjustment (Note 21)	—	—	—	(2,201)	(2,201)	—	(2,201)
Comprehensive income	—	—	—	598	—	—	—
Treasury stock purchases	—	—	—	—	—	(284)	(284)
Retired treasury stock	(6)	(279)	—	—	—	284	—
Stock options exercised	38	1,313	—	—	—	—	1,351
Tax benefit from exercise of stock options	—	300	—	—	—	—	300

Balance December 31, 2003	$245	$6,918	$12,314	$—	($371)	$—	$19,106

Comprehensive income:
Net income	—	—	2,152	2,152	—	—	2,152
Other comprehensive income, net of tax:
Unrealized gain on securities, net of reclassification adjustment (Note 21)	—	—	—	2,452	2,452	—	2,452
Comprehensive income	—	—	—	4,604	—	—	—
Treasury stock purchases	—	—	—	—	—	(703)	(703)
Retired treasury stock	(7)	(696)	—	—	—	703	—
Stock options exercised	25	733	—	—	—	—	758
Tax benefit from exercise of stock options	—	589	—	—	—	—	589
Dividend paid (per share—$0.20)	—	—	(518)	—	—	—	(518)
Stock awarded	2	229	—	—	—	—	231
Forgiveness of Uncommon Care Debt	—	146	—	—	—	—	146

Balance December 31, 2004	$265	$7,919	$13,948	$—	$2,081	$—	$24,213

The accompanying notes are an integral part of these consolidated financial statements.

AMERICAN PHYSICIANS SERVICE GROUP, INC.

CONSOLIDATED STATEMENT OF SHAREHOLDERS’ EQUITY AND

COMPREHENSIVE INCOME (LOSS), continued

(In thousands, except per share amounts)

	Common Stock	Additional Paid-In Capital	Retained Earnings	Comprehensive Income	Accumulated Other Comprehensive Income (loss)	Treasury Stock	Total Shareholders’ Equity
Balance December 31, 2004	$265	$7,919	$13,948	$—	$2,081	$—	$24,213
Comprehensive income:
Net income	—	—	5,460	5,460	—	—	5,460
Other comprehensive income, Unrealized loss on securities, net of taxes of $821	—	—	—	(1,593)	(1,593)	—	(1,593)
Comprehensive income	—	—	—	3,867	—	—	—
Treasury stock purchases	—	—	—	—	—	(1,715)	(1,715)
Stock options exercised	25	1,011	—	—	—	—	1,036
Tax benefit from exercise of stock options	—	708	—	—	—	—	708
Dividend paid (per share— $0.25)	—	—	(671)	—	—	—	(671)
Cancelled treasury stock	(14)	(1,701)	—		—	1,715	—
Forgiveness of Uncommon Care debt	—	(40)	—	—	—	—	(40)
Stock awarded	1	158	—	—	—	—	159
Deferred Compensation	1	149	—	—	—	—	150

Balance December 31, 2005	$278	$8,204	$18,737	$—	$488	$—	$27,707

The accompanying notes are an integral part of these consolidated financial statements.

AMERICAN PHYSICIANS SERVICE GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2005, 2004 and 2003

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a) General

We, through our subsidiaries, provide financial services that include brokerage and asset management services to individuals and institutions, and insurance services that consist of management services for a malpractice insurance company. The financial services business has clients nationally. Insurance management is a service provided primarily in Texas, but is available to clients nationally. During the three years presented in the financial statements, financial services generated 54%, 52% and 64% of total revenues and insurance services generated 46%, 48% and 36% in 2005, 2004 and 2003, respectively.

(b) Management’s Estimates and Assumptions

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(c) Principles of Consolidation

The consolidated financial statements include our accounts and the accounts of our subsidiary companies more than 50% owned. Investments in affiliated companies and other entities, in which our investment is less than 50% of the common shares outstanding and where we exert significant influence over operating and financial policies, are accounted for using the equity method. Investments in other entities in which our investment is less than 20%, and in which we do not have the ability to exercise significant influence over operating and financial policies, are accounted for using the cost method. In the event that we retain sufficient risk of loss in a disposed subsidiary to preclude us from recognizing the transaction as a divestiture, we would continue to consolidate the subsidiary as an entity in which we have a variable interest under the guidance of FIN 46R.

We own 100% of our insurance services segment after repurchasing the 20% formerly owned by Florida Physicians Insurance Group, Inc. (“FPIC”), on September 30, 2003 (see Note 14). Before this date, we recorded minority interest to reflect the 20% of its net income or loss attributable to the minority shareholder.

All significant intercompany transactions and balances have been eliminated from the accompanying consolidated financial statements.

(d) Revenue Recognition

Our investment services revenues related to securities transactions are recognized on a trade date basis. Asset management revenues are recognized monthly based on the amount of funds under management.

Our insurance services revenues related to management fees are recognized monthly as a percentage of the earned insurance premiums of the managed company. The profit sharing component of the management services agreement is recognized when it is reasonably certain that the managed company will have an annual profit, generally in the fourth quarter of each year.

AMERICAN PHYSICIANS SERVICE GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2005, 2004 and 2003

(e) Marketable Securities

Our investments in debt and equity securities are classified in three categories and accounted for as follows:

Classification	Accounting
Held-to-maturity	Amortized cost

Trading securities	Fair value, unrealized gains and losses included in earnings

Available-for-sale	Fair value, unrealized gains and losses excluded from earnings and reported in equity as a component of accumulated other comprehensive income, net of applicable income taxes. Realized gains and losses are included in earnings.

We have included our marketable securities, held as inventory at our broker/dealer, in the trading securities category. We have included investments in marketable securities not held as inventory at our broker/dealer in the available-for-sale securities category.

We account for our equity and fixed income securities as available-for-sale. In the event a decline in fair value of an investment occurs, management may be required to determine if the decline in market value is other than temporary. Management’s assessments as to the nature of a decline in fair value are based on the quoted market prices at the end of a period, the length of time an investment’s fair value has been in decline and our ability and intent to hold the investment. If the fair value is less than the carrying value and the decline is determined to be other than temporary, an appropriate write-down is recorded against earnings.

(f) Property and Equipment

Property and equipment is stated at cost net of accumulated depreciation. Property and equipment is depreciated using the straight-line method over the estimated useful lives of the respective assets (3 to 5 years). Leasehold improvements are depreciated using the straight-line method over the life of the lease or their expected useful life, whichever is shorter.

(g) Long-Lived Assets

Long-lived assets, principally property and equipment, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. If the sum of the expected future undiscounted cash flows is less than the carrying amount of the asset, a loss is recognized if there is a difference between the fair value and carrying value of the asset.

Investments are evaluated for impairment in the event of a material change in the underlying business. Such evaluation takes into consideration our intent and time frame to hold or to dispose of the investment and takes into consideration available information, including recent transactions in the stock, expected changes in the operations or cash flows of the investee, or a combination of these and other factors. Management’s evaluation of our investments resulted in impairment charges in both 2005 and 2004, as detailed in Note 5 to these consolidated financial statements.

(h) Goodwill and Other Intangible Assets

Goodwill represents the excess of cost over the fair value of net assets acquired. We account for goodwill and other intangible assets according to the Statement of Financial Accounting Standards (“SFAS”) No. 142,

AMERICAN PHYSICIANS SERVICE GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2005, 2004 and 2003

“Goodwill and Other Intangible Assets”, which addresses financial accounting and reporting matters for acquired goodwill and other intangible assets. Under the provision of SFAS No. 142, goodwill is not amortized, but is evaluated annually for impairment or more frequently if circumstances indicate that impairment may exist. The goodwill valuation is largely influenced by projected future cash flows and, therefore, is significantly impacted by estimates and judgments.

We amortize other identifiable intangible assets on a straight-line basis over the periods expected to be benefited. The components of these other intangible assets, recorded in Other Assets in the accompanying consolidated balance sheets, consist primarily of a non-compete agreement.

(i) Allowance for Doubtful Accounts

When applicable, we record an allowance for doubtful accounts based on specifically identified amounts that we believe to be uncollectible. If our actual collections experience changes, revisions to our allowance may be required. We have a limited number of customers with individually large amounts due at any given balance sheet date. Any unanticipated change in one of those customers’ credit standing or rating could have a material affect on our results of operations in the period in which such changes or events occur. After all attempts to collect a receivable have failed, the receivable is written off against the allowance.

(j) Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is provided for deferred tax assets to the extent realization is not judged to be more likely than not.

(k) Cash and Cash Equivalents

Cash and cash equivalents include cash and highly liquid investments with a maturity date at purchase of 90 days or less. We deposit our cash and cash equivalents with high credit quality institutions. Periodically such balances may exceed applicable FDIC insurance limits. Management has assessed the financial condition of these institutions and believes the possibility of credit loss is minimal.

(l) Notes Receivable

Notes receivable are recorded at cost, less allowances for doubtful accounts when deemed necessary. Management, considering current information and events regarding the borrowers’ ability to repay their obligations, considers a note to be impaired when it is probable that we will be unable to collect all amounts due according to the contractual terms of the note agreement. When a loan is considered to be impaired, the amount of the impairment is measured based on the present value of expected future cash flows discounted at the note’s effective interest rate. Impairment losses are included in the allowance for doubtful accounts through a charge to bad debt expense. The present value of the impaired loan will change with the passage of time and may change because of revised estimates of cash flows or timing of cash flows. Such value changes are reported as bad debt expense in the same manner in which impairment initially was recognized. No interest income is accrued on impaired loans. Cash receipts on impaired loans are recorded as reductions of the principal amount.

AMERICAN PHYSICIANS SERVICE GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2005, 2004 and 2003

(m) Stock-Based Compensation

We have adopted the disclosure-only provisions of Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation (“Statement 123”), but apply Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, in accounting for our stock option plans. In 2003 we purchased 15,000 unexpired options from a grantee. This purchase in effect modified the terms of the option and, accordingly, we recognized $34,000 of compensation expense in 2003, as required for a modification of terms under FIN 44. No other compensation expense from stock-based compensation awards was recognized in 2005, 2004 and 2003. If we had elected to recognize compensation expense for options granted based on their fair values at the grant dates, consistent with Statement 123, net income and earnings per share would have changed to the pro forma amounts indicated below:

	Year Ended December 31,
	2005	2004	2003
Net income, as reported	$5,460,000	$2,152,000	$2,799,000

Add: Stock-based employee compensation expense included in net income, net of tax	—	—	22,000

Deduct: Total stock-based employee compensation expense determined under the fair value based method for all awards, net of related tax effects	(421,000)	(550,000)	(241,000)

Pro forma net income	$5,039,000	$1,602,000	$2,580,000

Net income per share
Basic—as reported	$2.03	$0.85	$1.27

Basic—pro forma	$1.87	$0.63	$1.17

Diluted—as reported	$1.86	$0.76	$1.14

Diluted—pro forma	$1.72	$0.56	$1.05

The stock-based employee compensation expense above was determined using the Black Scholes option- pricing model with the following assumptions:

	2005	2004	2003
Risk-free interest rate	4.33%	3.03%	2.44%
Expected holding period	3.6 years	3.8 years	3.8 years
Expected volatility	.363	.429	.407
Expected dividend yield	2.15%	-0-	-0-

(n) Recently Issued Accounting Pronouncements

In December 2004, the FASB issued SFAS 153, Exchanges of Nonmonetary Assets, an amendment of APB No. 29, Accounting for Nonmonetary Transactions. SFAS 153 requires exchanges of productive assets to be accounted for at fair value, rather than at carryover basis, unless (1) neither the asset received nor the asset surrendered has a fair value that is determinable within reasonable limits or (2) the transactions lack commercial substance. SFAS 153 is effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. The Company does not expect the adoption of this standard to have a material effect on its financial position, results of operations or cash flows.

AMERICAN PHYSICIANS SERVICE GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2005, 2004 and 2003

In December 2003, the Financial Accounting Standards Board published FIN No. 46-R, “Consolidation of Variable Interest Entities (revised December 2003),” superseding FIN 46, and exempting certain entities from the provisions of FIN 46. Generally, application of FIN 46-R is required in financial statements of public entities that have interests in structures commonly referred to as special-purpose entities for periods ending after December 15, 2003, and for other types of VIEs for periods ending after March 15, 2004. We currently do not have any variable interest entities therefore the adoption of this standard did not have a material effect on our financial position, results of operations or cash flows.

In December 2004, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards, or SFAS, No. 123 (revised 2004), Share-Based Payment. Statement 123(R) will provide investors and other users of financial statements with more complete and neutral financial information by requiring that the compensation cost relating to share-based payment transactions be recognized in financial statements. That cost will be measured based on the fair value of the equity or liability instruments used. Statement 123(R) covers a wide range of share-based compensation arrangements including share options, restricted share plans, performance-based awards, share appreciation rights, and employee share purchase plans. Statement 123(R) replaces FASB Statement No. 123, Accounting for Stock-Based Compensation, and supersedes APB Opinion No. 25, “Accounting for Stock Issued to Employees”. Statement 123, as originally issued in 1995, established as preferable a fair-value-based method of accounting for share-based payment transactions with employees. However, that Statement permitted entities the option of continuing to apply the guidance in Opinion 25, as long as the footnotes to financial statements disclosed what net income would have been had the preferable fair-value-based method been used. We are required to apply Statement 123(R) as of the first interim or annual reporting period that begins after December 15, 2005. We estimate that our pre-tax expense from applying 123 (R) in 2006 and 2007 will be $109,000 and $2,000 respectively, based on unvested options at December 31, 2005. We are unable to estimate the expense of any options that may be issued in 2006 and subsequent years due to the uncertainties of quantity, stock prices, and all other variables affecting such an estimate.

(o) Reclassification

Certain reclassifications have been made to amounts presented in 2004 and 2003 to be consistent with the 2005 presentation.

(2) MANAGEMENT FEES AND OTHER RECEIVABLES

Management fees and other receivables consist of the following:

	December 31,
	2005	2004
Management fees receivable	$2,723,000	$1,667,000
Accrued interest receivable	125,000	67,000
Other receivables	344,000	81,000

	$3,192,000	$1,815,000

We earn management fees by providing management services to American Physicians Insurance Exchange (“APIE”) under the direction of APIE’s Board of Directors. APIE is a reciprocal insurance exchange, which is wholly owned by its subscriber physicians. Subject to the direction of APIE’s Board, and subject to a management services agreement, FMI sells and issues medical insurance policies, investigates, settles and defends claims, and otherwise manages APIE’s affairs. The management agreement with FMI obligates APIE to

AMERICAN PHYSICIANS SERVICE GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2005, 2004 and 2003

pay management fees to FMI based on a percentage of APIE’s earned premiums before payment of reinsurance premiums. In addition, the management agreement provides that any profits, as defined, of APIE will be shared equally with FMI so long as the total payment (fees and profit sharing) does not exceed a cap based on premium levels. Management fees attributable to profit sharing were $2,007,000, $1, 929, 000, and $722,000 for the years ended December 31, 2005, 2004 and 2003. We earned total management fees and other related income of $15,514,000, $15,316,000, and $10,826,000, including management fee income of $11,038,000, $10,609,000, and $7,276,000 and including expense reimbursements, principally for our independent agents’ commissions, of $4,376,000, $4,482,000, and $3,373,000 for the years ended December 31, 2005, 2004 and 2003, respectively, related to these agreements.

The summarized financial information for APIE as of and for the year ended December 31, 2005, 2004 and 2003 is as follows:

	2005	2004	2003
Total Investments	$113,233,000	$97,874,000	$78,539,000
Other assets	61,600,000	47,854,000	44,981,000

Total Assets	$174,833,000	$145,728,000	$123,520,000

Total liabilities	$155,591,000	$133,827,000	$117,616,000
Member’s Equity	19,242,000	11,901,000	5,904,000

Total liablilities and member’s equity	$174,833,000	$145,728,000	$123,520,000

Total revenue	$69,866,000	$69,313,000	$56,148,000
Net income	$9,031,000	$5,815,000	$692,000

Other receivables in 2005, 2004 and 2003 are primarily from our brokerage and investment advisory services and are principally comprised of commissions earned by our brokers for trades in the last week of December 2005, 2004 and 2003.

AMERICAN PHYSICIANS SERVICE GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2005, 2004 and 2003

(3) NOTES RECEIVABLE

Notes receivable consist of the following:

	December 31,
	2005	2004
FemPartners, Inc. (Formerly due from Syntera HealthCare Corporation) Originally due September 1, 2004, the note has been amended three times since December 2003. Each amendment has extended the note and modified the payment terms. The current amendment calls for payments of interest plus principal of $10,000, quarterly, through 2006. The note is scheduled to be repaid in full in 2007 in three quarterly payments. The note contains an acceleration clause in the event that FemPartners conducts an initial public offering or other public sale.	$390,000	$420,000

APS Financial Joint Venture Partner
Unsecured term note, principal and interest, at 8% payable monthly until maturity on October 15, 2005. This note was written off in 2005 with a total charge at the time of write-off amounting to $160,000.	- 0 -	235,000

Alianza
Alianza identifies under-payments from insurance companies to medical providers and recovers the additional amounts. Our loan is to be repaid from recovery proceeds, with APS receiving a higher percentage of proceeds if the advances are not repaid within twelve months. In lieu of interest, we are to receive 15% of gross recoveries.	301,000	- 0 -

Employees

Loans are periodically made to non-officer employees, primarily as employment retention inducements. Employee notes receivable at December 31, 2005 consisted of three notes of $73,000, $86,000, and $75,000, which are being amortized through May 2006, December 2006, and June 2007, respectively, provided the employees remain with us; and a note for $8,000 due currently.

Employee notes receivable at December 31, 2004 consisted of two notes of $2,000 and $248,000, which are being amortized through October 31, 2005 and June 30, 2006, respectively, provided the employees remain with us; a note for $14,000 due currently; and two loans totaling $13,000 to a key employee for advanced education fees. The latter two notes are forgivable in the amount of approximately $13,000 on each January 1st that the employee is employed by the Company beginning in 2001 and continuing through 2005. They are due within 90 days should the employee terminate employment.	242,000	277,000

	933,000	932,000
Less current portion and allowance for doubtful accounts of $8,000 and $14,000 in 2005 and 2004, respectively.	(607,000)	(791,000)

Long term portion	$326,000	$141,000

AMERICAN PHYSICIANS SERVICE GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2005, 2004 and 2003

(4) FAIR VALUE OF FINANCIAL INSTRUMENTS

For financial instruments the estimated fair value equals the carrying value as presented in the consolidated balance sheets. Fair value estimates, methods, and assumptions are set forth below for our financial instruments.

Notes Receivable

The fair value of notes has been determined using discounted cash flows based on our management’s estimate of current interest rates for notes of similar credit quality. The carrying value of notes receivable approximates their fair value.

Deposit with Clearing Organization

The carrying amounts approximate fair value because the funds can be withdrawn on demand and there is no unanticipated credit concern.

Limitations

Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. Fair value estimates are based on existing financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in the aforementioned estimates.

(5) MARKETABLE SECURITIES

The following table summarizes by major security type the cost, fair market value, and unrealized gains and losses of the investments that we have classified as available-for-sale:

	Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
December 31, 2005

Governmental obligations	$12,418,000	$12,000	$(60,000)	$12,370,000
Corporate obligations	888,000	1,000	(13,000)	876,000
Equity securities	4,217,000	800,000	—	5,017,000

Total	$17,523,000	$813,000	$(73,000)	$18,263,000

December 31, 2004

Governmental obligations	$3,492,000	$—	$(26,000)	$3,466,000
Corporate obligations	1,406,000	51,000	(20,000)	1,437,000
Equity securities	6,268,000	3,149,000	—	9,417,000

Total	$11,166,000	$3,200,000	$(46,000)	$14,320,000

Amounts reflected in the table above include equity securities of HealthTronics with a fair value of $1,095,000 and $5,900,000 and corporate obligations of HealthTronics with a fair value of zero and $944,000 at December 31,

AMERICAN PHYSICIANS SERVICE GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2005, 2004 and 2003

2005 and 2004, respectively. At December 31, 2005 and 2004, amounts also include equity securities of Financial Industries Corporation (“FIC”) with a fair value of $3,196,000 and $3,080,000, respectively.

Maturities of fixed income securities were as follows at December 31, 2005:

	Cost	Fair Value
Due within one year	$9,689,000	$9,662,000
Due after one year	3,617,000	3,584,000

Total	$13,306,000	$13,246,000

HealthTronics is the largest provider of lithotripsy (a non-invasive method of treating kidney stones) services in the United States and is an international supplier of specialty vehicles for the transport of high technology medical, broadcast/communications and homeland security equipment. Through selling of shares since our initial investment of 3,540,000 shares in 1989, our holdings of common stock at December 31, 2005 stood at 143,000, or less than 1% of the common stock outstanding. We account for HealthTronics as an available-for-sale equity security and record changes in its value, net of tax, in our balance sheet as part of “accumulated other comprehensive income.”

Financial Industries Corporation (“FIC”) is a holding company primarily engaged in the life insurance business through ownership of several life insurance companies. In June 2003, we purchased from FIC and the Roy F. and Joann Mitte Foundation, 339,879 shares of FIC’s common stock as an investment. Earlier in 2003 we had purchased 45,121 FIC shares in the open market. The 385,000 shares represented an approximate $5,647,000, which was all sourced from our cash reserves. During 2004, the value of our investment in FIC had declined significantly. In October 2004, we determined that this decline in market price was “other than temporary” as defined in Statements of Financial Accounting Standards (SFAS) No. 115, Accounting for Certain Investments in Debt and Equity Securities, as amended. Consequently, we recorded pretax charges to earnings totaling $2,567,000 in 2004. These charges reduced our cost basis in FIC from $5,647,000, or $14.67 per share, to $3,080,000, or $8.00 per share which was equal to the quoted market price of FIC shares on December 31, 2004. During 2005, we took additional pretax charges to earnings totaling $135,000, further reducing our cost basis in FIC to $2,945,000, or $7.65 per share. While we currently continue to have the ability and the intent to hold the stock indefinitely, we concluded that the additional uncertainty created by FIC’s late filings, together with the lack of its current financial information, dictated that the 2004 and 2005 declines should be viewed as other than temporary. In July, 2005 FIC was able to file its 2003 Form 10-K but has yet to file any 2004 or 2005 Forms 10-Q or 10-K and thus continues to be de-listed on the NASDAQ Stock Market. We will continue to monitor and evaluate the situation at FIC and further determine if changes in fair market value of the investment are temporary or “other than temporary”.

The following table summarizes our recognized gains and losses on investments. Costs on assets sold were determined on the basis of specific identification.

	Year ended December 31,
	2005	2004	2003
Proceeds from sales	$8,503,000	$1,116,000	$4,080,000

Gain on investments, net	3,160,000	245,000	127,000

Loss on impairment of investments	(217,000)	(2,567,000)	—

Net gains (losses)	$2,943,000	$(2,322,000)	$127,000

AMERICAN PHYSICIANS SERVICE GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2005, 2004 and 2003

(6) PROPERTY AND EQUIPMENT

Property and equipment consists of the following:

	December 31,
	2005	2004
Equipment	$1,289,000	$1,150,000
Furniture	647,000	628,000
Software	783,000	643,000
Leasehold improvements	332,000	332,000

	3,051,000	2,753,000

Accumulated depreciation	(2,364,000)	(2,134,000)

	$687,000	$619,000

Property and equipment are stated at cost. Depreciation expense of $239,000, $181,000 and $173,000 in 2005, 2004 and 2003, respectively, is computed principally on the straight-line method over the estimated useful lives of the assets. The useful lives for equipment ranges from three to five years, furniture ranges from five to seven years, software is depreciated over three years, and leasehold improvements are depreciated over the life of the lease or their expected useful life, whichever is shorter.

(7) ACCRUED EXPENSES AND OTHER LIABILITIES

Accrued expenses and other liabilities consist of the following as of December 31:

	2005	2004
Commissions payable	$1,258,000	$1,260,000
Taxes payable	219,000	205,000
401(k) plan matching	208,000	169,000
Vacation payable	161,000	153,000
Other	66,000	55,000

	$1,912,000	$1,842,000

(8) DEFERRED GAIN

In November 2001 we sold all of the remaining 46,000 square feet of condominium space we owned in an office project located in Austin, Texas to our former affiliate, HealthTronics. In conjunction with the sale we leased back approximately 23,000 square feet that housed our operations prior to the sale. Gain on the sale amounted to approximately $5.1 million, of which $1.9 million was recognized in 2001 and the balance of gain was deferred. Deferred income of approximately $2.4 million related to our continuing involvement in 50% of the useable space was recorded and is being recognized monthly over the five-year lease term through September 2006. Income recognition related to this deferral was $512,692 in 2005, and $488,000 in 2004 and 2003. In addition, 15% of the gain ($0.76 million) related to our then 15% ownership in the purchaser was deferred as we accounted for HealthTronics using the equity method of accounting through the year ended December 31, 2001. We reduced our investment in HealthTronics and subsequently recognized a proportionate percentage of the deferred gain, amounting to $133,000, $56,000 and $8,000 in 2005, 2004, and 2003, respectively. Recognition of the deferred gain is recorded as a reduction of rent expense in operating expenses in the accompanying financial statements.

AMERICAN PHYSICIANS SERVICE GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2005, 2004 and 2003

(9) COMMITMENTS AND CONTINGENCIES

Rental expenses under all operating leases were $1,133,000, $1,098,000, and $997,000, for the years ended December 31, 2005, 2004 and 2003, respectively. Future minimum payments for leases that extend for more than one year through 2010 were $278,000; $164,000; $34,000; $5,000, $0 for 2006, 2007, 2008, 2009 and 2010, respectively.

We are involved in various claims and legal actions that have arisen in the ordinary course of business. Management believes that any liabilities arising from these actions will not have a significant adverse effect on our consolidated financial condition or results of operations.

(10) INCOME TAXES

Income tax expense consists of the following:

	Year Ended December 31,
	2005	2004	2003
Continuing Operations:

Federal
Current	$2,577,000	$1,049,000	$(978,000)
Tax benefit of stock options	708,000	589,000	—
Deferred	(446,000)	(505,000)	2,511,000
State-Current	200,000	184,000	107,000

Total from Continuing Operations	3,039,000	1,317,000	1,640,000

Discontinued Operations	—	—	14,000

	$3,039,000	$1,317,000	$1,654,000

A reconciliation of expected income tax expense computed by applying the United States federal statutory income tax rate of 34% to earnings from continuing operations before income taxes to tax expense from continuing operations in the accompanying consolidated statements of operations follows:

	Year Ended December 31,
	2005	2004	2003
Expected federal income tax expense from continuing operations	$2,889,000	$1,179,000	$1,500,000
State taxes	132,000	121,000	72,000
Minority interest	—	—	67,000
Other, net	18,000	17,000	1,000

	$3,039,000	$1,317,000	$1,640,000

AMERICAN PHYSICIANS SERVICE GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2005, 2004 and 2003

The tax effect of temporary differences that gives rise to significant portions of deferred tax assets and deferred tax liabilities at December 31, 2005 and 2004 are presented below:

	Year Ended December 31,
	2005	2004
Current deferred tax assets (liabilities):
Accrued expenses	$334,000	$113,000
Allowance for doubtful accounts	21,000	11,000

Total current deferred tax asset	355,000	124,000

Non-current deferred tax assets (liabilities):
Write-off of investment in excess of tax loss	946,000	873,000
Other investments	—	8,000
Sales/Leaseback deferred income	159,000	378,000
Investment in available-for-sale securities	(175,000)	(677,000)
Market value allowance on investments	(251,000)	(1,072,000)
Other	168,000	136,000
Tax depreciation in excess of book	(161,000)	(128,000)

Total non-current net deferred tax liability	686,000	(482,000)

Net deferred tax asset (liability)	$1,041,000	$(358,000)

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. Based upon the level of historical taxable income and projections for future taxable income over the periods that the deferred tax assets are deductible, management believes it is more likely than not that we will realize the benefits of these deductible differences at December 31, 2005.

(11) EMPLOYEE BENEFIT PLANS

We have an employee benefit plan qualifying under Section 401(k) of the Internal Revenue Code for all eligible employees. Employees become eligible upon meeting certain service and age requirements. Employee deferrals may not exceed $14,000 in 2005 unless participant is over age 50, in which case the maximum deferral is $18,000. We may, at our discretion, contribute up to 200% of the employees’ deferred amount. For the years ended December 31, 2005, 2004 and 2003 our contributions aggregated $208,000, $170,000 and $176,000, respectively.

In December 2004, the Board of Directors approved the “American Physicians Service Group, Inc. Affiliate Group Deferred Compensation Master Plan” (“Deferred Compensation Plan”), a non-qualified compensation plan designed to give us more flexibility in compensating key employees and directors through ownership of our common stock. The adoption of the Deferred Compensation Plan was approved by our shareholders at the 2005 Annual Meeting. Under the Deferred Compensation Plan we may elect to defer a portion of an employee’s incentive compensation or director’s board compensation in the form of a deferred stock grant. Shares become eligible for withdrawal with the passage of time and participants may withdraw eligible shares upon attaining the

AMERICAN PHYSICIANS SERVICE GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2005, 2004 and 2003

age of sixty or upon leaving our service. Plan participants may withdraw all shares granted to them ratably over four years, provided they have entered into a non-competition agreement with us. We plan for this to be an unfunded plan. Shares to be withdrawn will be purchased in the open market or issued from the authorized shares. In 2005, a total of 21,108 shares were awarded, for which we recorded an expense of $252,000.

(12) STOCK OPTIONS

We have adopted, with shareholder approval, the “2005 Incentive and Non-Qualified Stock Option Plan” (“Incentive Plan”). The Incentive Plan provides for the issuance of up to 350,000 shares of common stock to our directors and key employees. A total of 113,000 of these options have been granted as of December 31, 2005, all of which are exercisable. Simultaneously with shareholder approval of the Incentive Plan, we cancelled the 149,000 shares not granted under the “1995 Incentive and Non-Qualified Stock Option Plan” (“the 1995 Plan”). Under the 1995 Plan 460,000 options remain unexercised, of which 370,000 are exercisable at December 31, 2005.

The exercise price for each non-qualified option share is determined by the Compensation Committee of the Board of Directors (“the Committee”). The exercise price of a qualified incentive stock option has to be at least 100% of the fair market value of such shares on the date of grant of the option. Under the Plans, option grants are limited to a maximum of ten-year terms; however, the Committee has issued all currently outstanding grants with five-year terms. The Committee also determines vesting for each option grant and substantially all outstanding options vest in two or three approximately equal annual installments beginning one year from the date of grant.

Presented below is a summary of the stock options held by our employees and our directors and the related transactions for the years ended December 31, 2005, 2004 and 2003.

	Years Ended December 31,
	2005		2004		2003
	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
Balance at January 1	721,000	$6.04	815,000	$4.49	939,000	$3.51
Options granted	113,000	11.60	146,000	9.93	330,000	6.46
Options exercised	(251,000)	4.13	(240,000)	3.16	(378,000)	3.57
Options repurchased	—	—	—	—	(15,000)	4.29

Options forfeited/expired	(10,000)	9.10	—	—	(61,000)	5.73

Balance at December 31	573,000	$7.92	721,000	$6.04	815,000	$4.49

Options exercisable	483,000	$7.96	389,000	$5.80	289,000	$3.01

The weighted average fair value (the theoretical option value calculated using the Black Scholes option pricing model) of Company stock options granted is $3.19, $3.58 and $2.20 per option during the years ended December 31, 2005, 2004 and 2003, respectively. In this case, as of December 31, 2005, the weighted average theoretical option value per share of Company stock options ($14.79) less the weighted average exercise price of options granted ($11.60) equals the weighted average fair value of options granted ($3.19).

AMERICAN PHYSICIANS SERVICE GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2005, 2004 and 2003

The following table summarizes the Company’s options outstanding and exercisable options at December 31, 2005:

	Stock Options Outstanding			Stock Options Exercisable
Range of Exercise Prices	Shares	Average Remaining Contractual Life	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
$2.50 to $9.00	209,000	1.6 years	$4.00	179,000	$3.95
$9.01 to $11.95	364,000	3.8 years	$10.17	304,000	$10.31

Total	573,000			483,000

(13) DISCONTINUED OPERATIONS

Effective November 1, 2002, we completed the sale of APS Consulting to its management as we determined the division’s operations were not consistent with our long-term strategic plan. We sold all of our APS Consulting shares for a de minimus amount of cash plus a $250,000 seven-year term note at the prime rate plus 3%. Our existing contract, which was entered into October 1, 2002, provides administrative support services to APS Consulting for a period of approximately seven years, and remained in effect. Fees under this contract are dependent on APS Consulting’s pre-tax earnings but may not be less than $200,000 or more than $518,000 over the life of the agreement. Because we were dependent upon the future successful operation of the division to collect our proceeds from the disposal and because we had a security interest in the assets of the division, we had retained a sufficient risk of loss to preclude us from recognizing the divestiture of APS Consulting under the guidance of FASB Interpretation No 46. Accordingly, we did not recognize the divestiture of APS Consulting and continued to consolidate the division as an entity in which we have a variable interest that will absorb the majority of the entity’s operating losses if they occurred.

Effective November 1, 2003, APS Consulting was able to obtain third party financing and repay their note payable to us in exchange for our agreeing to discount the note by $35,000. We provided no guarantees or credit enhancements in connection with APS Consulting securing this financing. Accordingly, we no longer have a risk of loss related to these operations and have recognized the transaction as a divestiture. As a result, we ceased consolidation of APS Consulting financial statements effective November 1, 2003. In addition, we were able to recognize a gain of $27,000, net of tax, and administrative support fees totaling $84,000 for the period from November 1, 2002 through October 31, 2003 that had previously been eliminated as intercompany revenues. The accompanying financial statements reflect the financial position, results of operations and cash flows of APS Consulting as discontinued operations.

(14) REPURCHASE OF MINORITY INTEREST

On October 1, 2003 we purchased for $2,050,000 cash the 20% interest in APS Insurances Services, Inc., which was owned by FPIC Insurance Group, Inc. (“FPIC”). We believe the acquisition provided us more control over operating decisions and improved our earnings and return on capital with minimal risk. As a result of this transaction, we now own a 100% interest in APS Insurance Services. Prior to our repurchase of the minority interest, we consolidated the assets, liabilities and operations of APS Insurance Services and recorded 20% of its after tax net income as minority interest. As a part of the purchase agreement we maintained an agreement with FPIC that limits them from competing with us in Texas through February 2007. The Company has assigned a value of $410,000 to this non-compete agreement based on a determination by an outside consulting firm. The agreement is being amortized on the straight-line method through its expiration in 2007.

AMERICAN PHYSICIANS SERVICE GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2005, 2004 and 2003

The total cost of the acquisition was $2,050,000 and was allocated to the 20% interest acquired in APS Insurance Services based on the fair values of its net assets on the date of acquisition, in accordance with the purchase method of accounting for business combinations.

A summary of the purchase price allocation for this transaction is as follows:

Purchase price of 20% interest	$2,050,000
Basis of recorded minority interest	(393,000)
Allocated to non-competition agreement	(410,000)

Excess of purchase price over assets acquired (goodwill)	$1,247,000

Other intangible assets as of December 31, 2005 and 2004, subject to amortization expense, contains the following:

	Gross Carrying Amount	Accumulated Amortization	Net
For the year ended December 31, 2005
Non-compete	$410,000	$270,000	$140,000
Managing general agent license	160,000	38,000	122,000

Total	570,000	308,000	262,000

For the year ended December 31, 2004
Non-compete	$410,000	$149,000	$261,000
Managing general agent license	160,000	34,000	126,000

Total	570,000	183,000	387,000

We assume no residual value and estimate annual amortization expense over the remaining life of the non-compete agreement to be as follows:

Year	Amount
2006	120,000
2007	20,000

AMERICAN PHYSICIANS SERVICE GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2005, 2004 and 2003

The unaudited pro forma income statement data below for the year ended December 31, 2003 show the impact of the repurchase as if it had happened prior to the reporting periods:

2003
Revenue:
As reported	$30,449,000
Pro forma	30,449,000

Net earnings as reported	$2,799,000

Add: Minority Interest attributable to APS Insurance Services, net of income taxes	197,000

Pro forma net earnings	$2,996,000

Earnings per share:
Basic—as reported	$1.27

Basic—pro forma	$1.36

Diluted—as reported	$1.14

Diluted—pro forma	$1.22

(15) INVESTMENT IN UNCONSOLIDATED AFFILIATES

For the year ended December 31, 2005, 2004 and 2003, respectively, our equity in the earnings of unconsolidated affiliates consisted of the following:

	December 31,
	2005	2004	2003
Prime Medical Services, Inc.	$—	$—	$—

Uncommon Care	—	—	$260,000

Earnings	$—	$—	$260,000

On October 12, 1989, we purchased 3,540,000 shares (42%) of the common stock of Prime Medical. In the ensuing years, the sale of stock, stock exchanges and stock issuances reduced our ownership and at December 31, 2005 our holdings stood at 143,000 or less than 1% of the common stock outstanding.

In connection with the sales of Prime Medical (or HealthTronics as of 2004) shares during the year, we recognized gains of $3,020,000 in 2005, $245,000 in 2004, and $64,000 in 2003. The gains are classified as “Gain on Sale of Investments” in the accompanying consolidated financial statements. Changes in market value of our HealthTronics shares are included in shareholders’ equity as “accumulated other comprehensive income.”

HealthTronics is an SEC registrant and additional information on the company can be found on the SEC’s web site at www.sec.gov.

On January 1, 1998 we invested approximately $2,078,000 in the convertible preferred stock of Uncommon Care, Inc. and extended notes totaling $4,430,000. Uncommon Care is a developer and operator of Alzheimer’s care facilities. We accounted for Uncommon Care using the equity method.

AMERICAN PHYSICIANS SERVICE GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2005, 2004 and 2003

Recording our share of Uncommon Care’s accumulated losses had reduced the carrying value of our investment and our notes to zero by December 31, 2002. Following Uncommon Care’s payment default to its senior lender in 2003 we sold our interest for a de minimus amount and wrote off the notes.

Some of our officers and directors participated in the $2,400,000 line of credit to Uncommon Care. For financial purposes this participation has been treated as a secured borrowing. In the aggregate, these officers and directors contributed approximately $259,000 to fund a 10.8% interest in the loan. They participate in the loan under the same terms as the Company.

We recorded $24,000 and $75,000 in 2005 and 2004, respectively, as gain on forgiveness of debt. These gains represent that amount of liability that was released in the respective periods by participants in our loan to a former affiliate, net of any interest due them fro prior period payments made by that affiliate. Due to poor operating results, Uncommon Care was in default and not making scheduled payments under its loan agreement with us in which the participations had been sold. As a result, the loan participants released us from any obligations under thee participation agreements. The $24,000 recorded in 2005 represents the final loan obligation to be released.

During 2003 we decided not to extend any future cash advances to Uncommon Care. Consequently, we took into income cash payments previously received from Uncommon Care. Total cash receipts recorded as equity in earnings of unconsolidated affiliates was $260,000 in 2003.

(16) SEGMENT INFORMATION

Our segments are distinct by type of service provided. Each segment has its own management team and separate financial reporting. Our Chief Executive Officer allocates resources and provides overall management based on the segments’ financial results.

Our financial services segment includes brokerage and asset management services to individuals and institutions.

Our insurance services segment includes financial management for an insurance company that provides professional liability insurance to doctors.

Corporate is the parent company and derives its income from interest, investments and dividends paid by the other segments.

Income from the discontinued consulting segment was derived from operations in 2002 and from gains on disposal in 2003.

AMERICAN PHYSICIANS SERVICE GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2005, 2004 and 2003

	2005	2004	2003
Operating Revenues
Financial services	$18,459,000	$16,705,000	$19,623,000
Insurance services	15,514,000	15,316,000	10,826,000
Other	1,600,000	4,760,000	2,567,000

	$35,573,000	$36,781,000	$33,016,000

Reconciliation to Consolidated Statements of Operations:
Total segment revenues	35,573,000	36,781,000	33,016,000
Less: intercompany dividends	(1,600,000)	(4,760,000)	(2,567,000)

Total Revenues	$33,973,000	$32,021,000	$30,449,000

Operating Income (Loss):
Financial services	2,196,000	2,167,000	3,039,000
Insurance services	5,252,000	5,348,000	2,985,000
Other	(1,003,000)	2,589,000	506,000

	$6,445,000	$10,104,000	$6,530,000

Reconciliation to Consolidated Statements of Operations:
Total segment operating profit	$6,445,000	$10,104,000	$6,530,000
Less: intercompany dividends	(1,600,000)	(4,760,000)	(2,567,000)

Operating income	4,845,000	5,344,000	3,963,000
Gain (loss) on investments	2,943,000	(2,322,000)	127,000
Gain on extinguishment of debt	24,000	75,000	—

Income from continuing operations before interest, income taxes, minority interests and equity in gain and loss of unconsolidated affiliates	7,812,000	3,097,000	4,090,000
Interest income	587,000	365,000	304,000
Other income	124,000	15,000	(38,000)
Interest expense	10,000	7,000	7,000
Income tax expense	3,039,000	1,317,000	1,640,000

Minority interests	14,000	1,000	197,000
Equity in profit (loss) of affiliates	—	—	260,000

Income from continuing operations	5,460,000	2,152,000	2,772,000

Gain on disposal of discontinued operations, net of income tax	—	—	27,000

Net income	$5,460,000	$2,152,000	$2,799,000

AMERICAN PHYSICIANS SERVICE GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2005, 2004 and 2003

	2005	2004	2003
Identifiable assets:
Financial services	$6,061,000	$5,106,000	$4,970,000
Insurance services:
Intangible assets	1,387,000	1,507,000	1,627,000
Other	5,033,000	4,526,000	3,965,000
Corporate:
Investment in available for sale securities	18,263,000	14,320,000	9,626,000
Other	2,761,000	4,984,000	5,450,000

	$33,505,000	$30,443,000	$25,638,000

Capital expenditures:
Financial services	$47,000	$10,000	$32,000
Insurance Services	187,000	362,000	160,000
Corporate	73,000	49,000	31,000
Discontinued Operations	—	—	96,000

	$307,000	$421,000	$319,000

Depreciation/amortization expenses:
Financial services	$28,000	$27,000	$31,000
Insurance Services	274,000	217,000	110,000
Corporate	62,000	60,000	65,000
Discontinued Operations	—	—	—

	$364,000	$304,000	$206,000

During the years ended December 31, 2005, 2004 and 2003, a single customer represented 46% ($15,514,000), 48% ($15,316,000) and 36% ($10,826,000) of our consolidated revenues.

At December 31, 2005, 2004 and 2003 we had long-term contracts with that customer and were therefore not vulnerable to the risk of a near-term severe impact from a reasonably possible loss of the revenue. However, should that customer default or be unable to satisfy its contractual obligations, there would be a material adverse effect on our financial condition and results of operations.

Operating income (loss) is operating revenues less related expenses and is all derived from domestic operations. Identifiable assets are those assets that are used in the operations of each business segment (after elimination of investments in other segments). Corporate assets consist primarily of cash and cash equivalents, notes receivable, investments in available-for-sale securities, investments in affiliates and intangible assets.

AMERICAN PHYSICIANS SERVICE GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2005, 2004 and 2003

(17) NET INCOME PER SHARE

Basic income per share are based on the weighted average shares outstanding without any dilutive effects considered. Diluted earnings per share reflects dilution from all contingently issuable shares, including options. A reconciliation of income and average shares outstanding used in the calculation of basic and diluted earnings per share from continuing and discontinued operations follows:

	For the Year Ended December 31, 2005
	Income (Numerator)	Shares (Denominator)	Per-Share Amount
Income from continuing operations	$5,460,000
Basic EPS:
Income available to common stockholders	5,460,000	2,688,000	$2.03

Effect of dilutive securities	—	243,000

Diluted EPS:
Income available to common stockholders	$5,460,000	2,931,000	$1.86

	For the Year Ended December 31, 2004
	Income (Numerator)	Shares (Denominator)	Per-Share Amount
Income from continuing operations	$2,152,000
Basic EPS:
Income available to common stockholders	2,152,000	2,545,000	$0.85

Effect of dilutive securities	—	293,000

Diluted EPS:
Income available to common stockholders	$2,152,000	2,838,000	$0.76

	For the Year Ended December 31, 2003
	Income (Numerator)	Shares (Denominator)	Per-Share Amount
Income from continuing operations	$2,772,000
Discontinued operations, net of tax	27,000
Basic EPS:
Income available to common stockholders	2,799,000	2,207,000	$1.27

Effect of dilutive securities	—	242,000

Diluted EPS:
Income available to common stockholders	$2,799,000	2,449,000	$1.14

AMERICAN PHYSICIANS SERVICE GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2005, 2004 and 2003

(18) SHAREHOLDERS’ EQUITY

The following table presents changes in shares outstanding for the period from December 31, 2003 to December 31, 2005:

	Common Shares Outstanding	Treasury Stock
Balance December 31, 2002	2,133,843	—
Options excercised	377,800	—
Treasury stock purchases	—	56,976
Treasury stock retirements	(56,976)	(56,976)

Balance December 31, 2003	2,454,667	—

Options excercised	240,200	—
Treasury stock purchases	—	70,495
Treasury stock retirements	(70,495)	(70,495)

Balance December 31, 2004	2,624,372	—

Options excercised	251,000	—
Deferred compensation	47,855	—
Treasury stock purchases	—	139,107
Treasury stock retirements	(139,107)	(139,107)

Balance December 31, 2005	2,784,120	—

(19) SUPPLEMENTAL CONSOLIDATED QUARTERLY FINANCIAL DATA (UNAUDITED)

Quarter to quarter comparisons of results of operations have been and may be materially impacted by bond market conditions and whether or not there are profits at the medical malpractice insurance company which we manage and whose profits we share. We believe that the historical pattern of quarterly sales and income as a percentage of the annual total may not be indicative of the pattern in future years. The following tables set forth selected quarterly consolidated financial information for the years ended December 31, 2005, 2004 and 2003:

2005	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
	(In thousands, except per share data)
Revenues	$6,662	$7,033	$9,182	$11,096

Net Income	853	1,367	1,395	1,845

Basic net income per share:	$0.32	$0.51	$0.52	$0.67

Diluted income per share:	$0.30	$0.48	$0.48	$0.64

2004

Revenues	$7,290	$7,295	$7,593	$9,843

Net Income	694	689	(834)	1,603

Basic net income per share:	$0.28	$0.28	$(0.32)	$0.62

Diluted income per share:	$0.25	$0.25	$(0.32)	$0.58

AMERICAN PHYSICIANS SERVICE GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2005, 2004 and 2003

Results for the fourth quarter of 2005, 2004 and 2003 include profit sharing with APIE totaling $2,007,000, $1,929,000 and $722,000, respectively.

Certain amounts previously classified as cost of revenues at Insurance Services have been classified as general and administrative in the consolidated statements of income for the years ended 2004 and 2003. For the year ended December 31, 2004 the amount of reclassifications totaled $590,000. For the year ended December 31, 2003 the amount of reclassifications totaled $741,000.

(20) CONCENTRATION OF CREDIT RISK

Marketable securities

As of December 31, 2005 we owned marketable securities of HealthTronics and Financial Industries Corporation with a combined fair market value of $4,291,000, or approximately 13% of our total assets. An event having a material adverse effect on HealthTronics and/or Financial Industries, and resulting in a devaluation of their securities could also have a material adverse effect on our results of operations.

Geographic concentration of insurance services

Most of the managed insurance company’s business is concentrated in Texas. Regulatory or judicial actions in that state that affected rates, competition, or tort law could have a significant impact on the insurance company’s business. Consequently, our insurance management business, which is based on the premiums and profitability of the managed company, could be adversely affected.

Financial market concentration of investment services

Investment Services derives most of its revenue through commissions earned on the trading of fixed-income securities. Should conditions reduce the market’s demand for fixed-income products, and should Investment Services be unable to shift it emphasis to other financial products, it could have a material adverse impact on our financial condition and results of operations.

(21) OTHER COMPREHENSIVE INCOME

The following chart discloses the reclassification adjustments for gains and losses included in net income during the years ended December 31:

2005	Before-Tax Amount	Tax (Expense) or Benefit	Net-of-Tax Amount

Unrealized holding gains arising during the period	$254	$(87)	$167
Reclassification adjustment for gains included in net income	(2,667)	907	(1,760)

Net unrealized losses on securities	$(2,413)	$820	$(1,593)

2004
Unrealized holding gains arising during the period	$1,393	$(474)	$919
Reclassification adjustment for losses included in net income	2,322	(789)	1,533

Net unrealized gains on securities	$3,715	$(1,263)	$2,452

2003
Unrealized holding losses arising during the period	$(3,246)	$1,104	$(2,142)
Reclassification adjustment for gains included in net income	(89)	30	(59)

Net unrealized losses on securities	$(3,335)	$1,134	$(2,201)

SCHEDULE II—VALUATION AND QUALIFYING ACCOUNTS

American Physicians Service Group, Inc. and Subsidiaries

Years Ended December 31, 2005, 2004 and 2003

	Balance at Beginning of Years	Costs and Expenses	Deductions	Balance at End of Year
	(in thousands)
Allowance for Doubtful Accounts

2005	$14	$—	$6	$8

2004	$—	$47	$33	$14

2003	$64	$15	$79	$—

AMERICAN PHYSICIANS INSURANCE EXCHANGE

CONDENSED BALANCE SHEETS

AS OF SEPTEMBER 30, 2006 AND DECEMBER 31, 2005

	September 30, 2006	December 31, 2005
	(Unaudited)
ASSETS

INVESTMENTS:
Fixed maturities available for sale—at fair value	$128,221,316	$106,118,180
Equity securities—at fair value	5,878,527	5,153,180
Short-term investments	—	798,599
Other invested assets	1,119,476	1,162,835

Total investments	135,219,319	113,232,794

CASH AND CASH EQUIVALENTS	3,925,961	3,515,844

ACCRUED INVESTMENT INCOME	559,857	456,372

PREMIUM AND MAINTENANCE FEES RECEIVABLE	20,833,044	13,703,089

OTHER AMOUNTS RECEIVABLE UNDER REINSURANCE CONTRACTS	5,014,181	6,802,295

REINSURANCE RECOVERABLES ON UNPAID LOSS AND LOSS ADJUSTMENT EXPENSES	29,597,742	27,588,622

REINSURANCE RECOVERABLES ON PAID LOSS AND LOSS ADJUSTMENT EXPENSES	76,530	261,750

PREPAID REINSURANCE PREMIUMS	363,797	507,247

DEFERRED POLICY ACQUISITION COSTS	2,861,899	2,506,057

DEFERRED TAX ASSET	4,204,803	3,221,185

SUBROGATION RECOVERABLES	761,433	1,587,957

FEDERAL INCOME TAXES RECOVERABLE	—	515,752

OTHER ASSETS	817,688	933,628

TOTAL	$204,236,254	$174,832,592

LIABILITIES AND MEMBERS’ EQUITY

LIABILITIES:
Reserve for losses and loss adjustment expenses	$109,414,237	$95,371,649
Unearned premiums and maintenance fees	44,083,358	40,698,631
Reinsurance premiums payable	132,830	669,578
Funds held under reinsurance treaties	3,738,103	1,521,225
Amounts withheld or retained by the Exchange	1,566,351	3,333,856
Refundable subscriber deposits	10,294,802	10,567,520
Federal income taxes payable	2,073,761	—
Other liabilities	2,790,061	3,428,077

Total liabilities	174,093,503	155,590,536

COMMITMENTS AND CONTINGENCIES (Note 8)

MEMBERS’ EQUITY:
Retained earnings	31,994,376	20,591,546
Accumulated other comprehensive income (loss), net of deferred tax expense (benefit) of ($953,869) and ($695,193)	(1,851,625)	(1,349,490)

Total members’ equity	30,142,751	19,242,056

TOTAL	$204,236,254	$174,832,592

See notes to condensed financial statements.

AMERICAN PHYSICIANS INSURANCE EXCHANGE

CONDENSED STATEMENTS OF OPERATIONS

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2006 AND 2005 (Unaudited)

	THREE MONTHS ENDED		NINE MONTHS ENDED
	September 30, 2006	September 30, 2005	September 30, 2006	September 30, 2005
REVENUES:
Gross premiums and maintenance fee written— direct and assumed	$24,121,344	$26,921,100	$61,560,465	$64,821,303
Premiums ceded	(3,372,232)	(3,725,550)	(5,627,157)	(11,332,948)
Change in unearned premiums and maintenance fees	(5,666,662)	(8,034,785)	(3,528,178)	(5,235,360)

Net premiums and maintenance fees earned	15,082,450	15,160,765	52,405,130	48,252,995
Investment income, net of investment expenses	1,638,710	1,469,101	4,624,287	3,883,403
Realized capital gains—net	124,012	201,767	265,175	270,416

Total revenues	16,845,172	16,831,633	57,294,592	52,406,814

EXPENSES:
Losses and loss adjustment expenses	10,680,873	11,650,467	29,879,458	35,535,207
Other underwriting expenses	4,113,914	3,689,390	10,536,333	9,429,452
Net change in deferred acquisition costs	(426,949)	(650,991)	(355,841)	(368,786)

Total expenses	14,367,838	14,688,866	40,059,950	44,595,873

INCOME FROM OPERATIONS	2,477,334	2,142,767	17,234,642	7,810,941

FEDERAL INCOME TAX EXPENSE (BENEFIT):
Current	924,905	545,627	6,556,756	2,550,865
Deferred	(88,146)	187,945	(724,944)	(174,612)

Total federal income tax expense	836,759	733,572	5,831,812	2,376,253

NET INCOME	$1,640,575	$1,409,195	$11,402,830	$5,434,688

See notes to condensed financial statements.

AMERICAN PHYSICIANS INSURANCE EXCHANGE

CONDENSED STATEMENTS OF CASH FLOWS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2006 AND 2005 (Unaudited)

	NINE MONTHS ENDED
	September 30, 2006	September 30, 2005
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$11,402,830	$5,434,688
Adjustments to reconcile net income to cash provided by operating activities:
Amortization and accretion of investments	(37,990)	(34,032)
Net realized gains on investments	(265,175)	(270,416)
Deferred policy acquisition costs—net of related amortization	(355,841)	(368,786)
Deferred income tax benefit	(724,944)	(174,612)
Changes in operating assets and liabilities:
Premium and maintenance fee receivables—net	(7,129,955)	1,688,593
Accrued investment income	(103,485)	(63,482)
Other amounts receivable under reinsurance contracts	1,788,114	1,504,821
Reinsurance recoverables on unpaid loss and loss expenses	(2,009,120)	(1,087,305)
Reinsurance recoverables on paid loss and loss expenses	185,220	491,760
Federal income taxes recoverable	515,752	(184,288)
Other assets	1,095,484	(79,555)
Reinsurance payables	(536,748)	(4,180,291)
Losses and loss adjustment expenses	14,042,590	8,859,565
Unearned premiums and maintenance fees	3,384,727	5,422,949
Federal income taxes payable	2,073,761	(2,030,409)
Other liabilities	(188,644)	(5,521,387)

Net cash provided by operating activities	23,136,576	9,407,813

CASH FLOWS FROM INVESTING ACTIVITIES:
Sale and maturities of investments	13,157,462	21,826,253
Purchases of investments	(35,611,203)	(36,630,259)

Net cash used in investing activities	(22,453,741)	(14,804,006)

CASH FLOWS FROM FINANCING ACTIVITIES—Subscriber deposits refunded	(272,718)	(163,756)

NET CHANGE IN CASH AND CASH EQUIVALENTS	410,117	(5,559,949)
CASH AND CASH EQUIVALENTS—Beginning of year	3,515,844	8,583,855

CASH AND CASH EQUIVALENTS—End of year	$3,925,961	$3,023,906

SUPPLEMENTAL INFORMATION—Cash paid (received) for:
Federal income taxes paid	$4,000,000	$4,855,408
Federal income tax refunds received	$122,606	$—

See notes to condensed financial statements.

AMERICAN PHYSICIANS INSURANCE EXCHANGE

CONDENSED STATEMENTS OF CHANGES IN MEMBERS’ EQUITY

FOR THE YEAR ENDED DECEMBER 31, 2005 AND THE NINE MONTHS

ENDED SEPTEMBER 30, 2006 (Unaudited)

	Accumulated Other Comprehensive Income	Retained Earnings	Total
BALANCE—January 1, 2005	$339,762	$11,561,020	$11,900,782
Net income	—	9,030,526	9,030,526
Other comprehensive income—net of tax	(1,689,252)	—	(1,689,252)

BALANCE—December 31, 2005	$(1,349,490)	$20,591,546	$19,242,056

Net income	—	11,402,830	11,402,830
Other comprehensive income—net of tax	(502,135)	—	(502,135)

BALANCE—September 30, 2006	$(1,851,625)	$31,994,376	$30,142,751

See notes to condensed financial statements.

AMERICAN PHYSICIANS INSURANCE EXCHANGE

NOTES TO CONDENSED FINANCIAL STATEMENTS

THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2006 AND 2005 (Unaudited)

1. NATURE OF OPERATIONS

American Physicians Insurance Exchange (“APIE” or the ”Exchange”) is a reciprocal insurance exchange. The Exchange was organized in the State of Texas on November 23, 1975, and commenced operations on June 1, 1976. APIE is licensed as a multiple-line insurer under the provisions of the Texas Insurance Code.

A reciprocal insurance exchange is an organization under which policyholders (members) effectively “exchange” insurance contracts and thereby insure each other and become members of the Exchange. The Exchange is managed by its attorney-in-fact, APS Facilities Management, Inc. (“FMI”), subject to the direction of the Exchange’s board of directors.

APIE principally writes professional liability insurance coverage for physician groups, individual physicians and other healthcare providers in the states of Texas (99%) and Arkansas (1%). Most of the Exchange’s coverage is written on a “claims-made and reported” basis. The coverage is provided only for claims that are first reported to the Exchange during the insured’s coverage period and that arise from occurrences during the insured’s coverage period. The Exchange also makes extended or “tail” coverage available for purchase by policyholders in order to cover claims that arise from occurrences during the insured’s coverage period, but that are first reported to the Exchange after the insured’s coverage period and during the term of the applicable tail coverage.

2. BASIS OF PRESENTATION

The accompanying unaudited condensed financial statements include the accounts and operations of American Physicians Insurance Exchange. These statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information. Accordingly, they do not include all of the information and notes required by GAAP for complete financial statements. In the opinion of management, all adjustments, consisting of normal recurring accruals, considered necessary for a fair presentation have been included. Operating results for the three and nine months ended September 30, 2006 are not necessarily indicative of the results that may be expected for the year ended December 31, 2006. For example, the timing and magnitude in determining the claim losses incurred by our insurance operations due to the estimation process inherent in determining the liability for losses and loss adjustment expenses can be relatively more significant to results of interim periods than to results for a full year. The accompanying condensed financials statements should be read in conjunction with the December 31, 2005 audited financial statements and notes thereto.

3. PLAN OF CONVERSION AND PLAN OF MERGER

Effective June, 1 2006, the Board of Directors of the Exchange adopted a plan of conversion and a plan of merger with APS Facilities Management, Inc’s. (“FMI”) parent company, American Physicians Service Group, Inc. (“APSG”), a publicly traded company on the National Association of Securities Dealer and Automated Quotation System (“NASDAQ”) under the NASDAQ symbol AMPH. The plan of conversion and plan of merger are subject to the approval by the Exchange’s policyholders, APSG’s shareholders and the Texas Department of Insurance.

AMERICAN PHYSICIANS INSURANCE EXCHANGE

NOTES TO CONDENSED FINANCIAL STATEMENTS—(Continued)

THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2006 AND 2005 (Unaudited)

4. INVESTMENTS

The amortized cost and estimated fair values of investments in debt securities at September 30, 2006 and December 31, 2005 are as follows (in thousands):

September 30, 2006	Cost or Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Fixed maturities:
U.S treasury notes	$1,059	$18	$6	$1,071
U.S government agency bonds	2,852	41		2,893
U.S government agency mortgage-backed bonds	22,172	9	653	21,528
U.S. government agency collateralized mortgage obligations	50,428	68	1,065	49,431
Collateralized mortgage obligations	55,121	10	1,833	53,298

Total fixed maturities	131,632	146	3,557	128,221
Equity securities	5,273	794	188	5,879

Total fixed maturities and equity securities	$136,905	$940	$3,745	$134,100

December 31, 2005	Cost or Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Fixed maturities:
U.S treasury notes	$522	$19	$3	$538
U.S government agency mortgage-backed bonds	19,515	1	568	18,948
U.S. government agency collateralized mortgage obligations	44,567	—	1,163	43,404
Collateralized mortgage obligations	44,322	20	1,114	43,228

Total fixed maturities	108,926	40	2,848	106,118
Equity securities	4,390	814	51	5,153

Total fixed maturities and equity securities	$113,316	$854	$2,899	$111,271

AMERICAN PHYSICIANS INSURANCE EXCHANGE

NOTES TO CONDENSED FINANCIAL STATEMENTS—(Continued)

THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2006 AND 2005 (Unaudited)

Gross realized gains and losses on fixed maturity and equity securities for the three and nine months ended September 30, 2006 and 2005 were as follows (in thousands):

	Three Months ended		Nine Months ended
	September 30, 2006	September 30, 2005	September 30, 2006	September 30, 2005
Realized gains (losses):
Fixed maturities:
Gross realized gains	$—	$15	$10	$27
Gross realized losses	—	—	—	—

Net realized gains (losses)	—	15	10	27

Equities:
Gross realized gains	124	187	307	291
Gross realized losses	—	—	(52)	(48)

Net realized gains (losses)	124	187	255	243

Total net realized gains	$124	$202	$265	$270

The major categories of the Exchange’s net investment income are summarized for the three and nine months ended September 30, 2006 and 2005, as follows (in thousands):

	Three Months Ended		Nine Months Ended
	September 30, 2006	September 30, 2005	September 30, 2006	September 30, 2005
Investment income:
Fixed maturities	$1,599	$1,314	$4,482	$3,463
Equity securities	21	12	64	28
Short-term investments and other	68	45	168	95
Finance charges on premiums receivable	57	144	238	444
Structured annuity	23	23	67	67

Total investment income	1,768	1,538	5,019	4,097
Investment expense	(129)	(69)	(395)	(214)

Net investment income	$1,639	$1,469	$4,624	$3,883

The increases in gross unrealized losses from $2.8 million at December 31, 2005 to $3.6 million at September 30, 2006 in fixed maturity investments are primarily the result of rising interest rates. The fixed maturity investments are all investment grade securities. The Exchange has the ability and intent to hold securities with unrealized losses until they recover their value, which may be maturity. As of September 30, 2006 and December 31, 2005, there have been no impairments in value or write-downs for these securities. In the future, information may come to light or circumstances may change that would cause the Exchange to write-down or sell these securities and incur a realized loss.

AMERICAN PHYSICIANS INSURANCE EXCHANGE

NOTES TO CONDENSED FINANCIAL STATEMENTS—(Continued)

THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2006 AND 2005 (Unaudited)

Provided below is a summary of securities which were in an unrealized loss position at September 30, 2006 and December 31, 2005. The Exchange believes the deterioration in value is attributable to changes in market interest rates and not credit quality of the issuer and therefore considers these investments to be only temporarily impaired.

	Less Than 12 Months		12 Months or More		Total
	Estimated Fair Value	Unrealized Loss	Estimated Fair Value	Unrealized Loss	Estimated Fair Value	Unrealized Loss
September 30, 2006:
U.S. treasury notes	$964	$3	$106	$3	$1,070	$6
U.S. government agency bonds	2,893	—	—	—	2,893
U.S. government agency mortgage-backed bonds	5,451	18	16,078	635	21,529	653
U.S. government agency collateralized mortgage obligations	22,759	180	26,673	885	49,432	1,065
Collateralized mortgage obligations	15,586	391	37,711	1,442	53,297	1,833
Equity Securities	4,487	185	1,392	3	5,879	188

Total temporarily impaired securities	$52,140	$777	$81,960	$2,968	$134,100	$3,745

	Less Than 12 Months		12 Months or More		Total
	Estimated Fair Value	Unrealized Loss	Estimated Fair Value	Unrealized Loss	Estimated Fair Value	Unrealized Loss
December 31, 2005:
U.S. treasury notes	$281	$3	$—	$—	$281	$3
U.S. government agency mortgage-backed bonds	4,087	95	14,465	473	18,552	568
U.S. government agency collateralized mortgage obligations	26,713	597	16,690	566	43,403	1,163
Collateralized mortgage obligations	24,912	753	15,373	361	40,285	1,114
Equity Securities	1,144	41	202	10	1,346	51

Total temporarily impaired securities	$57,137	$1,489	$46,730	$1,410	$103,867	$2,899

At September 30, 2006 and December 31, 2005, investments with a fair market value of $1,039,577, and $1,048,700, respectively, were on deposit with state insurance departments to satisfy regulatory requirements.

5. UNPAID LOSSES AND LOSS ADJUSTMENT EXPENSE RESERVES

The reserve for unpaid losses and loss adjustment expenses represent the estimated liability for unpaid claims reported to the Exchange, plus claims incurred but not reported (“IBNR”) and the related estimated loss adjustment expenses. The reserve for losses and loss adjustment expenses is determined based on the Exchange’s actual experience, available industry data and projections as to future claims frequency, severity, inflationary trends and settlement patterns.

The Exchange writes medical malpractice policies which have a lengthy period for reporting a claim (tail coverage) and a long process of litigating a claim through the courts and whose risk factors expose its reserves for loss and loss adjustment expenses to significant variability. These conditions subject the Exchange’s open reported claims and incurred but not reported claims to increases due to inflation, changes in legal proceedings, and changes in the law. While the anticipated effects of inflation is implicitly considered when estimating reserves for loss and loss adjustment expenses, the increase in average severity of claims is caused by a number

AMERICAN PHYSICIANS INSURANCE EXCHANGE

NOTES TO CONDENSED FINANCIAL STATEMENTS—(Continued)

THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2006 AND 2005 (Unaudited)

of factors. Future average severities are projected based on historical trends adjusted for changes in underwriting standards, policy provisions, and general economic trends. Those anticipated trends are monitored based on actual experience and are modified as necessary to reflect any changes in the development of ultimate losses and loss adjustment expenses to the Exchange. These specific risks, combined with the variability that is inherent in any reserve estimate, could result in significant adverse deviation from the Exchange’s carried net reserve amounts. Settlement of the Exchange’s claims is subject to considerable uncertainty. The Exchange’s management believes the reserves for loss and loss adjustment expenses are reasonably stated for all obligations of the Exchange as of September 30, 2006 and December 31, 2005.

The following table reflects the activity in the liability for reserve for losses and loss adjustment expenses showing the changes for the twelve month periods beginning January 1, 2005 and ending December 31, 2005 and the nine month period ending September 30, 2006 (in thousands):

	September 30, 2006	2005
Reserve for losses and loss adjustment expenses—January 1	$95,372	$69,445
Less reinsurance recoverable on paid losses and unpaid losses	27,850	11,203

Net balance—January 1	67,522	58,242

Incurred—net of reinsurance—related to:
Current years	31,081	28,261
Prior years	(1,202)	15,715

Net incurred	29,879	43,976

Paid—net of reinsurance—related to:
Current years	3,361	4,062
Prior years	14,300	30,634

Net paid	17,661	34,696

Net balance—September 30 and December 31	79,740	67,522
Plus reinsurance recoverable on paid losses and unpaid losses	29,674	27,850

Reserve for losses and loss adjustment expenses—September 30 and December 31	$109,414	$95,372

After evaluation of open claims and trend assumptions, APIE recorded a decrease of $1,200,000 for the nine months ended September 30, 2006 for incurred loss and loss adjustment expenses for prior-year development as a result of favorable trends in the underlying claims data. The adjustment was due to accident years 2004 and 2005 developing favorably by $8,200,000 most of which is attributable to the passage of Texas tort reform effective September 1, 2003, offset by $7,000,000 of adverse development for pre-tort reform years which continue to develop unfavorably with increasing levels of severity and loss expenses.

6. REINSURANCE AGREEMENTS

Reinsurance Ceded—Certain premiums are ceded to other insurance companies under various reinsurance agreements. These reinsurance agreements provide the Exchange with increased capacity to write additional risk and the ability to write specific risk within its capital resources and underwriting guidelines. The Exchange enters into reinsurance contracts, which provide coverage for losses in excess of the Exchange’s retention of $250,000 on individual claims and beginning in 2002, $350,000 on multiple insured claims related to a single occurrence. The reinsurance contracts for 2002 through 2006 contain variable premium ceding rates based on loss experience. The ceded premium charged under these contracts will depend upon the development of ultimate

AMERICAN PHYSICIANS INSURANCE EXCHANGE

NOTES TO CONDENSED FINANCIAL STATEMENTS—(Continued)

THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2006 AND 2005 (Unaudited)

losses ceded to the reinsurers under their retrospective treaties. Estimates of ultimate reinsurance ceded premium amounts compared to the amounts paid on a provisional basis are reviewed by treaty year, with each treaty year giving rise to either an asset or liability on the balance sheet. For the nine months ended September 30, 2006, the Exchange recorded favorable net development reducing ceded premiums by $2,840,848. Additionally, each treaty year requires a 24 or 36-month holding period before any cash can be returned or paid. During the nine months ending September 30, 2006, the exchange received $6.1 million due to the expiration of the 2002 treaty year 36-month holding period. As a result, at September 30, 2006, the Exchange had an asset (Other Amounts Receivable Under Reinsurance Contracts) of $5,014,181 and a liability (Funds Held Under Reinsurance Treaties) of $3,738,103.

7. TRANSACTIONS WITH AFFILIATES AND RELATED PARTIES

The Exchange’s management contract with its attorney-in-fact, FMI, is treated as an affiliated transaction. However, there is no ownership between the two entities. They have separate boards of directors and their duties to each other are based on the management contract. Transactions with parties related to FMI are also treated as affiliated transactions. American Physicians Insurance Agency, Inc. (“APIA”), and APS Financial Corporation (“APS”) are considered affiliates of FMI through common ownership.

FMI serves as the attorney-in-fact for the Exchange. In accordance with the terms of a management agreement, FMI performs the administrative functions related to the operations of the Exchange. FMI receives a management fee from the Exchange for providing these services. The management fee, which is calculated as a percentage of the direct gross earned premiums and statutory net income including contingent management fees of the Exchange, were $2,699,400 and $2,731,400 for the three months ended September 30, 2006 and 2005, respectively. Management fees for the nine months ended September 30, 2006 and 2005 were $6,814,500 and $6,833,200, respectively. Contingent management fees are based upon the financial performance of the Exchange. The Exchange recorded amounts payable to affiliates of $2,266,000 and $2,723,200 as of September 30, 2006 and December 31, 2005, respectively, and are included in other liabilities in the balance sheets.

In addition to the management fees paid to FMI, the Exchange received reimbursement of commission expenses from FMI in the amount of $375,000 in 2006 and 2005, respectively.

APS manages the bond portfolio within the investment guidelines established by the Board of Directors, provides advisory services on key investment decisions and manages accounting services for the Exchange. The Exchange pays APS standard markup fees on trades of fixed-income securities.

8. COMMITMENTS AND CONTINGENCIES

The Exchange is named as a defendant in various legal actions primarily arising from claims made under insurance policies and contracts. These actions are considered by the Exchange in estimating the loss and loss adjustment expense reserves. The Exchange’s management believes that the resolution of these actions will not have a material adverse effect on the Exchange’s financial position or results of operations. There are no other material commitments or contingencies as of September 30, 2006.

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors of

American Physicians Insurance Exchange

Austin, Texas

We have audited the accompanying balance sheets of American Physicians Insurance Exchange (the “Exchange”) as of December 31, 2005 and 2004, and the related statements of operations, members’ equity, and cash flows for each of the three years in the period ended December 31, 2005. These financial statements are the responsibility of the Exchange’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2005 and 2004, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2005, in conformity with accounting principles generally accepted in the United States of America.

DELOITTE & TOUCHE LLP

Dallas, Texas

August 9, 2006

AMERICAN PHYSICIANS INSURANCE EXCHANGE

BALANCE SHEETS

AS OF DECEMBER 31, 2005 AND 2004

	2005	2004
ASSETS

INVESTMENTS:
Fixed maturities available for sale—at fair value	$106,118,180	$91,853,806
Equity securities—at fair value	5,153,180	3,362,945
Short-term investments	798,599	1,584,415
Other invested assets	1,162,835	1,072,385

Total investments	113,232,794	97,873,551
CASH AND CASH EQUIVALENTS	3,515,844	8,583,855
ACCRUED INVESTMENT INCOME	456,372	384,213
PREMIUM AND MAINTENANCE FEES RECEIVABLE	13,703,089	14,971,065
OTHER AMOUNTS RECEIVABLE UNDER REINSURANCE CONTRACTS	6,802,295	4,959,418
REINSURANCE RECOVERABLES ON UNPAID LOSS AND LOSS ADJUSTMENT EXPENSES	27,588,622	10,631,250
REINSURANCE RECOVERABLES ON PAID LOSS AND LOSS ADJUSTMENT EXPENSES	261,750	571,828
PREPAID REINSURANCE PREMIUMS	507,247	387,774
DEFERRED POLICY ACQUISITION COSTS	2,506,057	2,409,908
DEFERRED TAX ASSET	3,221,185	2,229,993
SUBROGATION RECOVERABLES	1,587,957	1,893,366
FEDERAL INCOME TAXES RECOVERABLE	515,752	89,847
OTHER ASSETS	933,628	742,047

TOTAL	$174,832,592	$145,728,115

LIABILITIES AND MEMBERS’ EQUITY

LIABILITIES:
Reserve for losses and loss adjustment expenses	$95,371,649	$69,444,502
Unearned premiums and maintenance fees	40,698,631	38,345,518
Reinsurance premiums payable	669,578	3,640,011
Funds held under reinsurance treaties	1,521,225	64,583
Amounts withheld or retained by the Exchange	3,333,856	3,866,838
Refundable subscriber deposits	10,567,520	11,001,133
Federal income taxes payable		2,030,409
Other liabilities	3,428,077	5,434,339

Total liabilities	155,590,536	133,827,333

CONTINGENCIES (Note 12)

MEMBERS’ EQUITY:
Retained earnings	20,591,546	11,561,020
Accumulated other comprehensive income (loss), net of deferred tax expense (benefit) of ($695,193) and $175,029	(1,349,490)	339,762

Total members’ equity	19,242,056	11,900,782

TOTAL	$174,832,592	$145,728,115

See notes to financial statements.

AMERICAN PHYSICIANS INSURANCE EXCHANGE

STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003

	2005	2004	2003
REVENUES:
Gross premiums and maintenance fees written—direct and assumed	$79,301,001	$84,570,995	$70,993,380
Premiums ceded	(12,884,812)	(12,878,126)	(10,351,899)
Change in unearned premiums and maintenance fees	(2,233,640)	(7,076,744)	(7,797,809)

Net premiums and maintenance fees earned	64,182,549	64,616,125	52,843,672

Investment income, net of investment expenses of $520,400 in 2005, $301,300 in 2004, and $212,400 in 2003	5,131,170	4,088,778	3,119,389
Realized capital gains—net	552,460	608,284	184,949

Total revenues	69,866,179	69,313,187	56,148,010

EXPENSES:
Losses and loss adjustment expenses	43,976,005	48,654,932	44,545,795
Other underwriting expenses	12,767,518	12,102,544	9,804,313
Net change in deferred acquisition costs	(96,149)	(680,890)	(105,685)

Total expenses	56,647,374	60,076,586	54,244,423

INCOME FROM OPERATIONS	13,218,805	9,236,601	1,903,587

FEDERAL INCOME TAX EXPENSE (BENEFIT):
Current	4,309,247	3,624,566	1,765,028
Deferred	(120,968)	(203,344)	(553,851)

Total federal income tax expense	4,188,279	3,421,222	1,211,177

NET INCOME	$9,030,526	$5,815,379	$692,410

See notes to financial statements.

AMERICAN PHYSICIANS INSURANCE EXCHANGE

STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003

	2005	2004	2003
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$9,030,526	$5,815,379	$692,410
Adjustments to reconcile net income to cash provided by operating activities:
Amortization and accretion of investments	(65,935)	274,563	462,657
Net realized gains on investments	(552,460)	(608,284)	(184,949)
Deferred policy acquisition costs—net of related amortization	(96,149)	(680,890)	(105,685)
Deferred income tax benefit	(120,968)	(203,344)	(553,851)
Changes in operating assets and liabilities:
Premium receivables—net	1,163,607	(4,742,861)	(1,764,695)
Maintenance fee receivables	104,369	125,481	(294,933)
Accrued investment income	(72,159)	(89,400)	(60,659)
Other amounts receivable under reinsurance contracts	(1,842,877)	(1,617,734)	(1,608,874)
Reinsurance recoverables on unpaid loss and loss expenses	(16,957,372)	3,901,915	2,047,329
Reinsurance recoverables on paid loss and loss expenses	310,078	(125,342)	896,598
Federal income taxes recoverable	(425,905)	109,491	273,097
Other assets	(5,645)	1,806,956	(2,839,622)
Reinsurance payables	(2,970,433)	3,375,126	(1,328,379)
Losses and loss adjustment expenses	25,927,147	5,731,847	9,525,919
Unearned premiums and maintenance fees	2,353,113	7,310,292	7,812,562
Federal income taxes payable	(2,030,409)	1,173,970	856,439
Other liabilities	(1,082,602)	1,087,905	1,591,346

Net cash provided by operating activities	12,665,926	22,645,070	15,416,710

CASH FLOWS FROM INVESTING ACTIVITIES:
Sale and maturities of investments	27,474,351	35,346,530	59,809,505
Purchases of investments	(44,774,675)	(56,079,834)	(81,895,324)

Net cash used in investing activities	(17,300,324)	(20,733,304)	(22,085,819)

CASH FLOWS FROM FINANCING ACTIVITIES—Subscriber deposits refunded	(433,613)	(460,232)	(116,461)

NET CHANGE IN CASH AND CASH EQUIVALENTS	(5,068,011)	1,451,534	(6,785,570)

CASH AND CASH EQUIVALENTS—Beginning of year	8,583,855	7,132,321	13,917,891

CASH AND CASH EQUIVALENTS—End of year	$3,515,844	$8,583,855	$7,132,321

SUPPLEMENTAL INFORMATION—Cash paid (received) for:
Federal income taxes paid	$6,855,408	$2,450,596	$909,476

Federal income taxes refunds received	$—	$(109,491)	$(164,507)

See notes to financial statements.

AMERICAN PHYSICIANS INSURANCE EXCHANGE

STATEMENTS OF CHANGES IN MEMBERS’ EQUITY

FOR THE YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003

	Accumulated Other Comprehensive Income	Retained Earnings	Total
BALANCE—January 1, 2003	$119,100	$5,053,232	$5,172,332
Net income	—	692,410	692,410
Other comprehensive income—net of tax	38,974	—	38,974

BALANCE—December 31, 2003	158,074	5,745,642	5,903,716
Net income	—	5,815,378	5,815,378
Other comprehensive income—net of tax	181,688	—	181,688

BALANCE—December 31, 2004	339,762	11,561,020	11,900,782
Net income	—	9,030,526	9,030,526
Other comprehensive income (loss)—net of tax	(1,689,252)	—	(1,689,252)

BALANCE—December 31, 2005	$(1,349,490)	$20,591,546	$19,242,056

See notes to financial statements.

AMERICAN PHYSICIANS INSURANCE EXCHANGE

NOTES TO FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2005 AND 2004, AND FOR THE YEARS ENDED DECEMBER 31, 2005, 2004, AND 2003

1. NATURE OF OPERATIONS

American Physicians Insurance Exchange (“APIE” or the ”Exchange”) is a reciprocal insurance exchange. The Exchange was organized in the State of Texas on November 23, 1975, and commenced operations on June 1, 1976. APIE is licensed as a multiple-line insurer under the provisions of the Texas Insurance Code.

A reciprocal insurance exchange is an organization under which policyholders (members) effectively “exchange” insurance contracts and thereby insure each other and become members of the Exchange. The Exchange is managed by its attorney-in-fact, APS Facilities Management, Inc. (“FMI”), subject to the direction of the Exchange’s board of directors.

APIE principally writes professional liability insurance coverage for physician groups, individual physicians and other healthcare providers in the states of Texas (99%) and Arkansas (1%). Most of the Exchange’s coverage is written on a “claims-made and reported” basis. The coverage is provided only for claims that are first reported to the Exchange during the insured’s coverage period and that arise from occurrences during the insured’s coverage period. The Exchange also makes extended or “tail” coverage available for purchase by policyholders in order to cover claims that arise from occurrences during the insured’s coverage period, but that are first reported to the Exchange after the insured’s coverage period and during the term of the applicable tail coverage.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation—The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The preparation of GAAP financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates included in the accompanying financial statements are the reserve for losses and loss adjustment expenses, provision for federal income taxes, reinsurance premiums recoverable/payable, and premiums ceded. The significant accounting policies followed by the Exchange are summarized below:

Investments—The Exchange classifies all of its investments in bonds or fixed maturity investments as available-for-sale. Investments classified as available-for-sale are reported at fair value, and unrealized gains and losses on such available-for-sale securities are excluded from earnings and included, net of related income tax effects, in equity as “accumulated other comprehensive income (loss)” until realized. Amortization of premium and accretion of discount are included in net investment income.

All single class and multi-class mortgage-backed and collateralized mortgage obligations (“CMOs”) are adjusted for the effects of changes in prepayment assumptions on the related accretion of discount or amortization of premium of such securities using the prospective method. If high credit quality securities are adjusted, the retrospective method is used. If it is determined that a decline in fair value is other-than-temporary, the cost basis of the security is written down to the undiscounted estimated future cash flows.

Investments in equity securities are carried at fair value based on publicly quoted markets. The change in fair value of common stocks, net of related tax effects, is recorded as a component of “accumulated other comprehensive income (loss)”.

Net realized gains or losses on investments sold are determined by the specific identification method and are recorded on the trade date. If it is determined that a decline in fair value is other-than-temporary, the cost basis of

AMERICAN PHYSICIANS INSURANCE EXCHANGE

NOTES TO FINANCIAL STATEMENTS—(Continued)

AS OF DECEMBER 31, 2005 AND 2004, AND FOR THE YEARS ENDED DECEMBER 31, 2005, 2004, AND 2003

the security is written down to the fair value at the time such determination is made. Bonds are considered impaired if it is probable that the Exchange will be unable to collect all amounts due according to the contractual terms of the security in effect at the date of acquisition of the bond. Common stocks are considered to be impaired if the decline in fair value of the stock is considered other-than-temporary. Impairment charges are recorded as realized losses in the period determined.

The Exchange owns a structured annuity which is classified as an other invested asset. During 1985, the Exchange purchased a structured annuity to settle a claim. Under the terms of the structured annuity, upon the death of the claimant, payments under the terms of the structured annuity are payable to the Exchange. As of December 31, 2005, the Exchange expects to receive future payments totaling $3,660,000 through 2043.

Cash equivalents are short-term highly liquid investments with original maturities of three months or less.

Premiums and Maintenance Fees Receivable—The Exchange allows its policyholders to pay their premiums and maintenance fees in installments, recording the policy premium and maintenance fees in full at issue and collecting the premium over the policy term. Some of these receivables may not be collected due to policy cancellations or nonpayment by the policyholder. The Exchange records an allowance for doubtful premiums and maintenance fees that are past due. As of December 31, 2005 and 2004, the Exchange did not have any accounts over 90 days past due and management has determined that no allowance was necessary.

Reinsurance—The Exchange enters into reinsurance agreements whereby other insurance entities agree to assume a portion of the risk associated with the policies issued by the Exchange. In return, the Exchange agrees to pay a premium to the reinsurers. The Exchange utilizes reinsurance to provide for greater diversification of business, which allows management to control exposure to potential losses arising from large risks, and allows APIE to have additional capacity for growth.

Reinsurance recoveries are the estimated amount of future loss payments that will be recoverable from reinsurers, and represent the portion of losses incurred during the period that are estimated to be allocable to reinsurers. Premiums ceded are the estimated premiums that will be due to reinsurers with respect to premiums earned and losses incurred during the period.

These estimates are based upon management’s estimates of ultimate losses and loss adjustment expenses and the portion of those losses and loss adjustment expenses that are allocable to reinsurers under the terms of the related reinsurance agreements. Given the uncertainty of the ultimate amounts of losses and loss adjustment expenses, these estimates may vary significantly from the ultimate outcome. Management regularly reviews these estimates and any adjustments necessary are reflected in the period in which the change in estimate is determined. Adjustment to the estimated reinsurance recoverable balance could have a material effect on the Exchange’s results of operations for the period in which the change is made.

Reinsurance contracts do not relieve the Exchange from its obligations to policyholders. The Exchange continually monitors its reinsurers to minimize its exposure to significant losses from reinsurer insolvencies. Any amount found to be uncollectible is written off in the period in which the uncollectible amount is identified. The Exchange requires letters of credit from any reinsurance company that does not meet certain regulatory requirements, and or credit ratings. As of December 31, 2005 and 2004, all of the Exchanges reinsurance contracts were with companies in strong financial condition, and management felt there was not any need to establish an allowance for uncollectible reinsurance recoverable.

AMERICAN PHYSICIANS INSURANCE EXCHANGE

NOTES TO FINANCIAL STATEMENTS—(Continued)

AS OF DECEMBER 31, 2005 AND 2004, AND FOR THE YEARS ENDED DECEMBER 31, 2005, 2004, AND 2003

Deferred Policy Acquisition Costs—The costs of acquiring and renewing insurance business that vary with and are directly related to the production of such business are deferred and amortized ratably over the period the related premiums are earned. Such costs include commissions, premium taxes, and certain underwriting and policy issuance costs. Deferred acquisition costs are recorded net of ceding commissions. Deferred policy acquisition costs are reviewed to determine if they are recoverable from future income, including investment income. If such costs are estimated to be unrecoverable, they are expensed in the period the determination is made.

Subrogation Recoverable—A portion of the insurance claims settled by the Exchange are recoverable from third parties. The Exchange estimates the amount of the subrogation using a “case-basis” method. The recoverable amounts are reported net of an allowance for doubtful collections.

Reserve for Losses and Loss Adjustment Expenses—Loss and loss adjustment expense reserves represent management’s best estimate of the ultimate cost of all reported and unreported losses incurred. The reserves for unpaid losses and loss adjustment expenses are estimated using individual case-basis valuations and statistical analyses. Those estimates are subject to the effects of trends in loss severity and frequency. Although considerable variability is inherent in such estimates, management believes the reserves for losses and loss adjustment expenses are adequate. The estimates are continually reviewed and adjusted as necessary as experience develops or new information becomes known; such adjustments are included in income in the period the need for an adjustment is determined. The effects of inflation are implicitly considered in the reserving process and are part of the recorded reserve balance. Ceded reserves for loss and loss adjustment expenses are included within reinsurance recoverables. Additionally, the Exchange writes insurance coverage with claim deductibles for which the policyholder is liable. The Exchange pays all loss and loss adjustment expenses upfront in the process of litigating and settling claims against its policyholders. The deductible portion is then invoiced to the policyholder for collection. The Exchange is at risk of the policyholder defaulting on paying the deductible to the Exchange. The Exchange mitigates this risk by requiring letters of credit and escrow balances on any accounts with large deductibles therefore no allowance for doubtful accounts is needed. The Exchange also invoices and collects a majority of the deductibles prior to final settlement of a claim.

Death, Disability, and Retirement Reserves—The Exchange has established a death, disability, and retirement reserve for policyholders, which is intended to set aside a portion of the policy premium to account for the coverage provided for the extended reporting period or tail coverage offered by the Exchange upon the death and/or disability and/or retirement of a policyholder which is provided at no additional cost to the policyholder. The death, disability, and retirement reserve is included in unearned premiums.

Funds Held or Retained by the Exchange—The Exchange records as a liability funds received but not earned in advance of the policy coverage period. Additionally, the exchange holds certain funds under escrow agreements related to certain high-deductible policies. These escrow accounts will be held until all claims incurred under the agreement are settled.

Refundable Subscriber Deposits—The Exchange was initially capitalized by contributions from the policy holders. While no new deposits have been required since 1992, the exchange has an obligation to repay these amounts and has classified these as a liability. As more fully described under new accounting standards, Statement of Financial Accounting Standards (“SFAS”) No. 150, Accounting of Certain Financial Instruments with characteristics of both Liabilities and Equity has been adopted. Additionally, see Note 8 for more complete information.

AMERICAN PHYSICIANS INSURANCE EXCHANGE

NOTES TO FINANCIAL STATEMENTS—(Continued)

AS OF DECEMBER 31, 2005 AND 2004, AND FOR THE YEARS ENDED DECEMBER 31, 2005, 2004, AND 2003

Revenue Recognition—The Exchange issues policies written on a claims-made basis. A claims-made policy provides coverage for claims reported during the policy year. The Exchange charges both a base premium and a premium maintenance fee. Policies are written for a one-year term and premiums and maintenance fees are earned on a pro-rata basis over the term of the policy. Premium maintenance fees are charged to offset the costs incurred by the Exchange to issue and maintain policies. Unearned premiums and maintenance fees are determined on a monthly pro-rata basis. Upon termination of coverage, members may purchase an extended reporting period (tail) endorsement for additional periods of time. These extended reporting period coverage endorsement premiums are earned when written.

Income Taxes—The Exchange computes income taxes utilizing the asset and liability method. The Exchange recognizes current and deferred income tax expense, which is comprised of estimated provisions for Federal income taxes. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance against deferred tax assets is recorded if it is more likely than not that all or some portion of the benefits related to the deferred tax assets will not be realized. The Exchange has not established a valuation allowance because it believes it is more likely than not the Exchange’s deferred tax assets will be fully recovered.

Fair Values of Financial Instruments—Fair value for cash, short-term investments, receivables and payables approximates carrying value. Fair values for investment securities are based on quoted market prices, where available. Otherwise, fair values are based on quoted market prices of comparable instruments. The fair value of the structured annuity is based upon the present value of the future payments discounted at current market interest rates for annuities.

Concentration of Credit Risk—Financial instruments subject the Exchange to concentration of credit risk. These risks occur principally with fixed-maturity investments. Concentration of credit risk with respect to fixed maturities, are limited by the volume of such investments and their distribution across different issues and geographic areas.

The Exchange also has exposure to concentration of credit risk with its ceded reinsurance agreements. Ceded reinsurance is placed with a number of individual companies and also syndicates associated with Lloyd’s of London to minimize the concentration of credit risk. A majority of the Exchange’s reinsurance agreements are with companies that are rated A- or better by A.M. Best. Less than 1% of the recoverables are with lower rated reinsurance companies and the Exchange has letters of credit with these companies back their risk.

New Accounting Standards—Since its inception in 1975 through March 1992, members of the Exchange were required to make refundable subscriber deposits to become eligible to purchase insurance issued by the Exchange. The Exchange adopted SFAS No. 150, Accounting of Certain Financial Instruments with characteristics of both Liabilities and Equity (“SFAS No. 150”), as of January 1, 2004, and recorded these subscriber deposits as a liability. SFAS No. 150 established standards as to how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability. The Exchange has determined that its refundable subscriber deposits fall within the scope of SFAS No. 150. The Exchange discontinued requiring refundable subscriber deposits in 1992. The exchange may return full subscriber deposits to active policyholders upon death,

AMERICAN PHYSICIANS INSURANCE EXCHANGE

NOTES TO FINANCIAL STATEMENTS—(Continued)

AS OF DECEMBER 31, 2005 AND 2004, AND FOR THE YEARS ENDED DECEMBER 31, 2005, 2004, AND 2003

disability, and retirement and may elect to refund up to $200,000 per year to former subscribers without approval from the Texas Department of Insurance (“TDI”) subject to Board of Director approval of the Exchange and specific TDI requirements.

In November 2005, the FASB issued Staff Position No. FSP 115-1 and 124-1, The Meaning of Other-Than-Temporary Impairment and its Application to Certain Investments (“FSP 115-1 and 124-1”). FSP 115-1 and 124-1 supersedes Emerging issues Task Force Issue No. 03-1, The Meaning of Other-Than-Temporary Impairment and its Application to Certain Investments and amends SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities, SFAS No. 124, Accounting for Certain Investments Held by Not-for-Profit Organizations and Accounting Principles Board No. 18, The Equity Method of Accounting for Investments in Common Stock. FSP 115-1 and 124-1 address the determination as to when an investment is considered impaired, whether that impairment is other-than-temporary and the measurement of an impairment loss. FSP 115-1 and 124-1 also includes provision for accounting considerations subsequent to the recognition of an other-than temporary impairment and requires certain disclosures about unrealized losses that have not been recognized as other-than-temporary impairments. FSP 115-1 and 124-1 is effective for periods beginning after December 15, 2005, with earlier adoption permitted. The Company adopted FSP 115-1 and 124-1 during the fiscal quarter ended December 31, 2005. The adoption of FSP 115-1 and 124-1 did not have a material effect on the Exchange’s financial position or results of operations.

Statutory Accounting—The Exchange is required to file statutory financial statements with state insurance regulatory authorities. Accounting principles used to prepare these statutory financial statements differ from GAAP. Statutory net income was $8,704,700, $4,296,200 and $1,299,400 for the years ended December 31, 2005, 2004, and 2003, respectively. The Exchange’s members’ equity on a statutory basis was $29,789,100 and $21,237,800, at December 31, 2005 and 2004, respectively. Additionally under statutory accounting refundable subscriber deposits collected from current and former policyholders are treaty as a component of surplus. Under GAAP accounting, these refundable subscriber deposits are treated as liabilities of the Exchange (see Note 8).

3. INVESTMENTS

The amortized cost and estimated fair values of investments in debt securities at December 31, 2005 and 2004, are as follows (in thousands):

2005	Cost or Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value

Fixed maturities:
U.S treasury notes	$522	$19	$3	$538
U.S government agency mortgage-backed bonds	19,515	1	568	18,948
U.S. government agency collateralized mortgage obligations	44,567	—	1,163	43,404
Collateralized mortgage obligations	44,322	20	1,114	43,228

Total fixed maturities	108,926	40	2,848	106,118

Equity securities	4,390	814	51	5,153

Total fixed maturities and equity securities	$113,316	$854	$2,899	$111,271

AMERICAN PHYSICIANS INSURANCE EXCHANGE

NOTES TO FINANCIAL STATEMENTS—(Continued)

AS OF DECEMBER 31, 2005 AND 2004, AND FOR THE YEARS ENDED DECEMBER 31, 2005, 2004, AND 2003

2004	Cost or Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value

Fixed maturities:
U.S government agency mortgage-backed bonds	$18,650	$42	$159	$18,533
U.S. government agency collateralized mortgage obligations	32,711	98	234	32,575
Collateralized mortgage obligations	40,829	176	259	40,746

Total fixed maturities	92,190	316	652	91,854

Equity securities	2,513	901	51	3,363

Total fixed maturities and equity securities	$94,703	$1,217	$703	$95,217

A summary of the amortized cost and fair value of the Exchange’s investments in fixed maturities at December 31, 2005, by contractual maturity, is as follows (in thousands):

	Amortized Cost	Estimated Fair Value
Due after one year though five years	$109	$106
Due after five years through ten years	175	175
Due after ten years	238	257

	522	538

Mortgage-backed securities	108,404	105,580

Total	$108,926	$106,118

Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

Proceeds from sales of investments in debt securities in 2005, 2004, and 2003 were $2,580,800, $4,533,300, and $58,688,100, respectively. Gross gains of $22,500, $32,500, and $166,500 and gross losses of $0, $0, and $40,000 were realized in 2005, 2004, and 2003, respectively.

AMERICAN PHYSICIANS INSURANCE EXCHANGE

NOTES TO FINANCIAL STATEMENTS—(Continued)

AS OF DECEMBER 31, 2005 AND 2004, AND FOR THE YEARS ENDED DECEMBER 31, 2005, 2004, AND 2003

Provided below is a summary of securities which were in an unrealized loss position at December 31, 2005 and 2004 (in thousands). The unrealized losses are comprised of securities in a continuous loss position for less than 12 months, which consisted primarily of CMOs. The Exchange believes the decrease in fair value is attributable to changes in market interest rates and not credit quality of the issuer and therefore considers these investments to be only temporarily impaired. During 2005, 2004 and 2003, the Exchange did not record any impairments for other-than-temporary declines in the value of investments as the Exchange has the intent and ability to hold these securities until they recover their value, which may be maturity.

	Less Than 12 Months		12 Months or More		Total
2005	Estimated Fair Value	Unrealized Loss	Estimated Fair Value	Unrealized Loss	Estimated Fair Value	Unrealized Loss
U.S. treasury notes	$281	$3	$—	$—	$281	$3
U.S. government agency mortgage-backed bonds	4,087	95	14,465	473	18,552	568
U.S. government agency collateralized mortgage obligations	26,713	597	16,690	566	43,403	1,163
Collateralized mortgage obligations	24,912	753	15,373	361	40,285	1,114
Equity securities	1,144	41	202	10	1,346	51

Total temporarily impaired securities	$57,137	$1,489	$46,730	$1,410	$103,867	$2,899

	Less Than 12 Months		12 Months or More		Total
2004	Estimated Fair Value	Unrealized Loss	Estimated Fair Value	Unrealized Loss	Estimated Fair Value	Unrealized Loss

U.S. government agency mortgage-backed bonds	$12,477	$149	$2,200	$10	$14,677	$159
U.S. government agency collateralized mortgage obligations	4,526	35	11,388	198	15,914	233
Collateralized mortgage obligations	11,927	107	14,489	153	26,416	260
Equity securities	351	50	17	1	368	51

Total temporarily impaired securities	$29,281	$341	$28,094	$362	$57,375	$703

At December 31, 2005, the carrying value of the fixed maturities was $106,118,180, representing 93.7% of the total investment portfolio. The net unrealized position associated with the fixed maturity portfolio included $2,848,000 in unrealized losses consisting of 0.5% U.S. treasury notes, 17.8% U.S. government agency mortgage-back bonds, 40.9% U.S. government agency mortgage-back CMOs and 40.8% non-government backed CMOs. Gross unrealized losses in any single issuer were less than 2.0% of the carrying of the total general account fixed maturity portfolio.

AMERICAN PHYSICIANS INSURANCE EXCHANGE

NOTES TO FINANCIAL STATEMENTS—(Continued)

AS OF DECEMBER 31, 2005 AND 2004, AND FOR THE YEARS ENDED DECEMBER 31, 2005, 2004, AND 2003

The following tables summarize fixed maturity and equity securities in an unrealized loss position at December 31, 2005 and 2004, the aggregate fair value and gross unrealized loss by length of time those securities have been continuously in an unrealized loss position (in thousands).

	2005		2004
	Estimated Fair Value	Gross Unrealized Loss	Estimated Fair Value	Gross Unrealized Loss
Fixed maturity securities:
0–6 months	$46,777	$1,057	$16,275	$150
7–12 months	22,490	642	12,655	140
13–24 months	15,482	524	28,077	362
Greater than 24 months	17,772	625	—	—

Total fixed maturity securities	102,521	2,848	57,007	652

Equity securities:
0–6 months	677	29	223	40
7–12 months	664	21	128	10
13–24 months	5	1	—	—
Greater than 24 months	—	—	17	1

Total equity securities	1,346	51	368	51

Total fixed maturity and equity securities	$103,867	$2,899	$57,375	$703

Gross realized gains and losses on fixed maturity and equity securities were as follows (in thousands):

	2005	2004	2003
Realized gains (losses):
Fixed maturities:
Gross realized gains	$27	$32	$167
Gross realized losses	—	—	(40)

Net realized gains (losses)	27	32	127

Equities:
Gross realized gains	586	585	177
Gross realized losses	(61)	(9)	(119)

Net realized gains (losses)	525	576	58

Total net realized gains	$552	$608	$185

AMERICAN PHYSICIANS INSURANCE EXCHANGE

NOTES TO FINANCIAL STATEMENTS—(Continued)

AS OF DECEMBER 31, 2005 AND 2004, AND FOR THE YEARS ENDED DECEMBER 31, 2005, 2004, AND 2003

The major categories of the Exchange’s net investment income are summarized at December 31, 2005, 2004, and 2003, as follows (in thousands):

	2005	2004	2003
Investment income:
Fixed Maturities	$4,785	$3,495	$2,368
Equity securities	44	47	33
Short-term investments and other	143	96	141
Finance charges on premiums receivable	589	668	710
Structured annuity	90	84	79

Total investment income	5,651	4,390	3,331

Investment expense	(520)	(301)	(212)

Net investment income	$5,131	$4,089	$3,119

At December 31, 2005 and 2004, investments with a fair market value of $1,048,700, and $1,050,500, respectively, were on deposit with state insurance departments to satisfy regulatory requirements.

4. OTHER COMPREHENSIVE INCOME

Accumulated other comprehensive income (loss) shown in the statement of members’ equity is comprised of net unrealized gains (losses) on securities available for sale, net of taxes. The components of “other comprehensive income (loss)” at December 31, 2005, 2004, and 2003, (in thousands) are as follows:

	2005	2004	2003
Unrealized holdings gains (losses) before taxes	$(2,117)	$684	$273
Tax (expense) benefit	719	(232)	(93)

Net gain (loss) after tax	(1,398)	452	180

Less reclassification adjustments for gains (losses) included in net income	442	409	214
Tax (expense) benefit thereon	(151)	(139)	(73)

Other comprehensive income (loss)—net of tax	$(1,689)	$182	$39

5. UNPAID LOSSES AND LOSS ADJUSTMENT EXPENSE RESERVES

The reserve for unpaid losses and loss adjustment expenses represent the estimated liability for unpaid claims reported to the Exchange, plus claims incurred but not reported (“IBNR”) and the related estimated loss adjustment expenses. The reserve for losses and loss adjustment expenses is determined based on the Exchange’s actual experience and available industry data.

The Exchange writes medical malpractice policies which have a lengthy period for reporting a claim (tail coverage) and a long process of litigating a claim through the courts and whose risk factors expose its reserves for loss and loss adjustment expenses to significant variability. These conditions subject the Exchange’s open reported claims and incurred but not reported claims to increases due to inflation, changes in legal proceedings, and changes in the law. While the anticipated effects of inflation is implicitly considered when estimating

AMERICAN PHYSICIANS INSURANCE EXCHANGE

NOTES TO FINANCIAL STATEMENTS—(Continued)

AS OF DECEMBER 31, 2005 AND 2004, AND FOR THE YEARS ENDED DECEMBER 31, 2005, 2004, AND 2003

reserves for loss and loss adjustment expenses, the increase in average severity of claims is caused by a number of factors. Future average severities are projected based on historical trends adjusted for changes in underwriting standards, policy provisions, and general economic trends. Those anticipated trends are monitored based on actual experience and are modified as necessary to reflect any changes in the development of ultimate losses and loss adjustment expenses to the Exchange. These specific risks, combined with the variability that is inherent in any reserve estimate, could result in significant adverse deviation from the Exchange’s carried net reserve amounts. Settlement of the Exchange’s claims is subject to considerable uncertainty. Actual developments will likely vary, perhaps significantly, from the current estimated amounts reflected in the accompanying financial statements. The Exchange’s management estimated the reserves for loss and loss adjustment expenses with the assistance of its independent actuaries. Management believes the reserves for loss and loss adjustment expenses are reasonably stated for all obligations of the Exchange as of December 31, 2005 and 2004.

Activity in the reserves for losses and loss adjustment expenses for the years ended December 31, 2005, 2004, and 2003, are summarized as follows (in thousands):

	2005	2004	2003
Reserve for loss and loss adjustment expenses—January 1	$69,445	$63,713	$54,187
Less reinsurance recoverable on paid losses and unpaid losses	11,203	14,980	17,924

Net balance—January 1	58,242	48,733	36,263

Incurred—net of reinsurance—related to:
Current years	28,261	29,305	33,650
Prior years	15,715	19,350	10,896

Net incurred	43,976	48,655	44,546

Paid—net of reinsurance—related to:
Current years	4,062	4,181	5,371
Prior years	30,634	34,965	26,705

Net paid	34,696	39,146	32,076

Net balance—December 31	67,522	58,242	48,733
Plus reinsurance recoverable on paid losses and unpaid losses	27,850	11,203	14,980

Reserve for loss and loss adjustment expenses—December 31	$95,372	$69,445	$63,713

The estimates used in establishing these reserves are continually reviewed and updated and any resulting adjustments are reflected in current operations. Due to the nature of insurance risks written, including the impact of changes in claims severity, frequency, and other factors, the reserves established for losses and loss adjustment expenses may be more or less than the amount ultimately paid upon settlement of the claims.

During 2004, after careful evaluation of open claims and trend assumptions, the Exchange determined that the length of time needed to litigate 2003 pre-tort reform claims would continue to increase due to the potential financial impact of these claims in relation to post-tort reform claims. As a result, the Exchange increased the estimate for ultimate losses and loss adjustment expenses for claims incurred in 2003 and prior years by $19,350,000. During 2005, the Exchange continued to review the impact of tort reform and while current accident year reported claims were substantially lower, loss costs and legal expenses on prior-year claims continued to trend significantly higher. The Exchange determined that the effect of tort reform not only increased

AMERICAN PHYSICIANS INSURANCE EXCHANGE

NOTES TO FINANCIAL STATEMENTS—(Continued)

AS OF DECEMBER 31, 2005 AND 2004, AND FOR THE YEARS ENDED DECEMBER 31, 2005, 2004, AND 2003

the number of claims reported in 2003, but also increased the cost of litigating remaining open cases for other open prior accident years as well. As a result, during 2005, the Exchange continued to increase incurred loss and loss adjustment expense reserves related to prior accident years by $15,715,000. The net incurred increase in claim estimates related to prior years did not result in any direct accrual of additional premiums nor did it result in any additional ceded premiums during 2005 and 2004.

For the 2003 year, the Exchange increased incurred loss and loss adjustment expenses by $10,896,000 for prior-year development as a result of unfavorable trends in the underlying claims data including a slowdown in the overall closure rate of pending claims, and an increase in the severity of indemnity paid during 2003 relating to prior periods. Tort reform increased the number of claims reported during 2003 as many cases were filed to beat the filing deadline and made existing claims for prior years more difficult to settle due to the time devoted to the number of new filings. As a result, reserves for prior-year open accident years were increased to appropriately reflect the frequency and potential severity of claims filed prior to the passage of tort reform.

6. DEFERRED POLICY ACQUISITION COSTS

Underwriting and insurance costs directly related to the production of new and renewal premiums are considered as acquisition costs and are capitalized and amortized to expense over the period in which the related premiums are earned.

A summary of deferred acquisition costs deferred and amortized for the years ended December 31, 2005, 2004, and 2003, is as follows (in thousands):

	2005	2004	2003
Balance—beginning of year	$2,410	$1,729	$1,623
Costs deferred	5,362	5,447	3,832
Costs amortized	(5,266)	(4,766)	(3,726)

Balance—end of year	$2,506	$2,410	$1,729

7. REINSURANCE AGREEMENTS

Reinsurance Ceded—Certain premiums and benefits are ceded to other insurance companies under various reinsurance agreements. These reinsurance agreements provide the Exchange with increased capacity to write additional risk and the ability to write specific risk within its capital resources and underwriting guidelines. The Exchange enters into reinsurance contracts, which provide coverage for losses in excess of the Exchange’s retention of $250,000 on individual claims and beginning in 2002, $350,000 on multiple insured claims related to a single occurrence. The reinsurance contracts for 2002 through 2005 contain variable premium ceding rates based on loss experience. The actual percentage rate charged under these contracts will depend upon the development of ultimate losses ceded to the reinsurers under their retrospective treaties. Estimates of ultimate reinsurance ceded premium amounts compared to the amounts paid on a provisional basis, give rise to an asset or liability on the balance sheet. As a result, at December 31, 2005, the Exchange had an asset of $6,802,300 and a liability of $1,521,200. As of December 31, 2004, the Exchange recorded an asset of $4,959,400 and a liability of $64,600.

The Exchange has also entered into reinsurance agreements relating to its non-standard policies, legal defense endorsements, and certain dental policies. Reinsurance premiums ceded under these reinsurance agreements are $1,144,200, $798,000, and $319,800 for the years ended December 31, 2005, 2004, and 2003, respectively. Losses incurred were $445,909, $253,093, and $152,142 for 2005, 2004, and 2003, respectively.

AMERICAN PHYSICIANS INSURANCE EXCHANGE

NOTES TO FINANCIAL STATEMENTS—(Continued)

AS OF DECEMBER 31, 2005 AND 2004, AND FOR THE YEARS ENDED DECEMBER 31, 2005, 2004, AND 2003

Unsecured reinsurance recoverables at December 31, 2005, that exceeded 10% of total reinsurance on paid and unpaid loss and loss adjustment expenses are summarized as follows (in thousands):

Company Name	2005
Transatlantic Reinsurance	$3,872
Swiss Reinsurance	16,791

The Exchange requires letters of credit from any reinsurance company that does not meet certain regulatory requirements, and/or credit ratings. As of December 31, 2005, all of the Exchange’s reinsurance contracts were with companies in strong financial condition, and Management felt there was not any need to establish an allowance for doubtful reinsurance recoverable.

Total losses and loss adjustment expenses incurred by the Exchange under reinsurance agreements was $20,723,000, $(1,669,000), and $1,000,000 for the years ended December 31, 2005, 2004, and 2003 respectively.

The effect of reinsurance on premiums written and earned is as follows (in thousands):

	2005		2004		2003
	Written	Earned	Written	Earned	Written	Earned
Direct premium and maintenance fees including converted surplus deposits	$79,301	$76,948	$84,571	$77,027	$67,682	$59,885
Assumed	—	—	—	—	3,311	3,311
Ceded	(12,885)	(12,765)	(12,878)	(12,411)	(10,352)	(10,352)

Net premiums	$66,416	$64,183	$71,693	$64,616	$60,641	$52,844

Reinsurance Assumed—The Exchange had assumed reinsurance liabilities on medical professional liability policies written by other insurance companies in the state of Texas. In the course of assuming this business, the Exchange has established letters of credit for the benefit of those ceding companies in the amount of $3.0 million and pledged assets in the amount of $3.2 million to secure those letters of credit as of December 31, 2005. Losses and loss adjustment expenses assumed were $1,262,700, $6,259,900, and $2,576,500 for 2005, 2004, and 2003, respectively. Reserves for losses and loss adjustment expenses assumed were $2,228,900 and $5,409,100 at December 31, 2005 and 2004, respectively.

8. REFUNDABLE SUBSCRIBER DEPOSITS

From inception of the Exchange through March 1992, as periodically determined and approved by the Exchange’s Board of Directors, eligible physicians desiring to purchase insurance through the Exchange were required to make a refundable subscriber deposit. For refundable deposits made to the Exchange prior to January 1, 1987, interest was accrued on the outstanding balance. Effective January 1, 1989, accrual of interest on refundable deposits was suspended by the Exchange’s Board of Directors. Refundable deposits made subsequent to January 1, 1987, were noninterest bearing. As of December 31, 2005 and 2004, the Exchange had surplus deposits of $10,567,520 and $11,001,133, respectively, which included accrued interest of $45,600 and $45,900, respectively. These deposits are included in the accompanying financial statements as a liability in accordance with SFAS No. 150.

The Exchange requested authorization from the Texas Department of Insurance (“TDI”) to refund Subscriber Deposits for individuals who are no longer active policyholders. TDI has authorized partial pro-rata

AMERICAN PHYSICIANS INSURANCE EXCHANGE

NOTES TO FINANCIAL STATEMENTS—(Continued)

AS OF DECEMBER 31, 2005 AND 2004, AND FOR THE YEARS ENDED DECEMBER 31, 2005, 2004, AND 2003

distributions of subscriber deposits to former subscribers and the Exchange’s Board of Directors elected to authorize maximum refunds of $200,000 and $250,000 for 2005 and 2004, respectively. The Board of Directors may elect to continue to refund up to $200,000 per year in the future contingent on specific TDI requirements. The TDI has authorized the Exchange to return full subscriber deposits to active policyholders upon death, disability, or retirement. Total refunds made in 2005, 2004, and 2003 were $324,900, $245,100, and $53,800, respectively.

Beginning in 1991, physicians who were previously members of the Exchange and subsequently return are allowed to apply their current refundable deposits against current premiums and to satisfy any current and future subscriber deposit requirements. The Exchange continues to allow existing subscribers to convert their refundable deposits in this manner. The amounts of such conversions were $108,800, $215,100, and $62,700 during 2005, 2004, and 2003, respectively.

9. MANAGEMENT AGREEMENTS

FMI serves as the attorney-in-fact for the Exchange. In accordance with the terms of a management agreement, FMI performs the administrative functions related to the operations of the Exchange. FMI receives a management fee from the Exchange for providing these services. The management fee, which is calculated as a percentage of the direct gross earned premiums and statutory net income including contingent management fees of the Exchange, were $11,038,400, $10,608,800, and $7,275,800 in 2005, 2004, and 2003, respectively. Contingent management fees are based upon the financial performance of the Exchange. The Exchange recorded amounts payable to affiliates of $2,723,200 and $1,667,200 as of December 31, 2005 and 2004, respectively, and are included in other liabilities in the balance sheets. Management fees were allocated as follows in the accompanying statements (in thousands):

Allocation of Management Fees	2005	2004	2003
Loss and loss adjustment expense	$4,592	$5,029	$3,354
Underwriting expenses	4,063	3,973	2,774
General and administrative expenses	1,978	1,442	1,029
Investment expenses	405	165	119

Total management fees	$11,038	$10,609	$7,276

10. TRANSACTIONS WITH AFFILIATES AND RELATED PARTIES

The Exchange’s management contract with its attorney-in-fact, FMI, is treated as an affiliated transaction. However, there is no ownership between the two entities. They have separate boards of directors and their duties to each other are based on the management contract. Transactions with parties related to FMI are also treated as affiliated transactions. American Physicians Insurance Agency, Inc. (“APIA”), and APS Financial Corporation (“APS”) are considered affiliates of FMI through common ownership.

In addition to the management fees paid to FMI described in Note 9, the Exchange received reimbursement of commission expenses from FMI in the amount of $375,000 in 2005, 2004, and 2003, respectively.

APS manages the bond portfolio within the investment guidelines established by the Board of Directors, provides advisory services on key investment decisions and manages investment accounting services for the Exchange. The Exchange pays APS standard markup fees on trades of bonds. Fees paid to APS for services were $654,900, $656,500, and $776,620 for 2005, 2004, and 2003, respectively.

AMERICAN PHYSICIANS INSURANCE EXCHANGE

NOTES TO FINANCIAL STATEMENTS—(Continued)

AS OF DECEMBER 31, 2005 AND 2004, AND FOR THE YEARS ENDED DECEMBER 31, 2005, 2004, AND 2003

11. INCOME TAXES

The components of the income tax expense (benefit) reported in the statements of operations at December 31, 2005, 2004, and 2003, are summarized as follows (in thousands):

	2005	2004	2003
Current	$4,309	$3,624	$1,765
Deferred	(121)	(203)	(554)

Total taxes incurred	$4,188	$3,421	$1,211

The income tax expense (benefit) and the deferred income tax expense (benefit) incurred for the years ended December 31, 2005, 2004, and 2003 differs from the amount computed by applying the federal statutory rate of 34% to income before income tax as follows (in thousands):

	2005	2004	2003
Computed expected expense	$4,495	$3,141	$647
Dividends received deduction	(13)	(14)	(10)
Adjustments to prior years’ taxes	(55)	—	—
Section 835 election expense (recovery)	(248)	248	580
Other income tax adjustments	9	46	(6)

Total income tax expense	$4,188	$3,421	$1,211

The Exchange filed its 2005 tax return with an 835 election which allowed it to consolidate its tax return with its attorney-in fact management company (“FMI”). This election had an unfavorable impact in 2003 on the Exchange’s income. The Exchange petitioned the Internal Revenue Service to discontinue the 835 election and was granted permission to do so in 2005 and was effective for the 2004 and future tax years.

The main components of deferred tax assets and deferred tax liabilities at December 31, 2005 and 2004, are as follows (in thousands):

	2005	2004
Deferred tax assets:
Reserve for losses and loss adjustment expenses	$1,486	$1,368
Unearned premiums and maintenance fees	2,337	2,244
Net unrealized losses on investments	695	—

Total deferred tax assets	4,518	3,612

Deferred tax liabilities:
Net unrealized gains on investments	—	175
Bond discount accumulated	50	23
Structured annuity contract	395	365
Deferred acquisition costs	852	819

Total deferred tax liabilities	1,297	1,382

Net deferred tax asset	$3,221	$2,230

AMERICAN PHYSICIANS INSURANCE EXCHANGE

NOTES TO FINANCIAL STATEMENTS—(Continued)

AS OF DECEMBER 31, 2005 AND 2004, AND FOR THE YEARS ENDED DECEMBER 31, 2005, 2004, AND 2003

At December 31, 2005, the Exchange did not have any unused operating loss carryforward to offset future taxable income. The Exchange has recorded income tax expense that will be available for recovery in the event of future net losses. The amount of federal income taxes incurred in the current and prior years that will be available for recovery in the event of future net losses is $4,611,800, $3,327,800, and $1,760,000 from 2005, 2004, and 2003, respectively.

The Exchange is required to establish a valuation allowance for any portion of the deferred tax asset that management believes will not be realized. In the opinion of management, it is more likely than not that the Exchange will have sufficient taxable income or carry-back potential plus feasible tax strategies to realize the net deferred tax asset and, therefore, no such valuation allowance has been established.

12. CONTINGENCIES

Various lawsuits against the Exchange have arisen in the normal course of the Exchange’s business. It is management’s opinion that liabilities, if any, arising from these claims will not have a significant adverse effect on the financial position, results of operations or cash flows of the Exchange.

13. FAIR VALUE DISCLOSURES

The Exchange’s financial instruments consist of cash, short-term investments, fixed maturities, equity securities, and a structured annuity which is described on the balance sheet as “other invested assets”. The carrying amount for cash, short-term investments, fixed maturity securities, and equity securities approximate their fair value. The fair value of investments in fixed maturities and equity investments are estimated based on bid prices published in financial newspapers or bid quotations received from security dealers. The fair value of the structured annuity is based upon the present value of the future payments discounted at current market rates for annuities.

(in thousands)	2005		2004
	Carrying Value	Fair Value	Carrying Value	Fair Value
Fixed maturities securities	$106,118	106,118	$91,854	91,854
Equity securities	5,153	5,153	3,363	3,363
Structured annuity (other invested assets)	1,163	1,694	1,072	1,626
Refundable subscriber deposits	10,568	10,568	11,001	11,001

14. SUBSEQUENT EVENTS

Effective June 1 2006, the Board of Directors of the Exchange adopted a plan of conversion and a plan of merger with FMI’s parent company, American Physicians Service Group, Inc. (“APSG”), a publicly traded company on the National Association of Securities Dealer and Automated Quotation System (“NASDAQ”) under the NASDAQ symbol AMPH. These plans of conversion and merger are subject to the approval by the Exchange’s policyholders, APSG’s shareholders, and the Texas Department of Insurance. It is anticipated with these approvals, that the merger with APSG will be completed by December 31, 2006.

LIST OF ANNEXES

(Annexes previously filed as Annexes to the Registration Statement on Form S-4, Registration No. 333-137012, filed with the SEC on January 26, 2007.)

Annex A	Merger Agreement and Plan of Merger, as amended

Annex B	Plan of Conversion, as amended

Annex C	Tax Opinion

Annex D	Opinion of APIE’s Financial Advisor

Annex E	Advisory Services Agreement

Annex F	Amendment to APSG 2005 Incentive and Non-Qualified Stock Option Plan

Annex

PART II.

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

Article 2.02-1 of the Texas Business Corporation Act, or the TBCA, provides that a Texas corporation shall have the power to indemnify anyone who was, is, or may become a defendant or respondent to any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative, or investigative, or any appeal in such an action, suit or proceeding, and any inquiry or investigation that could lead to such an action, suit, or proceeding, because such person is or was a director of the corporation, provided that (i) such person conducted himself in good faith, (ii) such person reasonably believed (A) that in the case of conduct in his official capacity as a director of the corporation that his conduct was in the corporation’s best interests and (B) in all other cases, that his conduct was at least not opposed to the corporation’s best interests, and (iii) in the case of a criminal proceeding, such person has no reasonable cause to believe his conduct was unlawful. The termination of a proceeding by judgment, order, settlement, or conviction, or on a plea of nolo contendere or its equivalent, is not of itself determinative that a director is not eligible for indemnification by a corporation. Instead, a person shall be deemed to be liable in respect of any claim, issue or matter only after a court of competent jurisdiction adjudges the person liable and the person has exhausted all available appeals. APSG may not indemnify a director as described above for obligations resulting from a proceeding (i) in which such person is liable on the basis that he improperly received personal benefit, whether or not the benefit resulted from an action taken in his official capacity, or (ii) in which such person is found liable to the corporation (except that in such cases APSG may indemnify such director against reasonable expenses the director actually incurs in connection with the proceeding unless the director’s misconduct was willful, in which case APSG may not pay such indemnification).

A corporation may provide indemnification as described above only if a determination of indemnification is made: (i) by a majority vote of a quorum of directors who the proceeding does not name as defendants or respondents at the time of voting, regardless of whether the directors not named defendants or respondents constitute a quorum; (ii) by a majority vote of a committee of the board of directors, if (A) the committee is designated by a majority vote of the directors who at the time of the vote are not named defendants or respondents in the proceeding, regardless of whether the directors not named defendants or respondents constitute a quorum, and (B) the committee consists solely of one or more of the directors not named as defendants or respondents in the proceeding; (iii) by special legal counsel selected by the board of directors or a committee of the board by vote as set forth in (i) and (ii); or (iv) by the shareholders in a vote that excludes the shares held by the directors who are named defendants or respondents in the proceeding. A court may order indemnification even though APSG does not meet certain of these conditions, if the court deems indemnification proper and equitable; provided, however, that if the court determines that the indemnified person is liable to the corporation or that he improperly received a personal benefit, the court-ordered indemnification cannot exceed the reasonable expenses that the indemnified party actually incurred in connection with the proceeding.

A person may be indemnified by a corporation as previously described against judgments, penalties (including excise and similar taxes), fines, settlements, and reasonable expenses actually incurred by the person in connection with the proceeding, provided, that if such a person is found liable to the corporation or is liable on the basis that he or she improperly received a personal benefit, the indemnification shall be limited to reasonable expenses actually incurred by the person in connection with the proceeding and shall not be available in respect of any proceeding in which the person shall have been found liable for willful or intentional misconduct in the performance of his duty to the corporation.

A corporation shall indemnify a director against reasonable expenses incurred by him in connection with the proceeding in which he is a named defendant or respondent because he is or was a director if he has been wholly successful, on the merits or otherwise, in the defense of the proceeding. In addition, if a director sues a corporation to recover indemnification in such a case, the court, upon ordering the corporation to pay indemnification, shall also award the director his expenses incurred in securing the indemnification. A corporation may pay, or reimburse a director for, the director’s reasonable expenses incurred because he or she was, is, or may become a defendant correspondent in a proceeding, in advance of any final disposition of the proceeding and without any determination that the director is entitled to such payment or reimbursement under the above-described standards after the corporation receives a written affirmation by the director of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification under Article 2.02-1 of the TBCA and a written undertaking by or on behalf of the director (which must be an unlimited general obligation but that need not be secured, and that may be accepted without reference to the director’s financial ability to pay) to repay the amount paid or reimbursed if it is ultimately determined that the director has not met that standard or if it is ultimately determined that indemnification of the director against expenses incurred by such director in connection with that proceeding is prohibited under the standards enumerated above. Notwithstanding the above, a corporation may pay or reimburse a director for expenses incurred in connection with the director’s appearance as a witness or other participation in a proceeding at a time when the director is not a named defendant or respondent in the proceeding.

Article 2.02-1 of the TBCA permits the purchase and maintenance of insurance or another arrangement on behalf of directors, officers, employees and agents of the corporation against any liability asserted against or incurred by them in any such capacity or arising out of the person’s status as such, whether or not the corporation itself would have the power to indemnify any such officer or director against such liability; provided, that if the insurance or other arrangement is with a person or entity that is not regularly engaged in the business of providing insurance coverage, the insurance or arrangement may provide for payment of a liability with respect to which the corporation would not have the power to indemnify the person only if the shareholders of the corporation have approved including coverage for the additional liability.

Any indemnification of, or advance of expenses to, a director must be reported in writing to shareholders with or before the notice or waiver of notice of the next shareholders’ meeting or before the next submission to shareholders of a consent to action without a meeting, and, in any case, within the 12-month period immediately following such indemnification or advance.

A corporation shall indemnify officers and others who are not officers, employees, or agents of the corporation, but who are serving at the corporation’s request as a director, officer, partner, venturer, proprietor, trustee, employee, agent, or similar functionary for another entity, to the same extent that the corporation indemnifies directors. A corporation may indemnify and advance expenses to such officers and other persons to the same extent that it may indemnify, or advance expenses to, directors.

Article IX of APSG’s restated articles of incorporation provides that, to the extent permitted by applicable law and by resolution or other proper action of the board of directors of APSG, APSG will indemnify its present and former directors and officers, its employees and agents and any other person serving at the request of APSG as a director, trustee, officer, employee or agent of another corporation, partnership, joint venture, association, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any threatened, pending or completed action, suit or proceeding to which any such person is, or is threatened to be made, a party and which may arise by reason of the fact he is or was a person occupying any such office or position. In addition, APSG currently maintains directors and officers’ liability insurance.

Article XVI of APSG’s restated articles of incorporation provides that APSG directors shall not be liable to APSG or its shareholders for monetary damages for an act or omission in the director’s capacity as a director except for liability based upon (i) a breach of duty of loyalty to APSG or its shareholders, (ii) an act or omission not in good faith or that involves intentional misconduct or a knowing violation of law, (iii) a transaction from which a director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director’s office, or (iv) an act related to an unlawful stock repurchase or payment of a dividend.

In addition to the indemnifications provided by APSG’s restated articles of incorporation, APSG has entered into indemnity agreements with its officers and directors. The agreements generally provide that, to the extent permitted by law, APSG must indemnify each person for judgments, expenses, fines, penalties and amounts paid in settlement of claims that result from the fact that they were was an officer, director or employee of APSG.

The Texas Insurance Code does not contain express provisions providing indemnity to directors, officers or controlling persons of a Texas stock insurance company. However, Section 8.2 of the articles of incorporation of APIC, which have been submitted for approval by the Texas Commissioner of Insurance in the plan of conversion, contain provisions that would allow indemnification of persons who are a party to, testify or otherwise participate in, any pending or threatened proceeding because such person is or was a director of APIC or, while a director of APIC, is or was serving at the request of APIC in a representative capacity for another organization. Such indemnification is provided to the fullest extent authorized or permitted by applicable law and includes the right to be reimbursed by APIC for the reasonable expenses incurred in defending or otherwise participating in any such proceeding in advance of its final disposition. In addition, APIE currently maintains directors’ and officers’ liability insurance which will continue to provide coverage for APIC after the conversion.

Furthermore, Section 8.1 of the articles of incorporation of APIC provides that current and former directors of APIC will have no personal liability to APIC or any of its shareholders for monetary damages for any act or omission in such person’s capacity as a director of APIC except to the extent such limitation or elimination of liability is not permitted by applicable law.

The preceding discussion of APSG indemnification agreements, APSG’s restated articles of incorporation, APIC’s articles of incorporation and Section 2.02-1 of the Texas Business Corporation Act is not intended to be exhaustive and is qualified in its entirety by the indemnity agreements, restated articles of incorporation and Section 2.02-1 of the Texas Business Corporation Act.

Item 21. Exhibits and Financial Statement Schedules

(a) Exhibits. A list of exhibits filed with this registration statement is contained in the index to exhibits which is incorporated by reference.

(b) Financial Statement Schedules. No separate financial statement schedules are filed because the required information is not applicable or is included in the consolidated financial statements or related notes included herein.

(c) Item 4(b) Information. Incorporated as Annex C to the joint proxy statement-prospectus, which constitutes a part of this registration statement.

Item 22. Undertakings.

Each undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales of its securities are being made, a post-effective amendment to this registration statement to:

(i) Include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) Reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) Include any additional or changed material information on the plan of distribution;

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities that remain unsold at the end of the offering.

(4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

(6) That every prospectus: (i) that is filed pursuant to paragraph 5 immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offering therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7) If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) of the Securities Act of 1933, as amended, as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(8) To respond to requests for information that are incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in the documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(9) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

(10) To file, promptly upon conversion of American Physicians Insurance Exchange into APIC, a post-effective amendment to this registration statement whereby APIC adopts this registration statement.

(11) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The registrant undertakes that in a primary offering of securities of the registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the registrant or used or referred to by the registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the registrant or its securities provided by or on behalf of the registrant; and

(iv) Any other communication that is an offer in the offering made by the registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrants pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by a registrant of expenses incurred or paid by a director, officer or controlling person of such registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, such registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, APSG has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Austin, Texas, on this 2nd day of April, 2007.

AMERICAN PHYSICIANS SERVICE GROUP, INC.

By:	/s/ KENNETH S. SHIFRIN
Chief Executive Officer (Principal Executive Officer)

Pursuant to the requirements of the Securities Act, this registration statement and Power of Attorney have been signed by the following persons in the capacity and on the dates indicated.

Signature	Title(s)	Date

/s/ KENNETH S. SHIFRIN Kenneth S. Shifrin	Chairman of the Board and Chief Executive Officer (Principal Executive Officer), APSG	April 2, 2007

/s/ W. H. HAYES W. H. Hayes	Senior Vice President—Finance, Secretary and Chief Financial Officer (Principal Financial Officer) , APSG	April 2, 2007

/s/ THOMAS R. SOLIMINE Thomas R. Solimine	Controller (Principal Accounting Officer), APSG	April 2, 2007

/s/ JACKIE MAJORS Jackie Majors	Director, APSG	April 2, 2007

/s/ LEW N. LITTLE, JR. Lew N. Little, Jr.	Director, APSG	April 2, 2007

/s/ WILLIAM A. SEARLES William A. Searles	Director, APSG	April 2, 2007

/s/ CHERYL WILLIAMS Cheryl Williams	Director, APSG	April 2, 2007

S-1

SIGNATURES

Pursuant to the requirements of the Securities Act, APIC has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Austin, Texas, on this 2nd day of April, 2007.

AMERICAN PHYSICIANS INSURANCE COMPANY

By:	/S/ NORRIS C. KNIGHT, JR. M.D.
Chairman of the Board (Principal Executive Officer)

Pursuant to the requirements of the Securities Act, this registration statement and Power of Attorney have been signed by the following persons in the capacity and on the dates indicated.

Signature	Title(s)	Date

/S/ SAMUEL R. GRANETT Samuel R. Granett	Director, APIC	April 2, 2007

/S/ NORRIS C. KNIGHT, JR., M.D. Norris C. Knight, Jr., M.D.	Director, APIC	April 2, 2007

/S/ MAURY L. MAGIDS Maury L. Magids	Director, President and Chief Operating Officer, APIC	April 2, 2007

/S/ WILLIAM J. PECHE, M.D. William J. Peche, M.D.	Director, APIC	April 2, 2007

/S/ LAWRENCE S. PIERCE, M.D. Lawrence S. Pierce, M.D.	Director, APIC	April 2, 2007

/S/ KENNETH S. SHIFRIN Kenneth S. Shifrin	Director, APIC	April 2, 2007

/S/ RICHARD S. SHOBERG, JR., M.D. Richard S. Shoberg, Jr., M.D.	Director, APIC	April 2, 2007

/S/ MARC J. ZIMMERMANN Marc J. Zimmermann	Director, Senior Vice President, Secretary and Chief Financial Officer (Principal Financial Officer), APIC	April 2, 2007

S-2

EXHIBIT INDEX

Exhibit Number	Description
2.1	Merger Agreement and Plan of Merger, dated June 5, 2006, among American Physicians Service Group, Inc., APSG ACQCO, Inc., and American Physicians Insurance Exchange, as amended (13).

2.2	Plan of Conversion of American Physicians Insurance Exchange, dated June 1, 2006, as amended (13).

3.1	Restated Articles of Incorporation of American Physicians Service Group, Inc. (3)

3.2	Amended and Restated Bylaws of American Physicians Service Group, Inc. (3)

3.3	Bylaws of American Physicians Insurance Exchange. (13)

4.1	Specimen of Common Stock Certificate of American Physicians Service Group, Inc. (1)

4.2	Rights Agreement, dated as of August 15, 1999, between American Physicians Service Group, Inc. and American Stock Transfer & Trust Company, which includes the form of Statement of Resolutions setting forth the terms of the Junior Participating Preferred Stock, Series A, the form of Rights Certificate as Exhibit B and the Summary of Rights to Purchase Preferred Shares as Exhibit C. (7)

5.1	Opinion of Akin Gump Strauss Hauer & Feld LLP regarding legality of securities being registered. (13)

5.2	Opinion of Graves Dougherty Hearon & Moody, P.C. regarding legality of securities being registered. (13)

8.1	Opinion of Deloitte Tax LLP regarding certain federal income tax matters (13).

*10.1	1995 Incentive and Non-Qualified Stock Option Plan of American Physicians Service Group, Inc. (4)

*10.2	Form of Stock Option Agreement (ISO). (4)

*10.3	Form of Stock Option Agreement (Non-Qualified). (4)

10.4	Management Agreement of Attorney-in-Fact, dated August 13, 1975, between FMI and American Physicians Insurance Exchange. (1)

*10.5	Profit Sharing Plan and Trust, effective December 1, 1984, of American Physicians Service Group, Inc. (2)

*10.6	First Amendment to 1995 Incentive and Non-Qualified Stock Option Plan of American Physicians Service Group, Inc. Dated December 10, 1997. (5)

*10.7	First Amendment to 1995 Non-Employee Director Stock Option Plan of American Physicians Service Group, Inc. Dated December 10, 1997. (5)

*10.8	2005 Incentive and Non-Qualified Stock Option Plan. (12)

*10.9	Deferred Compensation Master Plan. (12)

*10.10	Contribution and Stock Purchase Agreement dated January 1, 1998 between American Physicians Service Group, Inc., Additional Purchasers, Barton Acquisition, Inc., Barton House, Ltd., Barton House at Oakwell Farms, Ltd., Uncommon Care, Inc., George R. Bouchard, John Trevey and Uncommon Partners, Ltd. (6)

*10.11	Loan Agreement dated January 1, 1998 between American Physicians Service Group, Inc. and Barton Acquisition, Inc. (6)

10.12	Promissory Note (Line of Credit) dated January 1, 1998 between American Physicians Service Group, Inc. and Barton Acquisition, Inc. in the amount of $2,400,000. (6)

Exhibits-1

Exhibit Number	Description

10.13	Security Agreement dated January 1, 1998 between American Physicians Service Group, Inc. and Barton Acquisition, Inc. (6)

10.14	Participation Agreement dated March 16, 1998 between American Physicians Service Group, Inc. and Additional Purchasers referred to as Participants. (6)

10.15	Convertible Promissory Note dated April 27, 1999 between American Physicians Service Group, Inc. and Uncommon Care, Inc. (8)

10.16	Replacement Convertible Promissory Note dated September 30, 1999 between American Physicians Service Group, Inc. and Uncommon Care, Inc. (8)

10.17	Liquidity Promissory Note dated September 30, 1999 between American Physicians Service Group, Inc. and Uncommon Care, Inc. (8)

10.18	Replacement Liquidity Note dated October 15, 1999 between American Physicians Service Group, Inc. and Uncommon Care, Inc. (8)

10.19	$1.25 million Promissory Note dated June 1, 2000 between American Physicians Service Group, Inc. and Uncommon Care, Inc. (9)

10.20	$1.20 million Promissory Note dated June 1, 2000 between American Physicians Service Group, Inc. and Uncommon Care, Inc. (9)

10.21	Agreement dated November 22, 2002 transferring and assigning all capital stock of Eco-Systems from American Physicians Service Group, Inc. to the purchaser. (10)

*10.22	Amended 1995 Incentive and Non-Qualified Stock Option Plan. (10)

10.23	Executive Employment Agreement between American Physicians Service Group, Inc. and Kenneth S. Shifrin. (10)

*10.24	Consulting Agreement between American Physicians Service Group, Inc. and William A. Searles. (10)

*10.25	Executive Employment Agreement between American Physicians Service Group, Inc. and William H. Hayes. (10)

10.26	Stock Purchase Agreement dated October 31, 2003 between American Physicians Service Group, Inc. and FPIC Insurance Group, Inc. (10)

10.27	Revolving Promissory Note dated April 15, 2004 between American Physicians Service Group, Inc. and PlainsCapital Bank. (11)

10.28	Commercial Loan Agreement dated April 15, 2004 between American Physicians Service Group, Inc. and PlainsCapital Bank. (11)

10.29	Managing General Agency Agreement between American Physicians Insurance Agency, Inc. and American Physicians Insurance Exchange, effective as of May 29, 1996. (13)

10.30	Management Agreement of Attorney-in-Fact for American Physicians Insurance Exchange, effective as of October 1, 1975. (13)

21.1	List of subsidiaries of American Physicians Service Group, Inc. (13)

23.1	Independent Registered Public Accountants Consent of BDO Seidman, LLP. (14)

23.2	Independent Auditors Consent of Deloitte & Touche LLP. (14)

23.3	Consent of Akin Gump Strauss Hauer & Feld LLP (13).

Exhibits-2

Exhibit Number	Description

23.4	Consent of Deloitte Tax LLP (13).

23.5	Consent of Graves Dougherty Hearon & Moody, P.C. (13).

99.1	Form of Proxy Card to be used by APSG. (13)

99.2	Form of Proxy Card to be used by APIE. (13)

99.3	Consent of Raymond James and Associates. (13)

99.4	Consent of Norris C. Knight, Jr., M.D. (13)

99.5	Consent of William J. Peche, M.D. (13)

99.6	Consent of Dover Dixon Horne PLLC. (13)

(*)	Executive Compensation plans and arrangements.

(1)	Filed as an Exhibit to the Registration Statement on Form S-1, Registration No. 2-85321, of American Physicians Service Group, Inc., and incorporated herein by reference.

(2)	Filed as an Exhibit to the Annual Report on Form 10-K of American Physicians Service Group, Inc. for the year ended December 31, 1984 and incorporated herein by reference.

(3)	Filed as an Exhibit to the Annual Report on Form 10-K of American Physicians Service Group, Inc. for the year ended December 31, 1990 and incorporated herein by reference.

(4)	Filed as an Exhibit to the Annual Report on Form 10-K of American Physicians Service Group, Inc. for the year ended December 31, 1995 and incorporated herein by reference.

(5)	Filed as an Exhibit to the Annual Report on Form 10-K of American Physicians Service Group, Inc. for the year ended December 31, 1997 and incorporated herein by reference.

(6)	Filed as an Exhibit to the Annual Report on Form 10-K of American Physicians Service Group, Inc. for the year ended December 31, 1998 and incorporated herein by reference.

(7)	Filed as an Exhibit to the Current Report on Form 8-K of American Physicians Service Group, Inc. dated September 22, 1999 and incorporated herein by reference.

(8)	Filed as an Exhibit to the Annual Report on Form 10-K of American Physicians Service Group, Inc. for the year ended December 31, 1999 and incorporated herein by reference.

(9)	Filed as an Exhibit to the Annual Report on Form 10-K of American Physicians Service Group, Inc. for the year ended December 31, 2000 and incorporated herein by reference.

(10)	Filed as an Exhibit to the Annual Report on Form 10-K of American Physicians Service Group, Inc. for the year ended December 31, 2003 and incorporated herein by reference.

(11)	Filed as an Exhibit to the Annual Report on Form 10-K of American Physicians Service Group, Inc. for the year ended December 31, 2004.

(12)	Filed as an Exhibit to the Registration Statement on Form S-8 filed with the SEC on April 26, 2006.

(13)	Filed as an Exhibit to the Registration Statement on Form S-4, Registration No. 333-137012, filed with the SEC on January 26, 2007.

(14)	Filed herewith.

Exhibits-3